     As filed with the Securities and Exchange Commission on April 3, 2009

                                                            File No. 333-152905
                                                                      811-08914
================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM N-4

         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      Pre-Effective Amendment No. 1                         [X]
                       Post-Effective Amendment No.                         [_]

                                  and/or

     REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

                            Amendment No. 148                               [X]
                       (Check appropriate box or boxes.)

                               -----------------

                       PHL Variable Accumulation Account
                          (Exact Name of Registrant)

                               -----------------

                        PHL Variable Insurance Company
                              (Name of Depositor)

                               -----------------

              One American Row, Hartford, Connecticut 06102-5056
        (Address of Depositor's Principal Executive Offices) (Zip Code)

                                (800) 447-4312
              (Depositor's Telephone Number, including Area Code)

                               -----------------

                              John H. Beers, Esq.
                        PHL Variable Insurance Company
                               One American Row
                            Hartford, CT 06102-5056
                    (Name and Address of Agent for Service)

                               -----------------

Approximate Date of Proposed Public Offering:

   As soon as practicable after the effective date of the Registration Statement

Title of Securities Being Registered: Deferred variable annuity contracts

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

                    Phoenix Flexible Retirement Choice/SM/

                       PHL Variable Accumulation Account
          Issued by: PHL Variable Insurance Company ("PHL Variable")


 PROSPECTUS                                                     April 3, 2009

  This prospectus describes a variable and fixed accumulation deferred annuity contract with optional features offered to groups and individuals. The contract offers a variety of variable and fixed investment options. You may allocate premium payments and Contract Value to one or more of the investment options of the PHL Variable Accumulation Account ("Separate Account"), the Market Value Adjusted Guaranteed Interest Account ("MVA") and the Guaranteed Interest Account ("GIA"). The assets of each investment option will be used to purchase, at Net Asset Value, shares of a Series in the following designated funds.


 AIM Variable Insurance Funds - Series  .  Phoenix Growth and Income Series
 I Shares                               .  Phoenix Mid-Cap Growth Series
 .  AIM V.I. Capital Appreciation Fund  .  Phoenix Money Market Series
 AllianceBernstein Variable Products    .  Phoenix Multi-Sector Fixed Income
 Series Fund, Inc. - Class B               Series
 .  AllianceBernstein Balanced Wealth   .  Phoenix Multi-Sector Short Term
    Strategy Portfolio                     Bond Series
 .  AllianceBernstein Wealth            .  Phoenix Strategic Allocation Series
    Appreciation Strategy Portfolio     .  Phoenix-Aberdeen International
 DWS Investments VIT Funds - Class A       Series
 .  DWS Equity 500 Index VIP            .  Phoenix Small-Cap Growth Series
 .  DWS Small Cap Index VIP             .  Phoenix-Duff & Phelps Real Estate
 Federated Insurance Series                Securities Series
 .  Federated Fund for U.S. Government  .  Phoenix Dynamic Asset Allocation
    Securities II                          Series: Aggressive Growth
 .  Federated High Income Bond Fund II  .  Phoenix Dynamic Asset Allocation
    - Primary Shares                       Series: Growth
 Fidelity(R) Variable Insurance         .  Phoenix Dynamic Asset Allocation
 Products - Service Class                  Series: Moderate
 .  Fidelity VIP Contrafund(R)          .  Phoenix Dynamic Asset Allocation
    Portfolio                              Series: Moderate Growth
 .  Fidelity VIP Growth Opportunities   .  Phoenix-Sanford Bernstein Mid-Cap
    Portfolio                              Value Series
 .  Fidelity VIP Growth Portfolio       .  Phoenix-Sanford Bernstein
 .  Fidelity VIP Investment Grade Bond     Small-Cap Value Series
    Portfolio                           .  Phoenix-Van Kampen Comstock Series
 Franklin Templeton Variable Insurance  .  Phoenix-Van Kampen Equity 500
 Products Trust - Class 2                  Index Series
 .  Franklin Flex Cap Growth            PIMCO Variable Insurance Trust -
    Securities Fund                     Advisor Class
 .  Franklin Income Securities Fund     .  PIMCO VIT CommodityRealReturn(TM)
 .  Mutual Shares Securities Fund          Strategy Portfolio
 .  Templeton Developing Markets        .  PIMCO VIT Real Return Portfolio
    Securities Fund                     .  PIMCO VIT Total Return Portfolio
 .  Templeton Foreign Securities Fund   Sentinel Variable Products Trust
 .  Templeton Growth Securities Fund    .  Sentinel Variable Products
 Lord Abbett Series Fund, Inc. - Class     Balanced Fund
 VC                                     .  Sentinel Variable Products Bond
 .  Lord Abbett Bond-Debenture             Fund
    Portfolio                           .  Sentinel Variable Products Common
 .  Lord Abbett Growth and Income          Stock Fund
    Portfolio                           .  Sentinel Variable Products Mid Cap
 .  Lord Abbett Mid-Cap Value Portfolio    Growth Fund
 Neuberger Berman Advisers Management   .  Sentinel Variable Products Small
 Trust - Class S                           Company Fund
 .  Neuberger Berman AMT Small Cap      Summit Mutual Funds, Inc. - Summit
    Growth Portfolio                    Pinnacle Series
 .  Neuberger Berman AMT Guardian       .  Summit S&P MidCap 400 Index
    Portfolio                              Portfolio
 Oppenheimer Variable Account Funds -   The Universal Institutional Funds,
 Service Shares                         Inc. - Class II Shares
 .  Oppenheimer Capital Appreciation    .  Van Kampen UIF Equity and Income
    Fund/VA                                Portfolio
 .  Oppenheimer Global Securities       Wanger Advisors Trust
    Fund/VA                             .  Wanger International Select
 .  Oppenheimer Main Street Small Cap   .  Wanger International
    Fund/VA                             .  Wanger Select
 The Phoenix Edge Series Fund           .  Wanger USA
 .  Phoenix Capital Growth Series


         See Appendix A for additional investment option information.
  Expenses for a contract with a Premium Enhancement feature may be higher than expenses for a contract without such feature. The amount of the Premium Enhancement may be more than offset by the additional fees and charges associated with the Premium Enhancement. The contract may be offered with qualified plans.

  The contract is not a deposit of any bank, and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.
The contract may go down in value.
  The Securities and Exchange Commission ("SEC") has not approved or disapproved these securities, nor passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
  Replacing any existing contract with this contract may not be to your advantage. You should carefully compare this contract with your existing one and you must also determine if the replacement will result in any tax liability.
  Purchasing a variable annuity within a qualified plan does not provide any additional tax benefit. Variable annuities should not be sold in qualified plans because of the tax-deferral feature alone, but rather when other benefits, such as lifetime income payments and death benefit protection support the recommendation.

  This prospectus provides information that you should know before investing. Keep this prospectus for future reference. A Statement of Additional Information ("SAI") dated April 3, 2009, is incorporated by reference and has been filed with the SEC and is available free of charge by contacting us at the address or phone number listed below. A table of contents of the SAI is available on the last page of this prospectus. If you have any questions, please contact:

     [GRAPHIC]                                [GRAPHIC]

               PHL Variable Insurance Company           Tel. 800/541-0171
               Annuity Operations Division
               PO Box 8027
               Boston, MA 02266-8027

                               TABLE OF CONTENTS


Heading                                            Page
-------------------------------------------------------

Glossary of Special Terms.........................    3
Summary of Expenses...............................    5
  Expense Examples................................    9
Contract Summary..................................   10
Financial Highlights..............................   13
Financial Statements..............................   13
Performance History...............................   13
The Variable Accumulation Annuity.................   13
PHL Variable and the Separate Account.............   14
The Variable Investment Options...................   15
GIA...............................................   15
MVA...............................................   16
Deductions and Charges............................   17
  Annual Administrative Charge....................   17
  Daily Administrative Fee........................   17
  Market Value Adjustment.........................   17
  Guaranteed Minimum Accumulation Benefit Fee.....   17
  Phoenix Flexible Withdrawal Protector Fee.......   17
  Phoenix Retirement Protector Fee................   18
  Mortality and Expense Risk Fee..................   19
  Premium Enhancement Fee.........................   19
  Surrender Charges...............................   19
   Nursing Home Waiver............................   20
   Terminal Illness Waiver........................   20
  Tax.............................................   20
  Transfer Charge.................................   20
  Reduced Fees, Credits and Excess Interest for
   Eligible Groups................................   21
  Other Charges...................................   21
The Accumulation Period...........................   21
  Accumulation Units..............................   21
  Accumulation Unit Values........................   21
  Purchase of Contracts...........................   21
  Premium Enhancement.............................   22
  Additional Programs.............................   23
  Optional Benefits...............................   27
  Surrender of Contract and Withdrawals...........   48
  Contract Termination............................   48
  Payment Upon Death Before Maturity Date.........   48


Heading                                            Page

Internet, Interactive Voice Response and
  Telephone Transfers.............................   51
Market Timing and Other Disruptive Trading........   51
The Annuity Period................................   52
  Annuity Payments................................   52
  Annuity Payment Options.........................   53
   Other Conditions...............................   55
  Payment Upon Death After Maturity Date..........   55
Variable Account Valuation Procedures.............   55
  Valuation Date..................................   55
  Valuation Period................................   55
  Accumulation Unit Value.........................   55
  Net Investment Factor...........................   55
  Service Providers...............................   56
Miscellaneous Provisions..........................   56
  Assignment......................................   56
  Payment Deferral................................   56
  Suspension of Payments or Transfers.............   56
  Free Look Period................................   56
  Amendments to Contracts.........................   57
  Substitution of Fund Shares.....................   57
  Ownership of the Contract.......................   57
  Inherited/Stretch Annuity Feature...............   57
Federal Income Taxes..............................   58
  Introduction....................................   58
  Income Tax Status...............................   58
  Taxation of Annuities in General--Nonqualified
   Plans..........................................   58
  Additional Considerations.......................   59
  Owner Control...................................   60
  Diversification Standards.......................   61
  Taxation of Annuities in General--Qualified
   Plans..........................................   61
Sales of Variable Accumulation Contracts..........   65
Servicing Agent...................................   66
State Regulation..................................   66
Reports...........................................   66
Voting Rights.....................................   66
Texas Optional Retirement Program.................   67
The Phoenix Companies, Inc. - Legal Proceedings
  about Company Subsidiaries......................   67
SAI Table of Contents.............................   67
APPENDIX A--Investment Options....................  A-1
APPENDIX B--Deductions for Taxes..................  B-1

Glossary of Special Terms
--------------------------------------------------------------------------------

Most of the terms used throughout this prospectus are described within the text where they appear. Certain terms marked by italics when they first appear are defined below.

Account Value: The value of all assets held in the Separate Account.

Accumulation Unit: A standard of measurement for each investment option used to determine the value of a contract and the interest in the investment options prior to the start of annuity payments.

Accumulation Unit Value: The value of one Accumulation Unit was set at $1.000 on the date assets were first allocated to each investment option. The value of one Accumulation Unit on any subsequent Valuation Date is determined by multiplying the immediately preceding Accumulation Unit Value by the applicable net investment factor for the valuation period just ended.

Annuitant(s)/Joint Annuitant: There may be one or two Annuitants. One is the primary Annuitant and the other is considered to be the joint Annuitant. Prior to the Maturity Date, the Annuitant(s) may be changed. However, there may be tax consequences.

Annuity Payment Option: The provisions under which we make a Series of annuity payments to the Annuitant or other payee, such as Life Annuity with Ten Years Certain. See "Annuity Payment Options."

Annuity Unit: A standard of measurement used in determining the amount of each periodic payment under the variable Annuity Payment Options I, J, K, M and N. The number of annuity units in each investment option with assets under the chosen option is equal to the portion of the first payment provided by that investment option divided by the Annuity Unit Value for that investment option on the first payment calculation date.

Annuity Unit Value: On the first Valuation Date selected by us, we set all annuity unit values in each investment option of the Separate Account at $1.00. The Annuity Unit Value on any subsequent Valuation Date is equal to the Annuity Unit Value of the investment option on the immediately preceding Valuation Date multiplied by the net investment factor for that investment option for the valuation period divided by 1.00 plus the rate of interest for the number of days in the valuation period based on the assumed investment rate.



Claim Date: The Valuation Date following receipt of a certified copy of the death certificate at our Annuity Operations Division.

Contract Date: The date that the initial premium payment is invested under a contract.

Contract Owner(s) (owner(s), you, your): Usually the person, persons, or entity to whom we issue the contract.

Contract Value: Prior to the Maturity Date, the sum of all Accumulation Units held in the investment options of the Separate Account and the value held in the GIA and/or MVA. For Tax-sheltered Annuity plans (as described in Internal Revenue Code (IRC) Section 403(b)) with loans, the Contract Value is the sum of all Accumulation Units held in the investment options of the Separate Account and the value held in the GIA and/or MVA plus the value held in the loan security account, and less any loan debt.

Death Benefit Options: The selected death benefit option determines the method of death benefit calculation upon death of the owner or if there is more than one owner, on the earliest death of any of the owners.


Free Withdrawal Amount: This amount is determined each Contract Year and is comprised of 10% of premium payments received that are still subject to a surrender charge. This amount is then reduced by any withdrawals made during that Contract Year that have occurred without the imposition of surrender charge.


Fixed Payment Annuity: An Annuity Payment Option providing payments with a fixed dollar amount after the first payment is made.


Inherited/Stretch Annuity: A post death distribution option that provides an extended payout option for the beneficiary of a deceased Owner's contract.


MVA, or Market Value Adjusted Guaranteed Interest Account: An account that pays interest at a guaranteed rate if amounts allocated to the account are held to the end of the guarantee period. If amounts are withdrawn, transferred or applied to an Annuity Payment Option before the end of the guarantee period, we will make a market adjustment to the value of that account. Assets allocated to the MVA are not part of the assets allocated to the Separate Account or the general account of PHL Variable but are held in the Market Value Interest Adjusted Account established by PHL Variable. The MVA is described in a separate prospectus.


Maturity Date: The date elected by the owner as to when annuity payments will begin. Unless we agree otherwise, or as required by applicable law, the Maturity Date will not be any earlier than the fifth contract anniversary and no later than the oldest Owner's or Annuitant's 95/th/ birthday or ten years from the Contract Date. The election is subject to certain conditions described in "The Annuity Period." If there is more than one Annuitant, the younger Annuitant's age will be used to determine that Maturity Date.


Minimum Initial Payment: The amount that you pay when you purchase a contract. We require minimum initial premium payments of:

..  Nonqualified plans--$25,000
..  Bank draft program--$150
..  Qualified plans--$3,500

Net Asset Value: Net Asset Value of a Series' shares is computed by dividing the value of the net assets of the Series by the total number of Series outstanding shares.

--------------------------------------------------------------------------------




Premium Enhancement: An optional feature where, if elected, an amount will be credited to the contract value at the time the initial premium payment and each subsequent premium payment is applied to the contract with certain restrictions.



Valuation Date: A Valuation Date is every day the New York Stock Exchange ("NYSE") is open for trading and PHL Variable is open for business.

PHL Variable (our, us, we, company): PHL Variable Insurance Company.

Summary of Expenses
--------------------------------------------------------------------------------

The following tables describe the fees and expenses that you will pay when owning and surrendering the contract. There are no additional fees, other than the contract fees set forth below, charged at the time you purchase this contract.

This table describes the fees and expenses that you will pay at the time that you surrender the contract or transfer value between the investment options. State premium taxes may also be deducted.


CONTRACT OWNER TRANSACTION EXPENSES
  9-Year Surrender Charge Schedule (Maximum Surrender
  Charge as a % of Premium Payment/1,2/)
  Complete Years From Receipt of Each Premium Payment
     0...................................... 9%
     1...................................... 8%
     2...................................... 7%
     3...................................... 6%          This table describes the fees and expenses that you will pay
     4...................................... 5%          at the time that you surrender the contract or transfer value
     5...................................... 4%          between the investment options. State premium taxes
     6...................................... 3%          ranging from 0.00% to 3.50%, depending on the state, may
     7...................................... 2%          also be deducted.
     8...................................... 1%
     9+..................................... 0%

  Transfer Charge/3/
     Maximum................................ $20
     Current................................ None


/1/ These charges may not apply in certain circumstances. For more information, see the "Deductions and Charges - Surrender Charges" section of this prospectus.

/2/ These charges are not applicable unless there is a withdrawal or a surrender.
/3/ We reserve the right to impose a transfer charge of up to $20 per transfer after the first 12 transfers in each contract year. See "Transfer Charge."


ANNUAL ADMINISTRATIVE CHARGE/1/
  Maximum...........................................  $35
  Current/2/........................................  $35

MAXIMUM ANNUAL SEPARATE ACCOUNT EXPENSES (as a percentage of average Account Value)

  Death Benefit Option 1 - Return of Premium/ 8/
  Mortality and Expense Risk Fee Maximum............ 1.88%/3,4/
  Daily Administrative Fee..........................  .13%/3/
  Total Annual Separate Account Expenses............ 2.00%

  Death Benefit Option 2 - Annual Step-Up/ 8/
  Mortality and Expense Risk Fee Maximum............ 1.88%/3,5/  This table describes the fees and expenses that you will pay
  Daily Administrative Fee..........................  .13%/3/    periodically during the time that you own the contract, not
  Total Annual Separate Account Expenses............ 2.00%       including annual fund fees and expenses.

  Death Benefit Option 3 - Earnings Enhancement Benefit/ 8/
  Mortality and Expense Risk Fee Maximum............ 1.88%/3,6/
  Daily Administrative Fee..........................  .13%/3/
  Total Annual Separate Account Expenses............ 2.00%

  Death Benefit Option 4 - Greater of Annual Step-Up or
  Annual Roll-Up/ 8/
  Mortality and Expense Risk Fee Maximum............ 1.88%/3,7/
  Daily Administrative Fee..........................  .13%/3/
  Total Annual Separate Account Expenses............ 2.00%

/1/ This charge is deducted annually on the contract anniversary on a pro rata basis from each of the selected investment options. See "Deductions and Charges."
/2/ This charge is $30.00 for contracts issued in the states of Texas, New
    Mexico, and Washington.
/3/ This amount is rounded to the nearest hundredth, and the actual fee charged is 0.005% lower than the charge shown.
/4/ The current fee charged is 0.725%. The fee is rounded to the nearest hundredth, and the actual fee charged is 0.005% lower than the charge shown. /5/ The current fee charged is 0.975%. The fee is rounded to the nearest hundredth, and the actual fee charged is 0.005% lower than the charge shown. /6/ The current fee charged is 0.975%. The fee is rounded to the nearest hundredth, and the actual fee charged is 0.005% lower than the charge shown. /7/ The current fee charged is 1.225%. The fee is rounded to the nearest hundredth, and the actual fee charged is 0.005% lower than the charge shown. /8/ The Mortality and Expense Risk Fee is based on average account value and is deducted daily. Each investment option bears a pro rata share of such expense based on the proportionate value of each of the investment options. For additional information, see the section on "Mortality and Expense Risk Fee" in this prospectus.

                             Optional Benefit Fees


       This table describes the fees and expenses that you will pay periodically during the time that you own the contract, not including annual fund fees and expenses, if you elect an optional living benefit or the Premium Enhancement. These fees are charged in addition to the Contract Owner Transaction Expenses, Annual Administrative Charge, and Maximum Annual Separate Account Expenses.



         PREMIUM ENHANCEMENT FEE/1/

(Assessed as a Percentage of Separate Account Value)
       Maximum....................              1.50%
       Current....................              0.80%
       Duration of charge......... All Contract Years


/1/ The Premium Enhancement Fee is based on average account value and is assessed and deducted daily in accordance with the Premium Enhancement Fee table shown above. Each investment option bears a pro rata share expense based on the proportionate value of each of the investment options. For additional information, see the section on "Premium Enhancement" in this prospectus.



Only one of the following Optional Living Benefits can be elected. Consult with your financial advisor as to which Optional Living Benefit may fit your particular needs.



GUARANTEED MINIMUM ACCUMULATION BENEFIT (GMAB) FEE/1/

(as a percentage of the greater of the Guaranteed Amount/6/ and Contract Value)
       Maximum........................................... 1.00%
       Current........................................... 0.85%




             PHOENIX FLEXIBLE WITHDRAWAL PROTECTOR/SM/ GUARANTEED MINIMUM WITHDRAWAL BENEFIT
                                           (GMWB) RIDER FEE/2/

               (as a percentage of the greater of the Benefit Base/3/ and Contract Value)
                                                                                   Single     Spousal
                                                                                 Life Option Life Option
                                                                                 ----------- ------------
Maximum fee for contracts without Extended Care Enhancement.....................       2.50%       2.50%
Maximum additional fee to add Extended Care Enhancement.........................       0.50%       0.50%
Range of current fees for contracts without Extended Care Enhancement/4/........ 1.35%-0.60% 1.80%-0.80%
Current additional fee to add Extended Care Enhancement/4/......................       0.20%       0.20%


                      PHOENIX RETIREMENT PROTECTOR/SM/ FLEXIBLE COMBINATION BENEFIT RIDER FEE/7/

        (as a percentage of the greatest of the GMWB Benefit Base/3/, GMAB Benefit Base/3/ and Contract Value)
                                                                                                  Single     Spousal
                                                                                                Life Option Life Option
                                                                                                ----------- -----------
Maximum fee for contracts without optional Guaranteed Minimum Death Benefit....................    2.75%      2.75%
Maximum additional fee to add optional Guaranteed Minimum Death Benefit........................    0.50%      0.50%
Current fees for contracts without optional Guaranteed Minimum Death Benefit/5/................    1.10%      1.45%
Current additional fee to add optional Guaranteed Minimum Death Benefit/5/.....................    0.50%      0.50%
------------------------------------------------------------------------------------------------------------------------




/1/ The Guaranteed Minimum Accumulation Benefit fee is deducted annually on the contract anniversary, only if the benefit is selected. The fee percentage is locked in at the current fee at the time you elect the benefit. If you choose this rider, you must allocate all premium and contract value to a single approved asset allocation program. The rider fee does not vary based upon the asset allocation option chosen. If the benefit is elected at issue, the Guaranteed Amount will equal the Contract Value on the issue date and will be recalculated thereafter as described in the Optional Benefits section of this prospectus. See "Optional Benefits."
/2/ The maximum fee shown in this table is the highest fee for this rider. A different fee applies to various asset allocation options as shown below. If you choose this rider, you must allocate all premium and contract value to a single approved asset allocation program. If you transfer from one asset allocation program or option to another during a rider year, the fee percentage you will pay for the rider will be the highest rider fee associated with the various asset allocation programs in which your contract value was invested during that rider year. The rider fee is deducted on each contract anniversary when the rider is in effect for your contract and is generally deducted on a pro rata basis from each investment option in which the contract has value and, if allocation to the GIA is then permitted, the GIA. Upon contract surrender or rider termination, we will deduct a portion of the annual rider fee for the portion of the contract year elapsed from the surrender proceeds or the contract value, respectively.
/3/ The Benefit Base for Phoenix Flexible Withdrawal Protector, and the GMAB
    Benefit Base, and the GMWB Benefit Base under the Phoenix Retirement Protector rider are amounts we calculate solely to determine the value of the benefit(s) provided by the rider and unlike the Contract Value, are not available for withdrawals or surrenders. These amounts are affected by various factors including withdrawals and premium payments. See the description of these riders in "Optional Benefits" for information about how each Benefit Base is calculated and used.

/4/ The current fees for the Phoenix Flexible Withdrawal Protector by asset allocation model are shown below.



Asset Allocation Models                                               Single Life Option Spousal Life Option
-----------------------                                               ------------------ -------------------
Phoenix-Ibbotson Strategic Asset Allocation--Conservative............        0.60%              0.80%
Phoenix-Ibbotson Strategic Asset Allocation--Moderately Conservative.        0.60%              0.80%
Phoenix Dynamic Asset Allocation Series: Moderate....................        0.60%              0.80%
Franklin Templeton Founding Investment Strategy......................        1.00%              1.35%
Phoenix-Ibbotson Strategic Asset Allocation--Moderate................        1.00%              1.35%
AllianceBernstein VPS Balanced Wealth Strategy.......................        1.00%              1.35%
Phoenix Dynamic Asset Allocation Series: Moderate Growth.............        1.35%              1.80%
Franklin Templeton Perspectives Allocation Model.....................        1.35%              1.80%
Phoenix-Ibbotson Strategic Asset Allocation--Moderately Aggressive...        1.35%              1.80%



  We may change the current fees. If you accept an automatic step-up of the Benefit Base as provided by the rider, you will then pay the current fee in effect at the time of this step-up. See "Optional Benefits", "Phoenix Flexible Withdrawal Protector", and "Automatic Step-Up" for a description of the automatic step-up feature, the impact of a step-up on your rider fee, and how you may decline a step-up.

/5/ The current fees for the Phoenix Retirement Protector rider by asset allocation model are shown below.



Asset Allocation Models                                               Single Life Option Spousal Life Option
-----------------------                                               ------------------ -------------------
Phoenix-Ibbotson Strategic Asset Allocation--Conservative............        1.10%              1.45%
Phoenix-Ibbotson Strategic Asset Allocation--Moderately Conservative.        1.10%              1.45%
Phoenix Dynamic Asset Allocation Series: Moderate....................        1.10%              1.45%



  We may change the current fees. If you elect an automatic step-up of the GMWB Benefit Base or make an elective step-up of the GMAB Benefit Base as provided by the rider, you will then pay the current fee in effect at the time of this step-up. See "Optional Benefits", "Phoenix Retirement Protector" for a description of the automatic step-up feature of the GMWB component and the elective step-up feature of the GMAB component of this rider, the impact of a step-up on your rider fee, and how you may decline an automatic step-up of the GMWB component.

/6/ The Guaranteed Amount is an amount we calculate solely to determine the value of the benefit provided by the rider and, unlike the Contract Value, is not available for withdrawals or surrenders. This amount is affected by various factors including withdrawals and premium payments. See the description of this rider in "Optional Benefits" for information about how the Guaranteed Amount is calculated and used.
/7/ The maximum fee shown in this table is the highest fee for this rider. If you choose this rider, you must allocate all premium and contract value to a single approved asset allocation program. The current rider fee does not vary based upon the asset allocation option chosen. However, we may change this in the future. If we do this and you accept an automatic step-up, your rider fee may increase and the rider fee may vary based upon your choice of asset allocation option. In addition, if we do this and you transfer from one asset allocation program or option to another during a rider year, the fee percentage you will pay for the rider will be the highest rider fee associated with the various asset allocation programs in which your contract value was invested during that rider year. See "Optional Benefits", "Phoenix Retirement Protector", and "Automatic Step-Up" for a description of the automatic step-up feature, the impact of a step-up on your rider fee, and how you may decline a step-up. The rider fee is deducted on each contract anniversary when the rider is in effect for your contract and is generally deducted on a pro rata basis from each investment option in which the contract has value and, if allocation to the GIA is then permitted, the GIA. Upon contract surrender or rider termination, we will deduct a portion of the annual rider fee for the portion of the contract year elapsed from the surrender proceeds or the contract value, respectively

The table below shows the minimum and maximum fees and expenses as a percentage of daily net assets, for the year ended December 31, 2008, charged by the funds that you may pay indirectly during the time that you own the contract. This table does not reflect any fees that may be imposed by the funds for short-term trading. See the section entitled "Market Timing and Other Disruptive Trading" for more information. Also, the Phoenix Dynamic Asset Allocation Series are series of a fund of funds. Funds of funds may have higher operating expenses than other funds since funds of funds invest in underlying funds which have their own expenses. More detail concerning each of the fund's fees and expenses is contained in the prospectus for each fund. Total Annual Fund Operating Expenses are deducted from a fund's assets and include management fees, distribution fees, distribution and/or 12b-1 fees, and other expenses.



         TOTAL ANNUAL FUND OPERATING EXPENSES
                                          Minimum Maximum
                                          ------- -------
  Total Annual Fund Operating Expenses...  0.31%   3.83%
  Net Annual Fund Operating Expenses/1/..  0.28%   3.83%


       /1/ Phoenix Variable Advisors, Inc, advisor to the Phoenix Edge Series
           Fund, and other advisors and/or other service providers to the funds have contractually agreed to reduce the management fees or reimburse certain fees and expenses for certain funds. The Gross Annual Fund Operating Expenses shown in the first row of the table do not reflect the effect of any fee reductions or reimbursements. The Net Annual Fund Operating Expenses shown in the second row reflects the effect of fee reductions and waiver arrangements that are contractually in effect at least through May 1, 2010. There can be no assurance that any contractual arrangement will extend beyond its current terms and you should know that these arrangements may exclude certain extraordinary expenses. See each fund's prospectus for details about the annual operating expenses of that fund and any waiver or reimbursement arrangements that may be in effect.

EXPENSE EXAMPLES


These examples will help you compare the cost of investing in the contract if you elect the Premium Enhancement feature and the Phoenix Retirement Protector rider with the Guaranteed Minimum Death Benefit. These elections will result in the highest total cost of investing in this contract.

If you surrender your contract at the end of the applicable time period, your maximum costs would be:



                        Death Benefit Option 1
                        ----------------------

                        1 Year  3 Years 5 Years 10 Years
                        --------------------------------
                        $1,880  $3,450  $4,943   $8,058

                        Death Benefit Option 2
                        ----------------------

                        1 Year  3 Years 5 Years 10 Years
                        --------------------------------
                        $1,880  $3,450  $4,943   $8,058

                        Death Benefit Option 3
                        ----------------------

                        1 Year  3 Years 5 Years 10 Years
                        --------------------------------
                        $1,880  $3,450  $4,943   $8,058

                        Death Benefit Option 4
                        ----------------------

                        1 Year  3 Years 5 Years 10 Years
                        --------------------------------
                        $1,880  $3,450  $4,943   $8,058



If you do not surrender or if you annuitize your contract at the end of the applicable time period (annuitization is not permitted prior to the fifth contract anniversary), your maximum costs would be:



                        Death Benefit Option 1
                        ----------------------

                        1 Year  3 Years 5 Years 10 Years
                        --------------------------------
                        $1,880  $3,450  $4,605   $8,058

                        Death Benefit Option 2
                        ----------------------

                        1 Year  3 Years 5 Years 10 Years
                        --------------------------------
                        $1,880  $3,450  $4,605   $8,058

                        Death Benefit Option 3
                        ----------------------

                        1 Year  3 Years 5 Years 10 Years
                        --------------------------------
                        $1,880  $3,450  $4,605   $8,058

                        Death Benefit Option 4
                        ----------------------

                        1 Year  3 Years 5 Years 10 Years
                        --------------------------------
                        $1,880  $3,450  $4,605   $8,058



These examples are intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include Contract Owner transaction expenses contract fees, separate account annual expenses, maximum of all applicable riders and benefit fees, and the maximum fund fees and expenses that were charged for the year ended 12/31/08.


The examples assume that you invest $10,000 in the contract for the time periods indicated. The examples also assume that your investment has a 5% return each year and assumes the maximum fees and expenses of any of the funds and that you have allocated all of your contract value to the fund with the maximum fees and expenses. Although your actual costs may be higher or lower based on these assumptions, your costs are shown in the table to the left.

Contract Summary
--------------------------------------------------------------------------------


  This prospectus contains information about all of the material rights and features of the annuity contract that you should understand before investing. This summary describes the general provisions of the annuity contract.


Overview
  The contract is intended for those seeking income and long-term tax-deferred accumulation of assets to provide income for retirement or other purposes. Those considering the contract for other purposes should consult with their tax advisors. Participants in qualified plans should note that this contract does not provide any additional tax deferral benefits beyond those provided by the qualified plan and should not consider the contract for its tax treatment, but for its investment and annuity benefits. For more information, see "Purchase of Contracts."

  The contract offers a combination of variable and fixed investment options. Investments in the variable options provide results that vary and depend upon the performance of the underlying funds, and the owner assumes the risk of gain or loss according to the performance of the underlying funds while investments in the GIA or MVA provide guaranteed interest earnings subject to certain conditions. There is no guarantee that at maturity date the contract value will equal or exceed payments made under the contract. For more information, see "The Variable Investment Options," "GIA" and "MVA."


  The contract offers an optional Premium Enhancement feature. The Premium Enhancement feature must be elected at the time the contract is issued. If the optional Premium Enhancement feature is selected, a Premium Enhancement will be credited to the contract with each premium payment made. The Premium Enhancement Percentage varies by the age of the oldest owner on the Contract Date. A Premium Enhancement Fee will apply to this contract for the lifetime of the contract, which makes the total expenses for this contract during this period higher than a comparable contract without the Premium Enhancement feature.

  We have applied to the Securities and Exchange Commission (SEC) for permission to deduct the Premium Enhancement under the circumstances described in the Premium Enhancement Restrictions section of this prospectus. We will not deduct Premium Enhancements on your contract unless, and if applicable, until the SEC grants us permission. The application for exemptive relief (File
No. 812-13568) was filed with the SEC on August 22, 2008.

  The contract offers four death benefit options. You select a death benefit option that is suitable to your financial objectives. The Death Benefit Options differ in how the death benefit is calculated The current (but not the maximum) mortality and expense risk fee also differs for each Death Benefit Option. Certain age restrictions may apply to each death benefit option. For more information, see "The Accumulation Period--Payment Upon Death Before the Maturity Date" and "Taxation of Annuities in General--Nonqualified Plans" and "Taxation of Annuities in General--Qualified Plans."

  You may elect one of the following Optional Living Benefits with the contract:

.. a Guaranteed Minimum Accumulation Benefit (GMAB) which provides a guaranteed minimum return if contract value remains invested according to an asset allocation program available for use with the rider for the ten year period following the contract date.

..  a Guaranteed Minimum Withdrawal Benefit (GMWB). The Phoenix Flexible
   Withdrawal Protector/SM/ is a GMWB available to you and, for an additional fee, you may also elect an Extended Care Enhancement with the benefit.

..  a Flexible Combination Benefit Rider providing a GMWB and GMAB, also called
   Phoenix Retirement Protector/SM/. For an additional fee, this rider provides a guaranteed minimum death benefit.

  These benefits are provided by rider and have their own fees. The guarantees provided by the Optional Living Benefits in excess of your Contract Value are based on the claims-paying ability of PHL Variable. If you elect an Optional Living Benefit, we require you to allocate all premium and contract value to a single asset allocation program we have approved for use with these riders. Taking withdrawals from the contract while an Optional Living Benefit is in effect may reduce the benefits of the riders. For more information, see "Deductions and Charges", "Additional Programs" and "Optional Benefits".


Suitability
  Annuities are designed for long-term financial planning and are not designed for short-term investment strategies. You should make sure you understand all the options for payment, how long you must wait before annuity payments begin and the limitations on access to contract value.

  Additionally, while an annuity offers the potential for appreciation, fees, charges, and poor investment performance can negatively affect the value of your annuity. You bear the investment risk, whether a gain or loss, for any contract value allocated to the Separate Account.

  Annuities that are offered to fund a qualified plan, such as an Individual Retirement Account, do not provide any additional tax deferred advantages. If your only or main investment objective is tax deferral, an annuity product may be more expensive than other products that provide tax deferred benefits.


  Annuity contracts that have no provision for a Premium Enhancement will not be subject to a Premium Enhancement Fee and may have lower mortality and expense risk charges and/or lower surrender charges. The amount of Premium Enhancement may be more than offset by the Premium Enhancement Fee associated with the Premium Enhancement. We encourage you to consult with your financial adviser and determine which annuity contract is most appropriate for you.

Replacements

  Replacing any existing contract with this contract may not be to your advantage. Exchanges can result in the payment of substantial commissions to the brokers who handle these transactions. You should carefully compare the risks, charges, and benefits of your existing contract to the replacement contract to determine if replacing your existing contract benefits you. In particular, if you are replacing an existing contract with this contract and you have elected the Premium Enhancement feature, you should carefully evaluate whether this contract provides higher asset based charges, or higher or longer surrender charge periods and whether or not the Premium Enhancement feature offsets any potential higher charges you may incur. You should talk with your registered representative before you replace your existing variable annuity contract. Additionally, replacing your contract could result in adverse tax consequences so you should also consult with your tax professional. You should know that once you have replaced your variable annuity contract, you generally cannot reinstate it unless the insurer is required to reinstate the previous contract under state law. This is true even if you choose not to accept your new variable annuity contract during your "free look" period.


Conflicts of Interest
  Broker-dealers and registered representatives often sell products issued by several different and unaffiliated insurance companies and the amount of compensation payable may vary significantly. Additionally, compensation paid to a broker-dealer or registered representative will also vary between products issued by the same insurance company, including additional compensation payable as part of certain service arrangements. A broker-dealer and its registered representatives may have an incentive to promote or sell one product over another depending on these differences in the compensation, potentially resulting in the sale of a product that may not be the best product to suit your needs. You should talk to your registered representative if you have questions about potential conflicts of interest that may be created by varying compensation plans. You can find more information about the types of compensation arrangements we offer in the "Sales of Variable Accumulation Contracts" section of this prospectus.

Withdrawals

..  You may partially or fully surrender the contract anytime for its Contract
   Value less any applicable surrender charge, applicable market value adjustment and premium tax.

.. Each Contract Year we allow you to withdraw a certain amount from the contract without the imposition of a surrender charge. This is called the "Free Withdrawal Amount." This amount is determined each Contract Year and is comprised of 10% of premium payments received that are still subject to a surrender charge. The amount is then reduced by any withdrawals made during that Contract Year that have occurred without the imposition of surrender charge. If the Free Withdrawal Amount is not taken in any Contract Year, the amount itself does not carry over to the next Contract Year. Instead, a new Free Withdrawal Amount is calculated each Contract Year. For more information, see "Deductions and Charges--Surrender Charges."


..  Withdrawals may be subject to a 10% penalty tax. For more information, see
   "Federal Income Taxes."

Deductions and Charges

Contract Charges
.. Annual Administrative Charge--maximum of $35 each year. For more information, see "Deductions and Charges" below.

Optional Rider Charges
  You may only elect one optional living benefit at the time of issue. Optional Living Benefit Riders may not be elected after issue:


.. Guaranteed Minimum Accumulation Benefit fee--the current fee equals 0.85% multiplied by the greater of the guaranteed amount and contract value on the date the fee is deducted. For more information, see "Deductions and Charges" below.

.. Phoenix Flexible Withdrawal Protector--the fee is equal to a stated percentage multiplied by the greater of the Benefit Base and the Contract Value. The fee for this rider depends on whether you choose the single life option or the spousal life option, and which asset allocation model you have chosen for allocation of your premium payments and Contract Values. Additionally, if you choose the Extended Care Enhancement for your rider, we assess a charge for that feature. The current fees are shown in the table of "Optional Benefit Fees". The fee for your rider may change if you change asset allocation models or if you do not decline an automatic step-up provided by the rider. If you change asset allocation programs during a contract year and the rider fees related to the use of those programs are different, you will pay the highest rider fee associated with the various asset allocation programs in which your Contract Value was invested during that contract year. Also, you will pay the current rider fee then in effect beginning on the date of any automatic step-up of the Benefit Base. See "Optional Benefits" for additional information about the impact of an automatic step-up on your rider and your ability to decline a step-up. The maximum fee for the Phoenix Flexible Withdrawal Protector is 2.50% without the Extended Care Enhancement and 3.00% if the rider is elected with the Extended Care Enhancement.

.. Phoenix Retirement Protector--the fee is equal to a stated percentage multiplied by the greatest of the GMWB Benefit Base, the GMAB Benefit Base, and the Contract Value. The fee for this rider depends on whether you choose the single life option or the spousal life option. Additionally, if you choose the Guaranteed Minimum Death Benefit option for your rider, we assess a charge for that feature. The current fees are shown in the table of "Optional Benefit

 Fees". The fee for your rider may change if you change asset allocation models. If you change asset allocation programs during a contract year and the rider fees related to the use of those programs are different, you will pay the highest rider fee associated with the various asset allocation programs in which your Contract Value was invested during that contract year. Also, you will pay the current rider fee then in effect beginning on the date of an automatic step-up of the GMWB Benefit Base or elective step-up of the GMAB Benefit Base as provided by the rider. See "Optional Benefits" for additional information about the impact of an automatic or elective step-up on your rider and your ability to decline an automatic step-up. The maximum fee for the Phoenix Retirement Protector is 2.75% without the Guaranteed Minimum Death Benefit and 3.25% if the rider is elected with the Guaranteed Minimum Death Benefit.

.. Premium Enhancement fee--currently, 0.80%, and is deducted daily from each investment option. For more information, see "Deductions and Charges" below.


.. Market Value Adjustment--any withdrawal from the MVA is subject to a market value adjustment and is taken from the withdrawal amount. For more information, see "MVA."


.. Surrender Charges--may occur when you surrender your contract or request a withdrawal if the assets have not been held under the contract for a specified period of time. If we impose a surrender charge, it is deducted from premium payment withdrawn on a first in first out basis. The surrender charge is designed to recover the expense of distributing contracts that are terminated before distribution expenses have been recouped from revenue generated by these contracts. The surrender charge is a percentage of each premium payment which is assessed based on complete years from receipt of each premium payment over a period of 9 years. The maximum surrender charge fee percentage of 9% applies in the first year of the contract and the charge declines thereafter. For more information, see the "Deductions and Charges" section of this prospectus. Additionally, surrender charges are waived as described above in this section. No surrender charges are taken upon the death of the owner. A declining surrender charge is assessed on withdrawals in excess of the free withdrawal amount, based on the date the premium payments are deposited.

.. Waiver of Surrender Charges--The surrender charge generally does not apply to the following situations:

  .  Premium that is out of the surrender charge schedule;


  .  Contract Value that represents "Free Withdrawal Amount;*

  .  A death benefit is payable

  . Annuitization after the contract has been in effect for a minimum of five years;

  .  Required Minimum Distribution Payment;

  .  Nursing Home Waiver or Terminal Illness Waiver.

*Free Withdrawal Amount

  You may always withdraw premium amounts that are no longer subject to surrender charges without the imposition of a surrender charge. However, in addition to this right, each Contract Year we allow you to withdraw a certain amount from the contract without the imposition of a surrender charge. This is called the "Free Withdrawal Amount." This amount is determined each Contract Year and is comprised of 10% of premium payments received that are still subject to a surrender charge. The amount is then reduced by any withdrawals made during that Contract Year that have occurred without the imposition of surrender charge. For example, amounts withdrawn during the contract year that are not assessed a surrender charge because they are out of the surrender charge period reduce the Free Withdrawal Amount on a dollar for dollar basis. The Free Withdrawal Amount may be a very attractive feature to you during the early years of the contract. However, the value computed under the Free Withdrawal Amount will decline as premium payments age beyond the surrender charge period.

  If the Free Withdrawal Amount is not taken in any Contract Year, the amount itself does not carry over to the next Contract Year. Instead, a new Free Withdrawal Amount is calculated each Contract Year.

  For more information, see "Deductions and Charges" below.


.. Taxes--taken from the Contract Value upon premium payments or commencement of annuity payments.

  . PHL Variable will reimburse itself for such taxes upon the remittance to the applicable state. For more information, see "Tax" and Appendix B.

.. Transfer Charge--currently, there is no transfer charge, however, we reserve the right to charge up to $20 per transfer after the first 12 transfers each contract year. For more information, see "Deductions and Charges" below.

From the Separate Account
.. Daily administrative fee--currently, 0.125% annually. For more information, see "Deductions and Charges" below.


.. Mortality and expense risk fee--the current fee varies based on the death benefit option selected. The maximum fee does not vary regardless of the death benefit option selected. For more information, see "Deductions and Charges" below.


Other Charges or Deductions
  In addition, certain charges are deducted from the assets of the funds for investment management services. For more information, see the fund prospectuses.

Death Benefit
  The death benefit is calculated differently for each death benefit option and the amount varies based on the option selected.

Death Benefit Options

  The contract offers four Death Benefit Options. At purchase, you select a death benefit option that best meets your financial needs. Each death benefit option varies in the method of death benefit calculation. The current (but not the maximum) mortality and expense risk fee also varies based upon the death benefit option chosen. Age restrictions apply to certain Death Benefit Options.

  For more information, see "The Accumulation Period--Payment Upon Death Before Maturity Date."

Additional Information

Free Look Period

  You have the right to review and return the Contract. If for any reason you are not satisfied, you may return it within 10 days (or later, if applicable law requires) after you receive it and cancel the Contract. You will receive in cash the Contract Value plus any charges made under the Contract as of the date of cancellation. However, if applicable state law requires a return of premium payments, we will return the greater of premium payments less any withdrawals or the Contract Value less any applicable surrender charges. In both situations, we will consider Premium Enhancements credited to the contract as "earnings" and therefore part of Contract Value.

  If the SEC allows us, we will deduct Premium Enhancements credited to your contract on the date of its cancellation during the free look period. In this case, you will bear the investment risk of any Premium Enhancements made under the Contract. For example, if applicable state law provides for a return of Contract Value, we will return to you your Contract Value plus any charges, and less any applicable Premium Enhancement made under this Contract as of the date of cancellation. Our deduction of the Premium Enhancement in this case will not be adjusted for investment performance. Therefore, although you will benefit from any investment gain on the Premium Enhancement, if it experiences an investment loss, we will still deduct the original Premium Enhancement amount.

  If the SEC allows us to deduct Premium Enhancements credited to your contract on the date of its cancellation during the free look period, when applicable state law requires a return of premium, we will return to you the greater of;
1) premium payments paid less any withdrawals and Premium Enhancements credited to the contract, or 2) the Contract Value plus any charges, and less any Premium Enhancement made under this contract as of the date of cancellation.

  You should know that in a declining market, your Contract Value may be even less than your initial investment. For more information, see "Free Look Period" under "Miscellaneous Provisions" below.


Financial Highlights
--------------------------------------------------------------------------------


  Financial highlights give the historical value for a single unit of each of the available investment options and the number of units outstanding at the end of each of the past ten years, or since the investment option began operations, if less. The Financial Highlights tables are not provided at this time because no contracts have been sold as of the date of this prospectus. More information, including the Separate Account and Company financial statements, is in the SAI and in the annual report. You may obtain a copy of the SAI by calling the Annuity Operations Division at 800/541-0171.


Financial Statements
--------------------------------------------------------------------------------


  The financial statements of PHL Variable Accumulation Account as of December 31, 2008, and the results of its operations and the changes in its net assets for each of the periods indicated and the financial statements of PHL Variable Insurance Company as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008 are contained in the Statement of Additional Information (SAI), which you can get free of charge by calling the toll free number given on page one. The financial statements of PHL Variable Insurance Company included herein should be considered only as bearing upon the ability of PHL Variable Insurance Company to meet its obligations under the policies. You should not consider them as bearing on the investment performance of the assets held in the Separate Account or the Guaranteed Interest Account rates that we credit during a guarantee period.


Performance History
--------------------------------------------------------------------------------

  We may include the performance history of the investment options in advertisements, sales literature or reports. Performance information about each investment option is based on past performance only and is not an indication of future performance. Historical returns are usually calculated for one year, five years and ten years. If the investment option has not been in existence for at least one year, returns are calculated from inception of the investment option. Standardized average annual total return is measured by comparing the value of a hypothetical $1,000 investment in the investment option at the beginning of the relevant period to the value of the investment at the end of the period, assuming the reinvestment of all distributions at Net Asset Value and the deduction of all applicable contract and surrender charges except for taxes (which may vary by state). See the SAI for more information.

The Variable Accumulation Annuity
--------------------------------------------------------------------------------


  The individual deferred variable accumulation annuity contract (the "contract") issued by PHL Variable is significantly different from a fixed annuity contract in that, unless your contract value is allocated and remains in the GIA or MVA, it is the owner under a contract who bears the risk of investment gain or loss rather than PHL Variable. To the extent that contract value is allocated to the investment options of the Separate Account, the amounts that will be available for annuity payments under a contract will depend on the investment performance of the amounts allocated to the investment options. Additionally, the contract has a Premium Enhancement feature which may be elected at issue. Certain earnings are immediately credited to the contract value every time you make a premium payment, however, certain restrictions apply. Upon the maturity of a contract, you may select either a fixed or variable annuity payment option.

Investment Features

Flexible Premium Payments
.. Other than the Minimum Initial Payment, there are no required premium payments.

..  You may make premium payments anytime prior to the Maturity Date.

..  You can vary the amount and frequency of your premium payments.

Minimum Premium Payment
.. Generally, the minimum initial premium payment is $3,500 for a qualified plan and $25,000 for nonqualified plans. For more information, see "Purchase of Contracts."

Allocation of Premiums and Contract Value
.. Premium payments are invested in one or more of the investment options, GIA and the MVA. Each investment option invests directly in a professionally managed fund. GIA is not available in Massachusetts or Washington. The MVA is not available for investment after the Maturity Date.


.. If you elect, the Premium Enhancement feature for your contract, we will add a Premium Enhancement to Contract Value for each premium payment you make to the contract until the contract anniversary next following the contract owner's 80/th/ birthday. The Premium Enhancement will be invested in the same way as your premium payments are allocated. Certain restrictions apply to Premium Enhancements. The Premium Enhancement feature and its fees, are described more fully in the "Premium Enhancement" and "Deductions and Charges" sections of this prospectus.


.. Prior to the Maturity Date, you may elect to transfer all or any part of the Contract Value among one or more investment options or the GIA, subject to the limitations established for the GIA and the restrictions related to disruptive trading and market timing. After the Maturity Date under variable annuity payment options, you may elect to transfer all or any part of the Contract Value among one or more investment options. For more information, refer to "GIA," "Internet, Interactive Voice Response and Telephone Transfers," and "Market Timing and Other Disruptive Trading."

.. Transfers between the investment options and from the investment options into the MVA are subject to disruptive trading and market timing restrictions. For more information, see "Market Timing and Other Disruptive Trading." Transfers from the MVA may be subject to market value adjustments and are subject to certain rules. For more information see "MVA" and the MVA prospectus.

.. The Contract Value allocated to the investment options varies with the investment performance of the funds and is not guaranteed.

.. The Contract Value allocated to the GIA will depend on deductions taken from the GIA and interest accumulated at rates we set. Subject to state insurance department approval, the Minimum Guaranteed Interest Rate will equal the statutory required minimum interest rate under applicable state insurance law where the contract is delivered (generally between 1% and 3%).

..  Payments and transfers to the GIA are subject to a maximum GIA percentage.
   The maximum GIA percentage is the maximum amount of a premium payment or total Contract Value that can be allocated to the GIA. The maximum amount is expressed as a percentage and that percentage will never be more than 100%. It currently is 5%.


.. You may participate in one of the asset allocation programs we offer. If you elect an Optional Living Benefit, we require you to allocate all premium payments and Contract Value to one of the programs approved for use with those benefits. We may offer other programs in the future, however, whether those programs will be made available to both current and prospective contract owners will be determined at the sole discretion of the Company.
   For more information about the programs, refer to "Asset Allocation and Strategic Programs" below.


PHL Variable and the Separate Account
--------------------------------------------------------------------------------


  We are PHL Variable Insurance Company, a Connecticut stock life insurance company incorporated on July 15, 1981. We sell life insurance policies and annuity contracts through producers of affiliated distribution companies and through brokers. Our executive and our administrative offices are located at One American Row, Hartford, Connecticut, 06102-5056.


  PHL Variable is a wholly owned subsidiary of Phoenix Life Insurance Company ("Phoenix") through its holding company, PM Holdings, Inc. Phoenix is a life insurance company, which is wholly owned by The Phoenix Companies, Inc. ("PNX"), which is a manufacturer of insurance, annuity and asset management products.

  On December 7, 1994, we established the Separate Account, a separate account created under the insurance laws of Connecticut. The Separate Account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act") and it meets the definition of a "separate account" under the 1940 Act. Registration under the 1940 Act does not involve supervision by the SEC of the management or investment practices or policies of the Separate Account or of PHL Variable.

  Under Connecticut law, all income, gains or losses, whether or not realized, of the Separate Account must be credited to or charged against the amounts placed in the Separate Account without regard to the other income, gains and losses from any other business or activity of PHL Variable. The assets of the Separate Account may not be used to pay liabilities arising out of any other business that we may conduct. The Separate Account has several investment options that invest in underlying mutual funds. Obligations under the contracts are obligations of PHL Variable Insurance Company.

  Contributions to the GIA and MVA are not invested in the Separate Account. The GIA is part of the general account of PHL Variable (the "General Account"). The General Account supports all insurance and annuity obligations of PHL Variable and is made up of all of its general assets other than those allocated to any separate account such as the Separate

Account. The MVA is a non-unitized separate account established pursuant to Connecticut insurance law. For more complete information see "GIA" and "MVA."

The Variable Investment Options
--------------------------------------------------------------------------------

  You choose the variable investment options to which you allocate your premium payments. These variable investment options are investment options of the Separate Account. The investment options invest in the underlying funds. You are not investing directly in the underlying fund. Each underlying fund is a portfolio of an open-end management investment company that is registered with the SEC under the Investment Company Act of 1940. These underlying funds are not publicly traded and are offered only through variable annuity and variable life insurance products, or directly to tax qualified plans. They are not the same retail mutual funds as those offered outside of a variable annuity or variable life insurance product, or directly to tax qualified plans, although the investment practices and fund names may be similar, and the portfolio managers may be identical. Accordingly, the performance of the retail mutual fund is likely to be different from that of the underlying fund, and you should not compare the two.

  The underlying funds offered through this product are selected by the company based on several criteria, including asset class coverage, the strength of the manager's reputation and tenure, brand recognition, performance, and the capability and qualification of each sponsoring investment firm. Another factor the company considers during the initial selection process is whether the underlying fund or an affiliate of the underlying fund will compensate the company for providing administrative, marketing, and support services that would otherwise be provided by the underlying fund, the underlying fund's investment advisor, or its distributor. Finally, when the company develops a variable annuity (or life) product in cooperation with a fund family or distributor (e.g. a "private label" product), the company will generally include underlying funds based on recommendations made by the fund family or distributor, whose selection criteria may differ from the company's selection criteria.

  Each underlying fund is reviewed periodically after having been selected. Upon review, the company may remove an underlying fund or restrict allocation of additional premium payments to an underlying fund if the company determines the underlying fund no longer meets one or more of the criteria and/or if the underlying fund has not attracted significant contract owner assets.

  In addition, if any of the underlying funds become unavailable for allocating premium payments, or if we believe that further investment in an underlying fund is inappropriate for the purposes of the contract, we may substitute another variable investment option. However, we will not make any substitutions without notifying you and obtaining any state and SEC approval, if necessary. From time to time we may make new variable investment options available.

  You will find detailed information about the underlying funds and their inherent risks in the current prospectuses for the underlying funds. Since each option has varying degrees of risk, please read the prospectuses carefully. There is no assurance that any of the underlying funds will meet its investment objectives. Copies of the fund prospectuses may be obtained by writing to our Annuity Operations Division or calling us at the address or telephone number provided on the first page of this prospectus.

Administrative, Marketing and Support Service Fees
  The Company and the principal underwriter for the Contracts have entered into agreements with the investment adviser, subadviser, distributor, and/or affiliated companies of most of the underlying funds. We have also entered into agreements with the Phoenix Edge Series Fund and its advisor, Phoenix Variable Advisors, Inc., with whom we are affiliated. These agreements compensate the Company and the principal underwriter for the Contracts for providing certain administrative, marketing, or other support services to the underlying funds.

  Proceeds of these payments may be used for any corporate purpose, including payment of expenses that the company and the principal underwriter for the contracts incur in promoting, issuing, distributing and administering the Contracts. As stated previously, such payments are a factor in choosing which funds to offer in the Company's variable products. These payments may be significant and the Company and its affiliates may profit from them.

  The payments are generally based on a percentage of the average assets of each underlying fund allocated to the variable investment options under the contract or other contracts offered by the company. The amount of the fee that an underlying fund and its affiliates pay the company and/or the company's affiliates is negotiated and varies with each underlying fund. Aggregate fees relating to the different underlying funds may be as much as 0.45% of the average net assets of an underlying fund attributable to the relevant contracts. A portion of these payments may come from revenue derived from the distribution and/or service fees (12b-1 fees) that are paid by an underlying fund out of its assets as part of its total annual operating expenses and is not paid directly from the assets of your variable insurance product.

GIA
--------------------------------------------------------------------------------


  Note: Currently if you have an optional living benefit, you cannot transfer or allocate premiums and Contract Values to the GIA. Your premiums are required to be allocated in accordance to an asset allocation or strategic program. We may remove this restriction at any time in the future, e.g. if you participate in an Enhanced Dollar Cost Averaging Program.


  In addition to the Separate Account, you may allocate premiums or transfer values to the GIA. Amounts you allocate or transfer to the GIA become part of our general account assets. You do not share in the investment experience of those assets. Rather, we guarantee a minimum rate of return on the allocated amount, as provided under the terms of your product. Although we are not obligated to credit interest at a higher rate than the minimum, we may credit interest at a higher rate than the minimum for new and existing deposits.


  We reserve the right to limit total deposits to the GIA, including transfers, to no more than $250,000 during any one-week period per contract.


  Prior to the Maturity Date you may make transfers into or out of the GIA subject to the GIA restrictions described in this section. In general, you may make only one transfer per year out of the GIA. The amount that can be transferred out is limited to the greater of $1,000 or 25% of the Contract Value in the GIA as of the date of the transfer. Also, the Contract Value allocated to the GIA may be transferred out to one or more of the investment options over a consecutive 4-year period according to the following schedule:


                    .Year One:      25% of the total value
                    .Year Two:      33% of remaining value
                    .Year Three:    50% of remaining value
                    .Year Four:     100% of remaining value


  Transfers from the GIA may also be subject to other rules as described throughout this prospectus. The GIA is available only during the accumulation phase of your contract.

  Because of exemptive and exclusionary provisions, we have not registered interests in our general account under the Securities Act of 1933. Also, we have not registered our general account as an investment company under the 1940 Act, as amended. Therefore, neither the general account nor any of its interests are subject to these Acts, and the SEC has not reviewed the general account disclosures. These disclosures may, however, be subject to certain provisions of the federal securities law regarding accuracy and completeness of statements made in this prospectus.

GIA Restrictions

  Contracts are subject to a Maximum GIA Percentage provision that restricts investments in the GIA. The Maximum GIA Percentage will never be more than 100%. It currently is 5%. No more than the Maximum GIA Percentage of each premium payment may be allocated to the GIA. We will not permit transfers into the GIA during the first year, nor allow any transfers during subsequent years that would result in GIA investments exceeding the Maximum GIA Percentage of Contract Value. If you have an Optional Living Benefit, you may not allocate premiums or transfer values to the GIA. These restrictions as well as the availability of the GIA are subject to state insurance department approval. GIA is not available in Massachusetts and Washington.


MVA
--------------------------------------------------------------------------------


  Note: Currently if you elect an Optional Living Benefit, you may not allocate premiums or transfer values to the MVA.

  The MVA is an account that pays interest at a guaranteed rate if amounts allocated to the MVA are held to the end of the guarantee period. If amounts are withdrawn, transferred or applied to an Annuity Payment Option before the end of the guarantee period, a market value adjustment will be made. The MVA is available only during the accumulation phase of your contract. The MVA option currently offers different guarantee periods, which provide you with the ability to earn interest at different guaranteed rates on all or part of your Contract Value. Each allocation has its own guaranteed rate and expiration date. Because we change guaranteed rates periodically, amounts allocated to a guarantee period at different times will have different guaranteed rates and expiration dates. The applicable guaranteed rate, however, does not change during the guarantee period.


  We will notify you of the expiration of the guarantee period and of your available options within 30 days of the expiration date. You will have 15 days before and 15 days following the expiration date ("window period") to notify us of your election. During this window period, any withdrawals or transfers from the MVA will not be subject to a market value adjustment. Unless you elect to transfer funds to a different guarantee period, to the investment options of the Separate Account, to the GIA or elect to withdraw funds, we will begin another guarantee period of the same duration as the one just ended and credit interest at the current rate for that new guarantee period. If you choose a guarantee period that is no longer available or if your original guarantee period is no longer available, we will use the guarantee period with the next longest duration.

  We reserve the right, at any time, to discontinue guarantee periods or to offer guarantee periods that differ from those available at the time your contract was issued. Since guarantee periods may change, please contact us to determine the current guarantee periods being offered.

  Any withdrawal from or transfer out of the MVA will be subject to a market value adjustment unless the effective date of the withdrawal is within the window period. The market value adjustment will be applied to the amount being withdrawn after the deduction of any applicable administrative charge and before the deduction of any applicable surrender charges. The market value adjustment can be positive or negative. The amount being withdrawn after application of the market value adjustment can be greater than or less than the amount withdrawn before the application of the market value adjustment.

  A market value adjustment will not be applied upon the payment of the death benefit.

  The market value adjustment will reflect the relationship between the current rate (defined below) for the amount being withdrawn and the guaranteed rate. It is also reflective of the time remaining in the applicable guarantee period. Generally, if the guaranteed rate is equal to or lower than the applicable current rate, the market value adjustment will result in a lower payment upon withdrawal. Conversely, if the guaranteed rate is higher than the applicable current rate, the market value adjustment will produce a higher payment upon withdrawal.

  Assets allocated to the MVA are not part of the assets allocated to the Separate Account or to PHL Variable's general account. The availability of the MVA is subject to state approval. The MVA is more fully described in a separate prospectus that should be read carefully before investing.

Deductions and Charges
--------------------------------------------------------------------------------

Annual Administrative Charge
  We deduct an annual administrative charge from the Contract Value. This charge is used to reimburse us for some of the administrative expenses we incur in establishing and maintaining the contracts.

  The maximum annual administrative charge under a contract is $35. The current annual administrative charge under a contract is $35, except in the states of Texas, New Mexico, and Washington, in which the current charge is $30. This charge is deducted annually on the contract anniversary date. It is deducted on a pro rata basis from the investment options, GIA or MVA in which you have an interest. If you fully surrender your contract, the full administrative fee if applicable, will be deducted at the time of surrender. The administrative charge will not be deducted (either annually or upon withdrawal) if your Contract Value is $50,000 or more on the day the administrative charge is due. This charge may be decreased but will never increase. If you elect Annuity Payment Options I, J, K, M or N, the annual administrative charge after the Maturity Date will be deducted from each annuity payment in equal amounts.

Daily Administrative Fee
  We make a daily deduction from the Contract Value to cover the costs of administration. This current fee is the maximum charged based on an annual rate of 0.125% and is taken against the net assets of the investment options. It compensates the company for administrative expenses that exceed revenues from the annual administrative charge described above. (This fee is not deducted from the GIA or MVA).

Market Value Adjustment
  Any withdrawal from your MVA will be subject to a market value adjustment. See the MVA prospectus for information relating to this option.

Guaranteed Minimum Accumulation Benefit Fee
  If the Guaranteed Minimum Accumulation Benefit rider is part of your contract, we will deduct a fee. The fee is deducted on each contract anniversary during the ten-year term. If this benefit terminates on a contract anniversary prior to the end of the term for any reason other than death or commencement of annuity payments, the entire fee will be deducted. If this benefit terminates on any other day prior to the end of the term for any reason other than death or commencement of annuity payments, a prorated portion of the fee will be deducted. The rider fee will be deducted from the total Contract Value with each investment option bearing a pro rata share of such fee based on the proportionate Contract Value of each investment option. We will waive the fee if the benefit terminates due to death or commencement of annuity payments. Should any of the investment options become depleted, we will proportionally increase the deduction from the remaining investment options unless we agree otherwise.


  The fee percentage is locked in at the current fee at the time you elect this benefit. Currently, the fee percentage is equal to 0.85%, multiplied by the greater of the guaranteed amount and Contract Value on the day that the fee is deducted. However, we reserve the right to charge up to 1.00%, multiplied by the greater of the guaranteed amount or Contract Value on the day that the fee is deducted. The fee for your rider is shown on the rider specifications page.

  If you elect the Guaranteed Minimum Accumulation Benefit, you will be unable to elect any other optional living benefit.

Phoenix Flexible Withdrawal Protector Fee
  If you have elected Phoenix Flexible Withdrawal Protector for your contract, we will deduct the rider fee on each rider anniversary while the rider is in effect. Currently, the rider anniversary is the same as the contract anniversary. The fee for this rider is a percentage of the greater of Contract Value or the rider Benefit Base on the date the fee is deducted. We calculate and deduct the rider fee amount after any applicable roll-up and before any automatic step-up of the rider Benefit Base.

  Sample calculation of the rider fee

   Assume that you have reached the end of first rider year, and that your rider fee percentage is 2.50%, your initial Benefit Base was $100,000, you made an additional premium payment of $10,000 during the first rider year and your Contract Value is $110,500. Also, assume that you made no withdrawals during the rider year and that you have not elected to opt-out of automatic step-ups.

   The Benefit Base at the end of the first rider year is equal to the Benefit Base on the rider date ($100,000) plus the amount of the additional premium payment ($10,000) or $110,000.

   Assume that your roll-up percentage is 6.5%. The roll-up amount is equal to 6.5% multiplied by the Benefit Base on the rider date ($100,000) plus the sum of all subsequent premium payments made during the first rider year or [6.5%* ($100,000 + $10,000)] = $7,150.

   The Benefit Base after roll-up is the current Benefit Base ($110,000) compared to the following amount: the current Benefit Base ($110,000) plus the roll-up amount for the first rider year ($7,150). The Benefit Base after roll-up is therefore $117,150 ($110,000 + $7,150).

   Your rider fee is $2,929 (2.50% of the greater of $110,500 and the $117,150). This rider fee is assessed against your Contract Value and your Contract Value becomes $107,571 ($110,500-$2,929).

   When we calculate the step-up, we begin that calculation using the current Contract Value, which in this example is $107,571.

  The maximum fee percentage for Phoenix Flexible Withdrawal Protector is 2.50% and the maximum additional fee percentage to add the optional Extended Care Enhancement is 0.50%. The current fee for Phoenix Flexible Withdrawal Protector varies between 0.60% and 1.80% depending on whether the single life or spousal life option is selected and which asset allocation program is selected. An additional current fee amount is charged if you add the Extended Care Enhancement. This fee is currently 0.20% for either the single or spousal life option regardless of the asset allocation program you select and is assessed along with and in the same manner as the fee for the Phoenix Flexible Withdrawal Protector without the Extended Care Enhancement. See the table of "Optional Benefit Fees" for details.

  You should know that if you change asset allocation programs during a rider year and the rider fees related to the use of those programs are different, you will pay the highest current rider fee associated with the various asset allocation programs in which your Contract Value was invested during that rider year. Additionally, we may increase your fee on the date of any automatic step-up to the Benefit Base for this rider. If you do not decline an automatic step-up, you will pay the current rider fee then in effect beginning on the date of any automatic step-up of the Benefit Base.

  Sample calculation of the rider fee after transfer to an asset allocation program with a higher rider fee percentage

   Assume that at the beginning of your rider year, the rider fee for the asset allocation program you chose was 0.85% and that, during the rider year you chose to reallocate all your Contract Value to another approved asset allocation program for which the rider fee was 1.05%.

   At the end of this rider year, your rider fee percentage will be 1.05%. This rider fee percentage is applied to the greater of the Benefit Base and the Contract Value. If the Benefit Base was $100,000 and the Contract Value was $98,000, then the rider fee would be $1,050 (1.05% times $100,000).

  In any case, the fee will not exceed the maximum percentage. See "Optional Benefits", "Phoenix Flexible Withdrawal Protector" for additional information on the potential impact of the step-up feature on the rider fee and your ability to decline the step-up.

  Unless we agree otherwise, the rider fee will be deducted from total Contract Value with each investment option and, if allocation to the GIA is then permitted, the GIA in which the contract has value bearing a pro rata share of such fee based on the proportionate value in each of those accounts.

  If this rider terminates on a contract anniversary for any reason other than death or commencement of annuity payments, the entire rider fee will be deducted. If this rider terminates on any other day, for any reason other than death or commencement of annuity payments, a prorated portion of the fee will be deducted. The prorated rider fee is calculated by multiplying the fee percentage then in effect for the rider by the greater of the Benefit Base or the Contract Value on the date the rider terminates, and then multiplying this amount by the result of the number of days elapsed in the rider year divided by the total number of days of that year.

  If you elect the Phoenix Flexible Withdrawal Protector, you will be unable to elect any other optional living benefit.

Phoenix Retirement Protector Fee
  If you have elected the Phoenix Retirement Protector for your contract, we will deduct the rider fee on each rider anniversary while the rider is in effect. Currently, the rider anniversary is the same as the contract anniversary. The fee for this rider is a percentage of the greatest of
(a) Contract Value, (b) the GMAB Benefit Base, and (c) the GMWB Benefit Base on the date the fee is deducted. The rider fee amount is calculated and deducted after any applicable roll-up of the GMWB Benefit Base and before any automatic step-up of the GMWB Benefit Base and elective step-up of the GMAB Benefit Base. See the section called "Optional Benefits", "Phoenix Retirement Protector" for a description of the Benefit Base amounts, the roll-up and step-up features.

  The maximum fee percentage for Phoenix Retirement Protector is 2.75% and the maximum additional fee percentage to add the optional guaranteed minimum death benefit is 0.50%. The current fee for the Phoenix Retirement Protector varies between 1.10% and 1.45% depending on whether the single life or spousal life option is selected. An additional fee amount is charged if you add the optional guaranteed minimum death benefit. This fee is currently 0.50% for either the single or spousal life option regardless of the asset allocation program you select and is assessed along with and in the same manner as the fee for the Phoenix Retirement Protector without the Guaranteed Minimum Death Benefit. See the table of "Optional Benefit Fees" for details.

  You should know that if you change asset allocation programs during a rider year and the rider fees related to the use of those programs are different, you will pay the highest current rider fee associated with the various asset allocation programs in which your Contract Value was invested during that rider year. Also, we may increase the rider fee for your rider on the date of any automatic step-up of the GMWB Benefit Base or elective step-up of the GMAB Benefit Base. If you do not decline an automatic step-up of the GMWB Benefit Base or you elect a step-up of the GMAB Benefit Base, you will pay the current rider fee then in effect beginning on the date of any step-up of the applicable Benefit Base.

  In any case, the rider fee will not exceed the maximum percentage. See "Optional Benefits" for additional information on the potential impact of the automatic step-up feature and the elective step-up feature on the rider fee and your ability to decline the automatic step-up and/or not elect the elective step-up.

  Unless we agree otherwise, the rider fee will be deducted from total Contract Value with each investment option and, if allocation to the GIA is then permitted, the GIA in which the contract has value bearing a pro rata share of such fee based on the proportionate value in each of those accounts.

  If this rider terminates on a contract anniversary for any reason other than death or commencement of annuity payments, the entire rider fee will be deducted. If this rider terminates on any other day, for any reason other than death or commencement of annuity payments, a prorated portion of the fee will be deducted. The prorated rider fee is calculated by multiplying the fee percentage then in effect for the rider by the greatest of the GMWB Benefit Base, the GMAB Benefit Base and the Contract Value on the date the rider terminates, and then multiplying this amount by the result of the number of days elapsed in the rider year divided by the total number of days of that year.

  If you elect the Phoenix Retirement Protector, you will be unable to elect any other optional living benefit.


Mortality and Expense Risk Fee

  We make a daily deduction from each investment option for the mortality and expense risk fee. The charge is assessed daily against the net assets of the investment options and varies based on the death benefit option you selected. The maximum charge for any death benefit option is 1.875%. The current charge under each death benefit option is equal to the following percentages on an annual basis:



 -----------------------------------------------------------------------------
   Death Benefit Option 1 Return of
                Premium                 Death Benefit Option 2 Annual Step-Up
 -----------------------------------------------------------------------------
                0.725%                                 0.975%
 -----------------------------------------------------------------------------


                                               Death Benefit Option 4
    Death Benefit Option 3 Earnings      Greater of Annual Step-Up or Annual
          Enhancement Benefit                          Roll-Up
 -----------------------------------------------------------------------------
                0.975%                                 1.225%
 -----------------------------------------------------------------------------


  Although you bear the investment risk of the Series in which you invest, once you begin receiving annuity payments that carry life contingencies the annuity payments are guaranteed by us to continue for as long as the Annuitant lives. We assume the risk that Annuitants as a class may live longer than expected (requiring a greater number of annuity payments) and that our actual expenses may be higher than the expense charges provided for in the contract.

  In assuming the mortality risk, we promise to make these lifetime annuity payments to the owner or other payee for as long as the Annuitant lives.

  No mortality and expense risk fee is deducted from the GIA or MVA. If the charges prove insufficient to cover actual administrative costs, then the loss will be borne by us; conversely, if the amount deducted proves more than sufficient, the excess will be a profit to us.

  We have concluded that there is a reasonable likelihood that the distribution financing arrangement being used in connection with the contract will benefit the Separate Account and the Contract Owners.

Premium Enhancement Fee

  If the Premium Enhancement feature is part of your contract, we apply a Premium Enhancement Fee. We make a daily deduction from each investment option for the Premium Enhancement Fee. The charge is assessed daily against the net assets of the investment options. The maximum charge is 1.50%. Currently, the charge is 0.80%.

  We have applied to the Securities and Exchange Commission (SEC) for permission to deduct the Premium Enhancement under the circumstances described in the Premium Enhancement Restrictions section of this prospectus. We will not deduct Premium Enhancements on your contract unless, and if applicable, until the SEC grants us permission. The application for exemptive relief (File
No. 812-13568) was filed with the SEC on August 22, 2008.


Surrender Charges

  9-Year Surrender Charge Schedule (Maximum Surrender Charge as a % of Premium Payment)



Complete Years From Receipt of Each Premium Payment
 0.................................................. 9%
 1.................................................. 8%
 2.................................................. 7%
 3.................................................. 6%
 4.................................................. 5%
 5.................................................. 4%
 6.................................................. 3%
 7.................................................. 2%
 8.................................................. 1%
 9+................................................. 0%



  A surrender charge may apply to withdrawals or a full surrender of the contract prior to the Maturity Date or after the Maturity Date under Variable Annuity Payment Options K or L. The amount of a surrender charge depends on the period of time your premium payments are held under the contract. The surrender charge is designed to recover the expense of distributing contracts that are terminated before distribution expenses have been recouped from revenue generated by these contracts. They are contingent charges because they are paid only if you surrender your contract within the surrender period. Surrender charges are waived on the free withdrawal amount and on death benefits. Surrender charges will not be imposed when you begin taking annuity payments on or after the contract's Maturity Date. Also, no surrender charge will be taken after the annuity period has begun except with respect to unscheduled withdrawals under Annuity Payment Options K or L. For more information, see "Annuity Payment Options." Any surrender charge imposed is deducted from amounts withdrawn. The surrender charge is calculated on a first-in, first-out basis. In other words, we calculate your surrender charge by assuming your withdrawal is applied to premium payments in the order your premium payments were received.

.. The surrender charge is deducted from amounts withdrawn in excess of the Free Withdrawal Amount available at the time of the withdrawal. Each Contract Year we allow you to withdraw a certain amount from the contract without the imposition of a surrender charge. This is called the "Free Withdrawal Amount." This amount is determined each Contract Year and is comprised of 10% of premium payments received that are still subject to a surrender charge. The amount is then reduced by any withdrawals made during that Contract Year that have occurred without the imposition of surrender charge. For example, amounts withdrawn during the contract year that are not assessed a surrender charge because they are out of the surrender charge period reduce the Free Withdrawal Amount on a dollar for dollar basis. The value computed under the Free Withdrawal Amount will decline as premium payments age beyond the surrender charge period.


  Amounts deducted to pay the surrender charges on partial withdrawals are subject to a surrender charge. A surrender charge will be deducted from the affected investment options, GIA and MVA on a pro rata basis. If you request a net withdrawal of a specified amount, we will deduct the surrender charges from the remaining Contract Value. This will result in an additional surrender charge when a net withdrawal is requested. If you request a gross withdrawal of a specified amount, we will deduct the surrender charges from the amount requested. Any distribution costs not paid for by surrender charges will be paid by PHL Variable from the assets of the General Account.

  Any withdrawal from the MVA will be subject to a market value adjustment unless the effective date of the withdrawal is within the window period. The market value adjustment will be applied to the amount being withdrawn after the deduction of any applicable administrative charge and before the deduction of any applicable surrender charges. The market value adjustment can be positive or negative. The amount being withdrawn after application of the market value adjustment can be greater than or less than the amount withdrawn before the application of the market value adjustment. For more information, see "MVA" or refer to the MVA prospectus.

  Under this contract surrender charges may be waived due to two life situations: admission into a nursing home or a terminal illness. There are no fees for these waivers.

  Nursing Home Waiver. Prior to Maturity Date, you may surrender all or a portion of the Contract Value (after any applicable market value adjustment is applied) without a surrender charge, provided that:

  (a)more than one year has elapsed since the Contract Date; and

  (b)the withdrawal is requested within two years of the owner's admission into a Licensed Nursing Home Facility; and

  (c)the owner has been confined to the Licensed Nursing Home Facility (as defined below) for at least the preceding 120 days.


  If the surrender charge is waived under this waiver, no future Premium Enhancements will be credited to the contract. If you surrender all or a portion of the Contract Value, and if the SEC allows us, we will deduct from the contract value the entire amount of any Premium Enhancement amount credited to the contract during the 12-month period prior to the date we waive the surrender charge.


  This waiver is subject to state approval (note: this waiver is not available in Massachusetts).

  Licensed Nursing Home Facility: a state licensed hospital or state licensed skilled or intermediate care nursing facility at which medical treatment is available on a daily basis. The owner must provide us with satisfactory evidence of confinement by written notice.

  Terminal Illness Waiver. Prior to Maturity Date, you may surrender all or a portion of the Contract Value (after any applicable market value adjustment is applied) without a surrender charge, provided that we receive proof, satisfactory to us, of the owner's terminal illness which is defined as an illness or condition that is expected to result in the owner's death within six months.


  If the surrender charge is waived under this waiver, no future Premium Enhancements will be credited to the contract. If you surrender all or a portion of the Contract Value, and if the SEC allows us, we will deduct from the contract value the entire amount of any Premium Enhancement amount credited to the contract during the 12-month period prior to the date we waive the surrender charge.


  This waiver is subject to state approval (note: this waiver is not available in Massachusetts).

Tax
  Tax is considered to be any tax charged by a state or municipality on premium payments, whether or not characterized as purchase payment premium tax (or premium tax). It is also other state or local taxes imposed or any other governmental fees which may be required based on the laws of the state or municipality of delivery, the owner's state or municipality of residence on the Contract Date. Taxes on premium payments currently range from 0% to 3.5% (the amount of state premium payment tax, if any, will vary from state to state), depending on the state. We will pay any premium payment tax, any other state or local taxes imposed or other governmental fee due and will only reimburse ourselves upon the remittance to the applicable state. For a list of states and taxes, see "Appendix B."

  We reserve the right, when calculating unit values, to deduct a credit or fee with respect to any taxes we have paid for or reserved during the valuation period that we determine to be attributable to the operation of a fund. No federal income taxes are applicable under present law and we are not presently making any such deduction.

Transfer Charge
  Currently, there is no charge for transfers; however, we reserve the right to charge a transfer fee of up to $20 per transfer after the first 12 transfers in each contract year to defray administrative costs.

Reduced Fees, Credits and Excess Interest for Eligible Groups
  We may reduce or eliminate the mortality and expense risk fee or the withdrawal charge, or credit excess interest, when sales of the contracts are made to certain eligible groups that result in savings of sales expenses. We will consider the following characteristics:

(1)the size and type of the group of individuals to whom the contract is offered;

(2)the amount of anticipated purchase payments;

(3)whether there is a preexisting relationship with the Company such as being an employee of the Company or its affiliates and their spouses; or to employees or agents who retire from the Company or its affiliates or Phoenix Equity Planning Corporation ("PEPCO"), or its affiliates or to registered representatives of the principal underwriter and registered representatives of broker-dealers with whom PEPCO has selling agreements; and

(4)internal transfers from other contracts issued by the Company or an affiliate, or making transfers of amounts held under qualified plans sponsored by the Company or an affiliate.

  Any reduction or elimination of the mortality and expense risk fee or the withdrawal charge or credit of excess interest will not unfairly discriminate against any person. We will make any reduction or credit according to our own rules in effect at the time the contract was issued. We reserve the right to change these rules from time to time.

Other Charges
  As compensation for investment management services, the advisors to the funds are entitled to a fee, payable monthly and based on an annual percentage of the average daily Net Asset Values of each Series. These fund charges and other fund expenses are described more fully in the fund prospectuses.

The Accumulation Period
--------------------------------------------------------------------------------

  The accumulation period is that time before annuity payments begin during which your premium payments into the contract remain invested.

Accumulation Units
  An Accumulation Unit is used to calculate the value of a contract. Each investment option has a corresponding accumulation unit value. The number of Accumulation Units of an investment option purchased with a specific premium payment will be determined by dividing the premium payment by the value of an Accumulation Unit in that investment option next determined after receipt of the premium payment. The value of the Accumulation Units of an investment option will vary depending upon the investment performance of the applicable Series of the funds, the expenses charged against the fund and the charges and deductions made against the investment option.

Accumulation Unit Values
  On any date before the Maturity Date of the contract, the total value of the Accumulation Units in an investment option can be computed by multiplying the number of such units by the value of an Accumulation Unit on that date. The value of an Accumulation Unit on a day other than a Valuation Date is the value of the Accumulation Unit on the next Valuation Date. The number of Accumulation Units credited to you in each investment option and their current value will be reported to you at least annually.

Purchase of Contracts
  Generally, we require minimum initial premium payments of:

..  Nonqualified plans--$25,000

..  Bank draft program--$150

  . You may authorize your bank to draw $150 or more from your personal checking account monthly to purchase units in any available investment option or for deposit in the GIA or MVA. The amount you designate will be automatically invested on the date the bank draws on your account.

..  Qualified plans--$3,500

  The initial payment is due and payable before the contract becomes effective. We require minimum subsequent premium payments of $100.

  The minimum age of the proposed owner to purchase a Contract is the age of majority in the state where the Contract is being purchased, or a guardian must act on your behalf. Generally, a contract may not be purchased for a proposed owner who is 86 years of age or older. Total premium payments in excess of $1,000,000 cannot be made without our permission. While the owner is living and the contract is in force, premium payments may be made anytime before the Maturity Date of a contract.

  Your initial payments will be applied within two days of our receipt if the application for a contract is complete. If an incomplete application is completed within five business days of receipt by our Annuity Operations Division, your payment will be applied within two days of the completion of the application. If our Annuity Operations Division does not accept the application within five business days or if an order form is not completed within five business days of receipt by our Annuity Operations Division, then your payment will be immediately returned. You may request us to hold your premium payment after the five day period while the application is completed and within two days after completion we will apply your premium payment. Please note that prior to the completion of your application or order form, we will hold the premium in a suspense account, which is a noninterest bearing account. Additional payments allocated to the GIA are deposited on the date of receipt of payment at our Annuity Operations Division. Additional payments allocated to investment options are used to purchase accumulation units of the investment option(s), at the value of such Units next determined after the receipt of the payment at our Annuity Operations Division.

  Premium payments received under the contract will be allocated in any combination to any investment option, GIA or MVA in the proportion you elect or as otherwise changed by you from time to time; or in an approved asset allocation or strategic program, as described below.

  For certain eligible groups, we may reduce the minimum initial or subsequent premium payment amount we accept for a contract. Factors in determining qualifications for any such reduction include:

(1)the make-up and size of the prospective group;

(2)the method and frequency of premium payments; and

(3)the amount of compensation to be paid to registered representatives on each premium payment.

  Any reduction will not unfairly discriminate against any person. We will make any such reduction according to our own rules in effect at the time the premium payment is received. We reserve the right to change these rules from time to time.


  Payments to the GIA are subject to the Maximum GIA Percentage. If you elect an optional living benefit rider, you may not allocate premiums or transfer values to the GIA or MVA.


Premium Enhancement

Summary
  Subject to state availability, this contract offers a Premium Enhancement feature. You can elect the Premium Enhancement feature for your contract only at the time you apply for your contract and the election is irrevocable.


  If you purchase this feature, a Premium Enhancement will be credited to your contract value at the time the initial premium payment and each subsequent premium payment is applied to the contract. For information on how a Premium Enhancement affects you if you exercise your "Free Look" privilege, please refer to the sections entitled "Free Look Period" under Miscellaneous Provisions and "Free Look Period" under the Contract Summary.

  The Company expects to profit from the higher fees imposed for electing the Premium Enhancement feature, Under certain circumstances, the contract owner may be worse off for having received a Premium Enhancement. The circumstances where the contract owner may be worse off for selecting the Premium Enhancement are situations where, over time, Premium Enhancement fees exceed Premium Enhancements credited to the contract. Also, in cases where there are market losses, a Premium Enhancement will magnify the impact of those losses. Additionally, if a contract is held for a longer period of time, the Premium Enhancement fees paid will exceed the amount of Premium Enhancement credited to the contract.

  The Premium Enhancement amount is payable from the Company's General Account. The Premium Enhancement amount will be applied to the Contract Value on the valuation date we apply the premium to the contract. We will allocate each Premium Enhancement amount to the investment options the same way as your premium payments are allocated at the time we credit the Premium Enhancement. Since the Premium Enhancement becomes part of the Contract Value, any charge which is calculated based on Contract Value will be impacted by the application of a Premium Enhancement. Additionally, the Premium Enhancements which are applied to your Contract Value will experience investment gains or losses associated with the investment option to which you have allocated your premium and will be included in the calculation of a market value adjustment in the case of requested withdrawals from the MVA.

  Any Premium Enhancement credited to the Contract Value is not considered a premium payment and will be considered as "earnings." The Enhancement is treated as "earnings" and included in Contract Value for purposes of computing Optional Living Benefits such as the GMAB, GMWB (Phoenix Flexible Withdrawal Protector) or combination GMAB/GMWB (Phoenix Retirement Protector). See the section of the prospectus that discusses Optional Living Benefit riders. The Enhancement is treated as "earnings" and included in Contract Value for purposes of determining the guaranteed benefit under any death benefit option. The Enhancement is also treated as "earnings" and included in Contract Value for purposes of withdrawals, free withdrawals, and tax purposes.

  Your contractual right to any Premium Enhancement credited to your contract does not fully vest until the surrender charge period tied to the premium payment that the Premium Enhancement was credited to expires. As stated earlier, in general, if you surrender or withdraw premium from your contract within the surrender charge period, we will deduct a surrender charge from those amounts at the time of withdrawal.

  However, other restrictions apply to Premium Enhancements. Subject to SEC approval, as discussed above, we will deduct any Premium Enhancement credited to the Contract Value if the Premium Enhancement was credited:


  . 12 months prior to exercising the Nursing Home Waiver or Terminal Illness Waiver;

  .  24 months prior to annuitization;

  .  During the free look period, if the contract was returned; or

  . 12 months prior to the death date of a contract owner, unless a spousal continuation is in effect.


We have applied to the Securities and Exchange Commission (SEC) for permission to deduct the Premium Enhancement under the circumstances described in the Premium Enhancement Restrictions section of this prospectus. We will not deduct Premium Enhancements on your contract unless, and if applicable, until the SEC grants us permission. The application for exemptive relief (File No. 812-13568) was filed with the SEC on August 22, 2008.


  Please review the remainder of this section for more complete details concerning these restrictions.

  Premium Enhancements are only credited prior to the contract anniversary immediately following the contract owner's 80/th/ birthday (the age of the oldest owner will apply if there are multiple owner's and the annuitant's age will apply if the contract owner is not a natural person). Additionally, no Premium Enhancements are credited during periods in which surrender charges are being waived under the Nursing Home Waiver or Terminal Illness Waiver.

  In the event that we are required to issue two new contracts to replace your existing contract as the result of a court order, such as a divorce decree, we will not apply any Premium Enhancement to existing Contract Value that is simply being transferred from the original contract to the newly issued contract.

Premium Enhancement Calculation

  The amount of the Premium Enhancement is calculated as the product of the premium payment and Premium Enhancement Percentage as described in the table below. We only credit Premium Enhancements for premium payments received prior to the contract anniversary immediately following the oldest Owner's 80/th/ birthday.




 -----------------------------------------------------------------------------
 Age of Oldest Owner on Contract Date      Premium Enhancement Percentage
 -----------------------------------------------------------------------------
             Less than 81                                7%
 -----------------------------------------------------------------------------
                  81+                          Not currently available
 -----------------------------------------------------------------------------



  Additionally, no Premium Enhancements are credited during periods in which surrender charges are being waived under the Nursing Home Waiver or Terminal Illness Waiver.

Premium Enhancement Restrictions

  We have the right to deduct Premium Enhancements from the amount of certain payments or refunds made to you under several circumstances as described below. Following a transaction for which we deduct the Premium Enhancements, your Contract Value will retain the investment experience associated with the Premium Enhancements even after the Premium Enhancements are removed from your contract.

  We will deduct the full amount of all Premium Enhancements in the event that the Contract Owner exercises the right to cancel the contract. In addition, if we return the Contract Value upon the owner's exercise of the right to cancel, the amount of the refund will include any positive or negative performance associated with the Premium Enhancement. As a result, in a down market if you have allocated Contract Value to the investment options, you may receive a smaller refund amount if you chose the Premium Enhancement Feature than if you had not elected that feature for your contract. Unless the contract has been continued under the spousal continuation provision, we will deduct the full amount of all Premium Enhancements (that have not been previously deducted) applied to the contract within the twelve month period prior to the death date of a contract owner. Regardless of the death benefit option elected, the deduction will not cause the death benefit amount to be less than all premiums paid to the contract less Adjusted Withdrawals.



  We will deduct the full amount of any Premium Enhancement credited to the Contract Value during the 24 months preceding your election to annuitize the contract so long as those amounts have not been previously deducted.

  We will deduct the full amounts of Premium Enhancements (that have not been previously deducted) credited to the Contract Value during the 12 months preceding the date we waive a surrender charge on a withdrawal from the contract under the surrender charge waivers provided by the contract for Nursing Home Confinement or Terminal Illness.


  We have applied to the Securities and Exchange Commission (SEC) for permission to deduct the Premium Enhancement from payments made to you under the circumstances described above. We will not deduct Premium Enhancements on your contract unless, and if applicable, until the SEC grants us permission. The application for exemptive relief (File No. 812-13568) was filed with the SEC on August 22, 2008.


  There may be circumstances where you may be worse off for having purchased a contract with the Premium Enhancement as opposed to a contract without the Premium Enhancement. We issue a variety of contracts designed to meet different retirement planning goals and other contracts have no Premium Enhancement feature. These contracts with no Premium Enhancement feature do not have a Premium Enhancement Fee. Depending on the length of time you own your contract, and the market performance during that time, the higher expenses associated with this contract may or may not be offset by the Premium Enhancement. You and your financial advisor should decide if you may be better off not electing the Premium Enhancement feature or with one of our other contracts. You and your financial advisor should consider the following:

..  The length of time you plan to own the contract;

..  The frequency, amount, and timing of any withdrawals; and

..  The amount of any payments.


Additional Programs
  If you have any Optional Living Benefit attached to your contract, we require you to elect and continue to participate in a single approved asset allocation program or the Optional Living Benefit will terminate. All initial and subsequent premium payments and Contract Value must be allocated to your chosen program beginning on the date your chosen rider is effective, which currently must be the contract date. There is no charge to participate in any approved program; however, the fee for the Optional Living Benefit may vary depending on the program you choose and the fee may increase under certain circumstances. See the table of "Optional Benefit Fees" and "Deductions and Charges."

  Provided that you do not have any optional living benefit riders attached to your contract, you may elect any of the additional programs described below at any time and at no charge.

  We may discontinue, modify or amend these programs as well as offer new programs or change the programs that are approved for use with the Optional Living Benefits in the future.

Asset Allocation and Strategic Programs
  Asset allocation and strategic programs are intended to optimize the selection of investment options for a given level of risk tolerance, in order to attempt to maximize returns and limit the effects of market volatility. The asset allocation and strategic programs reflect the philosophy that diversification among asset classes may help reduce volatility and boost returns over the long term. An asset class is a category of investments that have similar characteristics, such as stocks or bonds. Within asset classes there are often further divisions. For example, there may be divisions according to the size of the issuer (large cap, mid cap, small cap) or type of issuer (government, corporate, municipal). We currently offer several asset allocation programs many of which are approved for use with the Optional Living Benefits. Information about the programs we currently offer and whether each is approved for use with an Optional Living Benefit is provided below.

  For ease of reference throughout this section, we refer to the asset allocation and strategic programs described, simply as "programs", and we refer to the asset allocation options available within the programs, as "options". Some of these programs are funds offered under the contract. We do not charge for participating in the programs or their options. You may participate in only one asset allocation program at a time and your ability to use an asset allocation program with Asset Rebalancing and Dollar Cost Averaging or Enhanced Dollar Cost Averaging is limited as described in "Use of Dollar Cost Averaging with Asset Rebalancing and Allocation Programs." Subject to regulatory requirements and approvals, in the future we may modify or eliminate any existing program or option within a program, or may offer other asset allocation services which, at our discretion, may be available to current and/or prospective contract owners. For the most current information on any program or option, please contact your registered representative.

Selecting a Program and Option-Contracts without Optional Living Benefits
  If you have not elected an Optional Living Benefit for your contract, you are not required to elect an asset allocation program but may do so if you wish. If you are interested in electing a program, you should consult with your registered representative to discuss your choices. For certain programs, a questionnaire may be used to help you and your registered representative assess your financial needs, investment time horizon, and risk tolerance. You should periodically review these factors to determine if you need to change programs or options.

  When you participate in a program, all of your premium payments and Contract Value will be allocated to the investment options in accordance with your selected program and, if applicable, the option within that program. You may, at any time, switch your current program or option, and may elect any modified or new programs or options the Company may make available subject to our rules and rates then in effect. You may cancel your participation in a program at any time, and later re-enroll in a program by contacting our Annuity Operations Division. If a program is eliminated, we will notify you of the elimination and you should consult with your registered representative to choose among the other programs available at that time. To enroll in a program, you must properly complete the election form we require and return it to our Annuity Operations Division at the address shown on the first page of your prospectus.

Selecting a Program and Option-Contracts with Optional Living Benefits
  If you purchase a contract with an Optional Living Benefit, you are required to select one of the approved programs through which to allocate your premium payments and Contract Value. When you participate in one of the approved programs all your premium payments and Contract Value will be allocated to the investment options in accordance with your selected program and, if applicable, the option within that program. You should consult with your registered representative when you initially select a program and periodically review your program with your registered representative to determine if you need to change programs or options. You may, at any time, switch your current program or option to another approved program and may elect any modified or new programs or options the Company may make available subject to our rules and rates then in effect. Changing programs or options may change the fee for the Optional Living Benefit on your contract. See the table of "Optional Benefit Fees" for more information.

  Although you may cancel your participation in a program, you should consult your registered representative before doing so, as canceling the program will cause your Optional Living Benefit to terminate without value. You may later re-enroll in a program but re-enrollment will not reinstate an Optional Living Benefit. If a program is eliminated, we will notify you of the elimination and you should consult with your registered representative to choose among the other programs available at that time. To enroll in a program, you must properly complete the election form we require and return it to our Annuity Operations Division at the address shown on the first page of your prospectus.

  We currently offer the programs listed below.

..  AllianceBernstein VPS Wealth Appreciation Strategy Portfolio

..  AllianceBernstein VPS Balanced Wealth Strategy Portfolio

..  Franklin Templeton Founding Investment Strategy

..  Franklin Templeton Perspectives Asset Allocation Model

..  Phoenix-Ibbotson Strategic Asset Allocation, and

..  Phoenix Dynamic Asset Allocation Series.

  If the GMAB or Phoenix Retirement Protector is part of your contract you may only participate in the following programs:

..  Phoenix-Ibbotson Strategic Asset Allocation--Conservative Portfolio

..  Phoenix-Ibbotson Strategic Asset Allocation--Moderately Conservative
   Portfolio

..  Phoenix Dynamic Asset Allocation Series: Moderate

  If Phoenix Flexible Withdrawal Protector is part of your contract you may participate in any of the programs described within this section except:

..  Phoenix-Ibbotson Strategic Asset Allocation--Aggressive Portfolio

..  Phoenix Dynamic Asset Allocation Series: Growth Portfolio

..  AllianceBernstein VPS Wealth Appreciation Strategy Portfolio

..  Phoenix Dynamic Asset Allocation Series: Aggressive Growth

  A brief description of each program follows.

..  AllianceBernstein VPS Wealth Appreciation Strategy Portfolio
  The AllianceBernstein VPS Wealth Appreciation Strategy portfolio invests in an equity portfolio that is designed as a solution for investors who seek equity returns but also want broad diversification of the related risks across styles, capitalization ranges and geographic regions. In managing the portfolio, the adviser efficiently diversifies between growth and value equity investment styles, and between U.S. and non-U.S. markets. Normally, the adviser's targeted blend for the equity portion of the portfolio is an equal weighting of growth and value stocks (50% each). The portfolio may also invest in real estate investment trusts, or REITs. This asset allocation option is rebalanced as necessary in response to markets.

..  AllianceBernstein VPS Balanced Wealth Strategy
  The AllianceBernstein VPS Balanced Wealth Strategy portfolio targets a weighting of 60% equity securities and 40% debt securities with a goal of providing moderate upside potential without excessive volatility. Investments in real estate investment trusts, or REITs, are deemed to be 50% equity and 50% fixed-income for purposes of the overall target blend of the portfolio. The targeted blend for the non-REIT portion of the equity component is an equal weighting of growth and value stocks. This asset allocation option is rebalanced as necessary in response to markets.

..  Franklin Templeton Founding Investment Strategy
  Through the Franklin Templeton Founding Investment Strategy, premium payments and Contract Value are allocated to the three investment options as listed below. On a monthly basis, we will rebalance the Contract Value allocated to the three investment options back to the original allocation percentages in each investment option.

  .  Franklin Income Securities Fund--34%

  .  Mutual Shares Securities Fund--33%

  .  Templeton Growth Securities Fund--33%

..  Franklin Templeton Perspectives Allocation Model
  Through the Franklin Templeton Perspectives Allocation Model, premium payments and Contract Value are allocated to the three investment options as listed below. On a monthly basis, we will rebalance the Contract Value allocated to the three investment options back to the original allocation percentages in each investment option.

  .  Franklin Flex Cap Growth Securities Fund--34%

  .  Mutual Shares Securities Fund--33%

  .  Templeton Growth Securities Fund--33%

..  Phoenix-Ibbotson Strategic Asset Allocation
  PHL Variable and Ibbotson Associates have developed five asset allocation options, each comprised of selected combinations of investment options. Except as noted above, the options approved for use are:

  . Conservative Portfolio which seeks conservation of capital and has a portfolio allocation more heavily weighted in fixed income investments than in equities.

  . Moderately Conservative Portfolio which primarily seeks current income, with capital growth as a secondary objective, and has a portfolio allocation of approximately equal weightings in equities and fixed income investments.

  . Moderate Portfolio which seeks long-term capital growth and current income with emphasis on current growth, and has a portfolio allocation more heavily weighted in equities than in fixed income investments.

  . Moderately Aggressive Portfolio which seeks long-term capital growth with current income as a secondary objective, and has more than three quarters of the portfolio in equities and less than one quarter in fixed income investments.

  . Aggressive Portfolio which seeks long-term capital growth and is invested primarily in equities.

  On a periodic basis (typically annually), Ibbotson evaluates the options and updates them to respond to market conditions and to ensure style consistency. If you select one of the Phoenix-Ibbotson options, your premium payments (Contract Value for in force policies), however, will not be allocated in accordance with the updated options unless you specifically request we do so. If you elect to participate in this program, we will reallocate the Contract Value allocated to the investment options included in the program so that, following this reallocation, the percentage in each investment option equals the percentage originally used for the program. We will make this reallocation effective on the valuation date immediately preceding each anniversary of your contract date for as long as the asset allocation program is in effect for your contract. You should consult with your registered representative for the most current information on this program and the options within the program.

..  Phoenix Dynamic Asset Allocation Series
  The Phoenix Dynamic Asset Allocation Series are "funds of funds" that invest in other mutual funds based on certain target percentages. The series were designed on established principles of asset allocation and are intended to provide various levels of potential total return at various levels of risk. Asset allocations are updated quarterly, or more often, depending on changes in the economy or markets. Each option is rebalanced regularly to maintain adherence to predetermined asset classifications based on the risk profile for the series. Except as noted above, the options approved for use are:

  .  Phoenix Dynamic Asset Allocation Series: Moderate

  .  Phoenix Dynamic Asset Allocation Series: Moderate Growth

  .  Phoenix Dynamic Asset Allocation Series: Growth

  .  Phoenix Dynamic Asset Allocation Series: Aggressive Growth

  If you should elect any of the programs listed below, transfers made under these programs will not reduce the 12 transfers per year limit under this contract.


Asset Rebalancing Program
  The Asset Rebalancing Program allows you to specify the percentage levels you would like to maintain among the investment options. Asset Rebalancing does not permit transfers to or from the GIA or the MVA. We will automatically rebalance contract values among the investment options to maintain your selected allocation percentages. You can choose to have us make these transfers monthly, quarterly, semiannually or annually. You may start or discontinue this program at any time by submitting a written request or calling our Annuity Operations Division. The Asset Rebalancing Program does not ensure a profit nor guarantee against a loss in a declining market. Except as described below, the Asset Rebalancing Program is not available while the Dollar Cost Averaging Program is in effect.

Dollar Cost Averaging Program
  (Reminder that Premium Enhancements are included in the DCA calculations.)

  The Dollar Cost Averaging Program allows you to systematically transfer a set amount to the investment options or GIA on a monthly, quarterly, semiannual or annual basis. Generally, the minimum initial and subsequent transfer amounts are $25 monthly, $75 quarterly, $150 semiannually or $300 annually. Also, premium payments of $1,000,000 or more require our approval before we will accept them for processing. You must have an initial value of $2,000 in the GIA or in the investment option from which funds will be transferred (sending investment option), and if the value in that investment option or the GIA drops below the amount to be transferred, the entire remaining balance will be transferred and no more systematic transfers will be processed. Values may be transferred from only one sending investment option or from the GIA but may be allocated to multiple receiving investment options. Under the Dollar Cost Averaging Program, you may transfer approximately equal amounts from the GIA over a period of 6 months or more. Transfers under the Dollar Cost Averaging Program are not subject to the general restrictions on transfers from the GIA. This program is not available for the MVA. There is no charge for participating in this program.

  Upon completion of the Dollar Cost Averaging Program, you must notify us at 800/541-0171 or in writing to our Annuity Operations Division to start another Dollar Cost Averaging Program.

  All transfers under the Dollar Cost Averaging Program will be executed on the basis of values as of the first of the month rather than on the basis of values next determined after receipt of the transfer request. If the first of the month falls on a holiday or weekend, then the transfer will be processed on the next succeeding Valuation Date.

  Except as described below, the Dollar Cost Averaging Program is not available to individuals who invest via a bank draft program or while the Asset Rebalancing Program is in effect.

  The Dollar Cost Averaging Program does not ensure a profit nor guarantee against a loss in a declining market.

  Transfers to the GIA under the Dollar Cost Averaging Program are subject to the Maximum GIA Percentage.

  We may at different times offer additional or multiple Dollar Cost Averaging Programs, such as an Enhanced Dollar Cost Averaging Program. If elected, an Enhanced Dollar Cost Averaging Program would entitle you to an enhanced GIA interest rate for value, less applicable contract charges, allocated to the GIA (Net Value) for a specified period of time.

  You may cancel an Enhanced Dollar Cost Averaging Program at any time. Choosing to cancel an Enhanced Dollar Cost Averaging Program prior to the end of your chosen program period will not change the enhanced GIA interest rate you are being credited.

  In the event of an early cancellation the enhanced GIA rate will only be applied to the Net Value allocated to your program from the start date of your program to your cancellation date. The cancellation date is the valuation date we receive your cancellation request in good order at our Annuity Operations Division.

  After the cancellation date, you may transfer the Net Value that was invested in the Enhanced Dollar Cost Averaging Program from the GIA to the investment options without being subject to the Maximum GIA Percentage.

  We reserve the right to modify, suspend, or terminate any Dollar Cost Averaging Program we offer.

Use of Dollar Cost Averaging with Asset Rebalancing and Allocation Programs
  If you elect to participate in the Franklin Templeton Perspectives Allocation Model, Franklin Templeton Founding Investment Strategy, or the Phoenix-Ibbotson Strategic Asset Allocation Program then you may also elect to participate in the following programs:

1.Dollar Cost Averaging or Enhanced Dollar Cost Averaging; and

2.Asset Rebalancing with monthly rebalancing in the Franklin Templeton
  Perspectives Allocation Model or the Franklin Templeton Founding Investment Strategy, or Asset Rebalancing with annual rebalancing in the Phoenix-Ibbotson Strategic Asset Allocation Program.


  If you elect both the Enhanced Dollar Cost Averaging and the Asset Rebalancing Program, your entire dollar cost averaging transfer amount must be allocated to the Allocation Program in effect for your contract.


Interest Investment Program
  We may at different times offer an Interest Investment program. Under this program, interest earned on premium allocated to the GIA will automatically be transferred out to any of the investment options under the separate account.

  You may elect to transfer interest earned on premium allocated to the GIA on a monthly, quarterly, semiannual or annual basis. The amount that we transfer under the program will be based on the interest earned for the period you elect. We will process the automatic transfers on the first day of the month for the period that applies following our receipt of your transfer request. Should the first day of the applicable month fall on a holiday or weekend, we will process the transfer on the next business day.

  You must have a value of $10,000 in the GIA at all times to keep this program in effect. If the value in the GIA drops below $10,000 for any reason, then no more automatic transfers will be processed under the program. To start or stop the Interest Investment Program, you must notify us at 800/541-0171 or send a written request to our Annuity Operations Division.

  Transfers under the Interest Investment Program are not subject to the general restrictions on transfers from the GIA.

  The Interest Investment Program is not available to individuals who invest via a bank draft program or while the Dollar Cost Averaging Program or Asset Rebalancing Program is in effect.

  The Interest Investment Program does not ensure a profit nor guarantee against a loss in a declining market. There is no charge associated with participating in this program.

Systematic Withdrawal Program
  Prior to the Maturity Date, you may partially withdraw amounts automatically on a monthly, quarterly, semiannual or annual basis under the Systematic Withdrawal Program. You may withdraw a specified dollar amount or a specified percentage. The withdrawals are taken from the Contract Value with each investment option, MVA and GIA bearing a pro rata share. Withdrawals from the MVA may be subject to a market value adjustment.


  The minimum withdrawal amount is $100. Withdrawals will be processed on each monthly contract anniversary and any applicable surrender charges, market value adjustment, and taxes will be applied.


  You may start or terminate this program by sending written instructions to our Annuity Operations Division. This program is not available on or after the Maturity Date. There is no charge for participating in this program.

Optional Benefits

  For an additional charge, you may elect one of the optional living benefits described below. Generally you must elect a benefit on the Contract Date unless otherwise stated. If we allow you to elect a benefit after the Contract Date, the effective date of the benefit will be the next contract anniversary immediately following your election. Some benefit elections are irrevocable; others can be cancelled at any time after the Contract Date.

  Your ability to elect one of the optional living benefits may be restricted by minimum and maximum issue age requirements, ownership and beneficiary limitations, and is subject to state availability and regulation. More details are included in the form of a rider to your Contract if any of these benefits are chosen.

  If you decide to elect any of the optional living benefits you should carefully review their provisions to be sure the benefit is something that you want. You may wish to review these with your financial advisor.


Guaranteed Minimum Accumulation Benefit (GMAB)
  The GMAB provides a guaranteed minimum return if funds remain invested according to a designated asset allocation model for a ten-year term. Currently, we only allow you to elect this rider on the Contract Date. This rider may be terminated at any time by request.

  A fee for this benefit is deducted on each contract anniversary during the term of the benefit. See "Deductions and Charges" above.

  The benefit is available if each owner and Annuitant are less than 81 years old on the date that this rider is added to the Contract (the "rider date").

  The GMAB is available only if you allocate your premiums to an approved asset allocation or strategic program, and if you remain fully invested in the program for the term of the benefit. See "Asset Allocation and Strategic Programs" above.


  The GMAB is also available to you if you have purchased this contract in order to receive your mandatory after-death distributions using an Inherited/Stretch Annuity. An Inherited/Stretch Annuity is available to an individual or trust beneficiary of an Individual Retirement Account (IRA), (including a Roth IRA), or Qualified Plan or to an individual beneficiary of a Non-Qualified contract issued by PHL Variable or its affiliates or issued by a company unaffiliated with PHL Variable. If the beneficiary of a contract issued by a company unaffiliated with PHL Variable purchases this Phoenix Flexible Retirement Choice/sm/ Contract, then the GMAB will be available to the beneficiary. However, the beneficiary of this Phoenix Flexible Retirement Choice/sm/ Contract cannot elect the GMAB because a beneficiary does not retain the same rights under this Contract as the deceased owner. Certain limitations, considerations and tax implications apply to this Feature and may differ depending upon whether you have a IRA/Qualified or Non-Qualified Plan and whether the beneficiary is an individual or a trust.

  If you have purchased this contract in order to receive your mandatory after-death distributions using an Inherited/Stretch Annuity, election of the GMAB may not be in your best interest. Once inherited proceeds are in an Inherited/Stretch

Annuity, mandatory annual distributions must be made based on the life expectancy of the original beneficiary of the proceeds. Mandatory annual distributions may diminish the attractiveness of electing the GMAB because withdrawals made during the ten-year term of the rider decrease the amount of the benefit available. Consult your financial professional and tax adviser to determine whether this feature is right for you. See the section of this prospectus entitled "Inherited/Stretch Annuity Feature" for more details.


Guaranteed Amount
  The guaranteed amount is equal to the guaranteed amount base multiplied by Guaranteed Amount Factor 1. The guaranteed amount base is equal to (A) plus
(B) minus (C), where:

   A =the Contract Value on the rider date.

   B =100% of each subsequent premium payment paid to the contract during the first year of the 10-year period beginning on the rider date (the "term").

   C =pro rata adjustment for withdrawals from the contract during the term.
      The adjustment for each withdrawal is calculated by multiplying the guaranteed amount base prior to the withdrawal by the ratio of the amount withdrawn (including any applicable withdrawal fees) to the Contract Value immediately prior to the withdrawal.

  Currently, Guaranteed Amount Factors 1 and 2 are equal to 1.00.

Additional Amount
  If on the last day of the term:

.. the Contract Value is less than the guaranteed amount base, we will add an additional amount to the Contract Value equal to the difference between the Contract Value and the guaranteed amount.

.. the Contract Value is greater than or equal to the guaranteed amount base, we will add an additional amount to the Contract Value equal to the guaranteed amount base multiplied by the difference between the Guaranteed Amount Factor 2 and 1.00.

.. the contract annuitizes, the death of an owner or Annuitant occurs or a full surrender is made, the Contract Value will reflect any additional amount prior to the payment of any annuity, death or full surrender benefits. Note: no additional amount will be paid if any of the above occurs prior to the end of the term.

  If on any day following the rider date, any portion of the Contract Value is no longer invested according to an asset allocation or strategic program established and maintained by us for this benefit, the benefit will terminate and no additional amount will be added to the Contract Value.

Benefit Termination
  This benefit will terminate at the end of the term or upon the occurrence of any of the following:

.. the date that any portion of the Contract Value is not invested according to an asset allocation or strategic program established and maintained by us for the benefit;

..  the date that a full surrender is made;

.. the date of the first death of an owner unless the surviving spouse elects spousal continuation of the contract and benefit;

..  the date that annuity payments commence; or

..  the date that the contract terminates.

  If the benefit terminates for any of the above reasons prior to the end of the term, an additional amount will not be paid.


Phoenix Flexible Withdrawal Protector/SM/: A Guaranteed Minimum Withdrawal
Benefit
--------------------------------------------------------------------------------

Summary of Benefit

  You may purchase the Phoenix Flexible Withdrawal Protector, which subject to the rider's terms guarantees a minimum amount in payments or withdrawals from the contract, and may also select the optional Extended Care Enhancement with the rider for an additional charge. When you elect the Phoenix Flexible Withdrawal Protector, the GMWB component is automatically included. You must elect the Extended Care Enhancement to be included as part of the rider at the time you purchase the contract. Currently, these benefits are only available for purchase at the time you buy the contract and you may only purchase one Optional Living Benefit with the contract. Once you reach the date on which you can access the benefit according to the rider's terms, Phoenix Flexible Withdrawal Protector guarantees a minimum amount in payments or withdrawals from the contract provided you remain within certain restrictions and limitations which are described below. Phoenix Flexible Withdrawal Protector provides a lifetime benefit for the lifetime of one person if the single life option is elected, or for the lifetime of two spouses if the spousal life option is elected. The rider does not provide access to the benefit prior to the date the youngest Covered Person reaches a particular age, which is currently age 60 for the single life option and the younger spouse's age 65 for the spousal life option. We call the date on which this occurs the Benefit Eligibility Date. See "Important Terms and Conditions Related to Phoenix Flexible Withdrawal Protector" below for the definition of "Covered Person" and other important terms. However, prior to the Benefit Eligibility Date, the value of the benefit can increase as a result of increases to the Benefit Base. See "Events and features causing recalculation of the Benefit Base" below for details. We call the annual amount of the rider's lifetime benefit, the Annual Benefit Amount. As noted below, the Annual Benefit Amount represents two distinct values depending on whether or not your Contract Value is greater than zero. We calculate the Annual Benefit Amount on the later of the date you make the first withdrawal and the Benefit Eligibility Date. On the date it is calculated, the Annual Benefit Amount equals a percentage we call the Annual Benefit Percentage, multiplied by a value we call the Benefit Base. The Annual Benefit Percentage is an amount ranging from 0%-6% based on the attained age of the youngest Covered Person on the date of the first withdrawal from the contract. If you take a withdrawal before the Benefit Eligibility Date, the Annual Benefit Percentage will be zero and then will be permanently set to 4% on the Benefit Eligibility Date. The Benefit Base is a value we calculate as described below for determining the Annual Benefit Amount. Certain transactions and events under the contract can increase or decrease the Benefit Base. In turn, these transactions and events can increase or decrease the Annual Benefit Amount thereby affecting the amount you receive in payments or withdrawals under the benefit. We further define these terms, and describe the calculation of these values, and how various contract transactions and events affect these values below.

  Annual Benefit Amount when Contract Value is greater than zero: Guaranteed Withdrawals

  Provided that no withdrawals have been made from the contract prior to the Benefit Eligibility Date (the youngest Covered Person's 60/th/ birthday for the single life option and 65/th/ birthday for the spousal life option), Phoenix Flexible Withdrawal Protector guarantees a minimum amount of withdrawals you can take from the contract each year after the Benefit Eligibility Date. This amount is the Annual Benefit Amount. The Annual Benefit Amount is not available for guaranteed withdrawals prior to the Benefit Eligibility Date. The rider does not prevent you from taking withdrawals from the contract at any time; however, taking withdrawals prior to the Benefit Eligibility Date may significantly reduce or eliminate the value of the rider benefit. Please see the chart of "Special Risks Associated with Withdrawals" at the end of this section for details.

  If you take withdrawals from the contract prior to the Benefit Eligibility Date, the Benefit Base will be reduced by the withdrawal in the same proportion as the Contract Value is reduced by the withdrawal. See "Taking Withdrawals".

  So long as your remaining Benefit Base is greater than zero when you reach the Benefit Eligibility Date, we will then calculate the Annual Benefit Amount that becomes available to you at that time. The Annual Benefit Amount will be equal to the Annual Benefit Percentage multiplied by the Benefit Base on that date. However, if you take withdrawals before the Benefit Eligibility Date and these withdrawals cause both your Contract Value and Benefit Base to become zero, your rider will terminate without value. Since this is a lifetime benefit, postponing withdrawals too long may limit the value of this rider because your remaining life expectancy shortens as you age. You should carefully consider your plans for taking withdrawals from the contract in considering whether this benefit is appropriate for your goals.

  After the Benefit Eligibility Date, withdrawals reduce the future value of this benefit if they exceed the Annual Benefit Amount. We will reduce the Benefit Base if cumulative withdrawals in a rider year are more than the Annual Benefit Amount. This reduction affects the amount available for future guaranteed withdrawals while the Contract Value is greater than zero and for guaranteed payments when the Contract Value is zero. Please see the chart of "Special Risks Associated with Withdrawals" at the end of this section for details. Additionally, withdrawals that exceed the contract's free withdrawal amount are subject to any surrender charges imposed under the contract.

Annual Benefit Amount when Contract Value is zero: Guaranteed Payments
  If your Contract Value goes to zero on or after the Benefit Eligibility Date (the youngest Covered Person's 60/th/ birthday for the single life option and 65/th/ birthday for the spousal life option), and you have met the conditions of the benefit, the contract and all rights under the contract and rider terminate but we will pay you the Annual Benefit Amount each year until the first death of a Covered Person under the single life option or until the death of the surviving spouse under the spousal life option. The Annual Benefit Amount is not available for guaranteed payments until the Benefit Eligibility Date.

Asset Allocation or Strategic Program Requirement
  If you purchase Phoenix Flexible Withdrawal Protector, you must select one of the approved asset allocation programs when allocating your premium payments and Contract Value. You should consult with your registered representative when you initially select a program and periodically review your program with your registered representative to determine if you need to change programs. You may, at any time, switch your current program to another approved program the Company may make available; however, the fee for the rider may vary depending on the program or option you choose and the fee may increase under certain circumstances. See the table of "Optional Benefit Fees" and "Deductions and Charges" for details. We reserve the right to restrict availability of investment options and programs.

  Although you may cancel your participation in a program, you should consult your registered representative before doing so, as canceling out of programs altogether will cause the rider to terminate without value. You may request to later re-enroll in a program however, re-enrollment will not reinstate the rider. If a program is eliminated while the rider is in effect, we will provide you notice and you must choose among the other approved programs available by working with your registered representative to make an appropriate selection and returning the form we require to the Annuity Operations Division. Descriptions of the programs are found in "Asset Allocation and Strategic Programs" above.

Important Terms and Conditions Related to Phoenix Flexible Withdrawal Protector
  Since the rider is purchased with the contract, the rider date is the same as the contract date and rider years are measured the same as contract years.

  "Annual Benefit Percentage" is a percentage we use to determine the Annual Benefit Amount. The percentage varies by age as shown below and is established on the date you make the first withdrawal from the contract. If your first withdrawal is prior to the Benefit Eligibility Date (the youngest Covered Person's 60/th/ birthday for the single life option or 65/th/ birthday for the spousal life option) this percentage is reset to 4% on the Benefit Eligibility Date.

            --------------------------------------------------------
            Single Life   Annual Benefit Spousal Life Annual Benefit
            Attained Age    Percentage   Attained Age   Percentage
            --------------------------------------------------------
                <60             0%           <65            0%
            --------------------------------------------------------
               60-74            4%          65-74           4%
            --------------------------------------------------------
               75-84            5%          75-84           5%
            --------------------------------------------------------
                85+             6%           85+            6%
            --------------------------------------------------------



  "Benefit Eligibility Date" is the date the benefit provided by the rider is first available to you.

  . For the single life option, the Benefit Eligibility Date is the later of the rider date and the date the youngest Covered Person, as defined below, attains age 60.

  . For the spousal life option, the Benefit Eligibility Date is the later of the rider date and the date the youngest Covered Person attains age 65. For the spousal life option, if either spouse dies prior to the Benefit Eligibility Date, we will reset the Benefit Eligibility Date to the later of the date of the first spousal death, and the date the surviving spouse attains age 65.

  "Covered Person(s)" means the person(s) whose life is used to determine the duration of the lifetime Annual Benefit Amount payments. A Covered Person must be a natural person.

  . For the single life option, the Covered Person can be one or more lives. If there is one natural person owner, the owner is the Covered Person. If there are multiple natural person owners, all owners are Covered Persons. If the owner is a non-natural person, all annuitants named in the contract become the Covered Persons.

  . For the spousal life option, Covered Persons must be two legal spouses under federal law. If there is one natural person owner, the owner and the owner's spouse must be the Covered Persons. The spouse must be the sole beneficiary. If there are two spousal owners, the Covered Persons are the spousal owners, and they must both be each other's beneficiary. If there are multiple non-spousal owners, or if the owner is a non-natural person, the spousal life option is not allowed.

Benefit Base
  The Benefit Base is the amount established for the sole purpose of determining the Annual Benefit Amount. As noted above, while the Contract Value is greater than zero, so long as you have reached the Benefit Eligibility Date, the Annual Benefit Amount is the amount available for withdrawals. When the Contract Value goes to zero, so long as you have reached the Benefit Eligibility Date, the Annual Benefit Amount is the amount we will pay to you each year.

  Assuming the Phoenix Flexible Withdrawal Protector rider was issued on the date the contract was issued, the Benefit Base on that date equals the initial premium payment. Thereafter, the Benefit Base is re-calculated whenever certain triggering events occur. At any time while the rider is in effect, we will reduce the Benefit Base if cumulative withdrawals in a rider year are more than the Annual Benefit Amount, which, prior to the Benefit Eligibility Date, is zero. Generally speaking, assuming no withdrawals have been taken, the Benefit Base will be increased by additional premium payments (but not by any Premium Enhancements on those payments), and may be increased as a result of the roll-up and step-up features. Additionally, the Benefit Base may be increased at a particular rider anniversary following the end of the roll-up period by an aspect of the roll-up feature we call the Benefit Base Multiplier. We describe events and features causing recalculation of the Benefit Base below. Under no circumstances will the Benefit Base ever exceed a maximum amount. This maximum amount is the sum of the Maximum Benefit Base Percentage, currently 500%, multiplied by the initial premium plus the Maximum Benefit Base Percentage multiplied by the sum of subsequent premiums in the first rider year, plus 100% of other subsequent premiums.

  Sample calculation of the Maximum Benefit Base

   Assume that the initial premium on the rider date was $100,000 and that the Maximum Benefit Base Percentage was 500%. On the rider date, your Maximum Benefit Base is $500,000 (500% times $100,000).

   Now assume that you make an additional premium payment of $20,000 during the first rider year. Your Maximum Benefit Base would be increased to $600,000 [500,000 + (500% times $20,000)].

   Then assume that you make another premium payment of $15,000, but that this premium payment was made in the third rider year. Your Maximum Benefit Base would be increased to $615,000 [$600,000 + (100% times $15,000)].

Events and features causing recalculation of the Benefit Base

..  Premium Payments Received After the Rider Date
  If we receive premium payments after the rider date, and no withdrawals have been made from the contract, then we will increase the Benefit Base. The Benefit Base will be increased by the dollar amount of each premium payment on the date we receive it. However, if you then take withdrawals from the contract in excess of your Annual Benefit Amount, we will reduce the Benefit Base as described in "Taking Withdrawals" below.

  Withdrawals also stop increases in your Benefit Base that would have occurred when additional premiums are received by us. If any withdrawal has been made from the contract on or prior to our receipt of an additional premium, we will not increase the Benefit Base as a result of premium payments made after such withdrawal.

..  Roll-up Feature
  The GMWB rider includes a roll-up feature. A roll-up feature allows for an increase, or "roll-up," in the Benefit Base during a specified period of time, called the roll-up period. The roll-up feature is only available to you if no withdrawals have been taken from the contract. Currently, the roll-up period continues until the 10/th/ rider anniversary following the later of the rider date and the last rider anniversary on which an automatic step-up, described below, occurs. In no event can the roll-up period extend beyond the time the younger Covered Person attains a maximum age. This maximum age is the greater of age 95 or the younger Covered Person's age on the rider date plus 10 years. The increase in Benefit Base resulting from a roll-up is based upon a comparison of the following three values on each rider anniversary: (i) the Contract Value, (ii) the Benefit Base, and (iii) the sum of the Benefit Base on the prior rider anniversary plus the roll-up amount for the prior rider year, plus subsequent premium payments received during the prior rider year. For calculation of the increase in Benefit Base provided by the roll-up feature, "subsequent premium payments" means premium payments received after the rider date, excluding premium payments received on any rider anniversary and excluding any Premium Enhancements. Generally, the roll-up amount is determined by multiplying the Benefit Base at the end of the first rider year by a percentage, currently 6.5%. In subsequent rider anniversaries during the roll-up period, the roll-up amount is normally the same value (assuming no withdrawals). Withdrawals will cause the roll-up feature to become unavailable. If there has been a prior automatic step-up, the roll-up amount is determined by multiplying the Benefit Base at the time of the most recent automatic step-up by a percentage, currently 6.5%.

  If you have not taken withdrawals from the contract and therefore are eligible for the roll-up feature of the rider, we will consider an additional value in recalculating the Benefit Base on the rider anniversary at or following the end of the roll-up period on which the youngest Covered Person has attained age 70. This additional value applies the Benefit Base Multiplier, currently 200%, to the sum of the Benefit Base on the rider date plus subsequent premium received in the first rider year. The recalculation of the Benefit Base under the various situations that can exist at the end of the roll-up period is described below.

..  Rider Anniversaries During the Roll-up Period
  On each rider anniversary during the roll-up period, if no withdrawals have been made, the Benefit Base will be re-calculated on that rider anniversary. The re-calculated Benefit Base will be set equal to the greater of the following unless the automatic step-up feature has been suspended in which case, it will be set to the second of the two values described below:

  . the Contract Value then in effect, (after all fees have been deducted, and provided the automatic step-up feature has not been suspended);

  . the sum of (i) the Benefit Base on the prior rider anniversary plus any premium payments since the prior rider anniversary and (ii) the roll-up amount for the prior rider year, if any.

 Example 1 - Basic application of a roll-up amount.
   Assume that you have reached your first rider anniversary and have not made any withdrawals. Assume further that your Benefit Base on your rider's effective date was $100,000, your Contract Value is $105,000, you have not made any subsequent premium payments during the prior rider year and the automatic step-up has not been suspended.

   Your Benefit Base will be re-calculated on your rider anniversary to be the greater of the following:

  .  Contract Value = $105,000

  .  Sum of (i) and (ii) = $106,500

      (i)Benefit Base on prior rider anniversary = $100,000

     (ii)The Roll-Up Amount of $6,500 which equals the Benefit Base at the end of the first rider year ($100,000) times 6.5%.

  Your Benefit Base will be $106,500.

 Example 2 - Application of the roll-up amount when there is a prior automatic step-up.
   Assume that you have reached the second rider anniversary and have not made any withdrawals. Assume further that your Benefit Base as of the last rider anniversary was $108,000 due to an automatic step-up, your contract value is $110,000, you have not made any subsequent premium payments during the prior rider year and the automatic step-up has not been suspended.

   Your Benefit Base will be re-calculated on your rider anniversary to be the greater of the following:

  .  Contract Value = $110,000

  .  Sum of (i) and (ii) = $115,020

     (i)Benefit Base on prior rider anniversary = $108,000

    (ii)The Roll-Up Amount of $7,020, which equals the Benefit Base on the rider anniversary of the last automatic step-up ($108,000) times 6.5%.

  Your Benefit Base will be $115,020.

 Example 3 - Application of the roll-up amount when several rider years have elapsed with no prior automatic step-up.
   Assume the Benefit Base on the first rider anniversary prior to any roll-up calculation was $100,000. Assume that you have reached the fourth rider anniversary without making any withdrawals and without having an automatic step-up. The Benefit Bases are increased by the Roll-Up Amounts at the end of each of the first 3 rider years and equal:

     Year 1: $106,500 = $100,000 + $6,500

     Year 2: $113,000 = $106,500 + $6,500

     Year 3: $119,500 = $113,000 + $6,500

   The above Roll-Up Amounts are each equal to 6.5% of the Benefit Base at the end of the first rider year.

   Assume that, on the 4/th/ rider anniversary, your contract value is $115,000 and you have not made any subsequent premium payments.

   Your Benefit Base will be re-calculated on your rider anniversary to be the greater of the following:

  .  Contract Value = $115,000

  .  Sum of (i) and (ii) = $126,000

      (i)Benefit Base on prior rider anniversary = $119,500

     (ii)The Roll-Up Amount of $6,500 which equals the Benefit Base at the end of the first rider year ($100,000) times 6.5%.

  Your Benefit Base will be $126,000.

 Example 4 - Impact of a Subsequent Premium Payment on the Benefit Base.
   Assume the Benefit Base on your rider's effective date was $100,000. Assume there is no automatic step-up at the end of the first rider year and you have not taken any withdrawals. The Benefit Base at the end of the 1st rider year is increased by the Roll-Up Amount and equals $106,500 = $100,000 + $6,500.

   Assume that 3 months into the 2/nd/ rider year you make a Subsequent Premium Payment of $50,000. The Benefit Base is increased to $156,500 ($106,500 + $50,000) due to the premium payment.

   Assume that, on the 2/nd/ rider anniversary, your contract value is $140,000.

   Your Benefit Base will be recalculated on your 2/nd/ rider anniversary to be the greatest of the following:

  .  Contract Value = $140,000

  .  Benefit Base in Effect = $156,500

  .  Sum of (i), (ii), and (ii) = $163,000

     (i)Benefit Base on prior rider anniversary = $106,500

    (ii)The Roll-Up Amount of $6,500 which equals the Benefit Base at the end of the first rider year ($100,000) times 6.5%.

   (iii)Subsequent Premium Payments during the recently completed rider year = $50,000

  Your Benefit Base will be $163,000.

..  The Rider Anniversary Following the End of the Roll-Up Period
  If the roll-up period has ended, and no withdrawals have been made from the contract, we will re-calculate the Benefit Base on the rider anniversary following the end of the roll-up period.

  When we recalculate the Benefit Base on the rider anniversary following the end of the roll-up period, the amount of the recalculated Benefit Base will depend on whether the youngest Covered Person has attained the Benefit Base Multiplier Age, currently age 70, by that rider anniversary. If the youngest Covered Person has not attained age 70 by the rider anniversary immediately following the end of the roll-up period, then we will re-calculate the Benefit Base again on the rider anniversary next following the date the youngest Covered Person attains age 70. For each situation, the recalculated Benefit Base is determined as described below.

1.Assuming the youngest Covered Person has not attained age 70 by the rider anniversary immediately following the end of the roll-up period, then on that rider anniversary, the Benefit Base will be set equal to the greater of the following, unless the automatic step-up feature has been suspended in which case, it will be set to the latter of the two values described below:
  . the Contract Value then in effect, (after all fees have been deducted, provided the automatic step-up feature has not been suspended);

  . the sum of (i) the Benefit Base on the prior rider anniversary plus any premium payments since the prior rider anniversary and (ii) the roll-up amount for the prior rider year, if any.

   Assume the Benefit Base on the first rider anniversary prior to any roll-up calculation was $100,000 and that you have reached the rider anniversary following the end of the roll-up period, the youngest Covered Person has not yet attained age 70 and you have not made any withdrawals. Assume further that your contract has never had an automatic step-up, your Benefit Base as of your prior rider anniversary was $158,500, your Contract Value is $105,000, you have not made any subsequent premium payments during the prior rider year and the automatic step-up has not been suspended.

   Your Benefit Base will be re-calculated on your rider anniversary to be the greater of the following:

  .  Contract Value = $105,000

  .  Sum of (i) and (ii) = $165,000

      (i)Benefit Base on prior rider anniversary = $158,500

     (ii)Roll-Up Amount for prior rider year = $100,000 x 6.5% = $6,500

  Your Benefit Base will be $165,000.

2.Assuming the youngest Covered Person has attained age 70 by the rider anniversary immediately following the end of the roll-up period, then on that rider anniversary, the Benefit Base will be set equal to the greatest of the following, unless the automatic step-up feature has been suspended in which case, it will be set to the greater of the latter two values described below:

  . the Contract Value then in effect, (after all fees have been deducted, provided the automatic step-up feature has not been suspended);

  .  the Benefit Base Multiplier, currently 200%, multiplied by the sum of
     (i) the Benefit Base on the rider date, and (ii) all subsequent premium payments received during the first rider year;

  . the sum of (i) the Benefit Base on the prior rider anniversary plus any premium payments since the prior rider anniversary and (ii) the roll-up amount for the prior rider year, if any.

   Assume that you have reached the rider anniversary following the end of the roll-up period, the youngest Covered Person has attained age 70 and you have not made any withdrawals. Assume further that your contract has never had an automatic step-up, your Benefit Base as of your prior rider anniversary was $158,500, your Benefit Base on the rider date was $100,000, your Contract Value is $105,000, you have not made any subsequent premium payments after the rider date and the automatic step-up has not been suspended.

   Your Benefit Base will be re-calculated on your rider anniversary to be the greatest of the following:

  .  Contract Value = $105,000

  .  200% x Sum of (i) and (ii) = $200,000

      (i)Benefit Base on the rider date = $100,000

     (ii)Subsequent premium payments = $0

  .  Sum of (i) and (ii) = $165,000

      (i)Benefit Base on prior rider anniversary = $158,500

     (ii)Roll-Up Amount for prior rider year = $100,000 x 6.5% = $6,500

  Your Benefit Base will be $200,000.

..  Rider Anniversary Next Following Youngest Covered Person's 70/th/ Birthday
   Occurring after the Rider Anniversary Immediately Following the End of the Roll-Up Period
  Assuming no withdrawals have been taken and the youngest Covered Person attained age 70 after the rider anniversary immediately following the end of the roll-up-period, then, on the next rider anniversary following the date the youngest Covered Person attains age 70, the Benefit Base will be set equal to the greatest of the following, unless the automatic step-up feature has been suspended in which case, it will be set to the greater of the latter two values described below:

  . the Contract Value then in effect, after all fees have been deducted, (provided the automatic step-up feature has not been suspended);

  . the Benefit Base on the prior rider anniversary plus any premium payments since the prior rider anniversary;

  .  the Benefit Base Multiplier, currently 200%, multiplied by the sum of
     (i) the Benefit Base on the rider date and (ii) all subsequent premium payments received during the first rider year.

   Assume that you reached the rider anniversary following the end of the roll-up period several years ago, but still have not made any withdrawals from the contract. However, the youngest Covered Person celebrated his 70th birthday during the prior rider year. Assume further, your Benefit Base on the prior rider anniversary was $180,000, your Benefit Base on the rider date was $100,000, your Contract Value is $105,000, you have not made any subsequent premium payments after the rider date and the automatic step-up has not been suspended.

   Your Benefit Base will be re-calculated on your rider anniversary to be the greatest of the following:

  .  Contract Value = $105,000

  .  Benefit Base on prior rider anniversary = $180,000

  .  200% x Sum of (i) and (ii) = $200,000

      (i)Benefit Base on the rider date = $100,000

     (ii)Subsequent premium payments = $0

  Your Benefit Base will be $200,000.

..  Each Rider Anniversary After the Earlier of the First Withdrawal and the
   Rider Anniversary Following the End of the Roll-Up Period (except Rider Anniversary next following youngest Covered Person's 70/th/ birthday occurring after the Rider Anniversary immediately following the end of the Roll-Up Period).

  On each rider anniversary after the earlier of the first withdrawal and the rider anniversary following the end of the roll-up period, we will re-calculate the Benefit Base. The Benefit Base will be set equal to the greater of the following unless the automatic step-up feature has been suspended, in which case it will be set to the second of the two values described below:

  . the Contract Value then in effect, after all fees have been deducted, (provided the automatic step-up feature, described below, has not been suspended); and

  . the Benefit Base on the prior rider anniversary adjusted for any withdrawals taken since the prior rider anniversary plus, if no withdrawals have been made, any premium payments made since the prior rider anniversary.

   Assume that you made a withdrawal from the contract. Assume further, your Benefit Base on prior rider anniversary was $106,500, your Contract Value is $110,000 and the automatic step-up has not been suspended.

   Your Benefit Base will be re-calculated on your rider anniversary to be the greater of the following:

   .  Contract Value = $110,000

   .  Benefit Base on prior rider anniversary = $106,500

   Your Benefit Base will be $110,000.

..  Automatic Step-Up Feature
  The Phoenix Flexible Withdrawal Protector rider includes an automatic step-up feature. Like the roll-up feature, the automatic step-up feature allows for an increase in the Benefit Base. At set intervals, currently on each anniversary of the rider date, we will automatically compare the Contract Value, after deduction of all fees, to the Benefit Base then in effect; that is, the Benefit Base on the prior rider anniversary and, if no withdrawals have been taken, any premium payments made since the prior rider anniversary and reduced by withdrawals as described in "Taking Withdrawals". If the Contract Value, after deduction of all fees, is greater than such Benefit Base, we will automatically increase, or "step-up" the Benefit Base to equal the Contract Value. Any step-up occurs after any roll-up as described above. You should know the fee percentage for the rider may be increased if we step-up the Benefit Base. If you do not decline the automatic step-up, you will pay the current rider fee then in effect beginning on the date of any automatic step-up of the Benefit Base. You can decline the step up and any associated fee increase by contacting us no later than seven days prior to the rider anniversary. If you decline the step-up, the automatic step-up will not occur and the automatic step-up feature will be suspended immediately. If you decline an automatic step-up in the Benefit Base, we will continue to calculate any roll-ups as described above.

  Assuming your rider is still in effect at the next step-up interval, you may reactivate the automatic step-up option by contacting us at the phone number or address provided on the first page of the prospectus.

..  Taking Withdrawals
  The following section describes how taking withdrawals may impact the Benefit Base. Prior to the Benefit Eligibility Date, a withdrawal will reduce the Benefit Base by the same proportion as Contract Value is reduced by the withdrawal. If the Benefit Base is greater than the Contract Value at the time of the withdrawal, the withdrawal will reduce the Benefit Base by more than the withdrawal amount as shown in the example below. Then, on the Benefit Eligibility Date, which is generally the date the youngest Covered Person attains age 60, if the single life option is in effect or the date the younger spouse attains age 65, if the spousal life option is in effect, we will calculate the Annual Benefit Amount using the reduced Benefit Base.

   Assume the Contract Value is $50,000 and the Benefit Base is $75,000. A withdrawal of $5,000 is made prior to the Benefit Eligibility Date. The Contract Value is reduced by 10% ($5,000/$50,000) as a result of the withdrawal. Therefore, the Benefit Base is reduced by 10% or $7,500. The new Benefit Base is $75,000 - $7,500 = $67,500.

  After you reach the Benefit Eligibility Date, whether withdrawals will reduce the Benefit Base depends on whether cumulative withdrawals in any rider year exceed the Annual Benefit Amount as described below. The Annual Benefit Amount is not available to you for withdrawals or payments unless you have reached the Benefit Eligibility Date.

  . If cumulative withdrawals in any rider year after the Benefit Eligibility Date do not exceed the Annual Benefit Amount then in effect, the Benefit Base will not be reduced.

  . If a withdrawal causes the cumulative withdrawals in any rider year after the Benefit Eligibility Date to exceed the Annual Benefit Amount, the amount withdrawn in excess of the Annual Benefit Amount and any subsequent withdrawals in that rider year are all considered excess withdrawals. Each excess withdrawal will reduce the Benefit Base in the same proportion as the Contract Value is reduced by the excess withdrawal. This reduction in the Benefit Base reduces the amount of future permitted withdrawals and may also reduce any amount available for guaranteed payments if the Contract Value goes to zero.

  . You should know that, currently, withdrawals taken after the Benefit Eligibility Date to meet Required Minimum Distribution requirements as defined by the Internal Revenue Code are not considered to exceed the Annual Benefit Amount and therefore do not reduce the Benefit Base. However, we may change this rule at our discretion in which case such withdrawals taken following this change may be considered excess withdrawals as described below.

  For IRA and qualified plan contracts, cumulative withdrawals in a rider year after the Benefit Eligibility Date will be considered excess withdrawals only if they exceed the greatest of (a), (b) and (c), where:

(a) = thecurrent Annual Benefit Amount;

(b) = theRMD for the 1/st/ calendar year during the rider year; and

(c) = theRMD for the 2/nd/ calendar year during the same rider year.

  Sample calculations showing the effect of a withdrawal that is equal to the Annual Benefit Amount and then a withdrawal that is more than the Annual Benefit Amount

   Assume that your Contract Value is $100,000 and your Benefit Base is $120,000. Assume you are making your first withdrawal and that you have already reached the Benefit Eligibility Date.

   Since this is your first withdrawal (and it is occurring after the Benefit Eligibility Date), the Annual Benefit Percentage is determined by the youngest Covered Person's attained age on the date of first withdrawal. Assume this Annual Benefit Percentage is 5%. The Annual Benefit Amount therefore is $6,000, which is 5% multiplied by the Benefit Base (5% times $120,000). Now assume that the withdrawal amount is $6,000. Since your cumulative withdrawals during the rider year have not exceeded the Annual Benefit Amount, the amount withdrawn is not considered to be an excess withdrawal and there is no adjustment to your Benefit Base. So your Contract Value will decrease to $94,000 as a result of your withdrawal, but your Benefit Base will remain at $120,000.

   Assume that later that rider year, you withdraw an additional $10,000 and that the Contract Value prior to the withdrawal was $96,000. Your Contract Value would reduce to $86,000 as a result of the second withdrawal. Your cumulative withdrawals for the year are now $16,000, which exceeds your Annual Benefit Amount by $10,000. The excess withdrawal reduced your Contract Value by 10.42% ($10,000 divided by $96,000), and accordingly, your Benefit Base is reduced by 10.42%, from $120,000 to $107,500. Your Annual Benefit Amount would be recalculated as 5% of $107,500 or $5,375.

  You should know that withdrawals from the contract have other potential consequences, including potential imposition of surrender charges and premium taxes, and federal income tax consequences. Withdrawals, including withdrawals taken to meet Required Minimum Distribution requirements that do not exceed the Annual Benefit Amount are considered to be within the contract's free withdrawal amount. However, withdrawals above the Annual Benefit Amount, including withdrawals taken to meet Required Minimum Distribution requirements, are subject to any surrender charges imposed under the contract. Please see "Surrender of Contract and Withdrawals" and "Federal Income Taxes" for more information.

Extended Care Enhancement
  The Extended Care Enhancement is an optional feature available with the Phoenix Flexible Withdrawal Protector rider that allows for an increase in the Annual Benefit Amount when the Covered Person is confined to a nursing home, and meets the conditions specified below. As with other benefits provided by the rider, this benefit is available only on and after the Benefit Eligibility Date. This feature is subject to state availability.

Conditions
  We will increase the Annual Benefit Amount when the Covered Person has been confined to a nursing home as defined below for a least one day of the rider year, and has met the elimination period and waiting period requirements. This increase in the Annual Benefit Amount lasts for the same amount of time the Covered Person is confined and is calculated as described below. To meet the elimination period requirements, the Covered Person must have been confined to a nursing home for at least 180 consecutive days within the last 365 days. To meet the waiting period requirements, the Covered Person must not have been confined to a nursing home 12 months before the rider date and twelve months following the rider date. If you are confined to a nursing home during the waiting period, you will never be eligible for benefits under the Extended Care Enhancement.

  . A nursing home is a facility that is licensed to operate pursuant to the laws and regulations of the state in which is it located as a nursing home to provide 24-hour convalescent and related nursing care services 7 days a week by an on-site registered nurse on a continuing inpatient basis for persons who are chronically ill or who otherwise require assistance in performing the basic activities of daily living. The facility must provide care prescribed by a physician and performed or supervised by a registered graduate nurse. In addition the facility must have a planned program of policies and procedures developed with the advice of, and periodically reviewed by, at least one physician.

  . A nursing home does not include a hospital (acute care), a rehabilitation hospital, an assisted living facility, a facility for the treatment of alcoholism, drug addiction, mental illness, or nervous disorders, a rest home (a home for the aged or a retirement home), a residential care facility, or any other facility which does not, as its primary function, provide assistance in performing the basic activities of daily living.

  No benefits under the Extended Care Enhancement feature will be provided if other similar benefits have been purchased through the Company, or any of its subsidiaries or affiliates.

  If the Extended Care Enhancement feature is in effect, and you have met the above conditions, we will determine the Annual Benefit Amount by multiplying the Benefit Base by a specified percentage, currently 200%, multiplied by the Annual Benefit Amount Percentage. When the Covered Person is no longer confined to a nursing home, we will reduce the Annual Benefit Amount to that which is ordinarily provided under the Phoenix Flexible Withdrawal Benefit.

Payment of the Annual Benefit Amount when the Contract Value is greater than zero
  The Annual Benefit Amount is not available to you before the Benefit Eligibility Date. After you reach the Benefit Eligibility Date, you may take withdrawals equal to the Annual Benefit Amount each year the Contract Value is greater than zero. You can establish a Systematic Withdrawal Program for payments equal to a specified amount or can request payments according to your own schedule. See "Systematic Withdrawal Program" for additional details about how to use this program and the program's restrictions.

Payment of the Annual Benefit Amount when the Contract Value is zero
  The Annual Benefit Amount is not available to you before the Benefit Eligibility Date. If, when the Contract Value goes to zero, the Benefit Base is greater than zero, then, one month after the later of the date the Contract Value goes to zero and the Benefit Eligibility Date, we will begin to pay you equal monthly payments of an amount that will equal the Annual Benefit Amount divided by twelve. We will make these payments under the single life option or spousal life option, whichever you selected at the time you purchased the rider. For the single life option, all Covered Persons must be living on the date we make the first payment, and for the spousal life option, at least one spouse must be living. Payments will continue until the first death of any Covered Person(s) for the single life option, or until the death of the surviving spouse for the spousal life option. We may change the payment frequency to annual if a monthly payment would be otherwise less than any minimum payment requirement.

Maximum Maturity Date Benefit
  If your Contract Value is greater than zero and you cannot extend the maturity date of the contract any later, this rider allows you to exchange the Contract Value for lifetime payments equal to the Annual Benefit Amount in lieu of applying the Contract Value to one of the annuity payment options offered under the contract. Otherwise, your contract will enter the annuity period and you may choose any of the annuity options then available. See "The Annuity Period".

Termination of Phoenix Flexible Withdrawal Benefit
  The rider will terminate without value on the date the first of any of the following events occur:

1.any Covered Person is changed;

2.annuity payments begin under an annuity payment option as described in the contract;

3.the contract, to which the rider is attached, terminates;

4.the owner elects to terminate the rider;

5.any portion of the Contract Value is no longer invested in one of the approved asset allocation programs;

6.the Contract Value and Benefit Base are both reduced to zero;

7.any Covered Person under the single life option, or the surviving Covered
  Person under the spousal life option dies; or

8.you assign any rights or interest in the rider.

  Once the rider is terminated it cannot be reinstated and the pro rata portion of the rider fee will be deducted from the Contract Value on the date the rider terminates.

Special Risks Associated with Withdrawals
  The following chart demonstrates special risks that are associated with taking withdrawals when the Phoenix Flexible Withdrawal Protector is attached to a contract when the Contract Value and Benefit Base are both greater than zero. Whether or not a withdrawal is considered "permitted" or "excess" is described in the section "Taking Withdrawals", in the description of the Benefit Base. Also, withdrawals taken prior to the Benefit Eligibility Date can negatively affect the value of the rider. See "Taking Withdrawals" in the description of the Benefit Base. When the Contract Value is reduced to zero, lifetime payments will begin and withdrawals are no longer allowed from the contract.



                                                                                                         Permitted    Excess
Scenario                                                                                 No Withdrawals Withdrawals Withdrawals
--------                                                                                 -------------- ----------- -----------
Automatic Contract Value reduction......................................................                     X           X
Reduction to Benefit Base...............................................................                                 X
Gives you the highest potential Annual Benefit Amount available under the rider/1/......       X
Cancels your ability to have subsequent premium payments automatically increase the
  Benefit Base..........................................................................                     X           X
Cancels your ability to "roll-up" and increase your Benefit Base........................                     X           X
Reduces the likelihood of an automatic step-up/2/.......................................                     X           X
Premium payments increase the Benefit Base..............................................       X
Potential to terminate the rider without value if reduces the Contract Value to zero....                                 X
Permanently sets the Annual Benefit Percentage..........................................                     X           X
Permanently sets the Annual Benefit Amount if the Contract Value is reduced to zero and
  the Benefit Base is greater than zero.................................................                     X
Potential surrender charges.............................................................                                 X
Potential premium taxes and/or federal income tax consequences..........................                     X           X

-----------------

/1/ The potential Annual Benefit Amount is greatest if at the end of the roll-up period, no withdrawals have been made and the youngest Covered Person has attained the Benefit Base Multiplier Age.
/2/ In order to obtain an automatic step-up, your Contract Value must be greater than your Benefit Base on the rider anniversary. If you make withdrawals, your Contract Value will automatically decline, therefore reducing the likelihood that your Contract Value will be greater than your Benefit Base on your next rider anniversary, thus also reducing the likelihood that you will be able to step-up your Benefit Base.
Phoenix Retirement Protector: A Flexible Combination Benefit
--------------------------------------------------------------------------------

Summary of Benefit
  You may purchase the Phoenix Retirement Protector for an additional charge. Currently, this benefit is only available for purchase at the time you buy the contract and you may only purchase one Optional Living Benefit with the contract.

  Phoenix Retirement Protector combines two different guarantees into one rider: (i) a guaranteed minimum accumulation benefit ("GMAB"), and (ii) a guaranteed minimum withdrawal benefit ("GMWB"). In addition, you may select an optional guaranteed minimum death benefit ("GMDB") with the Phoenix Retirement Protector for an additional charge. When you elect the Phoenix Retirement Protector, the GMAB and GMWB components are automatically included. You must elect the GMDB component to be included as part of the rider at the time you purchase the contract. By purchasing this rider, you are able to obtain a GMAB and a GMWB through the same contract. This may be appropriate if, at the time you purchase your contract you want to be able to use the contract either for maximum accumulation or for maximum ability to provide payments; however, you should know that certain actions which have a positive impact on one component of the benefit may have a negative impact on another component of the benefit. As a result, you should carefully consider the impacts of various events and transactions on each benefit component.

  Additionally, some of the terms and features of the GMAB and GMWB components of this benefit are different from the individually offered GMAB and GMWB riders.

.. For example, the GMAB component offered under Phoenix Retirement Protector provides for a step-up of the GMAB Benefit Base and a new 10-year GMAB waiting period at the end of each GMAB waiting period; the stand-alone GMAB rider does not provide for a step-up and only provides the initial 10-year waiting period. You might want to consider the GMAB component offered under Phoenix Retirement Protector if you want the opportunity to lock-in market gains or if you have a longer investment horizon and could potentially benefit from multiple waiting periods. However, if you simply want a return of first-year premium at the end of the initial 10-year waiting period, then the individually offered GMAB may be more appropriate for you.

.. For example, the GMWB component offered under Phoenix Retirement Protector provides for a lifetime and a non-lifetime Annual Benefit Amount and allows you to choose between lifetime and non-lifetime payments when the contract value is reduced to zero; the stand-alone GMWB rider only provides a lifetime Annual Benefit Amount. You might want to consider the GMWB component offered under Phoenix Retirement Protector if you want the flexibility to guarantee lifetime income payments or income payments over a specified period of time or if you want the flexibility to defer the decision between lifetime and non-lifetime payments to the date the Contract Value is reduced to zero. However, if you know that you won't have a need for non-lifetime income payments, then the individually offered GMWB may be more appropriate for you.

.. In addition, if, on the date your contract is issued, you don't know what your future accumulation and/or income needs may be, Phoenix Retirement Protector may be appropriate for you because it provides a GMAB and GMWB through the same contract and allows you to defer the decision between accumulation and income. However, if, on the issue date, you know what your future accumulation or income needs will be (and you know you won't have a need for both accumulation and income benefits), then the individually offered GMWB or GMAB may be more appropriate for you.

.. The fee is also different for the individually offered GMWB and GMAB riders as compared to Phoenix Retirement Protector.

  The basic benefits and risks of each component of Phoenix Retirement Protector are described below and the sections that follow provide more detailed descriptions of how the benefits are calculated.

The GMAB Component
  The GMAB component of Phoenix Retirement Protector guarantees a return of a specified percentage of premium after a waiting period regardless of the performance of the asset allocation program(s) in which your premiums and Contract Value have been invested. This feature may be important to you if you are interested in maximizing your Contract Value during the accumulation period. The GMAB does not in any way guarantee the performance of any of the investment choices under the contract. Due to the potential negative effects of withdrawals on this benefit, you should know that this benefit may have limited usefulness if the contract is subject to the IRS minimum distribution requirements. As a result, you should consult with your tax adviser before selecting a rider with a GMAB feature.

The GMWB Component
  The GMWB component guarantees a minimum amount in payments or withdrawals from the contract provided you remain within certain restrictions and limitations which are described below. When you elect this benefit you choose whether to take withdrawals and payments under the single life option, or the spousal life option. Once you make this election, you cannot change it. This choice affects the amount of benefit you may be entitled to receive at various ages and, once your Contract Value goes to zero, the life for which benefit payments will be made.

Contract Value is greater than zero: Guaranteed Withdrawals
  While the Contract Value is greater than zero, if you have met the GMWB's terms and conditions, the GMWB component guarantees that you can make withdrawals from the contract each year up to the Non-Lifetime Annual Benefit Amount, or the Lifetime Annual Benefit Amount, as these terms are defined below. The Non-Lifetime Annual Benefit Amount becomes available for withdrawals on the rider date. The Lifetime Annual Benefit Amount is not available for withdrawals until the date the youngest Covered Person covered by the rider reaches a particular age, which is currently age 60 for the single life option and age 65 for the spousal life option. We call this date the GMWB Benefit Eligibility Date. The Non-Lifetime Annual Benefit Amount equals a percentage, currently 7% multiplied by a value we call the "GMWB Benefit Base". The Lifetime Annual Benefit Amount equals a percentage we call the "Lifetime Annual Benefit Percentage" multiplied by the GMWB Benefit Base or, if the first withdrawal occurs prior to the GMWB Benefit Eligibility Date, by the lesser of the GMWB Benefit Base and the Contract Value. The Lifetime Annual Benefit Percentage ranges from 0%-6% based on the attained age of the youngest Covered Person on the date of the first withdrawal.

  Withdrawals from the contract affect the Non-Lifetime Annual Benefit Amount, the Lifetime Annual Benefit Amount, and the GMWB Benefit Base differently. We have provided a brief summary below. See the "Taking Withdrawals" sections in the description of the GMWB Component for a fuller discussion of the impact of withdrawals.

..  Certain types of withdrawals will not impact the Non-Lifetime Annual Benefit
   Amount or the Lifetime Annual Benefit Amount. Cumulative withdrawals in any rider year within the Non-Lifetime Benefit Amount taken before or after the GMWB Benefit Eligibility Date do not reduce the Non-Lifetime Annual Benefit Amount. Cumulative withdrawals in any rider year within the Lifetime Annual Benefit Amount, once you have reached the GMWB Benefit Eligibility Date, do not reduce the Lifetime Annual Benefit Amount.

..  Certain types of withdrawals will impact the Non-Lifetime Annual Benefit
   Amount or the Lifetime Annual Benefit Amount.

  . Cumulative withdrawals in any rider year taken before or after the GMWB Benefit Eligibility Date in excess of the Non-Lifetime Annual Benefit Amount reduce the Non-Lifetime Annual Benefit Amount in the same proportion as the Contract Value is reduced by the excess amount of the withdrawals.

  . Withdrawals taken prior to the GMWB Benefit Eligibility Date affect the Lifetime Annual Benefit Amount in several ways. If you take a withdrawal from the Contract prior to the GMWB Eligibility Date we will permanently set the Lifetime Annual Benefit Percentage to 4% on the GMWB Benefit Eligibility Date. You may also reduce the Lifetime Annual Benefit Amount that becomes available to you on the GMWB Benefit Eligibility Date because we will use a different calculation to determine the Lifetime Annual Benefit Amount than we would have used had a withdrawal not been taken. Additionally, withdrawals taken prior to the GMWB Benefit Eligibility Date will reduce your GMWB Benefit Base and we will use the lesser of this reduced GMWB Benefit Base and the Contract Value in calculating the Lifetime Annual Benefit Amount on the GMWB Benefit Eligibility Date.

  . Cumulative withdrawals in any rider year taken after the GMWB Benefit Eligibility Date in excess of the Lifetime Annual Benefit Amount reduce the Lifetime Annual Benefit Amount in the same proportion as the Contract Value is reduced by the excess amount of the withdrawals.

  Regardless of when a withdrawal is taken, withdrawals reduce the GMWB Benefit Base either by the dollar amount of the withdrawal or by the same proportion as the Contract Value is reduced by the withdrawal. (See the "Taking Withdrawals" section in the description of the GMWB Component.)

  The GMWB Benefit Base, and ultimately the Non-Lifetime and Lifetime Annual Benefit Amounts, may be increased by premium payments and certain features of the GMWB. We have described how premium payments, features of the rider, and withdrawals affect the benefit in the section "GMWB Component" below.

  Like Phoenix Flexible Withdrawal Protector, an alternative GMWB available under this contract, this benefit does not prevent you from taking withdrawals from the contract at any time; however, taking withdrawals prior to the GMWB Benefit Eligibility Date or in excess of the Lifetime Annual Benefit Amount may significantly reduce or eliminate the value of the lifetime guarantees provided by the GMWB component of Phoenix Retirement Protector as described above and in the chart of "Special Risks Associated with Withdrawals" at the end of this section. You should know that withdrawals from the contract have other potential consequences, including potential imposition of surrender charges and premium taxes, and federal income tax consequences. Withdrawals that do not exceed the greater of the Non-Lifetime and Lifetime Annual Benefit Amounts, including withdrawals taken to meet Required Minimum Distributions, are considered to be within the contract's free withdrawal amount and are not subject to surrender charges under the contract. However, withdrawals, including withdrawals taken to meet Required Minimum Distributions, that exceed the greater of the Non-Lifetime and Lifetime Annual Benefit Amounts, as defined below and the contract's free withdrawal amount are subject to any surrender charges imposed under the contract. Please see "Surrender of Contract and Withdrawals" and "Federal Income Taxes" for more information.

Contract Value is reduced to zero: Guaranteed Payments
  If your Contract Value goes to zero and you have met the conditions of the benefit, the contract and all rights under the contract and rider terminate, and you must choose between lifetime or non-lifetime payments. You should know that the GMWB component does not provide a lifetime benefit amount prior to the GMWB Benefit Eligibility Date.

  If both the lifetime and non-lifetime options are available to you and you choose lifetime payments, we will pay you the Lifetime Annual Benefit Amount each year until the first death of a Covered Person under the single life option or until the death of the surviving spouse under the spousal life option. If you choose non-lifetime payments, we will pay you the Non-Lifetime Annual Benefit Amount until the GMWB Benefit Base is reduced to zero.

GMDB Component
  As noted above, the Phoenix Retirement Protector offers a guaranteed minimum death benefit (GMDB) component which you can elect for an additional fee. The benefit provides a higher GMDB than is provided under the contract so long as the GMDB Benefit Base under the rider exceeds the GMDB under the contract. You may wish to consider this benefit if your goal is to provide a higher death benefit.

Asset Allocation or Strategic Program Requirement
  If you purchase Phoenix Retirement Protector, you must select one of the approved asset allocation programs when allocating your premium payments and Contract Value. You should consult with your registered representative when you initially select a program and periodically review your program with your registered representative to determine if you need to change programs. You may, at any time, switch your current program to another approved program the Company may make available; however, the fee for the rider may vary depending on the program or option you choose and the fee may increase under certain circumstances. See the table of "Optional Benefit Fees" and "Deductions and Charges" for details. We reserve the right to restrict availability of investment options.

  Although you may cancel your participation in a program, you should consult your registered representative before doing so, as canceling out of programs altogether will cause the rider to terminate without value. You may request to later re-enroll in a program however re-enrollment will not reinstate the Phoenix Retirement Protector rider. If a program is eliminated while the rider is in effect, we will provide you notice and you must choose among the other approved programs available by working with your registered representative to make an appropriate selection and returning the form we require to the Annuity Operations Division. Descriptions of the programs are found in "Asset Allocation and Strategic Programs" above.

Important Terms and Conditions related to Phoenix Retirement Protector
  Currently, we offer this benefit only at the time you buy a contract. As a result, the rider date is the same as the contract date and rider years are the same as contract years.

(i) Guaranteed Minimum Accumulation Benefit ("GMAB") Component
  The GMAB component of the rider guarantees a return of a specified percentage of premiums after each GMAB Waiting Period. A GMAB Waiting Period represents the period of time that must elapse before you qualify for benefits under the GMAB component of the rider. Currently, the GMAB Waiting Period is 10 years, measured from the rider date. The amount of the benefit available after the waiting period depends on the relationship of the Contract Value to a value we call the "GMAB Benefit Base", which is described below. After the initial GMAB Waiting Period, we will automatically compare the GMAB Benefit Base to the Contract Value after all fees have been deducted. If the GMAB Benefit Base is greater than the Contract Value after all fees have been deducted, we will add an additional amount to your Contract Value and therefore your new Contract Value will equal the GMAB Benefit Base. Whenever such addition occurs, a new GMAB Waiting Period begins. In addition, you may elect to increase, or "step-up" the GMAB Benefit Base as specified below. A new GMAB Waiting Period also begins when you step-up the GMAB Benefit Base. Each new GMAB Waiting Period supersedes any GMAB Waiting Period already in progress and delays the time when we will determine if an additional amount will be added to the Contract Value.

GMAB Benefit Base
  As noted above, we compare the Contract Value to the GMAB Benefit Base to determine if an additional amount will be added to the Contract Value at the end of each GMAB Waiting Period. Assuming the rider was issued on the date the contract was issued, the GMAB Benefit Base is equal to the initial premium payment. Thereafter, the GMAB Benefit Base is re-calculated whenever certain triggering events occur. Generally speaking, the GMAB Benefit Base will be increased by a percentage of subsequent premium payments, and may be increased by the elective step up feature. Under no circumstances will the GMAB Benefit Base ever exceed a maximum amount equal to 500% of subsequent premiums in the first rider year, plus 100% of other subsequent premiums. The GMAB Benefit Base will be set equal to zero on the date the Contract Value is reduced to zero.

Events and features causing recalculation of the GMAB Benefit Base

..  Premium Payments Received After the Rider Date
  The GMAB Benefit Base will be increased by 100% of any premium payment received after the rider date and within the first rider year in each GMAB Waiting Period. Premiums received following the first rider anniversary within each GMAB Waiting Period do not increase the GMAB Benefit Base.

  Sample calculation showing the effect of subsequent premium payments on GMAB Benefit Base

   Assume the rider date is June 12, 2009 and that your initial premium payment on the rider date is $100,000. Your GMAB Benefit Base is set equal to $100,000.

   Assume that you make an additional premium payment of $10,000 on August 24, 2009. Since this premium payment was made in the first year during the GMAB Waiting Period, 100% of the premium payment is added to the GMAB Benefit Base. Thus the GMAB Benefit Base is increased to $110,000.

   Assume that you make another premium payment of $10,000 on April 5, 2012. Also assume that you have not made an elective GMAB Step-Up since the rider date. Since this premium payment was made in the third year during the GMAB Waiting Period, the GMAB Benefit Base is not increased.

..  Elective GMAB Step-Up
  You may elect to increase, or "step up" the GMAB Benefit Base each rider year when the Contract Value is greater than the GMAB Benefit Base. To elect to step up the GMAB Benefit Base, you must notify us of this election at least 7 days before the end of the rider year. Then we will increase the GMAB Benefit Base to equal the Contract Value on the rider anniversary and a new GMAB Waiting Period will begin. If the GMWB automatic step-up has been suspended (see "Automatic Step-Up Feature" under Guaranteed Minimum Withdrawal Benefit Component below), you may not elect the GMAB step-up until you have reactivated the GMWB automatic step-up.

  Sample calculation showing the effect of the elective GMAB Step-Up

   Assume the rider date is June 12, 2009 and that your initial premium payment on the rider date is $100,000. Your GMAB Benefit Base is set equal to $100,000.

   Assume that as you approach your June 12, 2015 rider anniversary, you wish to make an elective GMAB Step-Up because your Contract Value has increased since the rider date. Assume that you provide notice more than seven days prior to this anniversary of your request to step up and that you have not opted out of the GMWB step-ups.

   Assume that on June 12, 2015 that Contract Value is $170,000. Since you have elected a GMAB step-up, your GMAB Benefit Base is increased to $170,000 and you begin a new GMAB Waiting Period.

   Assume that you make an additional premium payment of $10,000 on August 24, 2015. Since this premium payment was made in the first rider year of the current GMAB Waiting Period, the GMAB Benefit Base is increased by the amount of the premium payment. Thus the GMAB Benefit Base is increased to $180,000.

..  First Day Following the End of Each GMAB Waiting Period
  On the first day following the end of each GMAB Waiting Period, if the GMAB Benefit Base is less than the Contract Value, the GMAB Benefit Base will be set equal to the Contact Value, after all fees have been deducted.

..  Withdrawals from the Contract
  On the date of any withdrawal from the contract, the GMAB Benefit Base will be reduced in the same proportion as the Contract Value is reduced by the withdrawal.

  Sample calculation showing the effect of withdrawals on the GMAB Benefit Base

   Assume the rider date is June 12, 2009 and that your initial premium payment on the rider date is $100,000. Your GMAB Benefit Base is set equal to $100,000.

   Assume you make a withdrawal of $14,000 on September 7, 2015 and that your Contract Value on that date was $140,000. In this case, the reduction in Contract Value is 10% ($14,000 divided by $140,000), and accordingly, your GMAB Benefit Base is reduced by 10% to $90,000 ($100,000* 10% = $10,000 and $100,000 - $10,000 = $90,000).

Important Considerations Regarding These Events
  If your intention is to obtain the benefit provided by the GMAB component at the earliest possible date, you need to complete the initial GMAB Waiting Period, currently ten years.

This means that: (1) your initial premium plus subsequent premium payments made in the first rider year is the amount that you wish to guarantee; and (2) you should not make subsequent premium payments after the first rider year or elect to step up your GMAB Benefit Base in the first ten rider years. You should also understand that although making additional premium payments after the first rider year may reduce the benefit that could be paid at the end of the initial GMAB waiting period, they have the potential to increase the GMAB Benefit Base (elective GMAB Step-Up) and the GMWB Benefit Base. You should work with your registered representative to determine what decision best suits your financial needs.

(ii) Guaranteed Minimum Withdrawal Benefit ("GMWB") Component
  The GMWB component of this rider provides for a lifetime and non-lifetime guaranteed minimum withdrawal benefit. On the rider date, you must choose between the single life option and the spousal life option and you cannot change your election. On the date the Contract Value is reduced to zero, you must choose between lifetime and non-lifetime payments.

  The following terms are important to an understanding of this component.

  "Annual Benefit Percentage" is a percentage we use to determine the Annual Benefit Amount. The Non-Lifetime Annual Benefit Percentage is currently 7%. For the Lifetime Annual Benefit Percentage, the percentage varies by age as shown below and is established on the date you make the first withdrawal from the contract. If your first withdrawal is prior to the GMWB Benefit Eligibility Date (youngest Covered Person's 60/th/ birthday for the single life option or 65/th/ birthday for the spousal life option), this percentage is permanently set to 4% on the GMWB Benefit Eligibility Date.



        ---------------------------------------------------------------
                                Lifetime                    Lifetime
            Single Life      Annual Benefit Spousal Life Annual Benefit
           Attained Age        Percentage   Attained Age   Percentage
        ---------------------------------------------------------------
                <60                0%           <65            0%
        ---------------------------------------------------------------
               60-74               4%          65-74           4%
        ---------------------------------------------------------------
               75-84               5%          75-84           5%
        ---------------------------------------------------------------
                85+                6%           85+            6%
        ---------------------------------------------------------------



  "Covered Person(s)" means the person(s) whose life is used to determine the duration of lifetime payments. A Covered Person must be a natural person.

  For the single life option, the Covered Person can be one or more lives. If there is one natural person owner, the owner is the Covered Person. If there are multiple natural person owners, all owners are Covered Persons. If the owner is a non-natural person, all annuitants named in the contract become the Covered Persons.

  For the spousal life option, Covered Persons must be two legal spouses under federal law. If there is one natural person owner, the owner and the owner's spouse must be the Covered Persons. The spouse must be the sole beneficiary. If there are two spousal owners, the Covered Persons are the spousal owners, and they must both be each other's beneficiary. If there are multiple non-spousal owners, or if the owner is a non-natural person, the spousal life option is not allowed.

  "GMWB Benefit Base" is the amount established for the sole purpose of determining the Lifetime and Non-Lifetime Annual Benefit Amount. As noted above, while the Contract Value is greater than zero, the Lifetime or Non-Lifetime Annual Benefit Amount is the amount available for withdrawals. When the Contract Value goes to zero the Lifetime or Non-Lifetime Annual Benefit Amount is the amount we will pay to you each year.

  On the rider date, the GMWB Benefit Base is equal to the initial premium. Thereafter, the GWMB Benefit Base is recalculated whenever certain triggering events occur. Generally speaking, assuming no withdrawals have been taken, the GMWB Benefit Base will be increased by additional premium payments, and may be increased as a result of the roll-up and step-up features. Additionally, the GMWB Benefit Base may be increased at a particular rider anniversary following the end of the roll-up period by an aspect of the roll-up feature we call the Benefit Base Multiplier. We describe events and features causing recalculation of the GMWB Benefit Base below. Under no circumstances will the GMWB Benefit Base ever exceed a maximum amount. This maximum amount is the sum of 500% of the initial premium plus 500% of subsequent premiums in the first rider year, plus 100% of other subsequent premiums. We will reduce the GMWB Benefit Base for any withdrawals from the contract. The amount of the reduction depends on whether cumulative withdrawals in a rider year exceed the Non-Lifetime Annual Benefit Amount. If they do not exceed this amount, we will reduce the GMWB Benefit Base by the dollar amount of each withdrawal. If they do exceed the Non-Lifetime Annual Benefit Amount, we will reduce the GMWB Benefit Base by the same proportion as the Contract Value is reduced by the amount of the withdrawal in excess of the Non-Lifetime Annual Benefit Amount.

  "GMWB Benefit Eligibility Date" means the date your Lifetime Annual Benefit Amount becomes available to you.

  . For the single life option, the GMWB Benefit Eligibility Date is the later of the rider date and the date the youngest Covered Person, as defined below, attains age 60.

  . For the spousal life option, the GMWB Benefit Eligibility Date is the later of the rider date and the date the youngest Covered Person attains age 65. For the spousal life option, if either spouse dies prior to the GMWB Benefit Eligibility Date, we will reset the GMWB Benefit Eligibility Date to the later of the date of the first spousal death, and the date the surviving spouse attains age 65.

The Non-Lifetime Annual Benefit Amount
  The Non-Lifetime Annual Benefit Amount represents two distinct values, depending on whether your Contract Value is greater than zero, or whether it has reduced to zero. While your Contract Value is greater than zero, the Non-Lifetime Annual Benefit Amount represents the maximum amount you can withdraw each year without reducing your Non-Lifetime Annual Benefit Amount. If your Contract Value is reduced to zero, and non-lifetime payments are elected, the Non-Lifetime Annual Benefit Amount represents the annual amount we will pay you until the GMWB Benefit Base is reduced to zero.

  On the rider date, the Non-Lifetime Annual Benefit Amount is equal to a percentage of the GMWB Benefit Base. We call this percentage the "Non-Lifetime Annual Benefit Percentage". The percentage for your rider is shown on the rider specification page and is currently 7%. We may change this percentage in the future and this change would affect riders issued beginning on the date we make the change. After the rider date, the Non-Lifetime Annual Benefit Amount is recalculated whenever any of the following triggering events occur.

Events causing recalculation of the Non-Lifetime Annual Benefit Amount
..  GMWB Automatic Step-Ups or GMWB Roll-Ups
  Each year when a GMWB automatic step-up or GMWB roll-up occurs, the Non-Lifetime Annual Benefit Amount will be equal to the greater of the Non-Lifetime Annual Benefit Amount in effect prior to the GMWB automatic step-up; and the Non-Lifetime Annual Benefit Percentage multiplied by the GMWB Benefit Base after any step-up or roll-up calculation.

..  Premium Payments Received After the Rider Date
  If we receive premium payments after the rider date, and no withdrawals have been made from the contract, then we will increase the Non-Lifetime Annual Benefit Amount on the date we apply premium payments. The amount of this increase is determined by multiplying the Non-Lifetime Annual Benefit Percentage by the amount of the premium payment. However, if you then take withdrawals from the contract in excess of the Non-Lifetime Annual Benefit Amount, we will reduce the Non-Lifetime Annual Benefit Amount as described in "Taking Withdrawals" below.

  Withdrawals also stop increases in your GMWB Benefit Base that would have occurred when additional premiums are received by us. If any withdrawals have been made from the contract on or prior to our receipt of an additional premium, we will not increase the GMWB Benefit Base as a result of premium payments made after such withdrawal.

..  Taking Withdrawals
  The following section describes how taking withdrawals will impact the Non-Lifetime Annual Benefit Amount. The Non-Lifetime Annual Benefit Amount may be the only benefit amount available to you under the GMWB component unless you have reached the GMWB Benefit Eligibility Date, which is generally the date the youngest Covered Person attains age 60 if the single life option is in effect, or the date the younger spouse attains age 65, if the spousal life option is in effect.

  . Taking withdrawals from the contract may impact the Non-Lifetime Annual Benefit Amount depending on whether they exceed the Non-Lifetime Annual Benefit Amount. If cumulative withdrawals in any rider year do not exceed the Non-Lifetime Annual Benefit Amount in that year, the Non-Lifetime Annual Benefit Amount will not be reduced.

  . If a withdrawal causes the cumulative withdrawals in any rider year to exceed the Non-Lifetime Annual Benefit Amount, the amount withdrawn in excess of the Non-Lifetime Annual Benefit Amount and any subsequent withdrawals in that rider year are all considered Non-Lifetime excess withdrawals. Each non-lifetime excess withdrawal will reduce the Non-Lifetime Annual Benefit Amount in the same proportion as the Contract Value is reduced by the non-lifetime excess withdrawal.

  . You should know that, currently, withdrawals taken at any time to meet Required Minimum Distribution requirements as defined by the Internal Revenue Code do not reduce the Non-Lifetime Annual Benefit Amount. However, we may change this rule at our discretion in which case such withdrawals taken following this change may be considered excess withdrawals as described below.

  For IRA and qualified plan contracts, cumulative withdrawals during a rider year will be considered non-lifetime excess withdrawals only if they exceed the greatest of (a), (b) and (c), where:

(a) = the current Non-Lifetime Annual Benefit Amount;

(b) = the RMD for the 1st calendar year during the rider year; and

(c) = the RMD for the 2nd calendar year during the same rider year.

  Withdrawals from the contract have other potential consequences, including potential imposition of surrender charges and premium taxes, and federal income tax consequences. Withdrawals, including withdrawals taken to meet Required Minimum Distribution requirements that do not exceed the greater of the Non-Lifetime and Lifetime Annual Benefit Amounts are considered to be within the contract's free withdrawal amount. However, withdrawals that exceed the greater of the Non-Lifetime and Lifetime Annual Benefit Amounts, including withdrawals taken to meet Required Minimum Distribution requirements, are subject to any surrender charges imposed under the contract. Please see "Surrender of Contract and Withdrawals" and "Federal Income Taxes" for more information.

The Lifetime Annual Benefit Amount
  The Lifetime Annual Benefit Amount is not available until you reach the GMWB Benefit Eligibility Date which is generally the date the youngest Covered Person attains age 60 if the single life option is in effect, or the date the younger spouse attains age 65, if the spousal life option is in effect. Like the Non-Lifetime Annual Benefit Amount, the Lifetime Annual Benefit Amount represents two distinct values, depending on whether your Contract Value is greater than zero, or whether it has reduced to zero. While your Contract Value is greater than zero, the Lifetime Annual Benefit Amount represents the maximum amount you can withdraw each year after the

GMWB Benefit Eligibility Date without reducing your Lifetime Annual Benefit Amount. If your Contract Value is reduced to zero, and lifetime payments are elected, the Lifetime Annual Benefit Amount represents the annual lifetime amount we will pay after the GMWB Benefit Eligibility Date.

  We first calculate the Lifetime Annual Benefit Amount on the later of the date of the first withdrawal and the GMWB Benefit Eligibility Date as described below. As a result, if you take a withdrawal before the GMWB Benefit Eligibility Date, we will calculate the Lifetime Annual Benefit Amount on the GMWB Benefit Eligibility Date.

..  Lifetime Annual Benefit Amount calculated on the GMWB Benefit Eligibility
   Date (withdrawal made prior to the GMWB Benefit Eligibility Date): the Lifetime Annual Benefit Amount equals the Lifetime Annual Benefit Percentage, as shown above, multiplied by the lesser of the GMWB Benefit Base and the Contract Value.

.. Lifetime Annual Benefit Amount calculated on the date of the first withdrawal following the GMWB Benefit Eligibility Date: the Lifetime Annual Benefit Amount equals the Lifetime Annual Benefit Percentage multiplied by the GMWB Benefit Base after any GMWB step-up or roll-up calculations.

  The Lifetime Annual Benefit Amount is recalculated whenever any of the following triggering events occur.

Events causing recalculation of the Lifetime Annual Benefit Amount
..  GMWB Automatic Step-Up
  Each year when a GMWB Automatic Step-Up occurs, the Lifetime Annual Benefit Amount will be equal to the greater of the Lifetime Annual Benefit Amount in effect prior to the GMWB automatic step-up; and the Lifetime Annual Benefit Percentage multiplied by the GMWB Benefit Base after the step-up calculation.

..  Taking Withdrawals
  The following section describes how taking withdrawals after the GMWB Benefit Eligibility Date affects the Lifetime Annual Benefit Amount after it is first calculated. Whether withdrawals will change the Lifetime Annual Benefit Amount depends on whether they exceed the Lifetime Annual Benefit Amount.

  . If cumulative withdrawals in any rider year following the GMWB Benefit Eligibility Date do not exceed the Lifetime Annual Benefit Amount in that year, the Lifetime Annual Benefit Amount will not be reduced.

  . If a withdrawal causes the cumulative withdrawals in any rider year following the GMWB Benefit Eligibility Date to exceed the Lifetime Annual Benefit Amount, the amount withdrawn in excess of the Lifetime Annual Benefit Amount and any subsequent withdrawals in that rider year are all considered lifetime excess withdrawals. Each lifetime excess withdrawal will reduce the Lifetime Annual Benefit Amount in the same proportion as the Contract Value is reduced by the lifetime excess withdrawal.

  . You should know that, currently, withdrawals taken after the GMWB Benefit Eligibility Date to meet Required Minimum Distribution requirements as defined by the Internal Revenue Code do not reduce the Lifetime Annual Benefit Amount. However, we may change this rule at our discretion in which case such withdrawals taken following this change may be considered lifetime excess withdrawals and reduce the Lifetime Annual Benefit Amount as described below.

  For IRA and qualified plan contracts, cumulative withdrawals in a rider year after the GMWB Benefit Eligibility Date will be considered excess withdrawals only if they exceed the greatest of (a), (b) and (c), where:

(a) = thecurrent Lifetime Annual Benefit Amount;

(b) = the RMD for the 1/st/ calendar year during the rider year; and

(c) = theRMD for the 2/nd/ calendar year during the same rider year.

  Withdrawals from the contract have other potential consequences, including potential imposition of surrender charges and premium taxes, and federal income tax consequences. Withdrawals, including withdrawals taken to meet Required Minimum Distribution requirements that do not exceed the greater of the Non-Lifetime and Lifetime Annual Benefit Amounts are considered to be within the contract's free withdrawal amount. However, withdrawals that exceed the greater of the Non-Lifetime and Lifetime Annual Benefit Amounts, including withdrawals taken to meet Required Minimum Distribution requirements, are subject to any surrender charges imposed under the contract. Please see "Surrender of Contract and Withdrawals" and "Federal Income Taxes" for more information.

Events causing recalculation of the GMWB Benefit Base
..  Premium Payments Received After the Rider Date
  If we receive premium payments after the rider date, and no withdrawals have been made from the contract, then we will increase the GMWB Benefit Base. The GMWB Benefit Base will be increased by the dollar amount of each premium payment on the date we receive it. However, if you then take withdrawals from the contract, we will reduce the GMWB Benefit Base as described in "Taking Withdrawals" below.

  Withdrawals also stop increases in your GMWB Benefit Base that would have occurred when additional premiums are received by us. If any withdrawal has been made from the contract on or prior to our receipt of additional premium, we will not increase the GMWB Benefit Base as a result of premium payments made after such withdrawal.

..  Roll-up Feature
  The GMWB roll-up feature allows for an increase, or "roll-up," in the GMWB Benefit Base during a specified period of time, called the GMWB roll-up period. The roll-up feature is only available to you if no withdrawals have been taken from the contract. Currently, the GMWB roll-up period continues until the 10/th/ rider anniversary following the later of the rider date and the last rider anniversary on which a GMWB automatic step-up, described below, occurs. In no event can the GMWB roll-up period extend beyond the time the younger Covered Person attains a maximum age. This maximum age is the greater of age 95 or the younger Covered Person's age on the rider date plus 10 years. The increase in GMWB Benefit Base resulting from the roll-up is based upon a comparison of the following three values on each rider anniversary: (i) Contract Value, (ii) GMWB Benefit Base, and (iii) the sum of the GMWB Benefit Base on the prior rider anniversary plus the roll-up amount for the prior rider year, plus subsequent premium payments received during the prior rider year. For calculation of the increase in GMWB Benefit Base provided by the roll-up feature, "subsequent premium payments" means premiums received after the rider date, excluding premium payments received on any rider anniversary and excluding any Premium Enhancements. Generally, the roll-up amount is determined by multiplying the GMWB Benefit Base at the end of the first rider year by a percentage, currently 6.5%. In subsequent rider anniversaries during the roll-up period, the roll-up amount is normally the same value (assuming no withdrawals). Withdrawals will cause the roll-up feature to become unavailable. If there has been a prior automatic step-up, the roll-up amount is determined by multiplying the GMWB Benefit Base at the time of the most recent automatic step-up by a percentage, currently 6.5%.

  If you have not taken withdrawals from the contract and therefore are eligible for the roll-up feature of the rider, we will consider an additional value in recalculating GMWB Benefit Base on the rider anniversary at or following the end of the GMWB roll-up period on which the youngest Covered Person has attained age 70. This additional value applies the Benefit Base Multiplier, currently 200%, to the sum of the GMWB Benefit Base on the rider date plus subsequent premium received in the first rider year.

  The recalculation of the GMWB Benefit Base under the various situations that can exist at the end of the GMWB roll-up period is described below.

..  Each Rider Anniversary During the GMWB Roll-Up Period
  On each rider anniversary, if no withdrawals have been made, the re-calculated GMWB Benefit Base will be set equal to the greater of the following, unless the GMWB automatic step-up feature has been suspended in which case, it will be set to the second of the two values described below:

  . the Contract Value then in effect, (after all fees have been deducted, and provided the GMWB automatic step-up feature has not been suspended);

  . the sum of (i) the GMWB Benefit Base on the prior rider anniversary plus any premium payments since the prior rider anniversary and (ii) the roll-up amount for the prior rider year, if any.

 Example 1 - Basic application of a roll-up amount.
   Assume that you have reached your first rider anniversary and have not made any withdrawals. Assume further that your GMWB Benefit Base on your rider's effective date was $100,000, your Contract Value is $105,000, you have not made any subsequent premium payments during the prior rider year and the GMWB automatic step-up has not been suspended.

   Your GMWB Benefit Base will be re-calculated on your rider anniversary to be the greater of the following:

  .  Contract Value = $105,000

  .  Sum of (i) and (ii) = $106,500

      (i)GMWB Benefit Base on prior rider anniversary = $100,000

     (ii)The Roll-Up Amount of $6,500 which equals the Benefit Base at the end of the first rider year ($100,000) times 6.5%.

   Your GMWB Benefit Base will be $106,500.

 Example 2 - Application of the roll-up amount when there is a prior automatic step-up.
   Assume that you have reached the second rider anniversary and have not made any withdrawals. Assume further that your GMWB Benefit Base as of the last rider anniversary was $108,000 due to an GMWB automatic step-up, your contract value is $110,000, you have not made any subsequent premium payments during the prior rider year and the GMWB automatic step-up has not been suspended.

   Your GMWB Benefit Base will be re-calculated on your rider anniversary to be the greater of the following:

  .  Contract Value = $110,000

  .  Sum of (i) and (ii) = $115,020

      (i)GMWB Benefit Base on prior rider anniversary = $108,000

     (ii)The Roll-Up Amount of $7,020, which equals the Benefit Base on the rider anniversary of the last automatic step-up ($108,000) times 6.5%.

   Your GMWB Benefit Base will be $115,020.

 Example 3 - Application of the roll-up amount when several rider years have elapsed with no prior automatic step-up.
   Assume the GMWB Benefit Base on the first rider anniversary prior to any roll-up calculation was $100,000. Assume that you have reached the fourth rider anniversary without making any withdrawals and without having an automatic step-up. The GMWB Benefit Bases are increased by the Roll-Up Amounts at the end of each of the first 3 rider years and equal:

   Year 1: $106,500 = $100,000 + $6,500
   Year 2: $113,000 = $106,500 + $6,500
   Year 3: $119,500 = $113,000 + $6,500

   The above Roll-Up Amounts are each equal to 6.5% of the Benefit Base at the end of the first rider year.

   Assume that, on the 4/th/ rider anniversary, your contract value is $115,000 and you have not made any subsequent premium payments.

   Your GMWB Benefit Base will be re-calculated on your rider anniversary to be the greater of the following:

  .  Contract Value = $115,000

  .  Sum of (i) and (ii) = $126,000

      (i)GMWB Benefit Base on prior rider anniversary = $119,500

     (ii)The Roll-Up Amount of $6,500 which equals the Benefit Base at the end of the first rider year ($100,000) times 6.5%.

   Your GMWB Benefit Base will be $126,000.

 Example 4 - Impact of a Subsequent Premium Payment on the GMWB Benefit Base.
   Assume the GMWB Benefit Base on your rider's effective date was $100,000. Assume there is no automatic step-up at the end of the first rider year and you have not taken any withdrawals. The GMWB Benefit Base at the end of the 1/st/ rider year is increased by the Roll-Up Amount and equals $106,500 = $100,000 + $6,500.

   Assume that 3 months in to the 2/nd/ rider year you make a Subsequent Premium Payment of $50,000. The GMWB Benefit Base is increased to $156,500 ($106,500 = $50,000) due to the premium payment.

   Assume that, on the 2/nd/ rider anniversary, your contract value is $140,000.

   Your GMWB Benefit Base will be recalculated on your 2/nd/ rider anniversary to be the greatest of the following:

  .  Contract Value = $140,000

  .  GMWB Benefit Base in Effect = $156,500

  .  Sum of (i), (ii), and (ii) = $163,000

     (iv)GMWB Benefit Base on prior rider anniversary = $106,500

      (v)The Roll-Up Amount of $6,500 which equals the Benefit Base at the end of the first rider year ($100,000) times 6.5%.

     (vi)Subsequent Premium Payments during the recently completed rider year = $50,000

   Your GMWB Benefit Base will be $163,000.

..  The Rider Anniversary Following the End of the GMWB Roll-Up Period.
  If the GMWB roll-up period has ended, and no withdrawals have been made from the contract, we will re-calculate the GMWB Benefit Base on the rider anniversary following the end of the GMWB roll-up period.

  When we recalculate the GMWB Benefit Base on the rider anniversary following the end of the roll-up period, the amount of the recalculated GMWB Benefit Base will depend on whether the youngest Covered Person has attained the Benefit Base Multiplier Age, currently age 70, by that rider anniversary. If the youngest Covered Person has not attained age 70 by the rider anniversary immediately following the end of the roll-up period, then we will re-calculate the Benefit Base again on the rider anniversary next following the date the youngest Covered Person attains age 70. For each situation, the recalculated GMWB Benefit Base is determined as described below.

1.Assuming the youngest Covered Person has not yet attained age 70 by the rider anniversary immediately following the end of the GMWB roll-up period, then, on that rider anniversary, the GMWB Benefit Base will be set equal to the greater of the following, unless the GMWB automatic step-up feature has been suspended in which case, it will be set to the second of the two values described below:

  . the Contract Value then in effect, (after all fees have been deducted, provided the GMWB automatic step-up feature has not been suspended);

  . the sum of (i) the GMWB Benefit Base on the prior rider anniversary plus any premium payments since the prior rider anniversary and (ii) the roll-up amount for the prior rider year, if any.

   Assume the GMWB Benefit Base on the first rider anniversary prior to any roll-up calculation was $100,000 and that you have reached the rider anniversary following the end of the roll-up period, the youngest Covered Person has not yet attained age 70 and you have not made any withdrawals. Assume further that your contract has never had an automatic step-up, your GMWB Benefit Base as of your prior rider anniversary was $158,500, your Contract Value is $105,000, you have not made any subsequent premium payments during the prior rider year and the automatic step-up has not been suspended.

   Your GMWB Benefit Base will be re-calculated on your rider anniversary to be the greater of the following:

  .  Contract Value = $105,000

  .  Sum of (i) and (ii) = $165,000

      (i)GMWB Benefit Base on prior rider anniversary = $158,500
     (ii)Roll-Up Amount for prior rider year = $100,000 x 6.5% = $6,500

   Your GMWB Benefit Base will be $165,000.

2.Assuming the youngest Covered Person has attained age 70 by the rider anniversary immediately following the end of the GMWB roll-up period, then, on that rider anniversary, the GMWB Benefit Base will be set equal to the greatest of the following, unless the GMWB automatic step-up feature has been suspended in which case, it will be set to the greater of the latter two values described below:

  . the Contract Value then in effect, (after all fees have been deducted, provided the GMWB automatic step-up feature has not been suspended);

  .  the Benefit Base Multiplier, currently 200%, multiplied by the sum of
     (i) the GMWB Benefit Base on the rider date, plus (ii) all subsequent premium payments received during the first rider year;

  . the sum of (i) the GMWB Benefit Base on the prior rider anniversary plus any premium payments since the prior rider anniversary and (ii) the roll-up amount for the prior rider year, if any.

   Assume that you have reached the rider anniversary following the end of the roll-up period, the youngest Covered Person has attained age 70 and you have not made any withdrawals. Assume further that your contract has never had an GMWB automatic step-up, your GMWB Benefit Base as of your prior rider anniversary was $158,500, your GMWB Benefit Base on the rider date was $100,000, your Contract Value is $105,000, you have not made any subsequent premium payments after the rider date and the automatic step-up has not been suspended.

   Your GMWB Benefit Base will be re-calculated on your rider anniversary to be the greatest of the following:

  .  Contract Value = $105,000

  .  200% x Sum of (i) and (ii) = $200,000

      (i)GMWB Benefit Base on the rider date = $100,000
     (ii)Subsequent premium payments = $0

  .  Sum of (i) and (ii) = $165,000

      (i)GMWB Benefit Base on prior rider anniversary = $158,500
     (ii)Roll-Up Amount for prior rider year = $100,000 x 6.5% = $6,500

   Your GMWB Benefit Base will be $200,000.

..  Rider Anniversary Next Following Youngest Covered Person's 70/th/ Birthday
   Occurring After the Rider Anniversary Immediately Following the End of the GMWB Roll-Up Period

  Assuming no withdrawals have been taken and the youngest Covered Person attains age 70 after the rider anniversary immediately following the end of the roll-up period, then on the next rider anniversary following the date the youngest Covered Person attains age 70, the GMWB Benefit Base will be set equal to the greatest of the following, unless the GMWB automatic step-up feature has been suspended in which case, it will be set to the greater of the latter two values described below:

  . the Contract Value then in effect, after all fees have been deducted, (provided the GMWB automatic step-up feature has not been suspended);

  . the GMWB Benefit Base on the prior rider anniversary plus any premium payments since the prior rider anniversary;

  . the Benefit Base Multiplier, currently 200%, multiplied by sum of the GMWB Benefit Base on the rider date plus all subsequent premium payments received during the first rider year.

  Assume that the Benefit Base Multiplier is 200% and that you reached the rider anniversary following the end of the GMWB roll-up period several years ago, but still have not made any withdrawals from the contract. However, the youngest Covered Person celebrated his 70/th/ birthday during the prior rider year. Assume further, your GMWB Benefit Base on the prior rider anniversary was $180,000, your GMWB Benefit Base on the rider date was $100,000, your Contract Value is $105,000, you have not made any subsequent premium payments after the rider date and the GMWB automatic step-up has not been suspended.

  Your GMWB Benefit Base will be re-calculated on your rider anniversary to be the greatest of the following:

  .  Contract Value = $105,000

  .  GMWB Benefit Base on prior rider anniversary = $180,000

  .  200% x Sum of (i) and (ii) = $200,000

      (i)GMWB Benefit Base on the rider date = $100,000

     (ii)Subsequent premium payments = $0

  Your GMWB Benefit Base will be $200,000.

..  Each Rider Anniversary After the Earlier of the First Withdrawal and the
   Rider Anniversary Following the End of the GMWB Roll-Up Period (except Rider Anniversary next following youngest Covered Person's 70/th/ birthday after the end of the GMWB Roll-Up Period)

  On each rider anniversary after the earlier of the first withdrawal and the rider anniversary following the end of the GMWB roll-up period, we will re-calculate the GMWB Benefit Base. The GMWB Benefit Base will be set equal to the greater of the following, unless the GMWB automatic step-up feature has been suspended, in which case, it will be set to the second of the two values described below:

  . the Contract Value then in effect, after all fees have been deducted, (provided the GMWB automatic step-up feature, described below, has not been suspended); and

  . the GMWB Benefit Base on the prior rider anniversary adjusted for any withdrawals taken since the prior rider anniversary plus, if no withdrawals have been made, any premium payments made since the prior rider anniversary.

   Assume that you are out of the GMWB roll-up period. Assume further, your GMWB Benefit Base on the prior rider anniversary is $106,500, your Contract Value is $110,000 and the GMWB automatic step-up has not been suspended. Your GMWB Benefit Base will be re-calculated on your rider anniversary to be the greater of the following:

  .  Contract Value = $110,000

  .  GMWB Benefit Base on prior rider anniversary = $106,500

   Your GMWB Benefit Base will be $110,000.

..  GMWB Automatic Step-Up Feature
  The GMWB component of Phoenix Retirement Protector includes an automatic step-up feature. Like the GMWB roll-up feature, the GMWB automatic step-up feature allows for an increase in the GMWB Benefit Base. At set intervals, currently on each anniversary of the rider date, we will automatically compare the Contract Value, after deduction of all fees, to the GMWB Benefit Base then in effect; that is, the GMWB Benefit Base on the prior rider anniversary and, if no withdrawals have been taken, any premium payments made since the prior rider anniversary and reduced by withdrawals as described in "Taking Withdrawals". If the Contract Value, after deduction of all fees, is greater than such GMWB Benefit Base, we will automatically increase, or "step-up" the GMWB Benefit Base to equal the Contract Value. You should know that the fee percentage for the rider may be increased if we step-up the GMWB Benefit Base. If you do not decline the automatic step-up, you will pay the current rider fee then in effect beginning on the date of any automatic step-up of the GMWB Benefit Base. You can decline the increase by contacting us no later than seven days prior to the rider anniversary. If you decline the step-up, the GMWB automatic step-up will not occur, and the automatic GMWB step-up feature will be suspended immediately and GMAB step-ups provided under the GMAB component of the rider cannot be elected. If you decline a GMWB automatic step-up in the GMWB Benefit Base, we will continue to calculate any roll-ups as described above. Assuming your rider is still in effect at the next step-up interval, you may reactivate the automatic GMWB step-up option by contacting us at the phone number or address provided on the first page of the prospectus.

..  Taking Withdrawals
  The GMWB Benefit Base is reduced for all withdrawals regardless of whether they occur before or after the GMWB Benefit Eligibility Date. The amount by which the GMWB Benefit Base is reduced for withdrawals depends on whether and by how much the withdrawals taken in a rider year exceed the Non-Lifetime Annual Benefit Amount. Cumulative withdrawals in any rider year that do not exceed the Non-Lifetime Annual Benefit Amount reduce the GMWB Benefit Base by the amount of the withdrawals. Cumulative withdrawals in any rider year that exceed the Non-Lifetime Annual Benefit Amount (Non-Lifetime excess withdrawals) reduce the GMWB Benefit Base by the same proportion as the Contract Value is reduced by Non-Lifetime excess withdrawal.

Payment of the Lifetime or Non-Lifetime Annual Benefit Amount when the Contract Value is greater than zero
  Each year when the Contract Value is greater than zero, you may take withdrawals equal to the Lifetime Annual Benefit Amount so long as you have reached the GMWB Benefit Eligibility Date. You may take withdrawals equal to the Non-Lifetime Annual Benefit Amount then in effect at any time when the Contract Value is greater than zero. You can establish a Systematic Withdrawal Program for payments of a specified amount or can request payments according to your own schedule. See "Systematic Withdrawal Program" for additional details about how to use this program and the program's restrictions.

Payment of the Lifetime or Non-Lifetime Annual Benefit Amount when the Contract Value goes to zero
  If, when the Contract Value goes to zero, the GMWB Benefit Base is greater than zero, you must choose between receiving non-lifetime and lifetime monthly payments. The Lifetime Annual Benefit Amount is not available to you before the GMWB Benefit Eligibility Date.

  We may, at our discretion, permit or require other payment frequencies subject only to our minimum amount per payment requirement.

  .  Non-Lifetime Payments
  If the GMWB Benefit Base is greater than zero you may choose to receive monthly non-lifetime payments. The non-lifetime payments will be equal to one twelfth of Non-Lifetime Annual Benefit Amount. Payments will begin one month after the Contract Value is reduced to zero and will end when the GMWB Benefit Base is reduced to zero. The GMWB Benefit Base is reduced by each non-lifetime payment.

  .  Lifetime Payments
  If the GMWB Benefit Base is greater than zero, you may choose to receive monthly lifetime payments. The lifetime benefit payments will be equal to one twelfth of Lifetime Annual Benefit Amount. Payments will begin one month following later of the date the Contract Value goes to zero and the GMWB Benefit Eligibility Date. We will make these payments under the single life option or the spousal life option, whichever you selected at the time you purchased the rider. For the single life option, all Covered Persons must be living on the date we make the first payment, and for the spousal life option, at least one spouse must be living. Payments will continue until the first death of any Covered Person(s) for the single life option, or until the death of the surviving spouse for the spousal life option.

Maximum Maturity Date Benefit
  If your Contract Value is greater than zero and you cannot extend the maturity date of the contract any later, this rider allows you to exchange the Contract Value for lifetime payments equal to the Lifetime Annual Benefit Amount or non-lifetime payments equal to the Non-Lifetime Annual Benefit Amount in lieu of applying the Contract Value to one of the annuity payment options offered under the contract. Otherwise, your contract will enter the annuity period and you may choose any of the annuity options then available. See "The Annuity Period".

(iii) Guaranteed Minimum Death Benefit ("GMDB")
  The GMDB component of the Phoenix Retirement Protector rider is optional. The GMDB component guarantees a minimum death benefit if the GMDB Benefit Base, which is the same as the GMWB Benefit Base prior to the GMDB Maximum Age, is greater than the death benefit payable under the contract when any Covered Person dies prior to the earliest of the following dates:

1.the maturity date of the contract,

2.the date the Contract Value is reduced to zero,

3.the rider anniversary following the date the oldest Covered Person attains a particular age specified in rider. We call this the GMDB Maximum Age. Currently, this age is 85.

  If the GMDB Benefit Base is greater than the death benefit payable under the contract, this optional GMDB guarantees an additional death benefit amount. This guaranteed amount is the difference between the contract's death benefit and the GMDB Benefit Base. You should know that this optional component does not provide any value once the Contract Value goes to zero or the oldest Covered Person attains age the GMDB Maximum Age.

  Sample calculation showing the value of the GMDB component before and after the GMDB Maximum Age

   Death Prior to Age 85
   Assume you die prior to attaining age 85. Assume the death benefit available under your contract is equal $125,000 on the date of death. Further assume that the GMDB Benefit Base is equal to $130,000 on the date of death. The optional GMDB will pay you an additional death benefit amount equal to $5,000.

   Death After Age 85
   Assume you die after attaining age 85. Assume the death benefit available under your contract is equal $95,000 on the date of death. The GMDB Death Benefit Base is equal to your contract value or $80,000 on the date of death. The optional GMDB will not pay you an additional death benefit amount. You will receive the $95,000 death benefit available under your base contract.

Termination of Phoenix Retirement Protector Rider
  The rider will terminate without value on the date the first of any of the following events occur:

  .  any Covered Person is changed;

  . annuity payments begin under an annuity payment option as described in the base contract;

  .  the contract, to which the rider is attached, terminates;

  .  the owner elects to terminate the rider;

  . that any portion of the Contract Value is no longer invested in one of the approved asset allocation programs;

  .  the Contract Value and GMWB Benefit Base are both reduced to zero;

  . if the Contract Value has been reduced to zero and lifetime payments have been elected, if any Covered Person under the Single Life Option, or the surviving Covered Person under the Spousal Life Option dies;

  .  you assign any rights or interest in this rider.

  Once the rider is terminated, it cannot be reinstated.

Special Risks Associated with Withdrawals
  The following chart demonstrates special risks associated with taking withdrawals when the Phoenix Retirement Protector Rider is attached to a contract when the Contract Value and Benefit Base are both greater than zero. Whether or not a withdrawal is considered "permitted" or "excess" is described in the section "Taking Withdrawals", in the description of the GMWB Benefit Base. When the Contract Value is reduced to zero, non-lifetime or lifetime payments (whichever selected) will begin and withdrawals are no longer allowed from the contract.



                                                                                                       Permitted    Excess
Scenario                                                                               No Withdrawals Withdrawals Withdrawals
--------                                                                               -------------- ----------- -----------
Automatic Contract Value reduction....................................................                     X           X
Reduction to GMWB Benefit Base and GMAB Benefit Base..................................                     X           X
Reduction to current Non-Lifetime Annual Benefit Amount...............................                                 X
Reduction to current Lifetime Annual Benefit Amount...................................                                 X
Gives you the highest potential Annual Benefit Amount available under the rider/1/....       X
Cancels your ability to have subsequent premium payments automatically increase the
  GMWB Benefit Base...................................................................                     X           X
Cancels your ability to "roll-up" and increase your GMWB Benefit Base.................                     X           X
Reduces the likelihood of a GMWB automatic step-up/2/.................................                     X           X
Premium payments increase the GMWB Benefit Base.......................................       X
Potential to terminate the rider without value if reduces the Contract Value to zero..                                 X
Permanently sets the Lifetime Annual Benefit Percentage...............................                     X           X
Permanently sets the Lifetime and Non-Lifetime Annual Benefit Amounts if the Contract
  Value is reduced to zero and the GMWB Benefit Base is greater than zero.............                     X
Potential surrender charges...........................................................                                 X
Potential premium taxes and/or federal income tax consequences........................                     X           X

-----------------

/1/ The potential Annual Benefit Amount is greatest if at the end of the GMWB roll-up period, no withdrawals have been made and the youngest Covered Person has attained the Benefit Base Multiplier Age.
/2/ In order to obtain a GMWB automatic step-up, your Contract Value must be greater than your GMWB Benefit Base on the rider anniversary. If you make withdrawals, your Contract Value will automatically decline, therefore reducing the likelihood that your Contract Value will be greater than your Benefit Base on your next rider anniversary, thus also reducing the likelihood that you will be able to step-up your Benefit Base.

Surrender of Contract and Withdrawals

  If the owner is living, amounts held under the contract may be withdrawn in whole or in part prior to the Maturity Date, or after the Maturity Date under Variable Annuity Payment Options K or L. Prior to the Maturity Date, you may withdraw, free of any surrender charges, premium payments that have not previously been withdrawn and are no longer subject to a surrender charge . You may also withdraw, without the imposition of a surrender charge, during each contract year following the contract anniversary, the Free Withdrawal Amount. A signed written request for withdrawal must be sent to our Annuity Operations Division. If you have not yet reached age 59 1/2, a 10% penalty tax may apply on taxable income withdrawn. See "Federal Income Taxes."


  The appropriate number of Accumulation Units of an investment option will be redeemed at their value next determined after the receipt by our Annuity Operations Division of a written notice in a form satisfactory to us. Accumulation Units redeemed in a withdrawal from multiple investment options will be redeemed on a pro rata basis unless you designate otherwise. Contract Values in the GIA or MVA will also be withdrawn on a pro rata basis unless you designate otherwise. Withdrawals from the MVA may be subject to the market value adjustment. See the MVA prospectus. The resulting cash payment will be made in a single sum, ordinarily within seven days after receipt of such notice. However, redemption and payment may be delayed under certain circumstances. See "Payment Deferral." There may be adverse tax consequences to certain surrenders and partial withdrawals. See "Surrenders or Withdrawals Prior to the Contract Maturity Date." Certain restrictions on redemptions are imposed on contracts used in connection with Internal Revenue Code
Section 403(b) plans. Although loans are available under 403(b) plans only, certain limitations may apply. See "Qualified Plans--Tax Sheltered Annuities." A deduction for surrender charges may be imposed on partial withdrawals from, and complete surrender of, a contract. See "Surrender Charges." Any surrender charge imposed is deducted from amounts withdrawn. The surrender charge is calculated on a first-in, first-out basis. In other words, we calculate your surrender charge by assuming your withdrawal is applied to premium payments in the order your premium payments were received. Requests for partial withdrawals or full surrenders should be mailed to our Annuity Operations Division.

Contract Termination
  The contract will terminate without value, if on any valuation date the Contract Value is zero, unless you meet the terms and conditions of the riders. PHL Variable will notify you in writing that the contract has terminated.

Payment Upon Death Before Maturity Date

When is the Death Benefit Payable?
  A death benefit is payable when the owner (or primary Annuitant when the contract is owned by a non-natural person) dies. If there is more than one owner, a death benefit is payable upon the first owner to die.

Who Receives Payment?
..  Death of an Owner/Annuitant
  If the owner/annuitant dies before the contract Maturity Date, the death benefit will be paid to the owner/annuitant's beneficiary. If the spouse is the beneficiary, see "Spousal Beneficiary Contract Continuance."

..  Death of an Owner--Multiple Owners
  If one of the owners dies prior to the Maturity Date, the death benefit will be paid to the surviving owner(s), if any, who will be deemed to be the designated beneficiary(s).

..  Death of an Annuitant who is not the Owner
  If the owner and the Annuitant are not the same individual and the Annuitant dies prior to the Maturity Date, the owner becomes the Annuitant and the contract continues, unless the owner appoints a new Annuitant. If a Joint Annuitant dies prior to the Maturity Date, the owner may appoint a new Joint Annuitant. The death of the Annuitant or Joint Annuitant will not cause the death benefit to be paid.

..  Death of Owner who is not the Annuitant
  If the owner who is not the annuitant dies before the contract maturity date, the death benefit will be paid under the contract to the owner's beneficiary, unless the beneficiary is the spouse. The survival of the annuitant does not affect this payment. If the spouse is the beneficiary, see "Spousal Beneficiary Contract Continuance."

..  Spousal Beneficiary Contract Continuance
  If the owner/annuitant or owner non-annuitant dies and the spouse of the owner is the named contract beneficiary, the spousal beneficiary can continue the contract as the new owner. This election is allowed only prior to the Maturity Date and can be elected only one time. When the spouse elects to continue the contract, the death benefit that the spouse is entitled to receive will become the new Contract Value for the continued contract and the current death benefit option will remain in effect.

..  Ownership of the Contract by a Non-Natural Person
  If the owner is not an individual, and the primary Annuitant dies before the Maturity Date, we will pay the death benefit to the owner. If a Joint Annuitant dies before the Maturity Date, a death benefit is not paid. The owner may appoint a new Joint Annuitant.

..  Compliance with the Internal Revenue Code
  In all events, the death of the owner will result in distributions in accord with section 72(s) of the Internal Revenue Code for nonqualified contracts and section 401(a)(9) for IRA and qualified plan contracts.

..  What is the Death Benefit Amount?
  The owner shall elect any of the available Death Benefit Options at the time of the initial premium payment. If no option is elected, Death Benefit Option 1 will apply. If we grant your request to change ownership, Death Benefit Option 1 shall apply, unless we agree otherwise.

..  Change of Death Benefit Option
  After the contract is issued, you may not change your Death Benefit Option.

..  Death Benefit Option 1--Return of Premium
  Upon the death of the owner (or if there is more than one owner, on the death of the owner who dies first), the death benefit is the greater of:


     a) the sum of all of premium payments, less adjusted partial withdrawals (as defined below); or

     b) the Contract Value on the Claim Date.

..  Death Benefit Option 2--Annual Step-Up
  This death benefit is based on the age of the owner. If there is more than one owner, it is based upon the age of the eldest owner at issue.

  Upon the death of the owner who has not attained age 81, the death benefit is the greatest of:


     a) the sum of all premium payments, less adjusted partial withdrawals (as defined below); or

     b) the Contract Value next determined following receipt of a certified copy of the death certificate at our Annuity Operations Division; or
     c) the annual step-up amount (as defined below).

  Upon the death of the owner who has attained age 81, the death benefit is the greater of:


     a) the death benefit amount at the end of the contract year prior to the owner attaining age 81, plus the sum of all premium payments less adjusted partial withdrawals (as defined below) made since the end of the contract year prior to the owner attaining age 81; or

     b) the Contract Value on the Claim Date.

  If the owner is not an individual, the age of the primary Annuitant will be used to calculate the death benefit amount. If the spouse elects to continue the contract under Death Benefit Option 2, the death benefit will be calculated using the surviving spouse's attained age.

..  Death Benefit Option 3--Earnings Enhancement Benefit

  This option is only available if it is approved and made available in your applicable state by us.


  This death benefit is based on the age of the owner. If there is more than one owner, it is based upon the age of the eldest owner at issue. This option is available only for owners less than age 76 on the Contract Date.

  Upon the death of the owner who has not attained age 70 on the Contract Date, the death benefit is the greater of:


     a) the sum of all of premium payments, less adjusted partial withdrawals (as defined below); or

     b) the Contract Value on the Claim Date plus 40% of the relief amount (as defined below).

  Upon death of the owner who has attained age 70, but is less than 76 on the Contract Date, the death benefit is the greater of:


     a) the sum of all of premium payments, less adjusted partial withdrawals (as defined below); or

     b) the Contract Value on the Claim Date plus 25% of the relief amount (as defined below).

  If the owner is not an individual, the age of the primary Annuitant will be used to calculate the death benefit amount. If the spouse elects to continue the contract under Death Benefit Option 3, the death benefit will be calculated using the surviving spouse's attained age. The spouse's attained age at the death of the deceased owner will be used to determine the percentage of Relief Amount, if any.

..  Death Benefit Option 4--Greater of Annual Step-Up or Annual Roll-Up

  This option is only available if it is approved and made available in your applicable state by us.


  This death benefit is based on the age of the owner. If there is more than one owner, it is based upon the age of the eldest owner at issue. This option is available only for owners less than age 81 on the Contract Date.

  Upon the death of the owner who has not attained age 81 on the Contract Date, the death benefit is the greater of:


     a) the sum of all of premium payments, less adjusted partial withdrawals (as defined below); or

     b) the Contract Value on the Claim Date; or
     c) the Annual Step-up Amount (as defined below) on the Claim Date; and
     d) the Annual Roll-up Amount (as defined below) on the Claim Date.

  On the contract anniversary following the oldest owner's attained age 81, the death benefit is the greater of:


     a) the death benefit calculated at the end of the contract year prior to the oldest owner's attained age 81, plus the sum of all premium payments, less adjusted partial withdrawals (as defined below); and

     b) the Contract Value on the Claim Date.

  If the owner is not an individual, the age of the primary Annuitant will be used to calculate the death benefit amount. If the spouse elects to continue the contract under Death Benefit Option 4, the death benefit will be calculated using the surviving spouse's attained age.

  Adjusted Partial Withdrawals: The result of multiplying the ratio of the amount of the withdrawal to the Contract Value and the death benefit (prior to the withdrawal) on the withdrawal date.

  Annual Roll-Up Amount: In the first contract year the Annual Roll-up Amount is equal to the sum of all premium payments, less adjusted partial withdrawals At the beginning of the second contract year or any subsequent contract year, the Annual Roll-up Amount is equal to the Annual Roll-up Amount at the end of the previous contract year multiplied by a factor of 1.05, plus 100% of premium payments, less Adjusted Partial Withdrawals made since the end of the previous contract year. The Annual Roll-up Amount may not exceed 200% of total premium payments less Adjusted Partial Withdrawals.

  Annual Step-up Amount: In the first contract year the Annual Step-Up Amount is equal to the sum of all premium payments less adjusted partial withdrawals. After that, in any following contract year the Annual Step-Up Amount equals the greater of
  (1) the Annual Step-Up amount at the end of the prior contract year, plus any premium payments made since the end of the prior contract year, less any adjusted partial withdrawals made since the end of the prior year; or (2) the Contract Value.

  Modified Premium Payments: Modified Premium Payments equal the sum of all premium payments made less any withdrawals of premiums. If there are no withdrawals or the withdrawal does not exceed the difference between the Contract Value and cumulative premiums made, the value is zero.

  Relief Amount: the Relief Amount is equal to the Contract Value less modified premium payments, not to exceed the following maximum amount:

  . When the age of the eldest owner on the Contract Date is less than 70, the maximum relief amount equals 200% multiplied by:

     1) the sum of modified premium payments (made prior to the date of the death benefit calculation) minus
     2) the sum of premium payments (made during the prior 12 months of the death benefit calculation date).
  . When the eldest owner on the Contract Date has attained age 70 but has not attained age 76, the maximum relief amount equals 100% multiplied by:

     1) the sum of modified premium payments (made prior to the date of the death benefit calculation) minus
     2) the sum of premium payments (made during the 12 months prior to the death benefit calculation date).

  Death benefit proceeds will be payable in a single lump sum, and you should know that we offer the Phoenix Concierge Account ("PCA") as the default method of payment for all death claims greater or equal to $5,000 when the beneficiary is an individual, trust or estate. The PCA is generally not offered to corporations or similar entities. The PCA is an interest bearing checking account that is made available to beneficiaries in lieu of a single check.

  The PCA is not insured by the FDIC, NSUSIF, or any other state or federal agency which insures deposits. The guarantee of principal is based on the claims-paying ability of the company. Also, if the recipient chooses, death benefit proceeds will be payable in the form of an annuity option. Any such annuity option is subject to all restrictions (including minimum amount requirements) as are other annuities under this contract. In addition, there may be legal requirements that limit the recipient's annuity options and the timing of payments. See "Distributions at Death" under "Federal Income Taxes." A recipient should consult a qualified tax adviser before electing to receive an annuity.

  Depending upon state law, the amounts paid to the owner may avoid probate and the death benefit may be reduced by any tax due. For more information, see "Tax." and "Distribution at Death" under "Federal Income Taxes." We reserve the right to discontinue offering any one of the available Death Benefit Options in the future.


  If you are the beneficiary of a deceased Owner's contract and are utilizing this contract as an Inherited/Stretch Annuity, only the Return of Premium death benefit is available to you.

Additional Optional Death Benefit under GMAB/GMWB Combination Rider (Phoenix Retirement Protector)
  If you elect the Phoenix Retirement Protector, you may also elect an optional guaranteed minimum death benefit (GMDB) for an additional charge. The optional GMDB provides you with an opportunity to receive a death benefit amount over and above the contract's death benefit.

  The GMDB guarantees a minimum death benefit if the GMDB Benefit Base, which is the same as the GMWB Benefit Base prior to the GMDB Maximum Age, is greater than the death benefit payable under the contract when any Covered Person dies prior to the earliest of: 1) the contract's maturity date, 2) the date the Contract Value is reduced to zero, or 3) the rider anniversary following the date the oldest Covered Person attains a particular age specified in the rider (the GMDB Maximum Age).

  If the GMDB Benefit Base is greater than the death benefit payable under the contract, the optional GMDB guarantees an additional death benefit amount. This guaranteed amount is the difference between the contract's death benefit and the GMDB Benefit Base. This optional component does not provide any value once the Contract Value goes to zero or the oldest Covered Person attains the GMDB Maximum Age.

  Please refer to the section entitled "Optional Guaranteed Minimum Death Benefit (GMDB) Component" under "Phoenix Retirement Protector" for further information.

How Premium Enhancement Affects Death Benefit
  Subject to state availability, this contract offers a Premium Enhancement feature. You can elect the Premium Enhancement feature for your contract only at the time you apply for your contract and the election is irrevocable. If you purchase this feature, a Premium Enhancement will be credited to your contract value at the time the initial premium payment and each subsequent premium payment is applied to the contract. Any Premium Enhancement credited to the Contract Value is not considered a premium payment and will be considered as "earnings." The Enhancement is treated as "earnings" and included in Contract Value for purposes of determining the guaranteed benefit under the contract's death benefit option or any additional optional death benefit. Subject to SEC approval, we will deduct any Premium Enhancement credited to the Contract Value if the Premium Enhancement was credited 12 months prior to the contract owner's death, unless a spousal continuation is in effect. However, in no event will the amount payable upon death be less than a return of premium, even after the deduction of any Premium Enhancement. Please refer to the section entitled "Premium Enhancement" for further information.

Internet, Interactive Voice Response and Telephone Transfers
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  You may transfer your Contract Value among the available investment options and make changes to your premium payment allocations by Internet, Interactive Voice Response ("IVR") or telephone. The Company may discontinue any of these options and may provide other options at any time.

  PHL Variable and Phoenix Equity Planning Corporation ("PEPCO"), our national distributor, will use reasonable procedures to confirm that transfer instructions are genuine. We require verification of account information and will record telephone instructions on tape. You will receive written confirmation of all transfers. PHL Variable and PEPCO may be liable for following unauthorized instructions if we fail to follow our established security procedures. However, you will bear the risk of a loss resulting from instructions entered by an unauthorized third party that PHL Variable and PEPCO reasonably believe to be genuine.

  We may modify or terminate your transfer and allocation privileges. You may find it difficult to exercise these privileges during times of extreme market volatility. In such a case, you should submit your request in writing.


  If you have authorized your registered representative to make transfers on your behalf, he or she may submit your transfer request in a batch of requests for multiple contract owners. Like an individual transfer request, the transfer request must be submitted in good order to be processed.


  Prior to the Maturity Date of your contract, you may elect to transfer all or any part of the Contract Value among one or more investment options, the GIA or MVA subject to the limitations established for the GIA and MVA. A transfer from an investment option will result in the redemption of Accumulation Units and, if another investment option is selected, in the purchase of Accumulation Units. The exchange will be based on the values of the Accumulation Units next determined after the receipt by our Annuity Operations Division of notice of election in a form satisfactory to us. A transfer among investment options, the GIA or MVA does not automatically change the premium payment allocation schedule of your contract.

  You may also request transfers and changes in premium payment allocations among available investment options, the GIA or MVA by Internet, Interactive Voice Response and telephone by calling us at 800/541-0171 between the hours of 8:30 a.m. and 4:00 p.m. Eastern Time on any Valuation Date, or by writing to the address listed on the first page of this prospectus. You may permit your registered representative to submit transfer requests on your behalf. We will employ reasonable procedures to confirm that transfer instructions are genuine. We will require verification of account information and will record telephone instructions on tape. All transfers and allocation changes will be confirmed in writing to you. To the extent that procedures reasonably designed to prevent unauthorized transfers are not followed, we may be liable for following transfer instructions for transfers that prove to be fraudulent. However, you will bear the risk of loss resulting from instructions entered by an unauthorized third party we reasonably believe to be genuine. These transfer and allocation change privileges may be modified or terminated at any time on a case-by-case basis. In particular, during times of extreme market volatility, transfer privileges may be difficult to exercise. In such cases you should submit written instructions.

  Unless we otherwise agree or unless the Dollar Cost Averaging Program has been elected, (see below), you may make only one transfer per contract year from the GIA. Nonsystematic transfers from the GIA and MVA will be made on the date of receipt by our Annuity Operations Division except as you may otherwise request. For nonsystematic transfers, the amount that may be transferred from the GIA at any one time cannot exceed the greatest of $1,000 or 25% of the Contract Value in the GIA at the time of transfer. For nonsystematic transfers from the MVA, the market value adjustment may be applied. See the MVA prospectus for more information.

  No surrender charge will be assessed when a transfer is made. The date a premium payment was originally credited for the purpose of calculating the surrender charge will remain the same. Currently, 12 transfers are permitted from the investment options and one transfer from the GIA; however, we reserve the right to change our policy to limit the number of transfers made during each contract year if we determine, in our sole opinion, that your exercise of the transfer privilege may disadvantage or potentially harm the rights or interests of other Contract Owners. There are additional restrictions on transfers from the GIA as described above and in the section titled, "GIA." See the MVA prospectus for information regarding transfers from the MVA.

  Transfers to the GIA are not permitted during the first Contract Year. After the first Contract Year, a transfer into the GIA will not be permitted if such transfer would cause the percentage of the Contract Value in the GIA to exceed the Maximum GIA Percentage shown on the schedule page.

Market Timing and Other Disruptive Trading
--------------------------------------------------------------------------------

  We discourage market timing activity, frequent transfers of contract value among investment options and other activity determined to be "Disruptive Trading", as described below. Your ability to make transfers among investment options under the contract is subject to modification if we determine, in our sole opinion, that your exercise of the transfer privilege constitutes "Disruptive Trading" that may disadvantage or potentially harm the rights or interests of other contract owners.

  "Disruptive Trading" includes, but is not limited to: frequent purchases, redemptions and transfers; transfers into and then out of an investment option in a short period of time; and transfers of large amounts at one time. The risks and harmful effects of Disruptive Trading include:

.. dilution of the interests of long-term investors in an investment option, if market timers or others transfer into or out of the investment option rapidly in order to take advantage of market price fluctuations;

.. an adverse affect on portfolio management, as determined by portfolio management in its sole discretion, such as causing the underlying fund to maintain a higher level of cash than would otherwise be the case, or causing the underlying fund to liquidate investments prematurely; and

..  increased brokerage and administrative expenses.

  To protect our contract owners and the underlying funds from Disruptive Trading, we have adopted certain policies and procedures.

  Under our Disruptive Trading policy, we can modify your transfer privileges for some or all of the investment options. Modifications include, but are not limited to, not accepting a transfer request from you or from any person, asset allocation service, and/or market timing service made on your behalf. We may also limit the amount that may be transferred into or out of any investment option at any one time. Unless prohibited by the terms of your contract, we may (but are not obligated to):

.. limit the dollar amount and frequency of transfers (e.g., prohibit more than one transfer a week, or more than two a month, etc.),

.. restrict the method of making a transfer (e.g., require that all transfers into a particular investment option be sent to our Service Center by first class U.S. mail and/or rescind telephone, internet, IVR or fax transfer privileges),

.. require a holding period for some investment options (e.g., prohibit transfers into a particular investment option within a specified period of time after a transfer out of that investment option),


.. implement and administer redemption fees on short-term trading that may be imposed by one or more of the underlying funds, or


..  impose other limitations or restrictions.


  Currently we attempt to detect Disruptive Trading by monitoring both the dollar amount of individual transfers and the frequency of a contract owner's transfers. With respect to both dollar amount and frequency, we may consider an individual transfer alone or when combined with transfers from other contracts owned by or under the control or influence of the same individual or entity. If you have authorized your registered representative to make transfers on your behalf, he or she may submit your transfer request in a batch of requests for multiple contract owners. We monitor these transfers on an individual basis, rather than on a batch basis.


  We currently review transfer activity on a regular basis. We also consider any concerns brought to our attention by the managers of the underlying funds. We may change our monitoring procedures at any time without notice.

  Because we reserve discretion in applying these policies, they may not be applied uniformly. However, we will to the best of our ability apply these policies uniformly. Consequently, there is a risk that some contract owners could engage in Disruptive Trading while others will bear the effects of their activity.


  Currently we attempt to detect Disruptive Trading by monitoring activity for all contracts. Possible Disruptive Trading activity may result in our sending a warning letter advising the owner of our concern. Regardless of whether a warning letter is sent, once we determine that Disruptive Trading activity has occurred, we may revoke the owner's right to make Internet and IVR transfers. We will notify contract owners in writing (by mail to their address of record on file with us) if we limit their trading.


  We have adopted these policies and procedures as a preventative measure to protect all contract owners from the potential affects of Disruptive Trading, while recognizing the need for contract holders to have available reasonable and convenient methods of making transfers that do not have the potential to harm other contract owners.

  We currently do not make any exceptions to the policies and procedures discussed above to detect and deter Disruptive Trading. We may reinstate Internet, IVR, telephone and fax transfer privileges after they are revoked, but we will not reinstate these privileges if we have reason to believe that they might be used thereafter for Disruptive Trading.

  We cannot guarantee that our monitoring will be 100% successful in detecting and restricting all transfer activity that constitutes Disruptive Trading. Moreover, we cannot guarantee that revoking or limiting a contract owner's Internet, IVR, telephone and fax transfer privileges will successfully deter all Disruptive Trading. In addition, some of the underlying funds are available to insurance companies other than Phoenix and we do not know whether those other insurance companies have adopted any policies and procedures to detect and deter Disruptive Trading, or if so what those policies and procedures might be. Because we may not be able to detect or deter all Disruptive Trading and because some of these funds are available through other insurance companies, some contract owners may be treated differently than others, resulting in the risk that some contract owners could engage in Disruptive Trading while others will bear the effects of their activity.


  Orders for the purchase of underlying fund shares are subject to acceptance by the relevant fund. Phoenix has entered into information sharing agreements with the underlying funds of this variable product as required by Rule 22c-2 under the Investment Company Act of 1940. The purpose of the information sharing is to provide information to the underlying funds so that they can monitor, warn, and restrict contractholders who may be engaging in disruptive trading practices as determined by the underlying funds. We reserve the right to reject, without prior notice, any transfer request into any investment option if the purchase of shares in the corresponding underlying fund is not accepted for any reason. We may, without prior notice, take whatever action we deem appropriate to comply with or take advantage of any state or federal regulatory requirement.


  We do not include transfers made pursuant to the Dollar Cost Averaging, Automatic Asset Rebalancing or other similar programs when applying our Disruptive Trading policy.

The Annuity Period
--------------------------------------------------------------------------------

  The annuity period begins after the accumulation period of the contract, when annuity payments are made to you.

Annuity Payments
  Annuity payments will begin on the contract's Maturity Date if the owner is alive and the contract is still in force. Beginning on the Maturity Date, investment in the Separate Account is continued unless a Fixed Payment Annuity is selected.

Surrender charges will not be imposed when you begin taking annuity payments on or after the contract's Maturity Date. In addition, no surrender charge will be taken after the annuity period has begun except with respect to unscheduled withdrawals under Annuity Payment Options K or L. If you have not selected an Annuity Payment Option by the Maturity Date, the default is Annuity Payment Option I--Variable Life Annuity with 10-Year Period Certain. For more information, see "Annuity Payment Options."


  If the amount to be applied on the Maturity Date is less than $2,000, we may pay such amount in one lump sum in lieu of providing an annuity. If the initial monthly annuity payment under an Annuity Payment Option would be less than $20, we may make a single sum payment equal to the total Contract Value on the date the initial annuity payment would be payable, or make periodic annuity payments quarterly, semiannually or annually in place of monthly annuity payments.

  Your contract specifies a Maturity Date at the time of its issuance. However, you may subsequently elect a different Maturity Date. The Maturity Date may not be earlier than the fifth contract anniversary. The latest Maturity Date is the contract anniversary nearest the Annuitant's 95/th/ birthday or ten years from the Contract Date, unless agreed otherwise. Generally, under qualified plans and Individual Retirement Annuities ("IRA"), distributions from the contract should begin no later than April 1/st/ of the calendar year following the later of: (a) the year in which the employee attains age 70 1/2 or (b) the calendar year in which the employee retires. The date set forth in (b) does not apply to IRAs. Distributions can be made through maturity of the contract or by periodic withdrawals.


  The Maturity Date election must be made by written notice and must be received by our Annuity Operations Division 30 days before the default Maturity Date. The default Maturity Date will be no later than the oldest Owner's or Annuitant's 95/th/ birthday or ten years from the Contract Date. Particular care should be taken in electing the Maturity Date of a contract issued under a Tax Sheltered Annuity (TSA), a Keogh Plan or an IRA plan. For more information, see "Tax Sheltered Annuities," "Keogh Plans" and "Individual Retirement Accounts."


Annuity Payment Options
  Unless an alternative Annuity Payment Option is elected on or before the Maturity Date, the amounts held under a contract on the Maturity Date will be applied to provide a Variable Life Annuity with 10-Year Period Certain (Option
I) as described below. Instead of Option I, you may, by sending a written request to our Annuity Operations Division on or before the Maturity Date of the contract, elect any of the other Annuity Payment Options described below. After the first annuity payment, you may not change the elected Annuity Payment Option. No surrender charge will be assessed under any Annuity Payment Option, unless unscheduled withdrawals are made under Variable Annuity Payment Options K or L. The MVA will apply to any amounts held in the MVA that we applied to any Annuity Payment Option. See the MVA prospectus for more information.

  With the exception of the Fixed Annuity Payment Options and Annuity Payment Option L, each annuity payment will be based upon the value of the annuity units credited to the contract. The number of annuity units in each investment option to be credited is based on the value of the Accumulation Units in that investment option and the applicable annuity payment rate. The contract is issued with guaranteed minimum annuity payment rates, however, if the current rate is higher, we'll apply the higher rate. The annuity payment rate differs according to the Annuity Payment Option selected and the age of the Annuitant(s). The annuity payment rate is applied and will determine all annuity payments for the fixed Annuity Payment Options and the first annuity payment for the variable Annuity Payment Options. The value of the annuity units will vary with the investment performance of each investment option to which annuity units are credited.

  The initial annuity payment will be calculated based on an assumed investment return of 4.5% per year. This rate is a fulcrum return around which variable annuity payments will vary to reflect whether actual investment experience of the investment option is better or worse than the assumed investment return. The assumed investment return is set at the time of your first annuity payment. If investment performance is higher than the assumed investment return, your subsequent annuity payments will be larger than your first annuity payment. However, if investment performance is lower than the assumed investment rate, your subsequent annuity payments will be less than the first annuity payment. If the assumed and actual investment performances are the same, your annuity payments will be level. The assumed investment return and the calculation of variable annuity payments for a 10-year period certain variable payment life annuity and for Annuity Payment Options J and K described below are described in more detail in the contract and in the SAI.

  The level of annuity payments payable under the following Annuity Payment Options is based upon the option selected.

  In addition, factors such as the age at which annuity payments begin, the form of annuity, annuity payment rates, assumed investment rate (for variable annuity payments) and the frequency of annuity payments will affect the level of annuity payments. The longer the duration and more frequent the payments, the lower the annuity payment amount.

  The assumed investment rate is 4.5% per year. We use this rate to determine the first annuity payment under Variable Annuity Payment Options I, J, K, M and
N. Under Option L, We determine the amount of the annual distribution by dividing the amount of Contract Value as of the payment calculation date by the life expectancy of the Annuitant or the joint life expectancy of the Annuitant and Joint Annuitant at that time.

  We deduct a daily charge for mortality and expense risks and a daily administrative fee from Contract Values held in the investment options. For more information, see "Charges For Mortality and Expense Risks" and "Charges for Administrative Services." Therefore, electing Option K will result in a deduction being made even though we assume no mortality risk under that option.

  The following are descriptions of the Annuity Payment Options available under a contract. These descriptions should allow you to understand the basic differences between the options, however, you should contact our Annuity Operations Division well in advance of the date you wish to elect an option to obtain estimates of annuity payments under each option.

Option A--Life Annuity with Specified Period
  A fixed payout annuity payable monthly while the Annuitant is living or, if later, the end of the specified period certain. The period certain may be specified as 5, 10, or 20 years. The period certain must be specified at the time this option is elected.

Option B--Non-Refund Life Annuity
  A fixed payout annuity payable monthly while the Annuitant is living. No monthly payment, death benefit or refund is payable after the death of the Annuitant.

Option C--[Reserved]

Option D--Joint and Survivor Life Annuity
  A fixed payout annuity payable monthly while either the Annuitant or Joint Annuitant is living. You must designate the Joint Annuitant at the time you elect this option. The Joint Annuitant must be at least age 40 on the first payment calculation date.

Option E--Installment Refund Life Annuity
  A fixed payout annuity payable monthly while the Annuitant is living. If the Annuitant dies before the annuity payments made under this option total an amount which refunds the entire amount applied under this option, we will make a lump sum payment equal to the entire amount applied under this option less the sum of payments already made.

Option F--Joint and Survivor Life Annuity with 10-Year Period Certain
  A fixed payout annuity payable monthly while either the Annuitant or joint Annuitant is living, or if later, the end of 10 years. You must designate the Joint Annuitant at the time you elect this option. The Joint Annuitant must be at least age 40 on the first payment calculation date.

Option G--Payments for Specified Period
  A fixed payout annuity payable monthly over a specified period of time. Payments continue whether the Annuitant lives or dies. The specified period must be in whole numbers of years from 5 to 30, but cannot be greater than 100 minus the age of the Annuitant. However, if the beneficiary of any death benefits payable under this contract elects this payment option, the period selected by the beneficiary may not extend beyond the life expectancy of such beneficiary.

Option H--Payments of Specified Amount
  Equal income installments of a specified amount are paid until the principal sum remaining under this option from the amount applied is less than the amount of the installment. When that happens, the principal sum remaining will be paid as a final payment. The amount specified must provide for payments for a period of at least 5 years.

Option I--Variable Life Annuity with 10-Year Period Certain
  A variable payout annuity payable monthly while the Annuitant is living or, if later, for ten years. If the beneficiary of any death benefits payable under this contract elects this option, the period certain will equal the shorter of 10 years or the life expectancy of such beneficiary.

Option J--Joint Survivor Variable Life Annuity with 10-Year Period Certain
  A variable payout annuity payable monthly while either the Annuitant or joint Annuitant is living, or if later, the end of 10 years. You must designate the Joint Annuitant at the time you elect this option. The Joint Annuitant must be at least age 40 on the first payment calculation date. This option is not available for the payment of any death benefit under this contract.

Option K--Variable Annuity for a Specified Period
  A variable payout annuity payable monthly over a specified period of time. Payments continue whether the Annuitant lives or dies. The specified period must be in whole numbers of years from 5 to 30, but cannot be greater than 100 minus the age of the Annuitant. However, if the beneficiary of any death benefits payable under this contract elects this payment option, the period selected by the beneficiary may not extend beyond the life expectancy of such beneficiary. This option also provides for unscheduled withdrawals. An unscheduled withdrawal will reduce the number of fixed annuity units in each investment option and affect the amount of future payments. For details, see "Variable Annuity Payments" and "Calculation of Annuity Payments" in the SAI.

Option L--Variable Life Expectancy Annuity
  This option provides a variable income which is payable over the Annuitant's annually recalculated life expectancy or the annually recalculated life expectancy of the Annuitant and joint Annuitant. This option also provides for unscheduled withdrawals. An unscheduled withdrawal will reduce the Contract Value and affect the amount of future payments. Upon the death of the Annuitant (and joint Annuitant, if applicable), any remaining Contract Value will be paid in a lump sum to the beneficiary. For details, see "Variable Annuity Payments" and "Calculation of Annuity Payments" in the SAI.

Option M--Unit Refund Variable Life Annuity
  This option provides variable monthly payments as long as the Annuitant lives. In the event of the death of the Annuitant, the monthly payments will stop and the beneficiary will receive a lump sum payment equal to the value of the remaining annuity units. This value is equal to the sum of the number of remaining annuity units for each investment option multiplied by the current Annuity Unit Value for that investment option. The number of remaining annuity units for each investment option will be calculated as follows:

1.the net amount in the investment option applied under this option on the first payment calculation date divided by the corresponding Annuity Unit Value on that date, minus

2.the sum of the annuity units released from the investment option to make the payments under this option.

  You may not transfer any assets under Annuity Payment Option M, unless we agree otherwise.

Option N--Variable Non-Refund Life Annuity
  A variable payout annuity payable monthly while the Annuitant is living. No monthly payment, death benefit or refund is payable after the death of the Annuitant.

Other Options and Rates
  We may offer other annuity payment options at the time a contract reaches its Maturity Date. In addition, in the event that annuity payment rates for contracts are at that time more favorable than the applicable rates guaranteed under the contract, the then current settlement rates shall be used in determining the amount of any annuity payment under the Annuity Payment Options above.

Other Conditions
  Federal income tax requirements currently applicable to most qualified plans provide that the period of years guaranteed under joint and survivorship annuities with specified periods certain (see "Option F" and "Option J" above) cannot be any greater than the joint life expectancies of the payee and his or her spouse.

  Federal income tax requirements also provide that participants in regular or SIMPLE IRAs must begin minimum distributions by April 1 of the year following the year in which they attain age 70 1/2. Minimum distribution requirements do not apply to Roth IRAs. Distributions from qualified plans generally must begin by the later of actual retirement or April 1 of the year following the year participants attain age 70 1/2. Any required minimum distributions must be such that the full amount in the contract will be distributed over a period not greater than the participant's life expectancy or the combined life expectancy of the participant and his or her spouse or designated beneficiary. Distributions made under this method are generally referred to as Life Expectancy Distributions ("LEDs"). An LED program is available to participants in qualified plans or IRAs. Requests to elect this program must be made in writing.

  Under the LED program, regardless of contract year, amounts up to the required minimum distribution may be withdrawn without a deduction for surrender charges, even if the minimum distribution exceeds the free withdrawal amount. See "Surrender Charges." Any amounts withdrawn that have not been held under a contract for at least nine years and are in excess of both the minimum distribution and the free withdrawal amount will be subject to any applicable surrender charge.

  If the initial monthly annuity payment under an annuity payment option would be less than $20, we may make a single sum payment equal to the Contract Value on the date the initial annuity payment would be payable, in place of all other benefits provided by the contract, or may make periodic annuity payments quarterly, semiannually or annually in place of monthly annuity payments.

  Currently, transfers between investment options are available for amounts allocated to any of the variable annuity payment options except Annuity Payment Option M.

Payment Upon Death After Maturity Date

  If an owner dies on or after the Maturity Date and there is no surviving owner, any remaining certain period annuity payments will be paid to the beneficiary under the annuity payment option in effect on the date of death. Generally, payments may not be deferred or otherwise extended. (For information regarding the Inherited/Stretch Annuity feature of this contract, see the section of this prospectus entitled "Inherited/Stretch Annuity Feature.") If there is a surviving owner, the payments continue as if there had been no death.


  If the Annuitant and joint Annuitant, if any, die and are survived by any owner(s), any remaining certain period annuity payments will be paid to such owner(s). Payments will continue under the annuity payment option in effect at the date of death and may not be deferred or otherwise extended.

Variable Account Valuation Procedures
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Valuation Date
  A Valuation Date is every day the New York Stock Exchange ("NYSE") is open for trading and we are open for business. However, transaction processing may be postponed for the following reasons:

1.the NYSE is closed or may have closed early;

2.the SEC has determined that a state of emergency exists; or

3.on days when a certain market is closed (e.g., the U.S. Government bond market is closed on Columbus Day and Veteran's Day).

  The NYSE Board of Directors reserves the right to change the NYSE schedule as conditions warrant. On each Valuation Date, the value of the Separate Account is determined at the close of the NYSE (usually 4:00 p.m. eastern time).

Valuation Period
  Valuation period is that period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

Accumulation Unit Value
  The value of one Accumulation Unit was set at $1.000 on the date assets were first allocated to an investment option. The value of one Accumulation Unit on any subsequent Valuation Date is determined by multiplying the immediately preceding Accumulation Unit Value by the applicable net investment factor for the valuation period ending on such Valuation Date. After the first valuation period, the Accumulation Unit Value reflects the cumulative investment experience of that investment option.

Net Investment Factor
  The net investment factor for any valuation period is equal to 1.000 plus the applicable net investment rate for such valuation period. A net investment factor may be more or less than 1.000 depending on whether the assets gained or lost value that day. To determine the net investment rate for any valuation period for the funds allocated to each investment option, the following steps are taken: (a) the aggregate accrued investment income and capital gains and losses, whether realized or unrealized, of the investment option for such valuation period is computed,
(b) the amount in (a) is then adjusted by the sum of the charges and credits for any applicable income taxes and the deductions at the beginning of the valuation period for mortality and expense risk fees and daily administration fee, and (c) the results of (a) as adjusted by (b) are divided by the aggregate unit values in the investment option at the beginning of the valuation period.


Service Providers
  Under an Administrative and Accounting Services Agreement between PNC Global Investment Servicing ("PNC") (formerly PFPC, INC.) and the Company, PNC provides certain services related to the Separate Account. These services include computing investment option unit value for each investment option of the Separate Account on each valuation date, preparing annual financial statements for the Separate Account, filing the Separate Account annual reports on Form N-SAR with the SEC, and maintaining certain books and records required by law on behalf of the Separate Account. The principal business address of PNC is 301 Bellevue Parkway, 2/nd/ Floor, Wilmington, DE.

  Under a contract with Phoenix Life Insurance Company ("PLIC"), Ibbotson Associates provides certain asset allocation services, including a risk tolerance questionnaire to assist the contract owner, for use in conjunction with the contract. The principal business address of Ibbotson Associates is 225 North Michigan, 7/th/ Floor, Chicago, Il.

  Under a contract with PLIC, Tata Consulting Services augments our U.S. based staff in processing premium payments, investment option transfers, asset allocation changes, changes of address, and issuance of new variable annuity business. The principal business address of Tata Consulting Services is 101 Park Avenue, 26/th/ Floor, New York, NY.


Miscellaneous Provisions
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Assignment
  Owners of contracts issued in connection with non-tax qualified plans may assign their interest in the contract to a spouse or a grantor trust. This assignment may result in taxable income to the Contract Owner. We will not be on notice of such an assignment unless we receive written notice of such assignment filed with our Annuity Operations Division.

  A pledge or assignment of a contract is treated as payment received on account of a partial surrender of a contract. For more information, see "Surrenders or Withdrawals Prior to the Contract Maturity Date." Transfer of ownership will nullify the original death benefit option and the death benefit option will become Death Benefit Option 1.

  In order to qualify for favorable tax treatment, contracts issued in connection with tax qualified plans or IRAs may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation, or for any other purpose, to any person.

Payment Deferral
  Payment of the Contract Value, attributable to the Separate Account, in a single sum upon a withdrawal or full surrender of the contract will ordinarily be made within 7 days after receipt of the written request by our Annuity Operations Division. However, we may postpone payment of the value of any Accumulation Units at times (a) when the NYSE is closed, other than customary weekend and holiday closings, (b) when trading on the NYSE is restricted,
(c) when an emergency exists as a result of which disposal of securities in the Series is not reasonably practicable or it is not reasonably practicable to determine the Contract Value or (d) when a governmental body having jurisdiction over us by order permits such suspension. Rules and regulations of the SEC, if any, are applicable and will govern as to whether conditions described in (b), (c) or (d) exist.

  Payment of the Contract Value attributable to the GIA may be deferred for 6 months from the date of receipt of a withdrawal or surrender request at our Annuity Operations Division. If payment is delayed for more than 10 days, we will credit additional interest at a rate equal to that paid under Annuity Options G and H.


Suspension of Payments or Transfers
  Payment of the Contract Value, attributable to the Separate Account, in a single sum upon a death claim, withdrawal or full surrender of the contract will ordinarily be made within at least 7 days after receipt of the written documentation in good order. However, we may postpone payment of the value of any Accumulation Units at times (a) when the NYSE is closed, other than customary weekend and holiday closings, (b) when trading on the NYSE is restricted, (c) when an emergency exists as a result of which disposal of securities in the Series is not reasonably practicable or it is not reasonably practicable to determine the Contract Value or (d) when a governmental body having jurisdiction over us by order permits such suspension. Rules and regulations of the SEC, if any, are applicable and will govern as to whether conditions described in (b), (c) or (d) exist.


Free Look Period

  We may mail the contract to you or we may deliver it to you in person. You may return a contract for any reason within ten days after you receive it and receive in cash the Contract Value plus any charges made under this contract as of the date of cancellation (A longer Free Look Period may be required by your state). You may receive more or less than the initial premium payment depending on investment experience within the investment options during the Free Look Period. If a portion or all of your initial premium payment has been allocated to the GIA, we also will refund any earned interest. If a portion or all of your initial premium payment has been allocated to the MVA, we will apply the Market Value Adjustment that can increase or decrease your initial premium payment. We will consider Premium Enhancements credited to the contract as "earnings" and therefore part of Contract Value. If applicable state law requires a return of premium payments, we will return the greater of premium payments less any withdrawals or the Contract Value less any applicable surrender charges.

  We have applied to the Securities and Exchange Commission (SEC) for permission to deduct any Premium Enhancements made to your Contract upon the Contract's cancellation during the free look period (as well as under other circumstances described in this prospectus). We will not deduct Premium Enhancements upon cancellation of the Contract unless, and if applicable, until the SEC grants us permission.

  If we receive permission from the SEC, we will deduct Premium Enhancements from payments made to you as a result of Contract cancellation. In this case, you will bear the investment risk of any Premium Enhancements made under the Contract. For example, if applicable state law provides for a return of Contract Value, we will return to you your Contract Value plus any charges, and less any applicable Premium Enhancement made under this Contract as of the date of cancellation. Our deduction of the Premium Enhancement in this case will not be adjusted for investment performance. Therefore, although you will benefit from any investment gain on the Premium Enhancement, if it experiences an investment loss, we will still deduct the original Premium Enhancement amount. If applicable state law requires a return of premium, we will return to you the greater of; 1) premium payments paid less any withdrawals and Premium Enhancements credited to the contract, or 2) the Contract Value plus any charges, and less any applicable Premium Enhancement made under this contract as of the date of cancellation.

  You should know that in a declining market, your Contract Value may be even less than your initial investment.


Amendments to Contracts
  Contracts may be amended to conform to changes in applicable law or interpretations of applicable law, or to accommodate design changes. Changes in federal or state tax law may require a change in contract administration. Upon any such tax law change, we will administer the contract so that it will be in continued compliance with applicable provisions of any state or federal tax law. Changes in the contract may need to be approved by Contract Owners and state insurance departments. A change in the contract that necessitates a corresponding change in the prospectus or the SAI must be filed with the SEC.

Substitution of Fund Shares
  If, in the judgment of PHL Variable's management, one or more of the funds becomes unsuitable for investment by Contract Owners, we reserve the right to substitute Accumulation Units of another investment option for Accumulation Units already purchased or to be purchased in the future by premium payments under this contract. Any substitution will be subject to approval by the SEC, if required, and where required one or more state insurance departments.

Ownership of the Contract
  Ordinarily, the purchaser of a contract is both the owner and the Annuitant and is entitled to exercise all the rights under the contract. However, the owner may be an individual or entity other than the Annuitant. More than one owner may own a contract as joint owner. Transfer of the ownership of a contract may involve federal income tax consequences, and a qualified advisor should be consulted before any such transfer is attempted.


Inherited/Stretch Annuity Feature
  This Contract provides for an Inherited/Stretch Annuity Feature that may be requested by the beneficiary of a deceased Contract Owner's interest. Under this Feature we will administer the Contract to accommodate an inherited or "stretch" payout. A stretch payout is a method in which the death benefit is paid out over a period of time, which is generally based upon the life expectancy of the beneficiary. By electing a stretch payout, a death benefit beneficiary can "stretch" payments over his or her life expectancy rather than receive the entire death benefit in one lump sum or within five years of the Contract Owner's death. The amount of each stretch payment will be at least the required minimum distribution ("RMD") required under the Internal Revenue Code and its accompanying rules and regulations (see "Federal Income Taxes"). Electing a "stretch" payout may provide tax advantages to the beneficiary.

  This Feature is available to an individual or trust beneficiary of an Individual Retirement Account (IRA), (including a Roth IRA), or Qualified Plan or to an individual beneficiary of a Non-Qualified contract issued by PHL Variable (or its affiliates) or issued by a company unaffiliated with PHL Variable. If the beneficiary of a contract issued by a company unaffiliated with PHL Variable purchases this Phoenix Flexible Retirement Choice/sm/ Contract for this Feature, then all contract rights will be available to the purchaser. However, if a beneficiary of this Phoenix Flexible Retirement Choice/sm/ Contract elects this Feature, only certain rights will remain with the beneficiary because a beneficiary does not retain the same rights under this Contract as the deceased owner. Certain limitations, considerations and tax implications apply to this Feature and may differ depending upon whether you have a IRA/Qualified or Non-Qualified Plan and whether the beneficiary is an individual or a trust.

  If this Feature is elected, we will calculate the RMD under the Internal Revenue Code ("Code") and its accompanying rules and regulations and will distribute this calculated amount to the beneficiary. However, it is the responsibility of the beneficiary to ensure that the correct RMD is actually withdrawn from the contact each year.

  The following guidelines will apply when we administer this Feature:

.. We will calculate the RMD each year in accordance with the Code using the Fair Market Value (year-end account value, plus any actuarial value assigned to living benefits) of the account.

.. With certain limitations, a beneficiary's share of the death benefit will be distributed over his or her life expectancy, based on IRS tables. If there are multiple beneficiaries and a separate beneficiary account is not established by December 31/st/ of the calendar year following the year of death, the death benefit will be distributed over the life expectancy of the oldest beneficiary.

.. For a Non-Qualified contract, if the deceased Owner had begun receiving annuitization proceeds, the RMD payments will be based on the life expectancy of the deceased Owner at the time of death.

.. If the beneficiary is a non-natural person under an IRA/Qualified plan, and the deceased Owner died after his or her required beginning distribution date, we will use the remaining life expectancy of the deceased to compute remaining payments.

.. The annual RMD must be withdrawn each year. For a Non-Qualified contract, the first RMD must be distributed no later than the anniversary of the deceased Owner's date of death. For IRAs/Qualified plans, the first RMD must be distributed on or before December 31/st/ of the calendar year following the year of the deceased's death.

.. For an IRA/Qualified plan, if the beneficiary is a surviving spouse, the surviving spouse beneficiary can postpone RMDs until the year the deceased spouse would have turned 70 1/2. In the alternative, the spouse can also add the IRA/Qualified plan proceeds to his or her own IRA and delay RMDs until the surviving spouse turns 70 1/2.

.. For a Non-Qualified contract, if the beneficiary is a surviving spouse, the surviving spouse can take the contract as his or her own and delay RMDs until the surviving spouse's death.

.. The RMD may be paid on an installment basis with the payment frequency chosen by the beneficiary; in all cases, the RMDs must be paid at least annually.

.. In addition to RMD amounts, additional funds may be withdrawn from the Contract. Any withdrawal in excess of the RMD may be subject to a surrender charge (see the sections of this prospectus entitled "Summary of Expenses" and "Surrender of Contracts and Withdrawals").

.. The beneficiary who elects this Feature may continue or change the funding vehicle that the deceased Owner selected.

  For more information regarding our administration of this feature, please see your Required Minimum Distribution (RMD) Request and Acknowledgment Form. This feature may not be suitable for some beneficiaries. We are not providing tax, financial or legal advice. You should consult with your financial professional and tax adviser to determine whether this feature is right for you. This feature may not be available in all states.


Federal Income Taxes
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Introduction
  The contracts are designed for use with retirement plans which may or may not be tax-qualified plans ("qualified plans") or Individual Retirement Annuities
(IRAs) under the provisions of the Internal Revenue Code of 1986, (the "Code"). The ultimate effect of federal income taxes on the amounts held under a contract, on annuity payments and on the economic benefits of the Contract Owner, Annuitant or beneficiary depends on our income tax status, on the type of retirement plan for which the contract is purchased, and upon the income tax and employment status of the individual concerned.

  The following discussion is general in nature and is not intended as individual tax advice. The income tax rules are complicated and this discussion is intended only to make you aware of the issues. Each person should consult an independent tax advisor. No attempt is made to consider any estate or inheritance taxes or any applicable state, local or other tax laws. Moreover, the discussion is based upon our understanding of the federal income tax laws as they are currently interpreted. No representation is made regarding the likelihood of continuation of the federal income tax laws or the current interpretations by the Internal Revenue Service (the "IRS"). We do not guarantee the tax status of the contracts or any transactions involving the contracts either currently or in the future. Purchasers bear the complete risk that the contracts may not be treated as "annuity contracts" under federal income tax laws. From time to time, there are proposals in Congress that would impact the taxation of annuity contracts and/or qualified plans; if enacted, these changes could be retroactive. At this time, we do not have any specific information about any pending proposals that could affect this contract. For a discussion of federal income taxes as they relate to the funds, please see the fund prospectuses.

Income Tax Status
  We are taxed as a life insurance company under Part 1 of Subchapter L of the Code. Since the Separate Account is not a separate entity from PHL Variable and its operations form a part of PHL Variable, it will not be taxed separately as a "regulated investment company" under Subchapter M of the Code. Investment income and realized capital gains on the assets of the Separate Account are reinvested and taken into account in determining the Contract Value. Under existing federal income tax law, the Separate Account's investment income, including realized net capital gains, is not taxed to us. We reserve the right to make a deduction for taxes should they be imposed on us with respect to such items in the future.

Taxation of Annuities in General--Nonqualified Plans
  Section 72 of the Code governs taxation of annuities. In general, a Contract Owner is not taxed on increases in value of the units held under a contract until some form of distribution is made. However, in certain cases, the increase in value may be subject to tax currently. See "Distribution-at-Death Rules," "Contracts Owned by Non-Natural Persons," "Owner Control" and "Diversification Standards" below.

  As the owner of the contract, you may elect one of the available death benefit guarantees under the contract. One or more of the options available may, in some cases, exceed the greater of the sum of premium payments or the Contract Value. The IRS may take the position with respect to these death benefit guarantees that they are not part of the annuity contract. In such a case, the charges against the cash value of the annuity contract or charges withheld from a rollover for the benefits would be considered distributions subject to tax, including penalty taxes, and charges withheld from purchase payments for the contract would not be deductible. If the IRS were to take this position, we would take all reasonable steps to avoid this result, which would include the right to amend the contract, with appropriate notice to you. You should consult with your tax advisor before electing a death benefit guarantee under this contract or any amendments, benefits or endorsements to the contract.

Surrenders or Withdrawals Prior to the Contract Maturity Date
  Code Section 72 provides that a withdrawal or surrender of the contract prior to the contract Maturity Date will be treated as taxable income to the extent the amounts held under the contract exceeds the "investment in the contract." The "investment in the contract" is that portion, if any, of purchase payments by or on behalf of an individual under a contract that have not been excluded from the individual's gross income. The taxable portion is taxed as ordinary income in an amount equal to the value of the amount received in excess of the "investment in the contract" on account of a withdrawal or surrender of a contract. For purposes of this rule, a pledge, loan or assignment of a contract is treated as a payment received on account of a withdrawal from a contract.

Surrenders or Withdrawals On or After the Contract Maturity Date
  Upon receipt of a lump sum payment under the contract, the recipient is taxed on the portion of the payment that exceeds the investment in the contract. Ordinarily, such taxable portion is taxed as ordinary income.

  For amounts received as an annuity, which are amounts payable at regular intervals over a period of more than one full year from the date on which they are deemed to begin, the taxable portion of each payment is determined by using a formula known as the "exclusion ratio," which establishes the ratio that the investment in the contract bears to the total expected amount of annuity payments for the term of the contract. That ratio is then applied to each payment to determine the non-taxable portion of the payment. The remaining portion of each payment is taxed as ordinary income. For variable annuity payments, the taxable portion is determined by a formula that establishes a specific dollar amount of each payment that is not taxed. The dollar amount is determined by dividing the investment in the contract by the total number of expected periodic payments. The remaining portion of each payment is taxed as ordinary income.

  Once the excludable portion of annuity payments equals the investment in the contract, the balance of the annuity payments will be fully taxable. For certain types of qualified plans, there may be no investment in the contract resulting in the full amount of the payments being taxable. For annuities issued in connection with qualified employer retirement plans, a simplified method of determining the exclusion ratio applies. This simplified method does not apply to IRAs.

  Withholding of federal income taxes on all distributions may be required unless the recipient properly elects not to have any amounts withheld and notifies our Annuity Operations Division of that election on the required forms and under the required certifications. Certain contract owners cannot make this election.

Penalty Tax on Certain Surrenders and Withdrawals-- Nonqualified Contracts
  Amounts surrendered, withdrawn or distributed before the taxpayer reaches age 59 1/2 are subject to a penalty tax equal to ten percent (10%) of the portion of such amount that is includable in gross income. However, the penalty tax will not apply to withdrawals: (i) made on or after the death of the Contract Owner (or where the Contract Owner is not an individual, the death of the "primary Annuitant," defined as the individual the events in whose life are of primary importance in affecting the timing and amount of the payout under the contract); (ii) attributable to the taxpayer's becoming totally disabled within the meaning of Code Section 72(m)(7); (iii) which are part of a Series of substantially equal periodic payments made (not less frequently than annually) for the life (or life expectancy) of the taxpayer, or the joint lives (or joint life expectancies) of the taxpayer and his or her beneficiary; (iv) from certain qualified plans (such distributions may, however, be subject to a similar penalty under Code Section 72(t) relating to distributions from qualified retirement plans and to a special penalty of 25% applicable specifically to SIMPLE IRAs or other special penalties applicable to Roth
IRAs); (v) allocable to investment in the contract before August 14, 1982;
(vi) under a qualified funding asset (as defined in Code Section 130(d));
(vii) under an immediate annuity contract (as defined in Code
Section 72(u)(4)); or (viii) that are purchased by an employer on termination of certain types of qualified plans and which are held by the employer until the employee separates from service.

  Separate tax withdrawal penalties apply to qualified plans. See "Penalty Tax on Certain Surrenders and Withdrawals from Qualified Plans."

Additional Considerations

Distribution-at-Death Rules
  In order to be treated as an annuity contract for federal income tax purposes, a contract must provide the following two distribution rules: (a) if the Contract Owner dies on or after the contract Maturity Date, and before the entire interest in the contract has been distributed, the remainder of the Contract Owner's interest will be distributed at least as rapidly as the method in effect on the Contract Owner's death; and (b) if a Contract Owner dies before the contract Maturity Date, the Contract Owner's entire interest generally must be distributed within five (5) years after the date of death, or if payable to a designated beneficiary, may be annuitized over the life or life expectancy of that beneficiary and payments must begin within one (1) year after the Contract Owner's date of death. If the beneficiary is the spouse of the Contract Owner, the contract (together with the deferral of tax on the accrued and future income thereunder) may be continued in the name of the spouse as Contract Owner. Similar distribution requirements apply to annuity contracts under qualified plans. However, a number of restrictions, limitations and special rules apply to qualified plans and Contract Owners should consult with their tax advisor.

  If the primary Annuitant, which is not the Contract Owner, dies before the Maturity Date, the owner will become the Annuitant unless the owner appoints another Annuitant. If the Contract Owner is not an individual, the death of the primary Annuitant is treated as the death of the Contract Owner. In addition, when the Contract Owner is not an individual, however, a change in the primary Annuitant is treated as the death of the Contract Owner. Finally, in the case of non-spousal joint Contract Owners, distribution will be required at the earliest death of any of the Contract Owners.

  If the Contract Owner or a joint Contract Owner dies on or after the Maturity Date, the remaining payments, if any, under the Annuity Payment Option selected will be made at least as rapidly as under the method of distribution in effect at the time of death.

  Any death benefits paid under the contract are taxable to the beneficiary at ordinary rates to the extent amounts exceed investment in the contract. The rules governing the taxation of payments from an annuity contract, as discussed above, generally apply whether the death benefits are paid as lump sum or annuity payments. Estate taxes may also apply.

Transfer of Annuity Contracts
  Transfers of nonqualified contracts prior to the Maturity Date for less than full and adequate consideration to the Contract Owner at the time of such transfer, will trigger taxable income on the gain in the contract, with the transferee getting a step-up in basis for the amount included in the Contract Owner's income. This provision does not apply to transfers between spouses or transfers incident to a divorce.

Contracts Owned by Non-Natural Persons
  If a non-natural person (for example, a corporation) holds the contract, the income on that contract (generally the increase in the net surrender value less the premium payments paid) is includable in income each year. The rule does not apply where the non-natural person is an agent for a natural person, such as a trust in which the beneficial owner is a natural person. The rule also does not apply where the annuity contract is acquired by the estate of a decedent, where the contract is held under a qualified plan, a TSA program or an IRA, where the contract is a qualified funding asset for structured settlements, or where the contract is purchased on behalf of an employee upon termination of a qualified plan.

Section 1035 Exchanges
  Code Section 1035 provides, in general, that no gain or loss shall be recognized on the exchange of one annuity contract for another. A replacement contract obtained in a tax-free exchange of contracts generally succeeds to the status of the surrendered contract. For non-qualified contracts, the contract proceeds must be transferred directly from one insurer to another insurer; they cannot be sent to the policyowner by the original insurer and then transmitted from the policyowner to the new insurer. For IRA and qualified plan contracts, the proceeds can be transmitted through the policyowner if specific conditions are met. Exchanges are permitted of the entire contract or a portion of the contract. Numerous rules and procedures apply to Code Section 1035 transactions. Prospective Contract Owners wishing to take advantage of Code
Section 1035 should consult their tax advisors.

Multiple Contracts
  Code Section 72(e)(12)(A)(ii) provides that for purposes of determining the amount of any distribution under Code Section 72(e) (amounts not received as annuities) that is includable in gross income, all annuity contracts issued by the same insurer (or affiliate) to the same Contract Owner during any calendar year are to be aggregated and treated as one contract. Thus, any amount received under any such contract prior to the contract Maturity Date, such as a withdrawal, dividend or loan, will be taxable (and possibly subject to the 10% penalty tax) to the extent of the combined income in all such contracts.

  The U.S. Treasury Department has specific authority to issue regulations that prevent the avoidance of Code Section 72(e) through the serial purchase of annuity contracts or otherwise. In addition, there may be situations where the Treasury may conclude that it would be appropriate to aggregate two or more contracts purchased by the same Contract Owner. Accordingly, a Contract Owner should consult a competent tax advisor before purchasing more than one contract or other annuity contracts in the same year.

Owner Control
  For variable contracts, tax deferral depends on the insurance company and not you having control of the assets held in the separate accounts. You can allocate Account Values from one fund of the separate account to another but you cannot direct the investments each fund makes. If you have too much "investor control" of the assets supporting the separate account funds, then you will be taxed on the gain in the contract as it is earned rather than when it is withdrawn.

  In 2003, the Internal Revenue Service ("IRS") in Revenue Ruling 2003-91, issued formal guidance that indicates that if the number of underlying mutual funds available in a variable insurance product does not exceed 20, the number of underlying mutual funds alone would not cause the contract to not qualify for the desired tax treatment. The IRS has also indicated that exceeding 20 investment options may be considered a factor, along with other factors, including the number of transfer opportunities available under the contract, when determining whether the contract qualifies for the desired tax treatment. The Revenue Ruling did not indicate the actual number of underlying mutual funds that would cause the contract to not provide the desired tax treatment but stated that whether the owner of a variable contract is to be treated as the owner of the assets held by the insurance company under the contract will depend on all of the facts and circumstances.

  The Revenue Ruling considered certain variable annuity and variable life insurance contracts and held that the types of actual and potential control that the Contract Owners could exercise over the investment assets held by the insurance company under the variable contracts was not sufficient to cause the Contract Owners to be treated as the owners of those assets and thus to be subject to current income tax on the income and gains produced by those assets. Under this contract, like the contracts described in the Revenue Ruling, there will be no arrangement, plan, contract, or agreement between the Contract Owner and PHL Variable regarding the availability of a particular investment option and, other than the Contract Owner's right to allocate premium payments and transfer funds among the available investment options, all investment decisions concerning the investment options will be made by us or an advisor in its sole and absolute discretion.

  At this time, it cannot be determined whether additional guidance will be provided by the U.S. Treasury on this issue and what standards may be contained in such guidance. Should the U.S. Treasury issue additional rules or regulations limiting the number of underlying mutual funds, transfers between or among underlying mutual funds, exchanges of underlying mutual funds or changes in investment objectives of underlying mutual funds such that the contract would no longer qualify for tax deferred treatment under section 72 of the Internal Revenue Code, PHL Variable reserves the right to modify the contract to the extent required to maintain favorable tax treatment.

Diversification Standards

Diversification Regulations
  To comply with the diversification regulations under Code Section 817(h) ("Diversification Regulations"), after a start-up period, each Series of the funds will be required to diversify its investments. The Diversification Regulations generally require that, on the last day of each calendar quarter, the Series' total assets be invested in no more than:

..  55% in any 1 investment

..  70% in any 2 investments

..  80% in any 3 investments

..  90% in any 4 investments

  A "look-through" rule applies to treat a pro rata portion of each asset of a Series as an asset of the Separate Account, and each Series of the funds are tested for compliance with the percentage limitations. All securities of the same issuer are treated as a single investment. Each government agency or instrumentality will be treated as a separate issuer for purposes of these limitations.

  The Treasury Department has indicated that the Diversification Regulations do not provide exclusive guidance regarding the circumstances in which Contract Owner control of the investments of the Separate Account will cause the Contract Owner to be treated as the owner of the assets of the Separate Account, thereby resulting in the loss of favorable tax treatment for the contract. We represent that we intend to comply with the Diversification Regulations to assure that the contracts continue to be treated as annuity contracts for federal income tax purposes.

Diversification Regulations and Qualified Plans
  Code Section 817(h) applies to a variable annuity contract other than a pension plan contract. The Diversification Regulations reiterate that the diversification requirements do not apply to a pension plan contract. All of the qualified plans (described below) are defined as pension plan contracts for these purposes. Notwithstanding the exception of qualified plan contracts from application of the diversification rules, all investments of the PHL Variable Qualified Plan Contracts (i.e., the funds) will be structured to comply with the diversification standards because the funds serve as the investment vehicle for nonqualified contracts as well as qualified plan contracts.

Taxation of Annuities in General--Qualified Plans
  The contracts may be used with several types of IRAs and qualified plans:
Section 403(b) contracts (also referred to as Tax-Sheltered Annuities (TSAs) or Tax-Deferred Annuities (TDAs)), Roth 403(b) contracts, Traditional IRAs, SEP IRAs, SIMPLE IRAs, SARSEP IRAs, Roth IRAs, Corporate Pension and Profit-sharing Plans and State Deferred Compensation Plans will be treated, for purposes of this discussion, as qualified plans. The tax rules applicable to participants in such qualified plans vary according to the type of plan and the terms and conditions of the plan itself. No attempt is made here to provide more than general information about the use of the contracts with the various types of qualified plans. PHL Variable reserves the right at any time to discontinue the availability of this contract for use with qualified plans. Participants under such qualified plans as well as Contract Owners, Annuitants and beneficiaries, are cautioned that the rights of any person to any benefits under such qualified plans may be subject to the terms and conditions of the plans themselves or limited by applicable law, regardless of the terms and conditions of the contract issued in connection therewith. For example, PHL Variable will accept beneficiary designations and payment instructions under the terms of the contract without review as to whether spousal consent may be required under the Retirement Equity Act ("REA"). Consequently, a Contract Owner's beneficiary designation or elected annuity payment option that does not follow the REA may not be enforceable.

  As the owner of the contract, you may elect one of the available death benefit guarantees under the contract. We are of the opinion that the death benefit guarantees available under the contract are part of the annuity contract. One or more of the death benefit guarantees available may exceed the greater of the sum of premium payments or the Contract Value. The contract and its amendments, benefits or endorsements (together referred to herein as the "contract") have not been reviewed by the IRS for qualification as an IRA or any other qualified plan. Moreover, the IRS has not addressed in a ruling of general applicability whether a death benefit option such as those available under the contract complies with the qualification requirements for an IRA or any other qualified plan. The language in the endorsements is intended to comply with the IRS model language provided under the List of Required Modifications (LRMs). There is no IRS requirement that the endorsements be approved by the IRS.

  There is a risk that the IRS would take the position that one or more of the death benefit guarantees are not part of the annuity contract. In such a case, charges against the cash value of the annuity contract or charges withheld from a rollover for the benefits would be considered distributions subject to tax, including penalty taxes, and charges withheld from purchases for the contract would not be deductible. While we regard the death benefit guarantees available for your election under the contract as a permissible benefit under an IRA, the IRS may take a contrary position regarding tax qualification resulting in deemed distributions and penalty taxes. If the IRS were to take this position, we would take all reasonable steps to avoid this result, which would include the right to amend the contract, with appropriate notice to you. You should consult with your tax advisor before electing a death benefit option under this contract for an IRA or other qualified plan.

  Certain death benefit guarantees may be purchased under your contract. IRA's and other qualified contracts generally may not invest in life insurance contracts. If you own an IRA or other qualified contract and purchase these death benefit guarantees, the IRS may consider these benefits "incidental death benefits." The Code imposes limits on the amount of the incidental death benefits allowable for qualified contracts. If the death benefit(s) selected are considered to exceed these limits, the benefit(s) could result in taxable income to the owner of the IRA or qualified contract. Furthermore, the Code provides that the assets of an IRA (including a traditional IRA, Roth IRA, SEP IRA and SIMPLE IRA) may not be invested in life insurance, but may provide, in the case of death during the accumulation phase, for a death benefit payment equal to the greater of sum of premium payments (less withdrawals) or Contract Value. This contract offers death benefits, which may exceed the greater of sum of premium payments (less withdrawals) or Contract Value. If the IRS determines that these benefits are providing life insurance, the contract may not qualify as an IRA (including traditional IRA, Roth IRA, SEP IRA and SIMPLE IRA) or other qualified contract. That determination could result in the immediate taxation of amounts held in the contract and the imposition of penalty taxes. You should consult your tax advisor regarding these features and benefits prior to purchasing a contract.

  Distributions from qualified plans, including Section 403(b) Contracts eligible to be rolled over to new contracts but which are paid to the policyowner directly generally will be subject to 20 percent income tax withholding. Mandatory withholding can be avoided only if the employee arranges for a direct rollover to another qualified pension or profit-sharing plan or to an IRA.

  The mandatory withholding rules apply to all taxable distributions from qualified plans or TSAs (not including IRAs), except (a) distributions required under the Code, (b) substantially equal distributions made over the life (or life expectancy) of the employee, or for a term certain of 10 years or more and
(c) the portion of distributions not includable in gross income (i.e., return of after-tax contributions).

  The contracts sold by PHL Variable in connection with certain qualified plans will utilize annuity tables that do not differentiate on the basis of sex. Such annuity tables also will be available for use in connection with certain nonqualified deferred compensation plans.

  Numerous changes have been made to the income tax rules governing qualified plans as a result of legislation enacted during the past several years, including rules with respect to: coverage, participation, maximum contributions, required distributions, penalty taxes on early or insufficient distributions and income tax withholding on distributions. The following are general descriptions of the various types of qualified plans and of the use of the contracts in connection therewith.

Tax Sheltered Annuities ("TSAs"), Tax Deferred Annuities ("TDAs"),
Section 403(b)
  Code Section 403(b) permits public school systems and certain types of charitable, educational and scientific organizations, generally specified in Code Section 501(c)(3), to purchase annuity contracts on behalf of their employees and, subject to certain limitations, allows employees of those organizations to exclude the amount of payments from gross income for federal income tax purposes. These annuity contracts are commonly referred to as TSAs, TDAs, or 403(b)s.

  Code Section 403(b)(11) imposes certain restrictions on a Contract Owner's ability to make withdrawals from, or surrenders of, Code Section 403(b) Contracts, if the cash withdrawn is attributable to payments made under a salary reduction agreement. Specifically, Code Section 403(b)(11) allows a Contract Owner to make a surrender or withdrawal only (a) when the employee attains age 59/ 1//2, separates from service, dies or becomes disabled (as defined in the Code), or (b) in the case of hardship. In the case of hardship, the distribution amount cannot include any income earned under the contract. Code Section 403(b)(11), applies only with respect to distributions from Code
Section 403(b) Contracts which are attributable to assets other than assets held as of the close of the last year beginning before January 1, 1989. Thus, the distribution restrictions do not apply to assets held as of December 31, 1988.

  In addition, in order for certain types of contributions under a Code
Section 403(b) Contract to be excluded from taxable income, the employer must comply with certain nondiscrimination requirements. The responsibility for compliance is with the employer and not with the issuer of the underlying annuity contract. If certain contractual requirements are met, loans may be made available under Internal Revenue Code Section 403(b) tax-sheltered annuity programs. A loan from a participant's Contract Value may be requested only if we make loans available with the contract and if the employer permits loans under their tax-sheltered annuity program. There are specific limits in the Code on the amount of the loan and the term of the loan. It is not the responsibility of the contract issuer such as PHL Variable to monitor compliance with these requirements.

  If we are directed by the participant, the loan may be taken from specific investment options. Otherwise, the loan is taken proportionately from all investment options. The loan must be at least $1,000 and the maximum loan amount is the greater of: (a) 90% of the first $10,000 of Contract Value minus any withdrawal charge; and (b) 50% of the Contract Value minus any withdrawal charge. The maximum loan amount is $50,000. If loans are outstanding from any other tax-qualified plan, then the maximum loan amount of the contract may be reduced from the amount stated above in order to comply with the maximum loan amount requirements under Section 72(p) of the Code. Amounts borrowed from the GIA are subject to the same limitations as applies to transfers from the GIA; thus no more than the greatest of $1000 and 25% of the Contract Value in the GIA may be borrowed at any one time. Amounts borrowed from the Market Value Adjustment ("MVA") account are subject to the same market value adjustment as applies to transfers from the MVA.

  Interest will be charged on the loan, in the amount set forth in the contract. This interest is payable to Phoenix.

  Loan repayments will first pay any accrued loan interest. The balance will be applied to reduce the outstanding loan balance and will also reduce the amount of the Loan Security Account by the same amount that the outstanding loan balance is reduced. The Loan Security Account is part of the general account and is the sole security for the loan. It is increased with all loan amounts taken and reduced by all repayments of loan principal. The balance of loan repayments, after payment of accrued loan interest, will be credited to the investment options of the Separate Account or the GIA in accordance with the participant's most recent premium payments allocation on file with us, except that no amount will be transferred to the MVA.

  Under Code section 72(p), if a loan payment is not paid within 90 days after the payment was due, then the entire loan balance plus accrued interest will be in default. In the case of default, the outstanding loan balance plus accrued interest will be deemed a distribution for income tax purposes, and will be reported as such pursuant to Internal Revenue Code requirements. At the time of such deemed distribution, interest will continue to accrue until such time as an actual distribution occurs under the contract.

Keogh Plans
  The Self-Employed Individual Tax Retirement Act of 1962, as amended permitted self-employed individuals to establish "Keoghs" or qualified plans for themselves and their employees. The tax consequences to participants under such a plan depend upon the terms of the plan. In addition, such plans are limited by law with respect to the maximum permissible contributions, distribution dates, nonforfeitability of interests, and tax rates applicable to distributions. In order to establish such a plan, a plan document must be adopted and implemented by the employer, as well as approved by the IRS.

Individual Retirement Annuities
  Code Sections 408 and 408A permit eligible individuals to contribute to individual retirement programs known as "Traditional IRAs", "Roth IRAs", "SEP IRA", "SARSEP IRA", "SIMPLE IRA", and "Deemed IRAs". Each of these different types of IRAs are subject to limitations on the amount that may be contributed, the persons who may be eligible and on the time when distributions may commence. In addition, distributions from certain other types of qualified plans may be placed on a tax-deferred basis into an IRA. Participant loans are not allowed under IRA contracts. Details about each of these different types of IRAs are included in the respective contract endorsements.

Corporate Pension and Profit-Sharing Plans
  Code Section 401(a) permits corporate employers to establish various types of retirement plans for employees.

  These retirement plans may permit the purchase of the contracts to provide benefits under the Plan. Contributions to the Plan for the benefit of employees will not be includable in the gross income of the employee until distributed from the Plan. The tax consequences to participants may vary depending upon the particular Plan design. However, the Code places limitations and restrictions on all Plans, including on such items as: amount of allowable contributions; form, manner and timing of distributions; transferability of benefits; vesting and nonforfeitability of interests; nondiscrimination in eligibility and participation; and the tax treatment of distributions, withdrawals and surrenders. Purchasers of contracts for use with Corporate Pension or Profit-sharing Plans should obtain independent tax advice as to the tax treatment and suitability of such an investment.

Deferred Compensation Plans With Respect to Service for State and Local Governments and Tax Exempt Organizations
  Code Section 457 provides for certain deferred compensation plans with respect to service for state and local governments and certain other entities. The contracts may be used in connection with these plans; however, under these plans if issued to tax exempt organizations, the Contract Owner is the plan sponsor, and the individual participants in the plans are the Annuitants. Under such contracts, the rights of individual plan participants are governed solely by their agreements with the plan sponsor and not by the terms of the contracts.

Tax on Surrenders and Withdrawals from Qualified Plans and IRAs
  In the case of a withdrawal under a qualified plan, a ratable portion of the amount received is taxable, generally based on the ratio of the individual's after-tax cost basis to the individual's total accrued benefit under the retirement plan. Special tax rules may be available for certain distributions from a qualified plan. For many qualified plans, the individual will have no after-tax contributions and the entire amount received will be taxable. For Roth IRAs, if certain conditions are met regarding holding periods and age of the policyowner, the withdrawals are received without tax.


  Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from qualified retirement plans, including contracts issued and qualified under Code Sections 401, Section 403(b) Contracts, (and Individual Retirement Annuities other than Roth IRAs). The penalty is increased to 25% instead of 10% for SIMPLE IRAs if distribution occurs within the first two years of the Contract Owner's participation in the SIMPLE IRA. These penalty taxes are in addition to any income tax due on the distribution.

  To the extent amounts are not includable in gross income because they have been properly rolled over to an IRA or to another eligible qualified plan; no tax penalty will be imposed. The tax penalty will not apply to the following distributions: (a) if distribution is made on or after the date on which the Contract Owner or Annuitant (as applicable) reaches age 59 1/2;
(b) distributions following the death or disability of the Contract Owner or Annuitant (as applicable) (for this purpose disability is as defined in Section 72(m)(7) of the Code); (c) after separation from service, distributions that are part of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the Contract Owner or Annuitant (as applicable) or the joint lives (or joint life expectancies) of such Contract Owner or Annuitant (as applicable) and his or her designated beneficiary; (d) distributions to a Contract Owner or Annuitant (as applicable) who has separated from service after he has attained age 55; (e) distributions made to the Contract Owner or Annuitant (as applicable) to the extent such distributions do not exceed the amount allowable as a deduction under Code
Section 213 to the Contract Owner or Annuitant (as applicable) for amounts paid during the taxable year for medical care; (f) distributions made to an alternate payee pursuant to a qualified domestic relations order;
(g) distributions from an IRA for the purchase of medical insurance (as described in Section 213(d)(1)(D) of the Code) for the Contract Owner and his or her spouse and dependents if the Contract Owner has received unemployment compensation for at least 12 weeks. This exception will no longer apply after the contract owner has been reemployed for at least 60 days; (h) distributions from IRAs for first-time home purchase expenses (maximum $10,000) or certain qualified educational expenses of the Contract Owner, spouse, children or grandchildren of the Contract Owner; and (i) distributions from retirement plans to individuals called to active military. The exceptions stated in items
(d) and (f) above do not apply in the case of an IRA. The exception stated in item (c) applies to an IRA without the requirement that there be a separation from service.

  Generally, distributions from a qualified plan or IRA must commence no later than April 1 of the calendar year following the later of: (a) the year in which the employee attains age 70 1/2 or (b) the calendar year in which the employee retires. The date set forth in (b) does not apply to a Traditional or SIMPLE IRA and the required distribution rules do not apply to Roth IRAs. This commencement date is referred to as the "required beginning date." Required distributions must be over a period not exceeding the life expectancy of the individual or the joint lives or life expectancies of the individual and his or her designated beneficiary. If the required minimum distributions are not made, a 50% penalty tax is imposed as to the amount not distributed.

  The amount that must be distributed is based on Code rules relating to "Required Minimum Distributions." This RMD takes into consideration the individual's age, marital status, and account balance, as well as the actuarial value of additional benefits under the contract. The individual will have options regarding computation of the RMD amount; these options are selected at the time that the payments begin.

  An individual is required to take distributions from all of his or her retirement accounts; however, if the individual has two or more accounts, the total amount of RMDs can be taken from one of the multiple accounts. For example, if the individual has a traditional IRA and a section 403(b) contract, the individual will have an RMD amount relating to each of these retirement vehicles. The individual can take the total of two RMDs from either or both of the two contracts.

  We are required to file an information return to the IRS, with a copy to the participant, of the total account value of each account. This information return will also indicate if RMDs are required to be taken.

  In addition to RMDs during the life of the individual, there are also required after-death distributions. These after-death RMDs apply to all qualified plans and IRAs, including Roth IRAs. The beneficiary of the contract may take payments earlier than provided under these after-death RMD rules, such as immediately after death, but cannot delay receipt of payments after the dates specified under these rules.

  Under the after-death RMD rules, if the original owner died prior to the required beginning date, and designated a contract beneficiary, then the full account value must be distributed either by the end of the fifth calendar year after the year of the owner's death or over a period of no longer than the life expectancy of the oldest individual beneficiary. If the payments are to be over the life expectancy, the first payment must be received by December 31/st/ of the year following the year of death. If the owner did not name a contract beneficiary or if the beneficiary was a non-natural person (such as an entity or the owner's estate), then the life expectancy payouts are not permitted and only the five-year rule is permitted.

  If the owner died after the required beginning date and designed a contract beneficiary, then the maximum payout period is the longer of the life expectancy of the named beneficiary or the remaining life expectancy of the original contract owner. If the owner did not name a contract beneficiary or if the beneficiary was a non-natural person (such as an entity or the owner's estate), then the only payment permitted is based on the remaining life expectancy of the original owner.

  In all cases, if the beneficiary is the surviving spouse of the original owner, there are special spousal continuation rules under which the spouse can treat the contract as his or her own and delay receiving payments until the spouse attains his or her own required beginning date.

Spousal Definition
  Under the Internal Revenue Code, the special provisions relating to a "spouse" relate only to persons considered as spouses under the Defense of Marriage Act (DOMA), Pub. L. 104-199. Under this Act, a spouse must be a man or a woman legally joined. Individuals married under State or foreign laws that permit a marriage between two men or two women are not spouses for purposes of the Internal Revenue Code. Individuals participating in a civil union or other like status are not spouses for purposes of the Internal Revenue Code.

Seek Tax Advice
  The above description of federal income tax consequences of the different types of qualified plans which may be funded by the contracts offered by this prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice. The rules governing the provisions of qualified plans and IRAs are extremely complex and often difficult to comprehend. Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences. A prospective Contract Owner considering adoption of a qualified plan and purchase of a contract in connection therewith should first consult a qualified tax advisor, with regard to the suitability of the contract as an investment vehicle for the qualified plan or IRA.

Sales of Variable Accumulation Contracts
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  PHL Variable has designated Phoenix Equity Planning Corporation ("PEPCO") to serve as the principal underwriter and distributor of the securities offered through this Prospectus, pursuant to the terms of a distribution agreement. PEPCO, which is an affiliate of the PHL Variable, also acts as the principal underwriter and distributor of other variable annuity contracts and variable life insurance policies issued by the PHL Variable and its affiliated companies. PHL Variable reimburses PEPCO for expenses PEPCO incurs in distributing the Contracts (e.g. commissions payable to retail broker-dealers who sell the Contracts). PEPCO does not retain any fees under the Contracts; however, PEPCO may receive 12b-1 fees from the underlying funds.


  PEPCO's principal executive offices are located at 610 W. Germantown Pike, Suite 460, Plymouth Meeting, PA 19462. PEPCO is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as well as the securities commissions in the states in which it operates, and is a member of the Financial Industry Regulatory Authority, or ("FINRA") (formerly known as the National Association of Securities Dealers, Inc. or NASD).


  PEPCO and PHL Variable enter into selling agreements with broker-dealers who are registered with the SEC and are members of the FINRA, and with entities that may offer the Contracts but are exempt from registration. Applications for the Contract are solicited by registered representatives who are associated persons of such broker-dealer firms. Such representatives act as appointed agents of PHL Variable under applicable state insurance law and must be licensed to sell variable insurance products. PHL Variable intends to offer the Contract in all jurisdictions where it is licensed to do business and where the Contract is approved. The Contracts are offered on a continuous basis.

Compensation
  Broker-dealers who have selling agreements with PEPCO and PHL Variable are paid compensation for the promotion and sale of the Contracts. Registered representatives who solicit sales of the Contract typically receive a portion of the compensation payable to the broker-dealer firm, depending on the agreement between the firm and the registered representative. A broker-dealer firm or registered representative of a firm may receive different compensation for selling one product over another and/or may be inclined to favor or disfavor one product provider over another product provider due to differing compensation rates.


  We generally pay compensation as a percentage of purchase payments invested in the Contract. Alternatively, we may pay lower compensation on purchase payments but pay periodic asset-based compensation in all or some years based on all or a portion of the Contract Value. The amount and timing of compensation may vary depending on the selling agreement and the payment option selected by the broker- dealer and/or the registered representative but is not expected to exceed 8.0% of purchase payments if up-front compensation is paid to registered representatives and up to 2.5% annually of contract value (if asset based compensation is paid).


  To the extent permitted by FINRA rules, overrides and promotional incentives or cash and non-cash payments also may be provided to such broker-dealers based on sales volumes, the assumption of wholesaling functions, or other sales-related criteria. Additional payments may be made for other services not directly related to the sale of the contract, including the recruitment and training of personnel, production of promotional literature and similar services.

  This Contract does not assess a front-end sales charge, so you do not directly pay for sales and distribution expenses. Instead, you indirectly pay for sales and distribution expenses through the overall charges and fees assessed under the Contract. For example, any profits PHL Variable may realize through assessing the mortality and expense risk charge under your Contract may be used to pay for sales and distribution expenses. PHL Variable may also pay for sales and distribution expenses out of any payments PHL Variable or PEPCO may receive from the underlying funds for providing administrative, marketing and other support and services to the underlying funds. If your Contract assesses a surrender charge, proceeds from this charge may be used to reimburse PHL Variable for sales and distribution expenses. No additional sales compensation is paid if you select any optional benefits under your Contract.

  We have unique arrangements for compensation with select broker-dealer firms based on the firm's aggregate or anticipated sales of contracts or other factors. We enter into such arrangements at our discretion and we may negotiate customized arrangements with firms based on various criteria. As such, special compensation arrangements are not offered to all broker-dealer firms. Compensation payments made under such arrangements will not result in any additional charge to you.

  PHL Variable and PEPCO have also entered into so-called preferred distribution arrangements with certain broker-dealer firms. These arrangements have sometimes been called "shelf space" arrangements. Under these arrangements, PHL Variable and PEPCO pay separate, additional compensation to the broker-dealer firm for services the broker-dealer provides in connection with the distribution of the PHL Variable's products. The payments are made from the Company's general assets and they may be significant. The broker-dealer may realize a profit on these payments. These services may include providing PHL Variable with access to the distribution network of the broker-dealer, the hiring and training of the broker-dealer's sales personnel, the sponsoring of conferences and seminars by the broker-dealer, or general marketing services performed by the broker-dealer. The broker-dealer may also provide other services or incur other costs in connection with distributing PHL Variable's products.


  Any such compensation payable to a broker-dealer firm will be made by PEPCO or PHL Variable out of their own assets and will not result in any additional direct charge to you. Such compensation may cause the broker-dealer firm and its registered representatives to favor PHL Variable's products. PHL Variable and PEPCO currently have preferred distribution arrangements with Summit Brokerage Services, Investacorp, Inc. and CFD Investments.


  We may periodically establish compensation specials whereby we pay a higher amount for sales of a contract during a specified period. While a compensation special is in effect, registered representatives may be inclined to favor a product that pays a higher compensation over another product where a compensation special is not in effect.

Servicing Agent
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  The Phoenix Edge Series Fund reimburses Phoenix Life Insurance Company for various shareholder services provided by the Annuity Operations Division, PO Box 8027, Boston, MA 02266-8027. The functions performed include investor inquiry support, shareholder trading, confirmation of investment activity, quarterly statement processing and Web/Interactive Voice Response trading. The total administrative service fees paid by the fund for the last three fiscal years were based on a percentage of the fund's average daily net assets as follows:



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        Year Ended December 31,                       Fee Paid
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                 2006                               $1.5 million
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                 2007                               $1.7 million
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                 2008                               $1.3 million
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  For 2009, there was a change in the fee structure, and The Phoenix Edge Series Fund will reimburse Phoenix Life Insurance Company a flat fee rate of $1.6 million, which will be paid on a weighted average basis based on the net asset value of each fund.


State Regulation
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  We are subject to the provisions of the Connecticut insurance laws applicable to life insurance companies and to regulation and supervision by the Connecticut Superintendent of Insurance. We are also subject to the applicable insurance laws of all the other states and jurisdictions in which it does an insurance business.

  State regulation of PHL Variable includes certain limitations on the investments that may be made for its General Account and separate accounts, including the Separate Account. It does not include, however, any supervision over the investment policies of the Separate Account.

Reports
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  Reports showing the Contract Value will be furnished to you at least annually.

Voting Rights
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  As stated above, all of the assets held in an available investment option will be invested in shares of a corresponding Series of the funds. We are the legal owner of those shares and as such have the right to vote to elect the Board of Trustees of the funds, to vote upon certain matters that are required by the 1940 Act to be approved or ratified by the shareholders of a mutual fund and to vote upon any other matter that may be voted upon at a shareholders' meeting. We will send you or, if permitted by law, make available electronically, proxy material, reports and other materials relevant to the investment options in which you have a voting interest. In order to vote you must complete the proxy form and return it with your voting instructions. You may also be able to vote your interest by telephone or over the Internet if such instructions are included in the proxy material. We will vote all of the shares we own on your behalf, in accordance with your instructions. We will vote the shares for which we do not receive instructions, and any other shares we own, in the same proportion as the shares for which we do receive instructions. This process may result in a small number of contractowners controlling the vote.

  In the future, to the extent applicable federal securities laws or regulations permit us to vote some or all shares of the fund in its own right, it may elect to do so.

  Matters on which owners may give voting instructions may include the following: (1) election or removal of the Board of Trustees of a fund;
(2) ratification of the independent accountant for a fund; (3) approval or amendment of the investment advisory agreement for the Series of the fund corresponding to the owner's selected investment option(s); (4) any change in the fundamental investment policies or restrictions of each such Series; and
(5) any other matter requiring a vote of the shareholders of a fund. With respect to amendment of any investment advisory agreement or any change in a Series' fundamental investment policy, owners participating in such Series will vote separately on the matter.

  The number of votes that you have the right to cast will be determined by applying your percentage interest in an investment option to the total number of votes attributable to the investment option. In determining the number of votes, fractional shares will be recognized. The number of votes for which you may give us instructions will be determined as of the record date for fund shareholders chosen by the Board of Trustees of a fund.

Texas Optional Retirement Program
--------------------------------------------------------------------------------

  Participants in the Texas Optional Retirement Program may not receive the proceeds of a withdrawal from, or complete surrender of, a contract, or apply them to provide annuity payment options prior to retirement except in the case of termination of employment in the Texas public institutions of higher education, death or total disability. Such proceeds, however, may be used to fund another eligible retirement vehicle.

The Phoenix Companies, Inc.--Legal Proceedings about Company Subsidiaries
--------------------------------------------------------------------------------

  We are regularly involved in litigation and arbitration, both as a defendant and as a plaintiff. The litigation and arbitration naming us as a defendant ordinarily involves our activities as an insurer, investor, investment advisor, or taxpayer. It is not feasible to predict or determine the ultimate outcome of all legal or arbitration proceedings or to provide reasonable ranges of potential losses. We believe that the outcomes of our litigation and arbitration matters are not likely, either individually or in the aggregate, to have a material adverse effect on our consolidated financial condition. However, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation and arbitration, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operations or cash flows in particular quarterly or annual periods.

  State regulatory bodies, the Securities and Exchange Commission, or SEC, the Financial Industry Regulatory Authority, or FINRA, and other regulatory bodies regularly make inquiries of us and, from time to time, conduct examinations or investigations concerning our compliance with, among other things, insurance laws and securities laws. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted.

  In 2005, the Boston District Office of the SEC conducted a compliance examination of certain of PNX's affiliates that are registered under the Investment Company Act of 1940 or the Investment Advisers Act of 1940. Following the examination, the staff of the Boston District Office issued a deficiency letter primarily focused on perceived weaknesses in procedures for monitoring trading to prevent market timing activity. The staff requested PNX to conduct an analysis as to whether shareholders, policyholders and contract holders who invested in the funds that may have been affected by undetected market timing activity had suffered harm and to advise the staff whether PNX believes reimbursement is necessary or appropriate under the circumstances. A third party was retained to assist PNX in preparing the analysis. Based on this analysis, PNX advised the SEC that it does not believe that reimbursement is appropriate.

  Over the past several years, a number of companies have announced settlements of enforcement actions with various regulatory agencies, primarily the SEC and the New York Attorney General's Office. While no such action has been initiated against us, it is possible that one or more regulatory agencies may pursue this type of action against us in the future. Financial services companies have also been the subject of broad industry inquiries by state regulators and attorneys general which do not appear to be company-specific.

  These types of regulatory actions may be difficult to assess or quantify, may seek recovery of indeterminate amounts, including punitive and treble damages, and the nature and magnitude of their outcomes may remain unknown for substantial periods of time. While it is not feasible to predict or determine the ultimate outcome of all pending inquiries, investigations, legal proceedings and other regulatory actions, or to provide reasonable ranges of potential losses, we believe that their outcomes are not likely, either individually or in the aggregate, to have a material adverse effect on our consolidated financial condition. However, given the large or indeterminate amounts sought in certain of these actions and the inherent unpredictability of regulatory matters, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operation or cash flows in particular quarterly or annual periods.

SAI Table of Contents
--------------------------------------------------------------------------------

  The SAI contains more specific information and financial statements relating to the Separate Account and PHL Variable. The Table of Contents of the SAI is set forth below:

..  PHL Variable Insurance Company
..  Underwriter
..  Services
..  Information Sharing Agreements
..  Performance History
..  Calculation of Yield and Return
..  Calculation of Annuity Payments
..  Experts
..  Separate Account Financial Statements
..  Company Financial Statements

  Contract Owner inquiries and requests for an SAI should be directed, in writing, to our Annuity Operations Division, or by calling us at 800/541-0171.

APPENDIX A - Investment Options
--------------------------------------------------------------------------------



                   Fund Name                                       Investment Objective
AIM V.I. Capital Appreciation Fund                Growth of capital
















-----------------------------------------------------------------------------------------------------------
AllianceBernstein Balanced Wealth Strategy        To maximize total return consistent with the Adviser's
Portfolio                                         determination of reasonable risk
-----------------------------------------------------------------------------------------------------------
AllianceBernstein Wealth Appreciation Strategy    Long-term growth of capital
Portfolio
-----------------------------------------------------------------------------------------------------------
DWS Equity 500 Index VIP                          Seeks to replicate, as closely as possible, before the
                                                  deduction of expenses, the performance of the
                                                  Standard & Poor's 500 Composite Stock Price Index,
                                                  which emphasizes stocks of large U.S. companies
-----------------------------------------------------------------------------------------------------------
DWS Small Cap Index VIP                           Seeks to replicate, as closely as possible, before the
                                                  deduction of expenses, the performance of the
                                                  Russell 2000(R) Index, which emphasizes stocks of
                                                  small US companies.
-----------------------------------------------------------------------------------------------------------
Federated Fund for U.S. Government Securities II  Current income by investing primarily in U.S.
                                                  government securities and U.S. Treasury and agency
                                                  debenture securities
-----------------------------------------------------------------------------------------------------------
Federated High Income Bond Fund II                High current income by investing in high yield, lower
                                                  rated corporate bonds
-----------------------------------------------------------------------------------------------------------
Fidelity VIP Contrafund(R) Portfolio              Long-term capital appreciation
-----------------------------------------------------------------------------------------------------------
Fidelity VIP Growth Opportunities Portfolio       Capital growth
-----------------------------------------------------------------------------------------------------------
Fidelity VIP Growth Portfolio                     Capital appreciation
-----------------------------------------------------------------------------------------------------------
Fidelity VIP Investment Grade Bond Portfolio      As high a level of current income as is consistent with
                                                  the preservation of capital

-----------------------------------------------------------------------------------------------------------
Franklin Flex Cap Growth Securities Fund          Capital appreciation
-----------------------------------------------------------------------------------------------------------
Franklin Income Securities Fund                   Maximize income while maintaining prospects for
                                                  capital appreciation
-----------------------------------------------------------------------------------------------------------
Lord Abbett Bond-Debenture Portfolio              High current income and the opportunity for capital
                                                  appreciation to produce a high total return
-----------------------------------------------------------------------------------------------------------
Lord Abbett Growth and Income Portfolio           Long-term growth of capital and income without
                                                  excessive fluctuations in market value
-----------------------------------------------------------------------------------------------------------
Lord Abbett Mid-Cap Value Portfolio               Capital appreciation through investments, primarily in
                                                  equity securities which are believed to be undervalued
                                                  in the marketplace
-----------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund                     Capital appreciation with income as a secondary goal
-----------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Small Cap Growth Portfolio   Long term capital growth

-----------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Guardian Portfolio           Long term growth of capital; current income is a
                                                  secondary goal
-----------------------------------------------------------------------------------------------------------
Oppenheimer Capital Appreciation Fund/VA          Capital appreciation by investing in securities of well-
                                                  known, established companies
-----------------------------------------------------------------------------------------------------------



                   Fund Name                            Investment Advisor / Subadvisor
AIM V.I. Capital Appreciation Fund                Invesco Aim Advisors, Inc.
                                                   Subadvisor(s):
                                                    Invesco Trimark Ltd.;
                                                    Invesco Global Asset Management
                                                    (N.A.), Inc.;
                                                    Invesco Institutional
                                                    (N.A.), Inc.;
                                                    Invesco Senior Secured
                                                    Management, Inc.;
                                                    Invesco Hong Kong Limited;
                                                    Invesco Asset Management
                                                    Limited;
                                                    Invesco Asset Management
                                                    (Japan) Limited;
                                                    Invesco Asset Management
                                                    Deutschland, GmbH; and
                                                    Invesco Australia Limited
-----------------------------------------------------------------------------------------------
AllianceBernstein Balanced Wealth Strategy        AllianceBernstein L.P.
Portfolio
-----------------------------------------------------------------------------------------------
AllianceBernstein Wealth Appreciation Strategy    AllianceBernstein L.P.
Portfolio
-----------------------------------------------------------------------------------------------
DWS Equity 500 Index VIP                          Deutsche Investment Management Americas Inc.
                                                   Subadvisor: Northern Trust Investments, N.A


-----------------------------------------------------------------------------------------------
DWS Small Cap Index VIP                           Deutsche Investment Management Americas Inc.
                                                   Subadvisor: Northern Trust Investments, N.A


-----------------------------------------------------------------------------------------------
Federated Fund for U.S. Government Securities II  Federated Investment Management Company


-----------------------------------------------------------------------------------------------
Federated High Income Bond Fund II                Federated Investment Management Company

-----------------------------------------------------------------------------------------------
Fidelity VIP Contrafund(R) Portfolio              Fidelity Management and Research Company
-----------------------------------------------------------------------------------------------
Fidelity VIP Growth Opportunities Portfolio       Fidelity Management and Research Company
-----------------------------------------------------------------------------------------------
Fidelity VIP Growth Portfolio                     Fidelity Management and Research Company
-----------------------------------------------------------------------------------------------
Fidelity VIP Investment Grade Bond Portfolio      Fidelity Management and Research Company
                                                   Subadvisor: Fidelity Investments Money
                                                    Management, Inc.
-----------------------------------------------------------------------------------------------
Franklin Flex Cap Growth Securities Fund          Franklin Advisers, Inc.
-----------------------------------------------------------------------------------------------
Franklin Income Securities Fund                   Franklin Advisers, Inc.

-----------------------------------------------------------------------------------------------
Lord Abbett Bond-Debenture Portfolio              Lord, Abbett & Co. LLC

-----------------------------------------------------------------------------------------------
Lord Abbett Growth and Income Portfolio           Lord, Abbett & Co. LLC

-----------------------------------------------------------------------------------------------
Lord Abbett Mid-Cap Value Portfolio               Lord, Abbett & Co. LLC


-----------------------------------------------------------------------------------------------
Mutual Shares Securities Fund                     Franklin Mutual Advisers, LLC
-----------------------------------------------------------------------------------------------
Neuberger Berman AMT Small Cap Growth Portfolio   Neuberger Berman Management LLC
                                                   Subadvisor: Neuberger Berman, LLC
-----------------------------------------------------------------------------------------------
Neuberger Berman AMT Guardian Portfolio           Neuberger Berman Management LLC
                                                   Subadvisor: Neuberger Berman, LLC
-----------------------------------------------------------------------------------------------
Oppenheimer Capital Appreciation Fund/VA          OppenheimerFunds, Inc.

-----------------------------------------------------------------------------------------------


                     Fund Name                                         Investment Objective
Oppenheimer Global Securities Fund/VA                Long-term capital appreciation by investing in
                                                     securities of foreign insurers, "growth-type"
                                                     companies, cyclical industries and special situations
---------------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Small-Cap Fund/VA            Capital appreciation
---------------------------------------------------------------------------------------------------------------
Phoenix Capital Growth Series                        Intermediate and long-term capital appreciation with
                                                     income as a secondary consideration
---------------------------------------------------------------------------------------------------------------
Phoenix Growth and Income Series                     Capital appreciation and current income

---------------------------------------------------------------------------------------------------------------
Phoenix Mid-Cap Growth Series                        Capital appreciation

---------------------------------------------------------------------------------------------------------------
Phoenix Money Market Series                          As high a level of current income as is consistent with
                                                     the preservation of capital and maintenance of liquidity
---------------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Fixed Income Series             Long-term total return

---------------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Short Term Bond Series          High current income while attempting to limit changes
                                                     in the series' net asset value per share caused by
                                                     interest rate changes
---------------------------------------------------------------------------------------------------------------
Phoenix Strategic Allocation Series                  High total return over an extended period of time
                                                     consistent with prudent investment risk


---------------------------------------------------------------------------------------------------------------
Phoenix-Aberdeen International Series                High total return consistent with reasonable risk

---------------------------------------------------------------------------------------------------------------
Phoenix Small-Cap Growth Series                      Long-term capital growth

---------------------------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate Securities Series  Capital appreciation and income with approximately equal emphasis

---------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series:             Long-term capital growth
Aggressive Growth
---------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Growth      Long-term capital growth with current income as a
                                                     secondary consideration
---------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Moderate    Current income with capital growth as a secondary
                                                     consideration
---------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series:             Long-term capital growth and current income with a
Moderate Growth                                      greater emphasis on capital growth
---------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap Value Series       Long-term growth of capital

---------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Small-Cap Value Series     Long-term growth of capital by investing primarily in
                                                     small-capitalization stocks that appear to be
                                                     undervalued
---------------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Comstock Series                   Long-term capital appreciation with current income as
                                                     a secondary consideration

---------------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Equity 500 Index Series           High total return


---------------------------------------------------------------------------------------------------------------
PIMCO CommodityRealReturn/TM/ Strategy Portfolio     Seeks maximum real return consistent with prudent
                                                     investment management
---------------------------------------------------------------------------------------------------------------
PIMCO Real Return Portfolio                          Seeks maximum real return, consistent with
                                                     preservation of real capital and prudent investment
                                                     management
---------------------------------------------------------------------------------------------------------------
PIMCO Total Return Portfolio                         Seeks maximum total return, consistent with
                                                     preservation of capital and prudent investment
                                                     management
---------------------------------------------------------------------------------------------------------------
Sentinel SVP Balanced Fund                           Seeks a combination of growth of capital and current
                                                     income, with relatively low risk and relatively low
                                                     fluctuations in value
---------------------------------------------------------------------------------------------------------------
Sentinel SVP Bond Fund                               Seeks high current income while seeking to control
                                                     risk
---------------------------------------------------------------------------------------------------------------



                     Fund Name                                 Investment Advisor / Subadvisor
Oppenheimer Global Securities Fund/VA                OppenheimerFunds, Inc.


---------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Small-Cap Fund/VA            OppenheimerFunds, Inc.
---------------------------------------------------------------------------------------------------------
Phoenix Capital Growth Series                        Phoenix Variable Advisors, Inc.
                                                      Subadvisor: Neuberger Berman Management LLC
---------------------------------------------------------------------------------------------------------
Phoenix Growth and Income Series                     Phoenix Variable Advisors, Inc.
                                                      Subadvisor: Virtus Investment Advisers, Inc.
---------------------------------------------------------------------------------------------------------
Phoenix Mid-Cap Growth Series                        Phoenix Variable Advisors, Inc.
                                                      Subadvisor: Neuberger Berman Management LLC
---------------------------------------------------------------------------------------------------------
Phoenix Money Market Series                          Phoenix Variable Advisors, Inc.
                                                      Subadvisor: Goodwin Capital Advisers, Inc.
---------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Fixed Income Series             Phoenix Variable Advisors, Inc.
                                                      Subadvisor: Goodwin Capital Advisers, Inc.
---------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Short Term Bond Series          Phoenix Variable Advisors, Inc.
                                                      Subadvisor: Goodwin Capital Advisers, Inc.

---------------------------------------------------------------------------------------------------------
Phoenix Strategic Allocation Series                  Phoenix Variable Advisors, Inc.
                                                      Subadvisors: Goodwin Capital Advisers, Inc. (fixed
                                                       income portion) Virtus Investment
                                                       Advisers, Inc. (equity portion)
---------------------------------------------------------------------------------------------------------
Phoenix-Aberdeen International Series                Phoenix Variable Advisors, Inc.
                                                      Subadvisor: Aberdeen Asset Management Inc.
---------------------------------------------------------------------------------------------------------
Phoenix Small-Cap Growth Series                      Phoenix Variable Advisors, Inc.
                                                      Subadvisor: Neuberger Berman Management LLC
---------------------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate Securities Series  Phoenix Variable Advisors, Inc.
                                                      Subadvisor: Duff & Phelps Investment
                                                       Management Company
---------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series:             Phoenix Variable Advisors, Inc., Limited Services
Aggressive Growth                                     Subadvisor: Ibbotson Associates, Inc.
---------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Growth      Phoenix Variable Advisors, Inc., Limited Services
                                                      Subadvisor: Ibbotson Associates, Inc.
---------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Moderate    Phoenix Variable Advisors, Inc., Limited Services
                                                      Subadvisor: Ibbotson Associates, Inc.
---------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series:             Phoenix Variable Advisors, Inc., Limited Services
Moderate Growth                                       Subadvisor: Ibbotson Associates, Inc.
---------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap Value Series       Phoenix Variable Advisors, Inc.
                                                      Subadvisor: AllianceBernstein L.P.
---------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Small-Cap Value Series     Phoenix Variable Advisors, Inc.
                                                      Subadvisor: AllianceBernstein L.P.

---------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Comstock Series                   Phoenix Variable Advisors, Inc.
                                                      Subadvisor: Morgan Stanley Investment
                                                       Management Inc., d/b/a Van Kampen
---------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Equity 500 Index Series           Phoenix Variable Advisors, Inc.
                                                      Subadvisor: Morgan Stanley Investment
                                                       Management Inc., d/b/a Van Kampen
---------------------------------------------------------------------------------------------------------
PIMCO CommodityRealReturn/TM/ Strategy Portfolio     Pacific Investment Management Company LLC

---------------------------------------------------------------------------------------------------------
PIMCO Real Return Portfolio                          Pacific Investment Management Company LLC


---------------------------------------------------------------------------------------------------------
PIMCO Total Return Portfolio                         Pacific Investment Management Company LLC


---------------------------------------------------------------------------------------------------------
Sentinel SVP Balanced Fund                           Sentinel Asset Management, Inc.


---------------------------------------------------------------------------------------------------------
Sentinel SVP Bond Fund                               Sentinel Asset Management, Inc.

---------------------------------------------------------------------------------------------------------


                 Fund Name                                    Investment Objective
Sentinel SVP Common Stock Fund                Seeks a combination of growth of capital, current
                                              income, growth of income and relatively low risk as
                                              compared with the stock market as a whole
-----------------------------------------------------------------------------------------------------
Sentinel SVP Mid Cap Growth Fund              Seeks growth of capital
-----------------------------------------------------------------------------------------------------
Sentinel SVP Small Company Fund               Seeks growth of capital
-----------------------------------------------------------------------------------------------------
Summit S&P MidCap 400 Index Portfolio         Seeks investment results that correspond to the total
                                              return performance of U.S. common stock, as
                                              represented by the S&P MidCap 400 Index
-----------------------------------------------------------------------------------------------------
Templeton Developing Markets Securities Fund  Long-term capital appreciation
-----------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund             Long-term capital growth
-----------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund              Long-term capital growth
-----------------------------------------------------------------------------------------------------
Van Kampen UIF Equity and Income Portfolio    Capital appreciation and current income
-----------------------------------------------------------------------------------------------------
Wanger International Select                   Long-term growth of capital
-----------------------------------------------------------------------------------------------------
Wanger International                          Long-term growth of capital
-----------------------------------------------------------------------------------------------------
Wanger Select                                 Long-term growth of capital
-----------------------------------------------------------------------------------------------------
Wanger USA                                    Long-term growth of capital
-----------------------------------------------------------------------------------------------------



                 Fund Name                              Investment Advisor / Subadvisor
Sentinel SVP Common Stock Fund                Sentinel Asset Management, Inc.


----------------------------------------------------------------------------------------------------
Sentinel SVP Mid Cap Growth Fund              Sentinel Asset Management, Inc.
----------------------------------------------------------------------------------------------------
Sentinel SVP Small Company Fund               Sentinel Asset Management, Inc.
----------------------------------------------------------------------------------------------------
Summit S&P MidCap 400 Index Portfolio         Summit Investment Partners, Inc.
                                                Subadvisor: Calvert Asset Management Company, Inc.

----------------------------------------------------------------------------------------------------
Templeton Developing Markets Securities Fund  Templeton Asset Management Ltd.
----------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund             Templeton Investment Counsel, LLC
----------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund              Templeton Global Advisors Limited
----------------------------------------------------------------------------------------------------
Van Kampen UIF Equity and Income Portfolio    Morgan Stanley Investment Management Inc.
----------------------------------------------------------------------------------------------------
Wanger International Select                   Columbia Wanger Asset Management, L.P.
----------------------------------------------------------------------------------------------------
Wanger International                          Columbia Wanger Asset Management, L.P.
----------------------------------------------------------------------------------------------------
Wanger Select                                 Columbia Wanger Asset Management, L.P.
----------------------------------------------------------------------------------------------------
Wanger USA                                    Columbia Wanger Asset Management, L.P.
----------------------------------------------------------------------------------------------------

APPENDIX B - Deductions for Taxes - Qualified and Nonqualified Annuity Contracts
--------------------------------------------------------------------------------


                                  Upon           Upon
State                        Premium Payment Annuitization Nonqualified Qualified
-----                        --------------- ------------- ------------ ---------
California..................                       X           2.35%      0.50%

Florida.....................                       X           1.00       1.00

Maine.......................        X                          2.00/1/

Nevada......................                       X           3.50

South Dakota................        X                          1.25/2/

Texas.......................                       X           0.04/3/    0.04

West Virginia...............                       X           1.00       1.00

Wyoming.....................                       X           1.00

Commonwealth of Puerto Rico.        X                          1.00/4/    1.00



NOTE:The above tax deduction rates are as of January 1, 2009. No tax deductions are made for states not listed above. However, tax statutes are subject to amendment by legislative act and to judicial and administrative interpretation, which may affect both the above lists of states and the applicable tax rates. Consequently, we reserve the right to deduct tax when necessary to reflect changes in state tax laws or interpretation.


     For a more detailed explanation of the assessment of taxes, see Deductions and Charges--Tax."

-----------------

/1/ Maine changed its tax laws affecting annuities in 2003 retroactive to January 1, 1999. Under the revised statute, annuity premium payments are taxed upon premium payment for payments received on or after January 1, 1999.

/2/ South Dakota law exempts premiums received on qualified contracts from premium tax. Additionally, South Dakota law provides a lower rate of 0.8% that applies to premium payments received in excess of $500,000 in a single calendar year.

/3/ Texas charges an insurance department "maintenance fee" of .04% on annuity considerations, but the department allows this to be paid upon annuitization.


/4/ The tax rate in Puerto Rico was temporarily increased from 1% to 3% effective January 1, 2005. The rate increase expired on June 30, 2007 and the rate going forward is now 1%, effective July 1, 2007.

                                    PART B

                                    Part B
                    Phoenix Flexible Retirement Choice/sm/


            PHL Variable Accumulation Account ("Separate Account")

                        PHL Variable Insurance Company

                Variable Accumulation Deferred Annuity Contract

                      STATEMENT OF ADDITIONAL INFORMATION


       Home Office:                        PHL Variable Insurance Company
       One American Row                       Annuity Operations Division
       Hartford, Connecticut 06102-5056                       PO Box 8027
                                         Boston, Massachusetts 02266-8027



                                 April 3, 2009

This Statement of Additional Information is not a prospectus and should be read in conjunction with the prospectus, dated April 3, 2009. You may obtain a copy of the prospectus without charge by contacting PHL Variable Insurance Company ("PHL Variable") at the above address or by calling 800/541-0171.


                               -----------------

                               TABLE OF CONTENTS


                                                                       Page
---------------------------------------------------------------------------

PHL Variable Insurance Company........................................    2
Underwriter...........................................................    2
Services..............................................................    2
Information Sharing Agreements........................................    2
Performance History...................................................    2
Calculation of Yield and Return.......................................   20
Calculation of Annuity Payments.......................................   22
Experts...............................................................   23
Separate Account Financial Statements................................. SA-1
Company Financial Statements..........................................  F-1

PHL Variable Insurance Company
--------------------------------------------------------------------------------


PHL Variable Insurance Company ("PHL Variable") is a Connecticut stock life insurance company incorporated on July 15, 1981. We sell life insurance policies and annuity contracts through our affiliated distribution companies and through brokers. Our executive and main administrative offices are at One American Row in Hartford, Connecticut 06102-5056.


We are a wholly owned subsidiary of Phoenix Life Insurance Company ("Phoenix") through its holding company, PM Holdings, Inc.

Underwriter
--------------------------------------------------------------------------------

Phoenix Equity Planning Corporation ("PEPCO"), an affiliate of PHL Variable, as underwriter, offers these contracts on a continuous basis. PEPCO is not compensated for any underwriting commissions. All underwriting commissions costs are borne directly by PHL Variable.

Services
--------------------------------------------------------------------------------

Servicing Agent
The Phoenix Edge Series Fund reimburses Phoenix for various shareholder services provided by the Variable Product Operations area, located at 31 Tech Valley Drive, East Greenbush, NY 12061. The Phoenix Edge Series Fund is an open-end management investment company with many separate series. Shares of the fund are not directly offered to the public, but through policies and annuities issued by PHL Variable, Phoenix Life Insurance Company and Phoenix Life and Annuity Company.


The functions performed include investor inquiry support, shareholder trading, confirmation of investment activity, quarterly statement processing and Web/Interactive Voice Response trading. The total administrative service fees paid by the fund for the last three fiscal years were based on a percentage of the fund's average daily net assets as follows:



 -----------------------------------------------------------------------------
        Year Ended December 31,                       Fee Paid
 -----------------------------------------------------------------------------
                 2006                               $1.5 Million
 -----------------------------------------------------------------------------
                 2007                               $1.7 Million
 -----------------------------------------------------------------------------
                 2008                               $1.3 Million
 -----------------------------------------------------------------------------



  For 2009, there was a change in the fee structure, and The Phoenix Edge Series Fund will reimburse Phoenix Life Insurance Company a flat fee rate of $1.6 million, which will be paid on a weighted average basis based on the net asset value of each fund.


Other Service Providers
Under a contract with Phoenix Life Insurance Company ("PLIC"), Ibbotson Associates provides certain asset allocation services, including a risk tolerance questionnaire to assist the contract owner, for use in conjunction with the contract. For these services, PLIC pays Ibbotson an annual flat fee. The fees paid for the last three fiscal years follow:


 -----------------------------------------------------------------------------
        Year Ended December 31,                       Fee Paid
 -----------------------------------------------------------------------------
                 2006                                 $101,000
 -----------------------------------------------------------------------------
                 2007                                 $ 95,000
 -----------------------------------------------------------------------------
                 2008                                 $ 70,000
 -----------------------------------------------------------------------------


Under a contract with PLIC, Tata Consulting Services augments PLIC's U.S. based staff with processing premium payments, investment option transfers, asset allocation changes, changes of address, and issuance of new variable annuity business. The fees paid for these services for the last three fiscal years follow:


 -----------------------------------------------------------------------------
        Year Ended December 31,                       Fee Paid
 -----------------------------------------------------------------------------
                 2006                                $177,316.43
 -----------------------------------------------------------------------------
                 2007                                $352,306.86
 -----------------------------------------------------------------------------
                 2008                                $355,003.04
 -----------------------------------------------------------------------------


Under an Administrative and Accounting Services Agreement between PNC Global Investment Servicing (PNC) (formerly PFPC, INC.) and the Company, PNC provides certain services related to the Separate Account. These services include computing investment option unit value for each investment option of the Separate Account on each valuation date, preparing annual financial statements for the Separate Account, filing the Separate Account annual reports on Form N-SAR with the SEC, and maintaining certain books and records required by law on behalf of the Separate Account. The Company pays PNC fees for these services. The total fee includes a flat annual charge per investment option, an annual base fee for the company and its affiliates utilizing the services, and license and service fees for certain software used in providing the services. During the last three fiscal years, the Company and insurance company affiliates of the Company have paid PNC the fees listed below for services provided to the Separate Account, other investment options of the Company, and investment options of insurance company affiliates of the Company.


 -----------------------------------------------------------------------------
        Year Ended December 31,                       Fee Paid
 -----------------------------------------------------------------------------
                 2006                                $537,086.62
 -----------------------------------------------------------------------------
                 2007                                $560,416.07
 -----------------------------------------------------------------------------
                 2008                                $511,823.50
 -----------------------------------------------------------------------------


Information Sharing Agreements
--------------------------------------------------------------------------------

PHL Variable has entered into information sharing agreements with the underlying funds as required by Rule 22c-2 of the Investment Company Act of 1940. The purpose of the information sharing is to monitor, and, if necessary, warn and restrict policy owners who may be engaging in disruptive trading practices as determined by PHL Variable or the underlying funds in accordance with their established policies.

Performance History
--------------------------------------------------------------------------------

From time to time, the Separate Account may include the performance history of any or all investment options in advertisements, sales literature or reports. Performance information about each investment option is based on past performance only and is not an indication of future performance. Performance information may be expressed as yield and effective yield of the Phoenix Money Market Investment Option, as yield of the Phoenix Multi-Sector Fixed Income Investment Option and as total return of any investment option. For the Phoenix Multi-Sector Fixed Income Investment Option, quotations of yield will be based on all investment income per unit earned during a given 30-day period (including dividends and interest), less expenses accrued during the period ("net investment income") and are computed by dividing the net investment income by the maximum offering price per unit on the last day of the period.

When an investment option advertises its standardized average annual total return, it usually will be calculated for one year, five years and ten years or since inception if the investment option has not been in existence for at least ten years. Standardized average annual total return is measured by comparing the value of a hypothetical $1,000 investment in the investment option at the beginning of the relevant period to the value of the investment at the end of the period, assuming the reinvestment of all distributions at net asset value and the deduction of all applicable contract charges except for premium taxes (which vary by state).

Standardized performance includes the following charges: total operating expenses of the underlying investment option, mortality and expense risk charges, daily administrative fees, annual contract fee and deferred surrender charges. It is assumed that a $1,000 investment is made at the beginning of each time period. It is assumed that the entire investment is surrendered at the end of each time period.

Non-Standardized Performance includes the following charges: total operating expenses of the underlying investment option, mortality and expense risk charges, and daily administrative fees. It is assumed that a $1,000 investment is made at the beginning of each time period. The annual contract fee and deferred surrender charges are not included.

For those investment options within the Separate Account that have not been available for one of the quoted periods, the average annual total return quotation will be blank.

                 Standardized Average Annual Total Return for
                     the Period Ended December 31, 2008 -
                       Death Benefit Option 1 Contracts



-----------------------------------------------------------------------------------------------------------------
                                                                    Inception                             Since
                        Investment Option                             Date*    1 Year  5 Years 10 Years Inception
-----------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund (Series I Shares)                 3/30/2001 -47.65% -6.22%             -4.60%
-----------------------------------------------------------------------------------------------------------------
AllianceBernstein Balanced Wealth Strategy Portfolio (Class B)       3/24/2008                           -31.81%
-----------------------------------------------------------------------------------------------------------------
AllianceBernstein Wealth Appreciation Strategy Portfolio (Class B)   3/24/2008                           -42.08%
-----------------------------------------------------------------------------------------------------------------
DWS Equity 500 Index VIP (Class A)                                  10/29/2001 -42.78% -4.17%             -2.00%
-----------------------------------------------------------------------------------------------------------------
DWS Small Cap Index VIP (Class A)                                    3/24/2008                           -34.32%
-----------------------------------------------------------------------------------------------------------------
Federated Fund for U.S. Government Securities II                     7/15/1999  -4.76%  2.32%              4.29%
-----------------------------------------------------------------------------------------------------------------
Federated High Income Bond Fund II (Primary Shares)                  7/15/1999 -32.61% -2.57%             -0.06%
-----------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Contrafund(R) Portfolio (Service Class)               6/5/2000 -47.76% -1.52%             -1.34%
-----------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Opportunities Portfolio (Service Class)        6/5/2000 -59.10% -9.13%             -8.61%
-----------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Portfolio (Service Class)                      6/5/2000 -51.96% -6.57%             -8.46%
-----------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Investment Grade Bond Portfolio (Service Class)      1/29/2007 -11.97%                    -4.13%
-----------------------------------------------------------------------------------------------------------------
Franklin Flex Cap Growth Securities Fund (Class 2)                   3/24/2008                           -34.28%
-----------------------------------------------------------------------------------------------------------------
Franklin Income Securities Fund (Class 2)                            4/28/2006 -35.95%                   -10.26%
-----------------------------------------------------------------------------------------------------------------
Lord Abbett Bond-Debenture Portfolio (Class VC Shares)               4/20/2005 -24.90%                    -2.34%
-----------------------------------------------------------------------------------------------------------------
Lord Abbett Growth and Income Portfolio (Class VC Shares)            4/20/2005 -42.11%                    -6.74%
-----------------------------------------------------------------------------------------------------------------
Lord Abbett Mid-Cap Value Portfolio (Class VC Shares)                4/20/2005 -44.79%                    -8.58%
-----------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund (Class 2)                               5/1/2000 -42.74% -2.61%              1.65%
-----------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Guardian Portfolio (Class S)                    4/28/2006 -42.97%                   -14.66%
-----------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Small Cap Growth Portfolio (Class S)            4/28/2006 -44.89%                   -20.48%
-----------------------------------------------------------------------------------------------------------------
Oppenheimer Capital Appreciation Fund/VA (Service Shares)            4/28/2006 -50.53%                   -18.39%
-----------------------------------------------------------------------------------------------------------------
Oppenheimer Global Securities Fund/VA (Service Shares)               4/28/2006 -45.67%                   -16.28%
-----------------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Small-Cap Fund(R)/VA (Service Shares)        4/28/2006 -43.55%                   -19.29%
-----------------------------------------------------------------------------------------------------------------
Phoenix Capital Growth Series                                        12/7/1994 -46.08% -7.62%   -7.76%     0.00%
-----------------------------------------------------------------------------------------------------------------
Phoenix Growth and Income Series                                      3/2/1998 -40.76% -2.98%   -1.58%     0.19%
-----------------------------------------------------------------------------------------------------------------
Phoenix Mid-Cap Growth Series                                         3/2/1998 -48.53% -6.16%   -2.38%    -0.46%
-----------------------------------------------------------------------------------------------------------------
Phoenix Money Market Series                                          12/7/1994  -6.77%  1.20%    2.24%     2.84%
-----------------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Fixed Income Series                             12/7/1994 -25.27% -2.02%    3.11%     4.79%
-----------------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Short Term Bond Series                           6/2/2003 -19.27% -1.02%             -0.30%
-----------------------------------------------------------------------------------------------------------------
Phoenix Small-Cap Growth Series                                      8/12/2002 -49.86% -3.81%              4.09%
-----------------------------------------------------------------------------------------------------------------
Phoenix Strategic Allocation Series                                  12/7/1994 -32.11% -2.32%    0.74%     4.95%
-----------------------------------------------------------------------------------------------------------------
Phoenix-Aberdeen International Series                                12/7/1994 -44.45%  3.35%    0.85%     4.75%
-----------------------------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate Securities Series                   5/1/1995 -42.53%  0.72%    8.90%     9.42%
-----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Aggressive Growth            2/3/2006 -43.78%                   -12.03%
-----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Growth                       2/3/2006 -38.25%                    -9.92%
-----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Moderate                     2/3/2006 -23.32%                    -4.39%
-----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Moderate Growth              2/3/2006 -32.25%                    -7.31%
-----------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap Value Series                        3/2/1998 -41.23% -2.17%    4.09%     2.55%
-----------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Small-Cap Value Series                    11/20/2000 -43.47% -3.10%              4.26%
-----------------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Comstock Series                                    3/2/1998 -41.48% -3.75%    0.76%     1.60%
-----------------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Equity 500 Index Series                           7/14/1997 -42.92% -4.83%   -3.54%    -0.35%
-----------------------------------------------------------------------------------------------------------------
PIMCO CommodityRealReturn(TM) Strategy Portfolio (Advisor Class)     4/28/2006 -48.89%                   -16.98%
-----------------------------------------------------------------------------------------------------------------
PIMCO Real Return Portfolio (Advisor Class)                          4/28/2006 -15.42%                    -1.39%
-----------------------------------------------------------------------------------------------------------------
PIMCO Total Return Portfolio (Advisor Class)                         4/28/2006  -4.35%                     3.42%
-----------------------------------------------------------------------------------------------------------------

                 Standardized Average Annual Total Return for
                     the Period Ended December 31, 2008 -
                 Death Benefit Option 1 Contracts (continued)



----------------------------------------------------------------------------------------------------
                                                        Inception                            Since
                  Investment Option                       Date*   1 Year  5 Years 10 Years Inception
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Balanced Fund                9/10/2007 -30.75%                   -22.85%
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Bond Fund                    9/10/2007  -5.63%                    -1.94%
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Common Stock Fund            9/10/2007 -39.03%                   -29.75%
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Mid Cap Growth Fund          9/10/2007 -50.89%                   -37.74%
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Small Company Fund           9/10/2007 -38.35%                   -29.58%
----------------------------------------------------------------------------------------------------
Summit S&P MidCap 400 Index Portfolio (Class I)         3/24/2008                           -37.10%
----------------------------------------------------------------------------------------------------
Templeton Developing Markets Securities Fund (Class 2)   5/1/1997 -56.95%  2.68%   5.20%     -1.23%
----------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund (Class 2)              5/1/1997 -45.72% -0.02%   0.83%      2.13%
----------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund (Class 2)               5/1/2000 -47.49% -3.67%             -0.77%
----------------------------------------------------------------------------------------------------
Van Kampen UIF Equity and Income Portfolio (Class II)   4/28/2006 -29.59%                    -8.38%
----------------------------------------------------------------------------------------------------
Wanger International                                     5/1/1995 -50.48%  4.89%   7.58%     10.87%
----------------------------------------------------------------------------------------------------
Wanger International Select                              2/1/1999 -49.33%  4.25%              6.93%
----------------------------------------------------------------------------------------------------
Wanger Select                                            2/1/1999 -53.63% -4.29%              4.59%
----------------------------------------------------------------------------------------------------
Wanger USA                                               5/1/1995 -45.09% -3.79%   2.33%      8.20%
----------------------------------------------------------------------------------------------------

                 Standardized Average Annual Total Return for
                     the Period Ended December 31, 2008 -
                       Death Benefit Option 2 Contracts



----------------------------------------------------------------------------------------------------------------
                                                                    Inception                            Since
                        Investment Option                             Date*   1 Year  5 Years 10 Years Inception
----------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund (Series I Shares)                 3/30/01  -47.78% -6.45%             -4.84%
----------------------------------------------------------------------------------------------------------------
AllianceBernstein Balanced Wealth Strategy Portfolio (Class B)       3/24/08                            -31.94%
----------------------------------------------------------------------------------------------------------------
AllianceBernstein Wealth Appreciation Strategy Portfolio (Class B)   3/24/08                            -42.19%
----------------------------------------------------------------------------------------------------------------
DWS Equity 500 Index VIP (Class A)                                  10/29/01  -42.92% -4.41%             -2.25%
----------------------------------------------------------------------------------------------------------------
DWS Small Cap Index VIP (Class A)                                    3/24/08                            -34.45%
----------------------------------------------------------------------------------------------------------------
Federated Fund for U.S. Government Securities II                     7/15/99   -5.02%  2.05%              4.03%
----------------------------------------------------------------------------------------------------------------
Federated High Income Bond Fund II (Primary Shares)                  7/15/99  -32.78% -2.81%             -0.31%
----------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Contrafund(R) Portfolio (Service Class)               6/5/00  -47.89% -1.77%             -1.58%
----------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Opportunities Portfolio (Service Class)        6/5/00  -59.20% -9.36%             -8.84%
----------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Portfolio (Service Class)                      6/5/00  -52.09% -6.81%             -8.69%
----------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Investment Grade Bond Portfolio (Service Class)      1/29/07  -12.19%                    -4.37%
----------------------------------------------------------------------------------------------------------------
Franklin Flex Cap Growth Securities Fund (Class 2)                   3/24/08                            -34.41%
----------------------------------------------------------------------------------------------------------------
Franklin Income Securities Fund (Class 2)                            4/28/06  -36.11%                   -10.49%
----------------------------------------------------------------------------------------------------------------
Lord Abbett Bond-Debenture Portfolio (Class VC Shares)               4/20/05  -25.09%                    -2.59%
----------------------------------------------------------------------------------------------------------------
Lord Abbett Growth and Income Portfolio (Class VC Shares)            4/20/05  -42.26%                    -6.97%
----------------------------------------------------------------------------------------------------------------
Lord Abbett Mid-Cap Value Portfolio (Class VC Shares)                4/20/05  -44.93%                    -8.81%
----------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund (Class 2)                               5/1/00  -42.88% -2.85%              1.39%
----------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Guardian Portfolio (Class S)                    4/28/06  -43.11%                   -14.87%
----------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Small Cap Growth Portfolio (Class S)            4/28/06  -45.03%                   -20.68%
----------------------------------------------------------------------------------------------------------------
Oppenheimer Capital Appreciation Fund/VA (Service Shares)            4/28/06  -50.66%                   -18.59%
----------------------------------------------------------------------------------------------------------------
Oppenheimer Global Securities Fund/VA (Service Shares)               4/28/06  -45.81%                   -16.49%
----------------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Small-Cap Fund(R)/VA (Service Shares)        4/28/06  -43.70%                   -19.49%
----------------------------------------------------------------------------------------------------------------
Phoenix Capital Growth Series                                        12/7/94  -46.22% -7.85%   -7.99%    -0.25%
----------------------------------------------------------------------------------------------------------------
Phoenix Growth and Income Series                                      3/2/98  -40.90% -3.22%   -1.82%    -0.06%
----------------------------------------------------------------------------------------------------------------
Phoenix Mid-Cap Growth Series                                         3/2/98  -48.66% -6.39%   -2.62%    -0.71%
----------------------------------------------------------------------------------------------------------------
Phoenix Money Market Series                                          12/7/94   -7.03%  0.94%    1.98%     2.58%
----------------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Fixed Income Series                             12/7/94  -25.45% -2.27%    2.85%     4.53%
----------------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Short Term Bond Series                           6/2/03  -19.47% -1.27%             -0.56%
----------------------------------------------------------------------------------------------------------------
Phoenix Small-Cap Growth Series                                      8/12/02  -49.99% -4.05%              3.82%
----------------------------------------------------------------------------------------------------------------
Phoenix Strategic Allocation Series                                  12/7/94  -32.28% -2.56%    0.49%     4.69%
----------------------------------------------------------------------------------------------------------------
Phoenix-Aberdeen International Series                                12/7/94  -44.59%  3.08%    0.59%     4.49%
----------------------------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate Securities Series                   5/1/95  -42.68%  0.45%    8.62%     9.15%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Aggressive Growth            2/3/06  -43.92%                   -12.25%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Growth                       2/3/06  -38.41%                   -10.15%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Moderate                     2/3/06  -23.51%                    -4.63%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Moderate Growth              2/3/06  -32.42%                    -7.54%
----------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap Value Series                        3/2/98  -41.38% -2.41%    3.83%     2.29%
----------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Small-Cap Value Series                    11/20/00  -43.61% -3.34%              3.99%
----------------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Comstock Series                                    3/2/98  -41.63% -3.99%    0.51%     1.34%
----------------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Equity 500 Index Series                           7/14/97  -43.06% -5.07%   -3.78%    -0.59%
----------------------------------------------------------------------------------------------------------------
PIMCO CommodityRealReturn(TM) Strategy Portfolio (Advisor Class)     4/28/06  -49.01%                   -17.19%
----------------------------------------------------------------------------------------------------------------
PIMCO Real Return Portfolio (Advisor Class)                          4/28/06  -15.63%                    -1.66%
----------------------------------------------------------------------------------------------------------------
PIMCO Total Return Portfolio (Advisor Class)                         4/28/06   -4.61%                     3.14%
----------------------------------------------------------------------------------------------------------------

                 Standardized Average Annual Total Return for
                     the Period Ended December 31, 2008 -
                 Death Benefit Option 2 Contracts (continued)



----------------------------------------------------------------------------------------------------
                                                        Inception                            Since
                  Investment Option                       Date*   1 Year  5 Years 10 Years Inception
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Balanced Fund                 9/10/07  -30.93%                   -23.04%
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Bond Fund                     9/10/07   -5.89%                    -2.20%
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Common Stock Fund             9/10/07  -39.19%                   -29.92%
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Mid Cap Growth Fund           9/10/07  -51.01%                   -37.90%
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Small Company Fund            9/10/07  -38.50%                   -29.76%
----------------------------------------------------------------------------------------------------
Summit S&P MidCap 400 Index Portfolio (Class I)          3/24/08                            -37.22%
----------------------------------------------------------------------------------------------------
Templeton Developing Markets Securities Fund (Class 2)    5/1/97  -57.06%  2.41%   4.94%     -1.48%
----------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund (Class 2)               5/1/97  -45.85% -0.28%   0.58%      1.88%
----------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund (Class 2)                5/1/00  -47.62% -3.91%             -1.02%
----------------------------------------------------------------------------------------------------
Van Kampen UIF Equity and Income Portfolio (Class II)    4/28/06  -29.77%                    -8.61%
----------------------------------------------------------------------------------------------------
Wanger International                                      5/1/95  -50.60%  4.62%   7.31%     10.59%
----------------------------------------------------------------------------------------------------
Wanger International Select                               2/1/99  -49.46%  3.98%              6.67%
----------------------------------------------------------------------------------------------------
Wanger Select                                             2/1/99  -53.75% -4.53%              4.33%
----------------------------------------------------------------------------------------------------
Wanger USA                                                5/1/95  -45.22% -4.03%   2.08%      7.93%
----------------------------------------------------------------------------------------------------

                 Standardized Average Annual Total Return for
                     the Period Ended December 31, 2008 -
                       Death Benefit Option 3 Contracts



----------------------------------------------------------------------------------------------------------------
                                                                    Inception                            Since
                        Investment Option                             Date*   1 Year  5 Years 10 Years Inception
----------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund (Series I Shares)                 3/30/01  -47.78% -6.45%             -4.84%
----------------------------------------------------------------------------------------------------------------
AllianceBernstein Balanced Wealth Strategy Portfolio (Class B)       3/24/08                            -31.94%
----------------------------------------------------------------------------------------------------------------
AllianceBernstein Wealth Appreciation Strategy Portfolio (Class B)   3/24/08                            -42.19%
----------------------------------------------------------------------------------------------------------------
DWS Equity 500 Index VIP (Class A)                                  10/29/01  -42.92% -4.41%             -2.25%
----------------------------------------------------------------------------------------------------------------
DWS Small Cap Index VIP (Class A)                                    3/24/08                            -34.45%
----------------------------------------------------------------------------------------------------------------
Federated Fund for U.S. Government Securities II                     7/15/99   -5.02%  2.05%              4.03%
----------------------------------------------------------------------------------------------------------------
Federated High Income Bond Fund II (Primary Shares)                  7/15/99  -32.78% -2.81%             -0.31%
----------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Contrafund(R) Portfolio (Service Class)               6/5/00  -47.89% -1.77%             -1.58%
----------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Opportunities Portfolio (Service Class)        6/5/00  -59.20% -9.36%             -8.84%
----------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Portfolio (Service Class)                      6/5/00  -52.09% -6.81%             -8.69%
----------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Investment Grade Bond Portfolio (Service Class)      1/29/07  -12.19%                    -4.37%
----------------------------------------------------------------------------------------------------------------
Franklin Flex Cap Growth Securities Fund (Class 2)                   3/24/08                            -34.41%
----------------------------------------------------------------------------------------------------------------
Franklin Income Securities Fund (Class 2)                            4/28/06  -36.11%                   -10.49%
----------------------------------------------------------------------------------------------------------------
Lord Abbett Bond-Debenture Portfolio (Class VC Shares)               4/20/05  -25.09%                    -2.59%
----------------------------------------------------------------------------------------------------------------
Lord Abbett Growth and Income Portfolio (Class VC Shares)            4/20/05  -42.26%                    -6.97%
----------------------------------------------------------------------------------------------------------------
Lord Abbett Mid-Cap Value Portfolio (Class VC Shares)                4/20/05  -44.93%                    -8.81%
----------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund (Class 2)                               5/1/00  -42.88% -2.85%              1.39%
----------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Guardian Portfolio (Class S)                    4/28/06  -43.11%                   -14.87%
----------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Small Cap Growth Portfolio (Class S)            4/28/06  -45.03%                   -20.68%
----------------------------------------------------------------------------------------------------------------
Oppenheimer Capital Appreciation Fund/VA (Service Shares)            4/28/06  -50.66%                   -18.59%
----------------------------------------------------------------------------------------------------------------
Oppenheimer Global Securities Fund/VA (Service Shares)               4/28/06  -45.81%                   -16.49%
----------------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Small-Cap Fund(R)/VA (Service Shares)        4/28/06  -43.70%                   -19.49%
----------------------------------------------------------------------------------------------------------------
Phoenix Capital Growth Series                                       12/31/82  -46.22% -7.85%   -7.99%    -0.25%
----------------------------------------------------------------------------------------------------------------
Phoenix Growth and Income Series                                      3/2/98  -40.90% -3.22%   -1.82%    -0.06%
----------------------------------------------------------------------------------------------------------------
Phoenix Mid-Cap Growth Series                                         3/2/98  -48.66% -6.39%   -2.62%    -0.71%
----------------------------------------------------------------------------------------------------------------
Phoenix Money Market Series                                          10/8/82   -7.03%  0.94%    1.98%     2.58%
----------------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Fixed Income Series                            12/31/82  -25.45% -2.27%    2.85%     4.53%
----------------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Short Term Bond Series                           6/2/03  -19.47% -1.27%             -0.56%
----------------------------------------------------------------------------------------------------------------
Phoenix Small-Cap Growth Series                                      8/12/02  -49.99% -4.05%              3.82%
----------------------------------------------------------------------------------------------------------------
Phoenix Strategic Allocation Series                                  9/17/84  -32.28% -2.56%    0.49%     4.69%
----------------------------------------------------------------------------------------------------------------
Phoenix-Aberdeen International Series                                 5/1/90  -44.59%  3.08%    0.59%     4.49%
----------------------------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate Securities Series                   5/1/95  -42.68%  0.45%    8.62%     9.15%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Aggressive Growth            2/3/06  -43.92%                   -12.25%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Growth                       2/3/06  -38.41%                   -10.15%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Moderate                     2/3/06  -23.51%                    -4.63%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Moderate Growth              2/3/06  -32.42%                    -7.54%
----------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap Value Series                        3/2/98  -41.38% -2.41%    3.83%     2.29%
----------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Small-Cap Value Series                    11/20/00  -43.61% -3.34%              3.99%
----------------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Comstock Series                                    3/2/98  -41.63% -3.99%    0.51%     1.34%
----------------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Equity 500 Index Series                           7/14/97  -43.06% -5.07%   -3.78%    -0.59%
----------------------------------------------------------------------------------------------------------------
PIMCO CommodityRealReturn(TM) Strategy Portfolio (Advisor Class)     4/28/06  -49.01%                   -17.19%
----------------------------------------------------------------------------------------------------------------
PIMCO Real Return Portfolio (Advisor Class)                          4/28/06  -15.63%                    -1.66%
----------------------------------------------------------------------------------------------------------------
PIMCO Total Return Portfolio (Advisor Class)                         4/28/06   -4.61%                     3.14%
----------------------------------------------------------------------------------------------------------------

                 Standardized Average Annual Total Return for
                     the Period Ended December 31, 2008 -
                 Death Benefit Option 3 Contracts (continued)



----------------------------------------------------------------------------------------------------
                                                        Inception                            Since
                  Investment Option                       Date*   1 Year  5 Years 10 Years Inception
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Balanced Fund                 9/10/07  -30.93%                   -23.04%
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Bond Fund                     9/10/07   -5.89%                    -2.20%
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Common Stock Fund             9/10/07  -39.19%                   -29.92%
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Mid Cap Growth Fund           9/10/07  -51.01%                   -37.90%
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Small Company Fund            9/10/07  -38.50%                   -29.76%
----------------------------------------------------------------------------------------------------
Summit S&P MidCap 400 Index Portfolio (Class I)          3/24/08                            -37.22%
----------------------------------------------------------------------------------------------------
Templeton Developing Markets Securities Fund (Class 2)    5/1/97  -57.06%  2.41%   4.94%     -1.48%
----------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund (Class 2)               5/1/97  -45.85% -0.28%   0.58%      1.88%
----------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund (Class 2)                5/1/00  -47.62% -3.91%             -1.02%
----------------------------------------------------------------------------------------------------
Van Kampen UIF Equity and Income Portfolio (Class II)    4/28/06  -29.77%                    -8.61%
----------------------------------------------------------------------------------------------------
Wanger International                                      5/1/95  -50.60%  4.62%   7.31%     10.59%
----------------------------------------------------------------------------------------------------
Wanger International Select                               2/1/99  -49.46%  3.98%              6.67%
----------------------------------------------------------------------------------------------------
Wanger Select                                             2/1/99  -53.75% -4.53%              4.33%
----------------------------------------------------------------------------------------------------
Wanger USA                                                5/1/95  -45.22% -4.03%   2.08%      7.93%
----------------------------------------------------------------------------------------------------

                 Standardized Average Annual Total Return for
                     the Period Ended December 31, 2008 -
                       Death Benefit Option 4 Contracts



----------------------------------------------------------------------------------------------------------------
                                                                    Inception                            Since
                        Investment Option                             Date*   1 Year  5 Years 10 Years Inception
----------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund (Series I Shares)                 3/30/01  -47.91% -6.69%             -5.07%
----------------------------------------------------------------------------------------------------------------
AllianceBernstein Balanced Wealth Strategy Portfolio (Class B)       3/24/08                            -32.07%
----------------------------------------------------------------------------------------------------------------
AllianceBernstein Wealth Appreciation Strategy Portfolio (Class B)   3/24/08                            -42.31%
----------------------------------------------------------------------------------------------------------------
DWS Equity 500 Index VIP (Class A)                                  10/29/01  -43.07% -4.65%             -2.49%
----------------------------------------------------------------------------------------------------------------
DWS Small Cap Index VIP (Class A)                                    3/24/08                            -34.58%
----------------------------------------------------------------------------------------------------------------
Federated Fund for U.S. Government Securities II                     7/15/99   -5.27%  1.79%              3.77%
----------------------------------------------------------------------------------------------------------------
Federated High Income Bond Fund II (Primary Shares)                  7/15/99  -32.95% -3.05%             -0.56%
----------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Contrafund(R) Portfolio (Service Class)               6/5/00  -48.02% -2.01%             -1.83%
----------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Opportunities Portfolio (Service Class)        6/5/00  -59.30% -9.59%             -9.07%
----------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Portfolio (Service Class)                      6/5/00  -52.21% -7.04%             -8.92%
----------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Investment Grade Bond Portfolio (Service Class)      1/29/07  -12.41%                    -4.61%
----------------------------------------------------------------------------------------------------------------
Franklin Flex Cap Growth Securities Fund (Class 2)                   3/24/08                            -34.53%
----------------------------------------------------------------------------------------------------------------
Franklin Income Securities Fund (Class 2)                            4/28/06  -36.27%                   -10.71%
----------------------------------------------------------------------------------------------------------------
Lord Abbett Bond-Debenture Portfolio (Class VC Shares)               4/20/05  -25.28%                    -2.83%
----------------------------------------------------------------------------------------------------------------
Lord Abbett Growth and Income Portfolio (Class VC Shares)            4/20/05  -42.40%                    -7.20%
----------------------------------------------------------------------------------------------------------------
Lord Abbett Mid-Cap Value Portfolio (Class VC Shares)                4/20/05  -45.06%                    -9.03%
----------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund (Class 2)                               5/1/00  -43.03% -3.10%              1.14%
----------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Guardian Portfolio (Class S)                    4/28/06  -43.26%                   -15.08%
----------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Small Cap Growth Portfolio (Class S)            4/28/06  -45.17%                   -20.88%
----------------------------------------------------------------------------------------------------------------
Oppenheimer Capital Appreciation Fund/VA (Service Shares)            4/28/06  -50.78%                   -18.79%
----------------------------------------------------------------------------------------------------------------
Oppenheimer Global Securities Fund/VA (Service Shares)               4/28/06  -45.95%                   -16.70%
----------------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Small-Cap Fund(R)/VA (Service Shares)        4/28/06  -43.84%                   -19.69%
----------------------------------------------------------------------------------------------------------------
Phoenix Capital Growth Series                                       12/31/82  -46.35% -8.08%   -8.22%    -0.50%
----------------------------------------------------------------------------------------------------------------
Phoenix Growth and Income Series                                      3/2/98  -41.05% -3.46%   -2.07%    -0.31%
----------------------------------------------------------------------------------------------------------------
Phoenix Mid-Cap Growth Series                                         3/2/98  -48.79% -6.63%   -2.87%    -0.96%
----------------------------------------------------------------------------------------------------------------
Phoenix Money Market Series                                          10/8/82   -7.28%  0.68%    1.72%     2.32%
----------------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Fixed Income Series                            12/31/82  -25.64% -2.51%    2.60%     4.26%
----------------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Short Term Bond Series                           6/2/03  -19.67% -1.52%             -0.81%
----------------------------------------------------------------------------------------------------------------
Phoenix Small-Cap Growth Series                                      8/12/02  -50.11% -4.29%              3.56%
----------------------------------------------------------------------------------------------------------------
Phoenix Strategic Allocation Series                                  9/17/84  -32.45% -2.81%    0.23%     4.43%
----------------------------------------------------------------------------------------------------------------
Phoenix-Aberdeen International Series                                 5/1/90  -44.73%  2.81%    0.34%     4.23%
----------------------------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate Securities Series                   5/1/95  -42.82%  0.19%    8.35%     8.88%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Aggressive Growth            2/3/06  -44.07%                   -12.47%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Growth                       2/3/06  -38.56%                   -10.37%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Moderate                     2/3/06  -23.71%                    -4.87%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Moderate Growth              2/3/06  -32.59%                    -7.77%
----------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap Value Series                        3/2/98  -41.52% -2.66%    3.57%     2.03%
----------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Small-Cap Value Series                    11/20/00  -43.75% -3.58%              3.73%
----------------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Comstock Series                                    3/2/98  -41.78% -4.23%    0.26%     1.09%
----------------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Equity 500 Index Series                           7/14/97  -43.21% -5.30%   -4.02%    -0.84%
----------------------------------------------------------------------------------------------------------------
PIMCO CommodityRealReturn(TM) Strategy Portfolio (Advisor Class)     4/28/06  -49.14%                   -17.40%
----------------------------------------------------------------------------------------------------------------
PIMCO Real Return Portfolio (Advisor Class)                          4/28/06  -15.84%                    -1.92%
----------------------------------------------------------------------------------------------------------------
PIMCO Total Return Portfolio (Advisor Class)                         4/28/06   -4.87%                     2.87%
----------------------------------------------------------------------------------------------------------------

                 Standardized Average Annual Total Return for
                     the Period Ended December 31, 2008 -
                 Death Benefit Option 4 Contracts (continued)



----------------------------------------------------------------------------------------------------
                                                        Inception                            Since
                  Investment Option                       Date*   1 Year  5 Years 10 Years Inception
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Balanced Fund                 9/10/07  -31.10%                   -23.23%
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Bond Fund                     9/10/07   -6.14%                    -2.46%
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Common Stock Fund             9/10/07  -39.34%                   -30.10%
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Mid Cap Growth Fund           9/10/07  -51.14%                   -38.05%
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Small Company Fund            9/10/07  -38.66%                   -29.93%
----------------------------------------------------------------------------------------------------
Summit S&P MidCap 400 Index Portfolio (Class I)          3/24/08                            -37.34%
----------------------------------------------------------------------------------------------------
Templeton Developing Markets Securities Fund (Class 2)    5/1/97  -57.17%  2.14%   4.67%     -1.73%
----------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund (Class 2)               5/1/97  -45.99% -0.54%   0.33%      1.62%
----------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund (Class 2)                5/1/00  -47.75% -4.15%             -1.27%
----------------------------------------------------------------------------------------------------
Van Kampen UIF Equity and Income Portfolio (Class II)    4/28/06  -29.94%                    -8.84%
----------------------------------------------------------------------------------------------------
Wanger International                                      5/1/95  -50.73%  4.35%   7.04%     10.32%
----------------------------------------------------------------------------------------------------
Wanger International Select                               2/1/99  -49.59%  3.71%              6.40%
----------------------------------------------------------------------------------------------------
Wanger Select                                             2/1/99  -53.86% -4.77%              4.07%
----------------------------------------------------------------------------------------------------
Wanger USA                                                5/1/95  -45.36% -4.27%   1.82%      7.66%
----------------------------------------------------------------------------------------------------

               Non-Standardized Annual Total Return for Option 1


------------------------------------------------------------------------------------------------------------------
           Investment Option              1999   2000    2001    2002    2003   2004   2005   2006   2007   2008
------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund
(Series I Shares)                        42.25% -12.36% -24.55% -25.60% 27.40%  4.88%  7.06%  4.56% 10.16% -43.44%
------------------------------------------------------------------------------------------------------------------
AllianceBernstein Balanced Wealth
Strategy Portfolio (Class B)                                                           5.27% 11.90%  3.53% -31.47%
------------------------------------------------------------------------------------------------------------------
AllianceBernstein Wealth Appreciation
Strategy Portfolio (Class B)                                                           9.12% 15.41%  3.12% -44.47%
------------------------------------------------------------------------------------------------------------------
DWS Equity 500 Index VIP (Class A)       18.42% -10.72% -13.65% -23.59% 26.06%  8.78%  2.96% 13.63%  3.56% -38.19%
------------------------------------------------------------------------------------------------------------------
DWS Small Cap Index VIP
(Class A)                                18.20%  -5.44%   0.39% -21.89% 44.03% 15.83%  2.56% 15.57% -3.51% -34.63%
------------------------------------------------------------------------------------------------------------------
Federated Fund for U.S. Government
Securities II                            -2.22%   9.17%   5.27%   7.26%  0.69%  1.91%  0.36%  2.43%  4.53%   2.56%
------------------------------------------------------------------------------------------------------------------
Federated High Income Bond Fund II
(Primary Shares)                          0.64% -10.51%  -0.30%  -0.28% 20.22%  8.65%  0.98%  8.99%  1.72% -27.21%
------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Contrafund(R) Portfolio
(Service Class)                          22.12%  -8.24% -13.81% -10.91% 26.25% 13.45% 14.94%  9.76% 15.57% -43.56%
------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Opportunities
Portfolio (Service Class)                 2.48% -18.54% -15.86% -23.20% 27.54%  5.30%  7.08%  3.57% 21.01% -55.80%
------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Portfolio
(Service Class)                          35.04% -12.52% -19.08% -31.34% 30.61%  1.57%  3.94%  4.98% 24.77% -48.10%
------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Investment Grade Bond
Portfolio (Service Class)                                 6.52%   8.40%  3.34%  2.61%  0.42%  2.60%  2.49%  -4.93%
------------------------------------------------------------------------------------------------------------------
Franklin Flex Cap Growth Securities
Fund (Class 2)                                                                                3.49% 12.44% -35.43%
------------------------------------------------------------------------------------------------------------------
Franklin Income Securities Fund
(Class 2)                                        17.48%  -0.90%  -2.23% 29.56% 11.99% -0.05% 16.31%  2.04% -30.81%
------------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund
(Class 2)                                11.72%  11.40%   5.28% -13.26% 23.10% 10.79%  8.75% 16.44%  1.77% -38.14%
------------------------------------------------------------------------------------------------------------------
Templeton Developing Markets
Securities Fund (Class 2)                50.80% -33.16%  -9.60%  -1.78% 50.49% 22.67% 25.35% 25.99% 26.66% -53.48%
------------------------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund
(Class 2)                                21.24%  -3.96% -17.39% -19.90% 30.05% 16.58%  8.37% 19.46% 13.55% -41.36%
------------------------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund
(Class 2)                                18.86%  -0.18%  -2.93% -19.83% 29.97% 14.12%  7.08% 19.81%  0.66% -43.27%
------------------------------------------------------------------------------------------------------------------
Lord Abbett Bond-Debenture Portfolio
(Class VC Shares)                                                 6.16% 16.07%  6.11% -0.35%  7.54%  4.43% -18.89%
------------------------------------------------------------------------------------------------------------------
Lord Abbett Growth and Income
Portfolio (Class VC Shares)              14.83%  13.89%  -8.25% -19.38% 28.87% 10.80%  1.56% 15.35%  1.73% -37.47%
------------------------------------------------------------------------------------------------------------------
Lord Abbett Mid-Cap Value Portfolio
(Class VC Shares)                                49.95%   6.27% -11.26% 22.72% 22.01%  6.45% 10.39% -1.08% -40.35%
------------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Guardian
Portfolio (Class S)                                                     29.24% 13.65%  6.38% 11.17%  5.37% -38.40%
------------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Small Cap
Growth Portfolio (Class S)                                              23.02% 10.04%  1.22%  3.53% -1.14% -40.47%
------------------------------------------------------------------------------------------------------------------
Oppenheimer Capital Appreciation
Fund/VA (Service Shares)                                        -28.28% 28.55%  4.87%  3.15%  5.92% 11.98% -46.56%
------------------------------------------------------------------------------------------------------------------
Oppenheimer Global Securities Fund/
VA (Service Shares)                                     -13.62% -23.64% 40.52% 16.93% 12.20% 15.44%  4.33% -41.31%
------------------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Small-Cap
Fund(R)/VA (Service Shares)                                     -17.31% 41.89% 17.23%  7.93% 12.78% -3.02% -39.02%
------------------------------------------------------------------------------------------------------------------
Phoenix Capital Growth Series            27.57% -19.13% -35.67% -26.05% 24.42%  3.25%  2.02%  1.53%  8.92% -41.76%
------------------------------------------------------------------------------------------------------------------
Phoenix Growth and Income Series         15.10%  -8.14%  -9.69% -23.79% 25.38%  8.66%  3.09% 15.26%  4.89% -36.00%
------------------------------------------------------------------------------------------------------------------
Phoenix Mid-Cap Growth Series            43.27%  11.89% -26.37% -33.61% 26.73%  4.97%  2.48%  2.42% 19.79% -44.40%
------------------------------------------------------------------------------------------------------------------
Phoenix Money Market Series               3.11%   4.31%   2.11%  -0.24% -0.96% -0.86%  0.90%  2.70%  3.15%   0.56%
------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
         Investment Option            1999    2000    2001    2002    2003   2004   2005   2006   2007    2008
----------------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Fixed Income
Series                                 3.73%   4.74%   4.34%   8.19% 12.70%  5.08%  0.12%  5.09%   2.00% -19.28%
----------------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Short Term
Bond Series                                                                  3.61% -0.30%  3.98%   2.27% -12.81%
----------------------------------------------------------------------------------------------------------------
Phoenix Small-Cap Growth Series                                      50.88%  0.45% 13.75% 17.50%  14.18% -45.83%
----------------------------------------------------------------------------------------------------------------
Phoenix Strategic Allocation Series    9.45%  -1.06%   0.19% -13.03% 17.91%  5.70%  0.12% 10.84%   4.23% -26.67%
----------------------------------------------------------------------------------------------------------------
Phoenix-Aberdeen International
Series                                27.40% -17.19% -25.30% -16.21% 29.71% 18.80% 16.63% 25.29%  13.05% -39.99%
----------------------------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate
Securities Series                      3.07%  28.66%   4.86%  10.24% 36.01% 32.48% 13.21% 34.82% -17.10% -37.93%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation
Series: Aggressive Growth                                                                          6.65% -39.27%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation
Series: Growth                                                                                     6.54% -33.30%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation
Series: Moderate                                                                                   6.19% -17.18%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation
Series: Moderate Growth                                                                            6.71% -26.83%
----------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap
Value Series                         -11.76%  15.00%  20.96% -10.05% 38.67% 18.43%  5.97% 13.03%   0.31% -36.51%
----------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein
Small-Cap Value Series                                13.85% -10.04% 41.51% 20.66%  5.70% 14.83%  -3.72% -38.93%
----------------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Comstock
Series                                22.31%  30.03% -19.32% -23.21% 21.85% 11.06%  3.71% 18.92%  -3.83% -36.79%
----------------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Equity 500
Index Series                          16.89% -12.92% -13.36% -24.94% 24.17%  8.03%  1.99% 12.34%   3.14% -38.34%
----------------------------------------------------------------------------------------------------------------
PIMCO CommodityRealReturn(TM)
Strategy Portfolio (Advisor Class)                                                                21.11% -44.78%
----------------------------------------------------------------------------------------------------------------
PIMCO Real Return Portfolio
(Advisor Class)                                                                                    8.70%  -8.65%
----------------------------------------------------------------------------------------------------------------
PIMCO Total Return Portfolio
(Advisor Class)                                                                                    6.84%   2.97%
----------------------------------------------------------------------------------------------------------------
Sentinel Variable Products Balanced
Fund                                                                         5.68%  3.92%  9.67%   7.86% -25.21%
----------------------------------------------------------------------------------------------------------------
Sentinel Variable Products Bond
Fund                                                                         3.03%  0.14%  2.01%   5.83%   1.70%
----------------------------------------------------------------------------------------------------------------
Sentinel Variable Products Common
Stock Fund                                            -9.61% -18.69% 29.28%  7.85%  5.89% 14.25%   9.98% -34.14%
----------------------------------------------------------------------------------------------------------------
Sentinel Variable Products Mid Cap
Growth Fund                                          -25.51% -25.33% 39.53% 10.49%  2.07%  3.88%  21.84% -46.94%
----------------------------------------------------------------------------------------------------------------
Sentinel Variable Products Small
Company Fund                                           3.62% -15.33% 37.17% 14.01%  6.44% 14.28%   7.14% -33.41%
----------------------------------------------------------------------------------------------------------------
Summit S&P MidCap 400 Index
Portfolio (Class I)                           14.00%  -2.80% -16.54% 32.54% 13.86% 10.12%  7.93%   5.62% -36.60%
----------------------------------------------------------------------------------------------------------------
Van Kampen UIF Equity and Income
Portfolio (Class II)                                                         9.69%  5.63% 10.74%   1.65% -23.95%
----------------------------------------------------------------------------------------------------------------
Wanger International                 122.82% -29.04% -22.57% -15.25% 46.43% 28.13% 19.54% 34.91%  14.39% -46.50%
----------------------------------------------------------------------------------------------------------------
Wanger International Select                   -3.18% -27.83% -16.68% 38.93% 22.30% 14.52% 33.77%  19.77% -45.26%
----------------------------------------------------------------------------------------------------------------
Wanger Select                                  7.67%   7.29%  -9.13% 28.59% 17.35%  8.68% 17.74%   7.59% -49.90%
----------------------------------------------------------------------------------------------------------------
Wanger USA                            23.04%  -9.67%   9.55% -18.18% 40.88% 16.39%  9.43%  6.11%   3.65% -40.68%
----------------------------------------------------------------------------------------------------------------

               Non-Standardized Annual Total Return for Option 2



--------------------------------------------------------------------------------------------------------------------
            Investment Option               1999   2000    2001    2002    2003   2004   2005   2006   2007   2008
--------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund
(Series I Shares)                          41.90% -12.58% -24.74% -25.79% 27.08%  4.61%  6.79%  4.30%  9.89% -43.58%
--------------------------------------------------------------------------------------------------------------------
AllianceBernstein Balanced Wealth
Strategy Portfolio (Class B)                                                             5.00% 11.62%  3.27% -31.65%
--------------------------------------------------------------------------------------------------------------------
AllianceBernstein Wealth Appreciation
Strategy Portfolio (Class B)                                                             8.85% 15.12%  2.86% -44.61%
--------------------------------------------------------------------------------------------------------------------
DWS Equity 500 Index VIP (Class A)         18.12% -10.94% -13.87% -23.78% 25.75%  8.51%  2.71% 13.35%  3.30% -38.34%
--------------------------------------------------------------------------------------------------------------------
DWS Small Cap Index VIP (Class A)          17.91%  -5.68%   0.14% -22.08% 43.67% 15.54%  2.30% 15.29% -3.76% -34.80%
--------------------------------------------------------------------------------------------------------------------
Federated Fund for U.S. Government
Securities II                              -2.47%   8.90%   5.00%   6.99%  0.44%  1.65%  0.11%  2.18%  4.27%   2.31%
--------------------------------------------------------------------------------------------------------------------
Federated High Income Bond Fund II
(Primary Shares)                            0.39% -10.73%  -0.55%  -0.52% 19.92%  8.38%  0.73%  8.72%  1.46% -27.39%
--------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Contrafund(R) Portfolio
(Service Class)                            21.81%  -8.47% -14.03% -11.13% 25.94% 13.16% 14.65%  9.49% 15.28% -43.70%
--------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Opportunities
Portfolio (Service Class)                   2.22% -18.74% -16.07% -23.39% 27.22%  5.04%  6.82%  3.32% 20.71% -55.91%
--------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Portfolio (Service
Class)                                     34.71% -12.74% -19.29% -31.52% 30.29%  1.31%  3.69%  4.72% 24.46% -48.23%
--------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Investment Grade Bond
Portfolio (Service Class)                                   6.25%   8.13%  3.08%  2.35%  0.17%  2.34%  2.23%  -5.17%
--------------------------------------------------------------------------------------------------------------------
Franklin Flex Cap Growth Securities
Fund (Class 2)                                                                                  3.23% 12.16% -35.59%
--------------------------------------------------------------------------------------------------------------------
Franklin Income Securities Fund
(Class 2)                                          17.19%  -1.15%  -2.48% 29.24% 11.71% -0.30% 16.02%  1.79% -30.99%
--------------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund
(Class 2)                                  11.44%  11.12%   5.01% -13.47% 22.79% 10.51%  8.48% 16.15%  1.51% -38.30%
--------------------------------------------------------------------------------------------------------------------
Templeton Developing Markets
Securities Fund (Class 2)                  50.43% -33.33%  -9.83%  -2.03% 50.12% 22.36% 25.04% 25.68% 26.34% -53.60%
--------------------------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund
(Class 2)                                  20.93%  -4.20% -17.59% -20.10% 29.73% 16.29%  8.10% 19.16% 13.27% -41.51%
--------------------------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund
(Class 2)                                  18.56%  -0.43%  -3.17% -20.03% 29.65% 13.84%  6.82% 19.51%  0.40% -43.42%
--------------------------------------------------------------------------------------------------------------------
Lord Abbett Bond-Debenture Portfolio
(Class VC Shares)                                                   5.89% 15.78%  5.85% -0.60%  7.27%  4.17% -19.09%
--------------------------------------------------------------------------------------------------------------------
Lord Abbett Growth and Income
Portfolio (Class VC Shares)                14.54%  13.61%  -8.48% -19.58% 28.55% 10.53%  1.30% 15.07%  1.47% -37.63%
--------------------------------------------------------------------------------------------------------------------
Lord Abbett Mid-Cap Value Portfolio
(Class VC Shares)                                  49.58%   6.01% -11.48% 22.41% 21.70%  6.19% 10.12% -1.33% -40.50%
--------------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Guardian
Portfolio (Class S)                                                       28.92% 13.37%  6.12% 10.89%  5.10% -38.55%
--------------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Small Cap
Growth Portfolio (Class S)                                                22.71%  9.77%  0.97%  3.27% -1.39% -40.62%
--------------------------------------------------------------------------------------------------------------------
Oppenheimer Capital Appreciation
Fund/VA (Service Shares)                                          -28.46% 28.23%  4.61%  2.89%  5.66% 11.70% -46.69%
--------------------------------------------------------------------------------------------------------------------
Oppenheimer Global Securities Fund/
VA (Service Shares)                                       -13.84% -23.83% 40.17% 16.64% 11.92% 15.16%  4.07% -41.46%
--------------------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Small-Cap
Fund(R)/VA (Service Shares)                                       -17.51% 41.53% 16.93%  7.66% 12.50% -3.26% -39.18%
--------------------------------------------------------------------------------------------------------------------
Phoenix Capital Growth Series              27.25% -19.33% -35.83% -26.23% 24.11%  2.99%  1.76%  1.27%  8.65% -41.90%
--------------------------------------------------------------------------------------------------------------------
Phoenix Growth and Income Series           14.81%  -8.36%  -9.91% -23.98% 25.07%  8.39%  2.83% 14.98%  4.63% -36.16%
--------------------------------------------------------------------------------------------------------------------
Phoenix Mid-Cap Growth Series              42.91%  11.62% -26.55% -33.77% 26.41%  4.71%  2.22%  2.17% 19.49% -44.54%
--------------------------------------------------------------------------------------------------------------------
Phoenix Money Market Series                 2.85%   4.05%   1.85%  -0.49% -1.21% -1.11%  0.65%  2.45%  2.89%   0.31%
--------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
         Investment Option            1999    2000    2001    2002    2003   2004   2005   2006   2007    2008
----------------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Fixed Income
Series                                 3.47%   4.48%   4.08%   7.92% 12.42%  4.82% -0.13%  4.83%   1.74% -19.49%
----------------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Short Term
Bond Series                                                                  3.35% -0.54%  3.72%   2.01% -13.03%
----------------------------------------------------------------------------------------------------------------
Phoenix Small-Cap Growth Series                                      50.50%  0.19% 13.47% 17.20%  13.89% -45.97%
----------------------------------------------------------------------------------------------------------------
Phoenix Strategic Allocation Series    9.17%  -1.30%  -0.06% -13.25% 17.62%  5.43% -0.13% 10.57%   3.97% -26.86%
----------------------------------------------------------------------------------------------------------------
Phoenix-Aberdeen International
Series                                27.08% -17.40% -25.49% -16.41% 29.39% 18.50% 16.34% 24.98%  12.76% -40.14%
----------------------------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate
Securities Series                      2.81%  28.34%   4.60%   9.97% 35.67% 32.15% 12.93% 34.49% -17.31% -38.08%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation
Series: Aggressive Growth                                                                          6.39% -39.42%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation
Series: Growth                                                                                     6.28% -33.47%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation
Series: Moderate                                                                                   5.93% -17.39%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation
Series: Moderate Growth                                                                            6.44% -27.01%
----------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap
Value Series                         -11.98%  14.71%  20.66% -10.27% 38.32% 18.13%  5.71% 12.75%   0.06% -36.67%
----------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein
Small-Cap Value Series                                13.57% -10.26% 41.16% 20.36%  5.44% 14.55%  -3.96% -39.09%
----------------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Comstock
Series                                22.00%  29.71% -19.52% -23.41% 21.55% 10.78%  3.45% 18.62%  -4.07% -36.95%
----------------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Equity 500
Index Series                          16.60% -13.14% -13.58% -25.13% 23.86%  7.76%  1.74% 12.06%   2.88% -38.50%
----------------------------------------------------------------------------------------------------------------
PIMCO CommodityRealReturn(TM)
Strategy Portfolio (Advisor Class)                                                                20.80% -44.92%
----------------------------------------------------------------------------------------------------------------
PIMCO Real Return Portfolio
(Advisor Class)                                                                                    8.43%  -8.88%
----------------------------------------------------------------------------------------------------------------
PIMCO Total Return Portfolio
(Advisor Class)                                                                                    6.57%   2.71%
----------------------------------------------------------------------------------------------------------------
Sentinel Variable Products Balanced
Fund                                                                         5.41%  3.66%  9.39%   7.59% -25.39%
----------------------------------------------------------------------------------------------------------------
Sentinel Variable Products Bond
Fund                                                                         2.77% -0.11%  1.75%   5.57%   1.44%
----------------------------------------------------------------------------------------------------------------
Sentinel Variable Products Common
Stock Fund                                            -9.84% -18.89% 28.96%  7.58%  5.62% 13.96%   9.70% -34.31%
----------------------------------------------------------------------------------------------------------------
Sentinel Variable Products Mid Cap
Growth Fund                                          -25.70% -25.52% 39.19% 10.22%  1.82%  3.62%  21.53% -47.08%
----------------------------------------------------------------------------------------------------------------
Sentinel Variable Products Small
Company Fund                                           3.35% -15.55% 36.83% 13.73%  6.18% 13.99%   6.87% -33.57%
----------------------------------------------------------------------------------------------------------------
Summit S&P MidCap 400 Index
Portfolio (Class I)                           13.71%  -3.04% -16.75% 32.21% 13.58%  9.84%  7.66%   5.35% -36.76%
----------------------------------------------------------------------------------------------------------------
Van Kampen UIF Equity and Income
Portfolio (Class II)                                                         9.42%  5.36% 10.46%   1.40% -24.14%
----------------------------------------------------------------------------------------------------------------
Wanger International                 122.27% -29.21% -22.77% -15.46% 46.07% 27.81% 19.24% 34.58%  14.10% -46.63%
----------------------------------------------------------------------------------------------------------------
Wanger International Select                   -3.42% -28.01% -16.89% 38.58% 21.99% 14.24% 33.44%  19.47% -45.40%
----------------------------------------------------------------------------------------------------------------
Wanger Select                                  7.40%   7.02%  -9.36% 28.27% 17.05%  8.41% 17.45%   7.32% -50.03%
----------------------------------------------------------------------------------------------------------------
Wanger USA                            22.73%  -9.89%   9.27% -18.38% 40.53% 16.10%  9.16%  5.84%   3.39% -40.83%
----------------------------------------------------------------------------------------------------------------

               Non-Standardized Annual Total Return for Option 3



------------------------------------------------------------------------------------------------------------------
           Investment Option              1999   2000    2001    2002    2003   2004   2005   2006   2007   2008
------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund
(Series I Shares)                        41.90% -12.58% -24.74% -25.79% 27.08%  4.61%  6.79%  4.30%  9.89% -43.58%
------------------------------------------------------------------------------------------------------------------
AllianceBernstein Balanced Wealth
Strategy Portfolio (Class B)                                                           5.00% 11.62%  3.27% -31.65%
------------------------------------------------------------------------------------------------------------------
AllianceBernstein Wealth Appreciation
Strategy Portfolio (Class B)                                                           8.85% 15.12%  2.86% -44.61%
------------------------------------------------------------------------------------------------------------------
DWS Equity 500 Index VIP (Class A)       18.12% -10.94% -13.87% -23.78% 25.75%  8.51%  2.71% 13.35%  3.30% -38.34%
------------------------------------------------------------------------------------------------------------------
DWS Small Cap Index VIP (Class A)        17.91%  -5.68%   0.14% -22.08% 43.67% 15.54%  2.30% 15.29% -3.76% -34.80%
------------------------------------------------------------------------------------------------------------------
Federated Fund for U.S. Government
Securities II                            -2.47%   8.90%   5.00%   6.99%  0.44%  1.65%  0.11%  2.18%  4.27%   2.31%
------------------------------------------------------------------------------------------------------------------
Federated High Income Bond Fund II
(Primary Shares)                          0.39% -10.73%  -0.55%  -0.52% 19.92%  8.38%  0.73%  8.72%  1.46% -27.39%
------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Contrafund(R) Portfolio
(Service Class)                          21.81%  -8.47% -14.03% -11.13% 25.94% 13.16% 14.65%  9.49% 15.28% -43.70%
------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Opportunities
Portfolio (Service Class)                 2.22% -18.74% -16.07% -23.39% 27.22%  5.04%  6.82%  3.32% 20.71% -55.91%
------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Portfolio
(Service Class)                          34.71% -12.74% -19.29% -31.52% 30.29%  1.31%  3.69%  4.72% 24.46% -48.23%
------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Investment Grade Bond
Portfolio (Service Class)                                 6.25%   8.13%  3.08%  2.35%  0.17%  2.34%  2.23%  -5.17%
------------------------------------------------------------------------------------------------------------------
Franklin Flex Cap Growth Securities
Fund (Class 2)                                                                                3.23% 12.16% -35.59%
------------------------------------------------------------------------------------------------------------------
Franklin Income Securities Fund
(Class 2)                                        17.19%  -1.15%  -2.48% 29.24% 11.71% -0.30% 16.02%  1.79% -30.99%
------------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund
(Class 2)                                11.44%  11.12%   5.01% -13.47% 22.79% 10.51%  8.48% 16.15%  1.51% -38.30%
------------------------------------------------------------------------------------------------------------------
Templeton Developing Markets
Securities Fund (Class 2)                50.43% -33.33%  -9.83%  -2.03% 50.12% 22.36% 25.04% 25.68% 26.34% -53.60%
------------------------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund
(Class 2)                                20.93%  -4.20% -17.59% -20.10% 29.73% 16.29%  8.10% 19.16% 13.27% -41.51%
------------------------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund
(Class 2)                                18.56%  -0.43%  -3.17% -20.03% 29.65% 13.84%  6.82% 19.51%  0.40% -43.42%
------------------------------------------------------------------------------------------------------------------
Lord Abbett Bond-Debenture Portfolio
(Class VC Shares)                                                 5.89% 15.78%  5.85% -0.60%  7.27%  4.17% -19.09%
------------------------------------------------------------------------------------------------------------------
Lord Abbett Growth and Income
Portfolio (Class VC Shares)              14.54%  13.61%  -8.48% -19.58% 28.55% 10.53%  1.30% 15.07%  1.47% -37.63%
------------------------------------------------------------------------------------------------------------------
Lord Abbett Mid-Cap Value Portfolio
(Class VC Shares)                                49.58%   6.01% -11.48% 22.41% 21.70%  6.19% 10.12% -1.33% -40.50%
------------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Guardian
Portfolio (Class S)                                                     28.92% 13.37%  6.12% 10.89%  5.10% -38.55%
------------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Small Cap
Growth Portfolio (Class S)                                              22.71%  9.77%  0.97%  3.27% -1.39% -40.62%
------------------------------------------------------------------------------------------------------------------
Oppenheimer Capital Appreciation
Fund/VA (Service Shares)                                        -28.46% 28.23%  4.61%  2.89%  5.66% 11.70% -46.69%
------------------------------------------------------------------------------------------------------------------
Oppenheimer Global Securities Fund/
VA (Service Shares)                                     -13.84% -23.83% 40.17% 16.64% 11.92% 15.16%  4.07% -41.46%
------------------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Small-Cap
Fund(R)/VA (Service Shares)                                     -17.51% 41.53% 16.93%  7.66% 12.50% -3.26% -39.18%
------------------------------------------------------------------------------------------------------------------
Phoenix Capital Growth Series            27.25% -19.33% -35.83% -26.23% 24.11%  2.99%  1.76%  1.27%  8.65% -41.90%
------------------------------------------------------------------------------------------------------------------
Phoenix Growth and Income Series         14.81%  -8.36%  -9.91% -23.98% 25.07%  8.39%  2.83% 14.98%  4.63% -36.16%
------------------------------------------------------------------------------------------------------------------
Phoenix Mid-Cap Growth Series            42.91%  11.62% -26.55% -33.77% 26.41%  4.71%  2.22%  2.17% 19.49% -44.54%
------------------------------------------------------------------------------------------------------------------
Phoenix Money Market Series               2.85%   4.05%   1.85%  -0.49% -1.21% -1.11%  0.65%  2.45%  2.89%   0.31%
------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
         Investment Option            1999    2000    2001    2002    2003   2004   2005   2006   2007    2008
----------------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Fixed Income
Series                                 3.47%   4.48%   4.08%   7.92% 12.42%  4.82% -0.13%  4.83%   1.74% -19.49%
----------------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Short Term
Bond Series                                                                  3.35% -0.54%  3.72%   2.01% -13.03%
----------------------------------------------------------------------------------------------------------------
Phoenix Small-Cap Growth Series                                      50.50%  0.19% 13.47% 17.20%  13.89% -45.97%
----------------------------------------------------------------------------------------------------------------
Phoenix Strategic Allocation Series    9.17%  -1.30%  -0.06% -13.25% 17.62%  5.43% -0.13% 10.57%   3.97% -26.86%
----------------------------------------------------------------------------------------------------------------
Phoenix-Aberdeen International
Series                                27.08% -17.40% -25.49% -16.41% 29.39% 18.50% 16.34% 24.98%  12.76% -40.14%
----------------------------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate
Securities Series                      2.81%  28.34%   4.60%   9.97% 35.67% 32.15% 12.93% 34.49% -17.31% -38.08%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation
Series: Aggressive Growth                                                                          6.39% -39.42%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation
Series: Growth                                                                                     6.28% -33.47%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation
Series: Moderate                                                                                   5.93% -17.39%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation
Series: Moderate Growth                                                                            6.44% -27.01%
----------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap
Value Series                         -11.98%  14.71%  20.66% -10.27% 38.32% 18.13%  5.71% 12.75%   0.06% -36.67%
----------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein
Small-Cap Value Series                                13.57% -10.26% 41.16% 20.36%  5.44% 14.55%  -3.96% -39.09%
----------------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Comstock
Series                                22.00%  29.71% -19.52% -23.41% 21.55% 10.78%  3.45% 18.62%  -4.07% -36.95%
----------------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Equity 500
Index Series                          16.60% -13.14% -13.58% -25.13% 23.86%  7.76%  1.74% 12.06%   2.88% -38.50%
----------------------------------------------------------------------------------------------------------------
PIMCO CommodityRealReturn(TM)
Strategy Portfolio (Advisor Class)                                                                20.80% -44.92%
----------------------------------------------------------------------------------------------------------------
PIMCO Real Return Portfolio
(Advisor Class)                                                                                    8.43%  -8.88%
----------------------------------------------------------------------------------------------------------------
PIMCO Total Return Portfolio
(Advisor Class)                                                                                    6.57%   2.71%
----------------------------------------------------------------------------------------------------------------
Sentinel Variable Products Balanced
Fund                                                                         5.41%  3.66%  9.39%   7.59% -25.39%
----------------------------------------------------------------------------------------------------------------
Sentinel Variable Products Bond
Fund                                                                         2.77% -0.11%  1.75%   5.57%   1.44%
----------------------------------------------------------------------------------------------------------------
Sentinel Variable Products Common
Stock Fund                                            -9.84% -18.89% 28.96%  7.58%  5.62% 13.96%   9.70% -34.31%
----------------------------------------------------------------------------------------------------------------
Sentinel Variable Products Mid Cap
Growth Fund                                          -25.70% -25.52% 39.19% 10.22%  1.82%  3.62%  21.53% -47.08%
----------------------------------------------------------------------------------------------------------------
Sentinel Variable Products Small
Company Fund                                           3.35% -15.55% 36.83% 13.73%  6.18% 13.99%   6.87% -33.57%
----------------------------------------------------------------------------------------------------------------
Summit S&P MidCap 400 Index
Portfolio (Class I)                           13.71%  -3.04% -16.75% 32.21% 13.58%  9.84%  7.66%   5.35% -36.76%
----------------------------------------------------------------------------------------------------------------
Van Kampen UIF Equity and Income
Portfolio (Class II)                                                         9.42%  5.36% 10.46%   1.40% -24.14%
----------------------------------------------------------------------------------------------------------------
Wanger International                 122.27% -29.21% -22.77% -15.46% 46.07% 27.81% 19.24% 34.58%  14.10% -46.63%
----------------------------------------------------------------------------------------------------------------
Wanger International Select                   -3.42% -28.01% -16.89% 38.58% 21.99% 14.24% 33.44%  19.47% -45.40%
----------------------------------------------------------------------------------------------------------------
Wanger Select                                  7.40%   7.02%  -9.36% 28.27% 17.05%  8.41% 17.45%   7.32% -50.03%
----------------------------------------------------------------------------------------------------------------
Wanger USA                            22.73%  -9.89%   9.27% -18.38% 40.53% 16.10%  9.16%  5.84%   3.39% -40.83%
----------------------------------------------------------------------------------------------------------------

               Non-Standardized Annual Total Return for Option 4



------------------------------------------------------------------------------------------------------------------
           Investment Option              1999   2000    2001    2002    2003   2004   2005   2006   2007   2008
------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund
(Series I Shares)                        41.54% -12.80% -24.93% -25.97% 26.77%  4.35%  6.52%  4.04%  9.61% -43.72%
------------------------------------------------------------------------------------------------------------------
AllianceBernstein Balanced Wealth
Strategy Portfolio (Class B)                                                           4.74% 11.34%  3.01% -31.82%
------------------------------------------------------------------------------------------------------------------
AllianceBernstein Wealth Appreciation
Strategy Portfolio (Class B)                                                           8.58% 14.84%  2.60% -44.75%
------------------------------------------------------------------------------------------------------------------
DWS Equity 500 Index VIP (Class A)       17.83% -11.16% -14.08% -23.97% 25.43%  8.23%  2.45% 13.06%  3.04% -38.50%
------------------------------------------------------------------------------------------------------------------
DWS Small Cap Index VIP (Class A)        17.61%  -5.91%  -0.11% -22.28% 43.31% 15.25%  2.05% 15.00% -4.00% -34.96%
------------------------------------------------------------------------------------------------------------------
Federated Fund for U.S. Government
Securities II                            -2.71%   8.63%   4.74%   6.72%  0.19%  1.40% -0.14%  1.92%  4.01%   2.05%
------------------------------------------------------------------------------------------------------------------
Federated High Income Bond Fund II
(Primary Shares)                          0.14% -10.96%  -0.80%  -0.77% 19.62%  8.10%  0.47%  8.45%  1.21% -27.58%
------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Contrafund(R) Portfolio
(Service Class)                          21.51%  -8.70% -14.25% -11.36% 25.63% 12.88% 14.37%  9.22% 14.99% -43.84%
------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Opportunities
Portfolio (Service Class)                 1.97% -18.94% -16.28% -23.58% 26.91%  4.78%  6.55%  3.06% 20.40% -56.02%
------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Portfolio
(Service Class)                          34.37% -12.95% -19.49% -31.69% 29.96%  1.06%  3.43%  4.46% 24.15% -48.36%
------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Investment Grade Bond
Portfolio (Service Class)                                 5.99%   7.86%  2.83%  2.09% -0.08%  2.09%  1.98%  -5.41%
------------------------------------------------------------------------------------------------------------------
Franklin Flex Cap Growth Securities
Fund (Class 2)                                                                                2.97% 11.88% -35.75%
------------------------------------------------------------------------------------------------------------------
Franklin Income Securities Fund
(Class 2)                                        16.90%  -1.40%  -2.72% 28.92% 11.43% -0.55% 15.73%  1.53% -31.16%
------------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund
(Class 2)                                11.16%  10.85%   4.75% -13.69% 22.49% 10.23%  8.21% 15.86%  1.26% -38.45%
------------------------------------------------------------------------------------------------------------------
Templeton Developing Markets
Securities Fund (Class 2)                50.05% -33.49% -10.06%  -2.27% 49.74% 22.05% 24.73% 25.37% 26.02% -53.72%
------------------------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund
(Class 2)                                20.63%  -4.44% -17.80% -20.30% 29.40% 16.00%  7.83% 18.86% 12.98% -41.65%
------------------------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund
(Class 2)                                18.27%  -0.67%  -3.42% -20.23% 29.33% 13.55%  6.55% 19.22%  0.15% -43.56%
------------------------------------------------------------------------------------------------------------------
Lord Abbett Bond-Debenture Portfolio
(Class VC Shares)                                                 5.63% 15.50%  5.58% -0.85%  7.00%  3.91% -19.30%
------------------------------------------------------------------------------------------------------------------
Lord Abbett Growth and Income
Portfolio (Class VC Shares)              14.26%  13.32%  -8.71% -19.78% 28.23% 10.25%  1.05% 14.78%  1.22% -37.78%
------------------------------------------------------------------------------------------------------------------
Lord Abbett Mid-Cap Value Portfolio
(Class VC Shares)                                49.21%   5.74% -11.70% 22.10% 21.40%  5.92%  9.84% -1.58% -40.65%
------------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Guardian
Portfolio (Class S)                                                     28.60% 13.08%  5.85% 10.62%  4.84% -38.70%
------------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Small Cap
Growth Portfolio (Class S)                                              22.41%  9.49%  0.71%  3.01% -1.64% -40.77%
------------------------------------------------------------------------------------------------------------------
Oppenheimer Capital Appreciation
Fund/VA (Service Shares)                                        -28.64% 27.91%  4.34%  2.64%  5.39% 11.42% -46.83%
------------------------------------------------------------------------------------------------------------------
Oppenheimer Global Securities Fund/
VA (Service Shares)                                     -14.06% -24.02% 39.82% 16.34% 11.64% 14.87%  3.81% -41.61%
------------------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Small-Cap
Fund(R)/VA (Service Shares)                                     -17.72% 41.18% 16.64%  7.39% 12.22% -3.51% -39.33%
------------------------------------------------------------------------------------------------------------------
Phoenix Capital Growth Series            26.93% -19.53% -35.99% -26.42% 23.80%  2.73%  1.51%  1.02%  8.37% -42.05%
------------------------------------------------------------------------------------------------------------------
Phoenix Growth and Income Series         14.53%  -8.59% -10.14% -24.17% 24.75%  8.12%  2.58% 14.69%  4.37% -36.32%
------------------------------------------------------------------------------------------------------------------
Phoenix Mid-Cap Growth Series            42.55%  11.34% -26.74% -33.94% 26.10%  4.45%  1.97%  1.91% 19.19% -44.68%
------------------------------------------------------------------------------------------------------------------
Phoenix Money Market Series               2.60%   3.79%   1.59%  -0.74% -1.46% -1.36%  0.40%  2.19%  2.63%   0.06%
------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
         Investment Option            1999    2000    2001    2002    2003   2004   2005   2006   2007    2008
----------------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Fixed Income
Series                                 3.22%   4.22%   3.82%   7.66% 12.14%  4.56% -0.38%  4.57%   1.48% -19.69%
----------------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Short Term
Bond Series                                                                  3.09% -0.79%  3.47%   1.75% -13.25%
----------------------------------------------------------------------------------------------------------------
Phoenix Small-Cap Growth Series                                      50.13% -0.06% 13.19% 16.91%  13.60% -46.10%
----------------------------------------------------------------------------------------------------------------
Phoenix Strategic Allocation Series    8.90%  -1.55%  -0.32% -13.46% 17.32%  5.17% -0.37% 10.29%   3.71% -27.04%
----------------------------------------------------------------------------------------------------------------
Phoenix-Aberdeen International
Series                                26.76% -17.60% -25.68% -16.62% 29.06% 18.21% 16.05% 24.67%  12.48% -40.29%
----------------------------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate
Securities Series                      2.55%  28.02%   4.34%   9.69% 35.33% 31.82% 12.65% 34.15% -17.52% -38.24%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation
Series: Aggressive Growth                                                                          6.12% -39.58%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation
Series: Growth                                                                                     6.01% -33.63%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation
Series: Moderate                                                                                   5.66% -17.60%
----------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation
Series: Moderate Growth                                                                            6.17% -27.19%
----------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap
Value Series                         -12.20%  14.43%  20.35% -10.50% 37.98% 17.84%  5.44% 12.47%  -0.19% -36.83%
----------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein
Small-Cap Value Series                                13.28% -10.49% 40.80% 20.06%  5.18% 14.26%  -4.20% -39.24%
----------------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Comstock
Series                                21.70%  29.39% -19.72% -23.60% 21.24% 10.51%  3.19% 18.33%  -4.31% -37.11%
----------------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Equity 500
Index Series                          16.31% -13.35% -13.80% -25.31% 23.55%  7.49%  1.49% 11.78%   2.62% -38.65%
----------------------------------------------------------------------------------------------------------------
PIMCO CommodityRealReturn(TM)
Strategy Portfolio (Advisor Class)                                                                20.50% -45.06%
----------------------------------------------------------------------------------------------------------------
PIMCO Real Return Portfolio
(Advisor Class)                                                                                    8.16%  -9.11%
----------------------------------------------------------------------------------------------------------------
PIMCO Total Return Portfolio
(Advisor Class)                                                                                    6.30%   2.46%
----------------------------------------------------------------------------------------------------------------
Sentinel Variable Products Balanced
Fund                                                                         5.15%  3.41%  9.12%   7.32% -25.58%
----------------------------------------------------------------------------------------------------------------
Sentinel Variable Products Bond
Fund                                                                         2.51% -0.35%  1.50%   5.30%   1.19%
----------------------------------------------------------------------------------------------------------------
Sentinel Variable Products Common
Stock Fund                                           -10.07% -19.09% 28.64%  7.31%  5.36% 13.68%   9.42% -34.47%
----------------------------------------------------------------------------------------------------------------
Sentinel Variable Products Mid Cap
Growth Fund                                          -25.89% -25.71% 38.84%  9.94%  1.57%  3.36%  21.23% -47.21%
----------------------------------------------------------------------------------------------------------------
Sentinel Variable Products Small
Company Fund                                           3.10% -15.76% 36.48% 13.44%  5.91% 13.71%   6.60% -33.74%
----------------------------------------------------------------------------------------------------------------
Summit S&P MidCap 400 Index
Portfolio (Class I)                           13.43%  -3.29% -16.96% 31.88% 13.29%  9.57%  7.39%   5.09% -36.91%
----------------------------------------------------------------------------------------------------------------
Van Kampen UIF Equity and Income
Portfolio (Class II)                                                         9.14%  5.10% 10.18%   1.14% -24.33%
----------------------------------------------------------------------------------------------------------------
Wanger International                 121.72% -29.39% -22.96% -15.67% 45.70% 27.49% 18.95% 34.24%  13.82% -46.77%
----------------------------------------------------------------------------------------------------------------
Wanger International Select                   -3.66% -28.20% -17.10% 38.24% 21.69% 13.96% 33.11%  19.17% -45.54%
----------------------------------------------------------------------------------------------------------------
Wanger Select                                  7.13%   6.75%  -9.59% 27.95% 16.76%  8.14% 17.16%   7.05% -50.16%
----------------------------------------------------------------------------------------------------------------
Wanger USA                            22.42% -10.12%   9.00% -18.58% 40.18% 15.81%  8.89%  5.58%   3.13% -40.98%
----------------------------------------------------------------------------------------------------------------

Calculation of Yield and Return
--------------------------------------------------------------------------------

Yield of the Phoenix Money Market Investment Option. We calculate the yield of the Phoenix Money Market Investment Option for a 7-day "base period" by determining the "net change in value" of a hypothetical pre-existing account. We assume the hypothetical account had an initial balance of one share at the beginning of the base period. We then determine what the value of the hypothetical account would have been at the end of the 7-day base period. The end value minus the initial value gives us the net change in value for the hypothetical account. The net change in value can then be divided by the initial value giving us the base period return (one week's return). To find the equivalent annual return we multiply the base period return by 365/7. The equivalent effective annual yield differs from the annual return because we assume all returns are reinvested in the investment option. We carry results to the nearest hundredth of one percent.

The net change in value of the hypothetical account includes the daily net investment income of the account (after expenses), but does not include realized gains or losses or unrealized appreciation or depreciation on the underlying fund shares.


The yield/return calculations include a mortality and expense risk charge equal to either .725% (Option 1), .975% (Option 2), .975% (Option 3) or 1.225%
(Option 4) on an annual basis and a daily administrative fee equal to 0.125% on an annual basis.


The Phoenix Money Market Investment Option return and effective yield will vary in response to fluctuations in interest rates and in the expenses of the investment option.

We do not include the maximum annual administrative fee in calculating the current return and effective yield. Should such a fee apply to your account, current return and/or effective yield for your account could be reduced.

Example Calculations:

The following examples of a return/yield calculations for the Phoenix Money Market Investment Option were based on the 7-day period ending December 31, 2008:


Death Benefit Option 1 Contracts

         Value of hypothetical pre-existing account with
           exactly one Unit at the beginning of the period:. $ 1.000000
         Value of the same account (excluding capital
           changes) at the end of the 7-day period:.........   0.999997
         Calculation:
         Ending account value...............................   0.999997
         Less beginning account value.......................   1.000000
         Net change in account value........................  -0.000003
         Base period return:
         (net change/beginning account value)...............  -0.000003
         Current yield = return x (365/7) =.................     -0.02%
         Effective yield = [(1 + return)/365/7/] - 1 =......     -0.02%


Death Benefit Option 2 Contracts

         Value of hypothetical pre-existing account with
           exactly one unit at the beginning of the period:. $ 1.000000
         Value of the same account (excluding capital
           changes) at the end of the 7-day period:.........   0.999949
         Calculation:
         Ending account value...............................   0.999949
         Less beginning account value.......................   1.000000
         Net change in account value........................  -0.000051
         Base period return:
         (net change/beginning account value)...............  -0.000051
         Current yield = return x (365/7) =.................     -0.27%
         Effective yield = [(1 + return)/365/7/] - 1 =......     -0.27%


Death Benefit Option 3 Contracts

         Value of hypothetical pre-existing account with
           exactly one unit at the beginning of the period:. $ 1.000000
         Value of the same account (excluding capital
           changes) at the end of the 7-day period:.........   0.999949
         Calculation:
         Ending account value...............................   0.999949
         Less beginning account value.......................   1.000000
         Net change in account value........................  -0.000051
         Base period return:
         (net change/beginning account value)...............  -0.000051
         Current yield = return x (365/7) =.................     -0.27%
         Effective yield = [(1 + return)/365/7/] - 1 =......     -0.27%


Death Benefit Option 4 Contracts

         Value of hypothetical pre-existing account with
           exactly one unit at the beginning of the period:. $ 1.000000
         Value of the same account (excluding capital
           changes) at the end of the 7-day period:.........   0.999900
         Calculation:
         Ending account value...............................   0.999900
         Less beginning account value.......................   1.000000
         Net change in account value........................  -0.000100
         Base period return:
         (net change/beginning account value)...............  -0.000100
         Current yield = return x (365/7) =.................     -0.52%
         Effective yield = [(1 + return)/365/7/] - 1 =......     -0.52%


Yields and total returns may be higher or lower than in the past and there is no assurance that any historical results will continue.

Example Calculations with Premium Enhancement:
The following examples of a return/yield calculations for the Phoenix Money Market Investment Option were based on the 7-day period ending December 31, 2008:

Death Benefit Option 1 Contracts


         Value of hypothetical pre-existing account with
           exactly one Unit at the beginning of the period:. $ 1.000000
         Value of the same account (excluding capital
           changes) at the end of the 7-day period:.........   0.999842
         Calculation:
         Ending account value...............................   0.999842
         Less beginning account value.......................   1.000000
         Net change in account value........................  -0.000158
         Base period return:
         (net change/beginning account value)...............  -0.000158
         Current yield = return x (365/7) =.................     -0.82%
         Effective yield = [(1 + return)/365/7/] - 1 =......     -0.82%



Death Benefit Option 2 Contracts


          Value of hypothetical pre-existing account with
            exactly one unit at the beginning of the
            period:....................................... $ 1.000000
          Value of the same account (excluding capital
            changes) at the end of the 7-day period:......   0.999795
          Calculation:
          Ending account value............................   0.999795
          Less beginning account value....................   1.000000
          Net change in account value.....................  -0.000205
          Base period return:
          (net change/beginning account value)............  -0.000205
          Current yield = return x (365/7) =..............     -1.07%
          Effective yield = [(1 + return)/365/7/] - 1 =...     -1.06%



Death Benefit Option 3 Contracts


         Value of hypothetical pre-existing account with
           exactly one unit at the beginning of the period:. $ 1.000000
         Value of the same account (excluding capital
           changes) at the end of the 7-day period:.........   0.999795
         Calculation:
         Ending account value...............................   0.999795
         Less beginning account value.......................   1.000000
         Net change in account value........................  -0.000205
         Base period return:
         (net change/beginning account value)...............  -0.000205
         Current yield = return x (365/7) =.................     -1.07%
         Effective yield = [(1 + return)/365/7/] - 1 =......     -1.06%



Death Benefit Option 4 Contracts


         Value of hypothetical pre-existing account with
           exactly one unit at the beginning of the period:. $ 1.000000
         Value of the same account (excluding capital
           changes) at the end of the 7-day period:.........   0.999747
         Calculation:
         Ending account value...............................   0.999747
         Less beginning account value.......................   1.000000
         Net change in account value........................  -0.000253
         Base period return:
         (net change/beginning account value)...............  -0.000253
         Current yield = return x (365/7) =.................     -1.32%
         Effective yield = [(1 + return)/365/7/] - 1 =......     -1.31%



Yields and total returns may be higher or lower than in the past and there is no assurance that any historical results will continue.


Calculation of Total Return. Total return measures the change in value of an investment option investment over a stated period. We compute total returns by finding the average annual compounded rates of return over the one-, five- and ten-year periods that would equate the initial amount invested to the ending redeemable value according to a formula. The formula for total return includes the following steps:

(1) We assume a hypothetical $1,000 initial purchase payment in the investment option;

(2) We determine the value the hypothetical initial purchase payment would have were it redeemed at the end of each period. All recurring fees and any applicable withdrawal charge are deducted. This figure is the ending redeemable value (ERV in the formula given below);

(3) We divide this value by the initial $1,000 purchase payment, resulting in ratio of the ending redeemable value to the initial value for that period;

(4) To get the average annual total return we take the n/th/ root of the ratio from step (3), where n equals the number of years in that period (e.g., one, five and 10), and subtract one.

(5) The formula in mathematical terms is:

R = ((ERV / II)/(1/n)/) - 1

Where:

II = a hypothetical initial payment of $1,000

R = average annual total return for the period

n = number of years in the period

ERV = ending redeemable value of the hypothetical $1,000 for the period [see
     (2) and (3) above]


We normally calculate total return for one-year, five-year and ten-year periods for each investment option. If an investment option has not been available for at least ten years, we will provide total returns for other relevant periods.


Performance Information
Advertisements, sales literature and other communications may contain information about a series' or advisor's current investment strategies and management style. An advisor may alter investment strategies and style in response to changing market and economic conditions. A fund may wish to make known a series' specific portfolio holdings or holdings in specific industries. A fund may also separately illustrate the income and capital gain portions of a series' total return. Performance might also be advertised by breaking down returns into equity and debt components. A series may compare its equity or bond return figure to any of a number of well-known benchmarks of market performance, including, but not limited to:

   The Dow Jones Industrial Average/SM/ ("DJIA")
   CS First Boston High Yield Index
   Citigroup Corporate Index
   Citigroup Government Bond Index
   The Standard & Poor's 500 Index(R) ("S&P 500")

Each investment option may include its yield and total return in advertisements or communications with current or prospective contract owners. Each investment option may also include in such advertisements, its ranking or comparison to similar mutual funds by organizations such as:

   Lipper Analytical Services
   Morningstar, Inc.
   Thomson Financial

A fund may also compare a series' performance to other investment or savings vehicles (such as certificates of deposit) and may refer to results published in publications such as:

   Barron's
   Business Week
   Changing Times
   Consumer Reports
   Financial Planning
   Financial Services Weekly
   Forbes
   Fortune
   Investor's Business Daily
   Money
   Personal Investor
   The New York Times
   Registered Representative
   U.S. News and World Report
   The Wall Street Journal

A fund may also illustrate the benefits of tax deferral by comparing taxable investments with investments through tax-deferred retirement plans.

The total return and yield may be used to compare the performance of the investment options with certain commonly used standards for stock and bond market performance. Such indices include, but are not limited to:


   The Dow Jones Industrial Average/SM/

   CS First Boston High Yield Index
   Citigroup Corporate Index
   Citigroup Government Bond Index
   The S&P 500


The Dow Jones Industrial Average/SM/ (DJIA) is an unweighted index of 30 industrial "blue chip" U.S. stocks. It is the oldest continuing U.S. market index. The 30 stocks now in the DJIA/SM/ are both widely-held and a major influence in their respective industries. The average is computed in such a way as to preserve its historical continuity and account for such factors as stock splits and periodic changes in the components of the index. The editors of The Wall Street Journal select the component stocks of the DJIA.


The S&P 500 is a free-float market capitalization-weighted index composed of 500 stocks chosen for market size, liquidity, and industry group representation. It is one of the most widely used indicators of U.S. Stock Market performance. The composition of the S&P 500 changes from time to time. Standard & Poor's Index Committee makes all decisions about the S&P 500.


Weighted and unweighted indexes: A market-value, or capitalization, weighted index uses relative market value (share price multiplied by the number of shares outstanding) to "weight" the influence of a stock's price on the index. Simply put, larger companies' stock prices influence the index more than smaller companies' stock prices. An unweighted index (such as the DJIA) uses stock price alone to determine the index value. A company's relative size has no bearing on its impact on the index.


Calculation of Annuity Payments
--------------------------------------------------------------------------------

See your prospectus in the section titled "The Annuity Period" for a description of the annuity options.

You may elect an annuity payment option by written request as described in your prospectus. If you do not elect an annuity payment option, amounts held under the contract will be applied to provide a Variable Life Annuity with 10-Year Period Certain (Option I) on the maturity date. You may not change your election after the first annuity payment.

Fixed Annuity Payments
Fixed annuity payments are determined by the total dollar value for all investment options' accumulation units, all amounts held in the GIA and the MVA Account. For each contract the resulting dollar value is then multiplied by the applicable annuity purchase rate, which reflects the age (and sex for nontax-qualified plans) of the annuitant or annuitants, for the fixed payment annuity option selected.

For certain contracts, under Annuity Payment Options A, B, D, E and F, the applicable annuity payment option rate used to determine the payment amount will not be less than the rate based on the 2000 Individual Annuity Mortality Table with a 10-year age setback and an interest rate of 2.5%. Under Annuity Payment Options G and H the guaranteed interest rate is 1.5%.

Please see your contract for the Annuity Mortality Tables that would apply to fixed annuity payments under your contract.

It is possible that we may have more favorable (i.e., higher-paying) rates in effect on the maturity date.

Variable Annuity Payments
Under Annuity Payment Options I, J, K, M and N, the amount of the first payment is equal to the amount held under the selected option in each investment option, divided by $1,000 and then multiplied by the applicable payment option rate. The first payment equals the sum of the amounts provided by each investment option.


In each investment option, the number of fixed annuity units is determined by dividing the amount of the initial payment provided by that investment option by the annuity unit value for that investment option on the first payment calculation date. Thereafter, the number of fixed annuity units in each investment option remains unchanged unless you transfer funds to or from the investment option. If you transfer funds to or from an investment option, the number of fixed annuity units will change in proportion to the change in value of the investment option as a result of the transfer. The number of fixed annuity units will change effective with the transfer, but will remain fixed in number following the transfer.

Second and subsequent payments are determined by multiplying the number of fixed annuity units for each investment option by the annuity unit value for that investment option on the payment calculation date. The total payment will equal the sum of the amounts provided by each investment option. The amount of second and subsequent payments will vary with the investment experience of the investment options and may be either higher or lower than the first payment.


Under Annuity Payment Option L, we determine the amount of the annual distribution by dividing the amount of Contract Value held under this option on December 31 of the previous year by the life expectancy of the annuitant or the joint life expectancy of the annuitant and joint annuitant at that time.


Under Annuity Payment Options I, J, M and N, the applicable annuity payment option rate used to determine the first payment amount will not be less than the rate based on the 1983a Individual Annuity Mortality Table projected with projection scale G to the year 2040, with continued projection thereafter and the assumed investment rate. Under Annuity Payment Option K, the annuity payment option rate will be based on the number of payments to be made during the specified period and the assumed investment rate.

We guarantee that neither expenses actually incurred, other than taxes on investment return, nor mortality actually experienced, shall adversely affect the dollar amount of variable annuity payments.

We deduct a daily charge for mortality and expense risks and a daily administrative fee from Contract Values held in the investment options. See your prospectus in the section titled "Deductions and Charges." Electing Option K will result in a mortality risk deduction being made even though we assume no mortality risk under that option.

Experts
--------------------------------------------------------------------------------


The financial statements of PHL Variable Accumulation Account as of December 31, 2008 and the results of its operations and the changes in its net assets for each of the periods indicated and the financial statements of PHL Variable Insurance Company as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, included in this Prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Michele Drummey, Counsel, PHL Variable Insurance Company, has provided advice on certain matters relating to the federal securities and state regulations laws in connection with the contracts described in this prospectus.

[LOGO]

--------------------------------------------------------------------------------
                                                                  ANNUAL REPORT

                                                                   PHL VARIABLE

                                                           ACCUMULATION ACCOUNT

                                                              December 31, 2008

                     STATEMENTS OF ASSETS AND LIABILITIES
                               December 31, 2008



                                                               AIM V.I. Capital   AIM V.I. Core Equity  AIM V.I. Mid Cap
                                                              Appreciation Fund -   Fund - Series I    Core Equity Fund -
                                                                Series I Shares          Shares         Series I Shares
                                                              ------------------- -------------------- ------------------
Assets:
   Investments at fair value                                   $     35,191,686     $      8,117,709    $      3,622,951
                                                              ------------------- -------------------- ------------------
   Total Assets                                                $     35,191,686     $      8,117,709    $      3,622,951
Liabilities:
   Payable to PHL Variable Insurance Company                   $            108     $              -    $              -
                                                              ------------------- -------------------- ------------------
         Total Net Assets                                      $     35,191,578     $      8,117,709    $      3,622,951
                                                              =================== ==================== ==================
Net Assets:
   Accumulation Units                                          $     35,141,624     $      8,102,596    $      3,538,760
   Contracts in payout (annuitization period)                  $         49,954     $         15,113    $         84,191
                                                              ------------------- -------------------- ------------------
         Total Net Assets                                      $     35,191,578     $      8,117,709    $      3,622,951
                                                              =================== ==================== ==================
                                                              =================== ==================== ==================
         Units Outstanding                                           25,066,586           10,155,107           4,009,886
                                                              =================== ==================== ==================
   Investment shares held                                             2,083,582              411,021             421,764
   Investments at cost                                         $     45,357,178     $     10,273,679    $      5,340,122

         Unit Value
             Asset Manager Option 1                            $              -     $              -    $           0.93
             Asset Manager Option 2                            $              -     $              -    $              -
             Freedom Edge(R)                                   $           0.81     $           0.79    $              -
             Phoenix Dimensions(R) Option 1                    $           0.73     $           0.80    $              -
             Phoenix Dimensions(R) Option 2                    $           0.72     $              -    $              -
             Phoenix Dimensions(R) Option 3                    $              -     $              -    $              -
             Phoenix Dimensions(R) Option 4                    $           0.71     $              -    $              -
             Phoenix Income Choice(R)                          $           1.32     $           0.80    $           0.91
             Phoenix Investor's Edge(R) Option 1               $           1.42     $           0.79    $           0.89
             Phoenix Investor's Edge(R) Option 2               $           1.41     $           0.79    $           0.89
             Phoenix Investor's Edge(R) Option 3               $           1.39     $           0.78    $           0.88
             Phoenix Investor's Edge(R) Option 4               $           1.40     $           0.79    $           0.88
             Phoenix Premium Edge(R)                           $           1.22     $           0.79    $           0.89
             Phoenix Spectrum Edge(R) Option 1                 $           1.48     $           0.80    $           0.91
             Phoenix Spectrum Edge(R) Option 2                 $           1.46     $           0.80    $           0.91
             Phoenix Spectrum Edge(R) Option 3                 $           1.45     $           0.80    $           0.90
             Phoenix Spectrum Edge(R) Option 4                 $           1.46     $           0.80    $              -
             Phoenix Spectrum Edge(R) + Option 1               $           0.58     $              -    $              -
             Phoenix Spectrum Edge(R) + Option 2               $           0.58     $              -    $              -
             Retirement Planner's Edge                         $           1.30     $           0.80    $           0.90
             The Big Edge Choice(R)                            $           1.32     $           0.80    $           0.90
             The Phoenix Edge(R)--VA Option 1                  $           1.30     $           0.81    $           0.92
             The Phoenix Edge(R)--VA Option 2                  $           1.26     $           0.80    $           0.91
             The Phoenix Edge(R)--VA Option 3                  $           1.31     $           0.80    $              -

                                                                 Alger American
                                                              Capital Appreciation
                                                              Portfolio - Class O
                                                                     Shares
                                                              --------------------
Assets:
   Investments at fair value                                    $      6,339,327
                                                              --------------------
   Total Assets                                                 $      6,339,327
Liabilities:
   Payable to PHL Variable Insurance Company                    $              -
                                                              --------------------
         Total Net Assets                                       $      6,339,327
                                                              ====================
Net Assets:
   Accumulation Units                                           $      6,276,206
   Contracts in payout (annuitization period)                   $         63,121
                                                              --------------------
         Total Net Assets                                       $      6,339,327
                                                              ====================
                                                              ====================
         Units Outstanding                                             5,201,787
                                                              ====================
   Investment shares held                                                208,599
   Investments at cost                                          $      5,458,633

         Unit Value
             Asset Manager Option 1                             $              -
             Asset Manager Option 2                             $              -
             Freedom Edge(R)                                    $              -
             Phoenix Dimensions(R) Option 1                     $              -
             Phoenix Dimensions(R) Option 2                     $              -
             Phoenix Dimensions(R) Option 3                     $              -
             Phoenix Dimensions(R) Option 4                     $              -
             Phoenix Income Choice(R)                           $           1.65
             Phoenix Investor's Edge(R) Option 1                $           1.76
             Phoenix Investor's Edge(R) Option 2                $           1.74
             Phoenix Investor's Edge(R) Option 3                $           1.72
             Phoenix Investor's Edge(R) Option 4                $              -
             Phoenix Premium Edge(R)                            $           1.09
             Phoenix Spectrum Edge(R) Option 1                  $           1.83
             Phoenix Spectrum Edge(R) Option 2                  $           1.81
             Phoenix Spectrum Edge(R) Option 3                  $           1.79
             Phoenix Spectrum Edge(R) Option 4                  $              -
             Phoenix Spectrum Edge(R) + Option 1                $              -
             Phoenix Spectrum Edge(R) + Option 2                $              -
             Retirement Planner's Edge                          $           1.08
             The Big Edge Choice(R)                             $           1.11
             The Phoenix Edge(R)--VA Option 1                   $           1.16
             The Phoenix Edge(R)--VA Option 2                   $           1.12
             The Phoenix Edge(R)--VA Option 3                   $           1.11

                       See Notes to Financial Statements

                     STATEMENTS OF ASSETS AND LIABILITIES
                               December 31, 2008
                                  (Continued)


                                                                                    AllianceBernstein
                                                               AllianceBernstein        VPS Wealth
                                                                  VPS Balanced         Appreciation
                                                                Wealth Strategy    Strategy Portfolio - DWS Equity 500 Index
                                                              Portfolio -  Class B       Class B         Fund VIP - Class A
                                                              -------------------- -------------------- --------------------
Assets:
   Investments at fair value                                    $      2,170,396     $        869,336     $     47,286,812
                                                              -------------------- -------------------- --------------------
   Total Assets                                                 $      2,170,396     $        869,336     $     47,286,812
Liabilities:
   Payable to PHL Variable Insurance Company                    $              -     $              -     $            357
                                                              -------------------- -------------------- --------------------
         Total Net Assets                                       $      2,170,396     $        869,336     $     47,286,455
                                                              ==================== ==================== ====================
Net Assets:
   Accumulation Units                                           $      2,170,396     $        869,336     $     46,429,058
   Contracts in payout (annuitization period)                   $              -     $              -     $        857,397
                                                              -------------------- -------------------- --------------------
         Total Net Assets                                       $      2,170,396     $        869,336     $     47,286,455
                                                              ==================== ==================== ====================
                                                              ==================== ==================== ====================
         Units Outstanding                                             2,909,743            1,360,720           30,056,722
                                                              ==================== ==================== ====================
   Investment shares held                                                252,964              139,317            4,951,498
   Investments at cost                                          $      2,607,058     $      1,117,200     $     60,557,220

         Unit Value
             Asset Manager Option 1                             $              -     $              -     $              -
             Asset Manager Option 2                             $              -     $              -     $              -
             Freedom Edge(R)                                    $              -     $           0.64     $           0.91
             Phoenix Dimensions(R) Option 1                     $           0.75     $           0.64     $           0.77
             Phoenix Dimensions(R) Option 2                     $           0.75     $           0.64     $           0.76
             Phoenix Dimensions(R) Option 3                     $              -     $              -     $              -
             Phoenix Dimensions(R) Option 4                     $           0.75     $           0.64     $           0.75
             Phoenix Income Choice(R)                           $              -     $              -     $           1.72
             Phoenix Income Choice(R) with GPAF                 $              -     $              -     $           0.79
             Phoenix Investor's Edge(R) Option 1                $           0.75     $           0.64     $           1.59
             Phoenix Investor's Edge(R) Option 2                $           0.75     $              -     $           1.58
             Phoenix Investor's Edge(R) Option 3                $              -     $              -     $           1.56
             Phoenix Investor's Edge(R) Option 4                $              -     $              -     $           1.57
             Phoenix Premium Edge(R)                            $           0.75     $           0.64     $           1.67
             Phoenix Spectrum Edge(R) Option 1                  $              -     $              -     $           1.66
             Phoenix Spectrum Edge(R) Option 2                  $           0.75     $              -     $           1.64
             Phoenix Spectrum Edge(R) Option 3                  $              -     $              -     $           1.62
             Phoenix Spectrum Edge(R) Option 4                  $              -     $              -     $           1.63
             Phoenix Spectrum Edge(R) + Option 1                $              -     $              -     $              -
             Phoenix Spectrum Edge(R) + Option 2                $              -     $              -     $           0.60
             Retirement Planner's Edge                          $              -     $              -     $           1.70
             The Big Edge Choice(R)                             $           0.75     $           0.64     $           1.70
             The Phoenix Edge(R)--VA Option 1                   $           0.75     $           0.64     $           1.76
             The Phoenix Edge(R)--VA Option 2                   $           0.75     $           0.64     $           1.72
             The Phoenix Edge(R)--VA Option 3                   $           0.75     $              -     $           1.70



                                                                 DWS Small Cap
                                                              Index VIP - Class A
                                                              -------------------
Assets:
   Investments at fair value                                   $        115,885
                                                              -------------------
   Total Assets                                                $        115,885
Liabilities:
   Payable to PHL Variable Insurance Company                   $              -
                                                              -------------------
         Total Net Assets                                      $        115,885
                                                              ===================
Net Assets:
   Accumulation Units                                          $        115,885
   Contracts in payout (annuitization period)                  $              -
                                                              -------------------
         Total Net Assets                                      $        115,885
                                                              ===================
                                                              ===================
         Units Outstanding                                              158,308
                                                              ===================
   Investment shares held                                                13,428
   Investments at cost                                         $        158,450

         Unit Value
             Asset Manager Option 1                            $              -
             Asset Manager Option 2                            $              -
             Freedom Edge(R)                                   $              -
             Phoenix Dimensions(R) Option 1                    $           0.73
             Phoenix Dimensions(R) Option 2                    $              -
             Phoenix Dimensions(R) Option 3                    $              -
             Phoenix Dimensions(R) Option 4                    $              -
             Phoenix Income Choice(R)                          $              -
             Phoenix Income Choice(R) with GPAF                $              -
             Phoenix Investor's Edge(R) Option 1               $              -
             Phoenix Investor's Edge(R) Option 2               $              -
             Phoenix Investor's Edge(R) Option 3               $              -
             Phoenix Investor's Edge(R) Option 4               $              -
             Phoenix Premium Edge(R)                           $           0.73
             Phoenix Spectrum Edge(R) Option 1                 $           0.73
             Phoenix Spectrum Edge(R) Option 2                 $           0.73
             Phoenix Spectrum Edge(R) Option 3                 $              -
             Phoenix Spectrum Edge(R) Option 4                 $              -
             Phoenix Spectrum Edge(R) + Option 1               $              -
             Phoenix Spectrum Edge(R) + Option 2               $              -
             Retirement Planner's Edge                         $              -
             The Big Edge Choice(R)                            $           0.73
             The Phoenix Edge(R)--VA Option 1                  $              -
             The Phoenix Edge(R)--VA Option 2                  $              -
             The Phoenix Edge(R)--VA Option 3                  $           0.73

                       See Notes to Financial Statements

                     STATEMENTS OF ASSETS AND LIABILITIES
                               December 31, 2008
                                  (Continued)


                                                                                                       Fidelity(R) VIP
                                                              Federated Fund for   Federated High       Contrafund(R)
                                                               U.S. Government    Income Bond Fund   Portfolio -  Service
                                                                Securities II    II - Primary Shares        Class
                                                              ------------------ ------------------- --------------------
Assets:
   Investments at fair value                                   $    184,073,617   $     11,022,318     $     48,278,567
                                                              ------------------ ------------------- --------------------
   Total Assets                                                $    184,073,617   $     11,022,318     $     48,278,567
Liabilities:
   Payable to PHL Variable Insurance Company                   $            519   $              1     $              2
                                                              ------------------ ------------------- --------------------
         Total Net Assets                                      $    184,073,098   $     11,022,317     $     48,278,565
                                                              ================== =================== ====================
Net Assets:
   Accumulation Units                                          $    183,597,124   $     10,985,657     $     48,150,887
   Contracts in payout (annuitization period)                  $        475,974   $         36,660     $        127,678
                                                              ------------------ ------------------- --------------------
         Total Net Assets                                      $    184,073,098   $     11,022,317     $     48,278,565
                                                              ================== =================== ====================
                                                              ================== =================== ====================
         Units Outstanding                                           74,789,962          5,659,479           27,723,994
                                                              ================== =================== ====================
   Investment shares held                                            16,076,297          2,191,314            3,149,287
   Investments at cost                                         $    182,955,572   $     16,276,148     $     76,149,380

         Unit Value
             Asset Manager Option 1                            $           2.48   $              -     $              -
             Asset Manager Option 2                            $              -   $           2.37     $              -
             Freedom Edge(R)                                   $           1.14   $           0.95     $           1.05
             Phoenix Dimensions(R) Option 1                    $           1.11   $           0.84     $           0.82
             Phoenix Dimensions(R) Option 2                    $           1.10   $           0.83     $           0.81
             Phoenix Dimensions(R) Option 3                    $              -   $           0.83     $              -
             Phoenix Dimensions(R) Option 4                    $           1.09   $              -     $           0.80
             Phoenix Income Choice(R)                          $           2.57   $           2.16     $           2.09
             Phoenix Investor's Edge(R) Option 1               $           2.40   $           2.11     $           2.15
             Phoenix Investor's Edge(R) Option 2               $           2.38   $           2.09     $           2.13
             Phoenix Investor's Edge(R) Option 3               $           2.35   $           2.07     $           2.11
             Phoenix Investor's Edge(R) Option 4               $           2.37   $           2.08     $           2.12
             Phoenix Premium Edge(R)                           $           2.70   $           1.93     $           1.69
             Phoenix Spectrum Edge(R) Option 1                 $           2.50   $           2.20     $           2.24
             Phoenix Spectrum Edge(R) Option 2                 $           2.47   $           2.17     $           2.22
             Phoenix Spectrum Edge(R) Option 3                 $           2.45   $           2.15     $           2.19
             Phoenix Spectrum Edge(R) Option 4                 $           2.46   $           2.16     $           2.21
             Phoenix Spectrum Edge(R) + Option 1               $           1.07   $           0.72     $           0.61
             Phoenix Spectrum Edge(R) + Option 2               $           1.07   $           0.72     $           0.61
             Retirement Planner's Edge                         $           2.82   $           1.96     $           1.74
             The Big Edge Choice(R)                            $           2.84   $           1.91     $           1.72
             The Phoenix Edge(R)--VA Option 1                  $           3.02   $           2.07     $           1.82
             The Phoenix Edge(R)--VA Option 2                  $           2.87   $           2.01     $           1.74
             The Phoenix Edge(R)--VA Option 3                  $           2.88   $           2.01     $           1.73

                                                              Fidelity(R) VIP Growth
                                                                  Opportunities
                                                               Portfolio - Service
                                                                      Class
                                                              ----------------------
Assets:
   Investments at fair value                                     $     75,492,155
                                                              ----------------------
   Total Assets                                                  $     75,492,155
Liabilities:
   Payable to PHL Variable Insurance Company                     $            112
                                                              ----------------------
         Total Net Assets                                        $     75,492,043
                                                              ======================
Net Assets:
   Accumulation Units                                            $     75,457,940
   Contracts in payout (annuitization period)                    $         34,103
                                                              ----------------------
         Total Net Assets                                        $     75,492,043
                                                              ======================
                                                              ======================
         Units Outstanding                                             97,265,692
                                                              ======================
   Investment shares held                                               7,571,933
   Investments at cost                                           $    128,353,447

         Unit Value
             Asset Manager Option 1                              $              -
             Asset Manager Option 2                              $              -
             Freedom Edge(R)                                     $           0.70
             Phoenix Dimensions(R) Option 1                      $           0.61
             Phoenix Dimensions(R) Option 2                      $           0.60
             Phoenix Dimensions(R) Option 3                      $           0.60
             Phoenix Dimensions(R) Option 4                      $           0.60
             Phoenix Income Choice(R)                            $           1.19
             Phoenix Investor's Edge(R) Option 1                 $           1.24
             Phoenix Investor's Edge(R) Option 2                 $           1.23
             Phoenix Investor's Edge(R) Option 3                 $           1.22
             Phoenix Investor's Edge(R) Option 4                 $           1.23
             Phoenix Premium Edge(R)                             $           0.87
             Phoenix Spectrum Edge(R) Option 1                   $           1.29
             Phoenix Spectrum Edge(R) Option 2                   $           1.28
             Phoenix Spectrum Edge(R) Option 3                   $           1.27
             Phoenix Spectrum Edge(R) Option 4                   $           1.27
             Phoenix Spectrum Edge(R) + Option 1                 $           0.49
             Phoenix Spectrum Edge(R) + Option 2                 $           0.49
             Retirement Planner's Edge                           $           1.02
             The Big Edge Choice(R)                              $           0.90
             The Phoenix Edge(R)--VA Option 1                    $           0.94
             The Phoenix Edge(R)--VA Option 2                    $           0.90
             The Phoenix Edge(R)--VA Option 3                    $           0.89

                       See Notes to Financial Statements

                     STATEMENTS OF ASSETS AND LIABILITIES
                               December 31, 2008
                                  (Continued)


                                                                                     Fidelity(R) VIP
                                                              Fidelity(R) VIP Growth Investment Grade Franklin Flex Cap
                                                               Portfolio - Service   Bond Portfolio - Growth Securities
                                                                      Class           Service Class    Fund - Class 2
                                                              ---------------------- ---------------- -----------------
Assets:
   Investments at fair value                                     $     18,241,727    $     46,922,071 $        167,996
                                                              ---------------------- ---------------- -----------------
   Total Assets                                                  $     18,241,727    $     46,922,071 $        167,996
Liabilities:
   Payable to PHL Variable Insurance Company                     $              1    $              3 $              -
                                                              ---------------------- ---------------- -----------------
         Total Net Assets                                        $     18,241,726    $     46,922,068 $        167,996
                                                              ====================== ================ =================
Net Assets:
   Accumulation Units                                            $     18,208,881    $     46,915,070 $        167,996
   Contracts in payout (annuitization period)                    $         32,845    $          6,998 $              -
                                                              ---------------------- ---------------- -----------------
         Total Net Assets                                        $     18,241,726    $     46,922,068 $        167,996
                                                              ====================== ================ =================
                                                              ====================== ================ =================
         Units Outstanding                                             15,857,526          47,908,536          231,428
                                                              ====================== ================ =================
   Investment shares held                                                 777,235           3,993,368           20,438
   Investments at cost                                           $     22,304,580    $     49,002,358 $        178,874

         Unit Value
             Asset Manager Option 1                              $           1.94    $              - $              -
             Asset Manager Option 2                              $           1.91    $              - $              -
             Freedom Edge(R)                                     $           0.80    $           0.98 $              -
             Phoenix Dimensions(R) Option 1                      $           0.73    $           0.99 $           0.73
             Phoenix Dimensions(R) Option 2                      $           0.73    $           0.98 $              -
             Phoenix Dimensions(R) Option 3                      $           0.73    $              - $              -
             Phoenix Dimensions(R) Option 4                      $           0.72    $           0.98 $              -
             Phoenix Income Choice(R)                            $           1.22    $           0.99 $              -
             Phoenix Investor's Edge(R) Option 1                 $           1.30    $           0.98 $           0.73
             Phoenix Investor's Edge(R) Option 2                 $           1.29    $           0.98 $              -
             Phoenix Investor's Edge(R) Option 3                 $           1.27    $           0.97 $              -
             Phoenix Investor's Edge(R) Option 4                 $              -    $              - $              -
             Phoenix Premium Edge(R)                             $           0.87    $           0.98 $           0.73
             Phoenix Spectrum Edge(R) Option 1                   $           1.35    $           0.99 $           0.73
             Phoenix Spectrum Edge(R) Option 2                   $           1.34    $           0.99 $              -
             Phoenix Spectrum Edge(R) Option 3                   $           1.33    $           0.98 $              -
             Phoenix Spectrum Edge(R) Option 4                   $           1.34    $           0.99 $              -
             Phoenix Spectrum Edge(R) + Option 1                 $           0.60    $           0.97 $              -
             Phoenix Spectrum Edge(R) + Option 2                 $           0.60    $           0.97 $              -
             Retirement Planner's Edge                           $           0.89    $           0.98 $              -
             The Big Edge Choice(R)                              $           0.91    $           0.98 $           0.73
             The Phoenix Edge(R)--VA Option 1                    $           0.94    $           0.99 $              -
             The Phoenix Edge(R)--VA Option 2                    $           0.92    $           0.99 $           0.73
             The Phoenix Edge(R)--VA Option 3                    $           0.89    $           0.98 $           0.73

                                                               Franklin Income
                                                              Securities Fund -
                                                                   Class 2
                                                              -----------------
Assets:
   Investments at fair value                                  $     44,070,268
                                                              -----------------
   Total Assets                                               $     44,070,268
Liabilities:
   Payable to PHL Variable Insurance Company                  $              -
                                                              -----------------
         Total Net Assets                                     $     44,070,268
                                                              =================
Net Assets:
   Accumulation Units                                         $     44,070,268
   Contracts in payout (annuitization period)                 $              -
                                                              -----------------
         Total Net Assets                                     $     44,070,268
                                                              =================
                                                              =================
         Units Outstanding                                          60,031,593
                                                              =================
   Investment shares held                                            3,886,268
   Investments at cost                                        $     65,711,033

         Unit Value
             Asset Manager Option 1                           $              -
             Asset Manager Option 2                           $              -
             Freedom Edge(R)                                  $           0.78
             Phoenix Dimensions(R) Option 1                   $           0.79
             Phoenix Dimensions(R) Option 2                   $           0.79
             Phoenix Dimensions(R) Option 3                   $           0.79
             Phoenix Dimensions(R) Option 4                   $           0.78
             Phoenix Income Choice(R)                         $              -
             Phoenix Investor's Edge(R) Option 1              $           0.78
             Phoenix Investor's Edge(R) Option 2              $           0.78
             Phoenix Investor's Edge(R) Option 3              $           0.78
             Phoenix Investor's Edge(R) Option 4              $              -
             Phoenix Premium Edge(R)                          $           0.78
             Phoenix Spectrum Edge(R) Option 1                $           0.79
             Phoenix Spectrum Edge(R) Option 2                $           0.79
             Phoenix Spectrum Edge(R) Option 3                $           0.79
             Phoenix Spectrum Edge(R) Option 4                $              -
             Phoenix Spectrum Edge(R) + Option 1              $           0.67
             Phoenix Spectrum Edge(R) + Option 2              $           0.66
             Retirement Planner's Edge                        $           0.79
             The Big Edge Choice(R)                           $           0.74
             The Phoenix Edge(R)--VA Option 1                 $           0.80
             The Phoenix Edge(R)--VA Option 2                 $           0.79
             The Phoenix Edge(R)--VA Option 3                 $           0.79

                       See Notes to Financial Statements

                     STATEMENTS OF ASSETS AND LIABILITIES
                               December 31, 2008
                                  (Continued)


                                                              Lazard Retirement                         Lord Abbett Growth
                                                                U.S. Small Cap     Lord Abbett Bond         and Income
                                                              Equity Portfolio - Debenture Portfolio - Portfolio - Class VC
                                                                Service Shares      Class VC Shares           Shares
                                                              ------------------ --------------------- --------------------
Assets:
   Investments at fair value                                   $      1,303,248    $      8,789,127      $     93,532,985
                                                              ------------------ --------------------- --------------------
   Total Assets                                                $      1,303,248    $      8,789,127      $     93,532,985
Liabilities:
   Payable to PHL Variable Insurance Company                   $              -    $              1      $            169
                                                              ------------------ --------------------- --------------------
         Total Net Assets                                      $      1,303,248    $      8,789,126      $     93,532,816
                                                              ================== ===================== ====================
Net Assets:
   Accumulation Units                                          $      1,301,998    $      8,722,424      $     93,389,219
   Contracts in payout (annuitization period)                  $          1,250    $         66,702      $        143,597
                                                              ------------------ --------------------- --------------------
         Total Net Assets                                      $      1,303,248    $      8,789,126      $     93,532,816
                                                              ================== ===================== ====================
                                                              ================== ===================== ====================
         Units Outstanding                                            1,816,603           9,395,411           120,926,629
                                                              ================== ===================== ====================
   Investment shares held                                               205,559             985,328             5,415,925
   Investments at cost                                         $      3,120,550    $     11,203,329      $    145,928,297

         Unit Value
             Asset Manager Option 1                            $              -    $              -      $              -
             Asset Manager Option 2                            $              -    $              -      $              -
             Freedom Edge(R)                                   $           0.71    $           0.93      $           0.77
             Phoenix Dimensions(R) Option 1                    $              -    $           0.94      $           0.78
             Phoenix Dimensions(R) Option 2                    $              -    $           0.93      $           0.77
             Phoenix Dimensions(R) Option 3                    $              -    $              -      $           0.77
             Phoenix Dimensions(R) Option 4                    $              -    $              -      $           0.77
             Phoenix Income Choice(R)                          $           0.72    $           0.94      $           0.78
             Phoenix Investor's Edge(R) Option 1               $           0.71    $           0.93      $           0.77
             Phoenix Investor's Edge(R) Option 2               $           0.71    $           0.92      $           0.76
             Phoenix Investor's Edge(R) Option 3               $           0.70    $           0.92      $           0.76
             Phoenix Investor's Edge(R) Option 4               $           0.70    $           0.92      $           0.76
             Phoenix Premium Edge(R)                           $           0.71    $           0.93      $           0.77
             Phoenix Spectrum Edge(R) Option 1                 $           0.72    $           0.95      $           0.78
             Phoenix Spectrum Edge(R) Option 2                 $           0.72    $           0.94      $           0.78
             Phoenix Spectrum Edge(R) Option 3                 $           0.72    $           0.94      $           0.77
             Phoenix Spectrum Edge(R) Option 4                 $              -    $           0.94      $           0.78
             Phoenix Spectrum Edge(R) + Option 1               $              -    $           0.82      $           0.61
             Phoenix Spectrum Edge(R) + Option 2               $              -    $           0.82      $           0.61
             Retirement Planner's Edge                         $           0.72    $           0.94      $           0.77
             The Big Edge Choice(R)                            $           0.72    $           0.94      $           0.78
             The Phoenix Edge(R)--VA Option 1                  $           0.73    $           0.95      $           0.79
             The Phoenix Edge(R)--VA Option 2                  $           0.72    $           0.94      $           0.78
             The Phoenix Edge(R)--VA Option 3                  $           0.72    $           0.94      $           0.78

                                                                 Lord Abbett Mid
                                                              Cap Value Portfolio -
                                                                 Class VC Shares
                                                              ---------------------
Assets:
   Investments at fair value                                    $      6,985,604
                                                              ---------------------
   Total Assets                                                 $      6,985,604
Liabilities:
   Payable to PHL Variable Insurance Company                    $              1
                                                              ---------------------
         Total Net Assets                                       $      6,985,603
                                                              =====================
Net Assets:
   Accumulation Units                                           $      6,961,366
   Contracts in payout (annuitization period)                   $         24,237
                                                              ---------------------
         Total Net Assets                                       $      6,985,603
                                                              =====================
                                                              =====================
         Units Outstanding                                             9,889,269
                                                              =====================
   Investment shares held                                                664,662
   Investments at cost                                          $     12,529,001

         Unit Value
             Asset Manager Option 1                             $              -
             Asset Manager Option 2                             $              -
             Freedom Edge(R)                                    $           0.70
             Phoenix Dimensions(R) Option 1                     $           0.70
             Phoenix Dimensions(R) Option 2                     $           0.70
             Phoenix Dimensions(R) Option 3                     $              -
             Phoenix Dimensions(R) Option 4                     $              -
             Phoenix Income Choice(R)                           $           0.71
             Phoenix Investor's Edge(R) Option 1                $           0.70
             Phoenix Investor's Edge(R) Option 2                $           0.70
             Phoenix Investor's Edge(R) Option 3                $           0.69
             Phoenix Investor's Edge(R) Option 4                $           0.70
             Phoenix Premium Edge(R)                            $           0.70
             Phoenix Spectrum Edge(R) Option 1                  $           0.72
             Phoenix Spectrum Edge(R) Option 2                  $           0.71
             Phoenix Spectrum Edge(R) Option 3                  $           0.71
             Phoenix Spectrum Edge(R) Option 4                  $           0.71
             Phoenix Spectrum Edge(R) + Option 1                $           0.54
             Phoenix Spectrum Edge(R) + Option 2                $           0.53
             Retirement Planner's Edge                          $           0.71
             The Big Edge Choice(R)                             $           0.71
             The Phoenix Edge(R)--VA Option 1                   $           0.72
             The Phoenix Edge(R)--VA Option 2                   $           0.71
             The Phoenix Edge(R)--VA Option 3                   $           0.71

                       See Notes to Financial Statements

                     STATEMENTS OF ASSETS AND LIABILITIES
                               December 31, 2008
                                  (Continued)

                                                                                                     Neuberger Berman
                                                                Mutual Shares    Neuberger Berman     AMT Small Cap
                                                              Securities Fund -    AMT Guardian     Growth Portfolio -
                                                                   Class 2      Portfolio - S Class      S Class
                                                              ----------------- ------------------- ------------------
Assets:
   Investments at fair value                                  $     58,110,958   $     42,640,314    $         57,861
                                                              ----------------- ------------------- ------------------
   Total Assets                                               $     58,110,958   $     42,640,314    $         57,861
Liabilities:
   Payable to PHL Variable Insurance Company                  $              2   $              3    $              -
                                                              ----------------- ------------------- ------------------
         Total Net Assets                                     $     58,110,956   $     42,640,311    $         57,861
                                                              ================= =================== ==================
Net Assets:
   Accumulation Units                                         $     58,061,098   $     42,634,597    $         57,861
   Contracts in payout (annuitization period)                 $         49,858   $          5,714    $              -
                                                              ----------------- ------------------- ------------------
         Total Net Assets                                     $     58,110,956   $     42,640,311    $         57,861
                                                              ================= =================== ==================
                                                              ================= =================== ==================
         Units Outstanding                                          53,628,735         66,570,241             101,540
                                                              ================= =================== ==================
   Investment shares held                                            4,933,020          3,444,291               6,930
   Investments at cost                                        $     85,873,797   $     64,319,395    $         83,606

         Unit Value
             Asset Manager Option 1                           $              -   $              -    $              -
             Asset Manager Option 2                           $              -   $              -    $              -
             Freedom Edge(R)                                  $           0.99   $           0.68    $              -
             Phoenix Dimensions(R) Option 1                   $           0.80   $           0.69    $              -
             Phoenix Dimensions(R) Option 2                   $           0.79   $           0.69    $              -
             Phoenix Dimensions(R) Option 3                   $           0.79   $           0.69    $              -
             Phoenix Dimensions(R) Option 4                   $           0.78   $           0.68    $              -
             Phoenix Income Choice(R)                         $           1.89   $           0.69    $              -
             Phoenix Investor's Edge(R) Option 1              $           1.94   $           0.68    $           0.57
             Phoenix Investor's Edge(R) Option 2              $           1.92   $           0.68    $           0.56
             Phoenix Investor's Edge(R) Option 3              $           1.90   $           0.68    $              -
             Phoenix Investor's Edge(R) Option 4              $           1.91   $              -    $              -
             Phoenix Premium Edge(R)                          $           2.07   $           0.68    $           0.57
             Phoenix Spectrum Edge(R) Option 1                $           2.02   $           0.69    $           0.57
             Phoenix Spectrum Edge(R) Option 2                $           2.00   $           0.69    $              -
             Phoenix Spectrum Edge(R) Option 3                $           1.98   $           0.69    $              -
             Phoenix Spectrum Edge(R) Option 4                $              -   $           0.69    $              -
             Phoenix Spectrum Edge(R) + Option 1              $           0.59   $           0.61    $              -
             Phoenix Spectrum Edge(R) + Option 2              $           0.59   $           0.61    $              -
             Retirement Planner's Edge                        $           2.29   $           0.69    $           0.57
             The Big Edge Choice(R)                           $           1.23   $           0.68    $           0.60
             The Phoenix Edge(R)--VA Option 1                 $           2.37   $           0.70    $              -
             The Phoenix Edge(R)--VA Option 2                 $           2.27   $           0.69    $           0.57
             The Phoenix Edge(R)--VA Option 3                 $           2.31   $           0.69    $              -

                                                                  Oppenheimer
                                                              Capital Appreciation
                                                               Fund/VA - Service
                                                                     Shares
                                                              --------------------
Assets:
   Investments at fair value                                    $        461,008
                                                              --------------------
   Total Assets                                                 $        461,008
Liabilities:
   Payable to PHL Variable Insurance Company                    $              -
                                                              --------------------
         Total Net Assets                                       $        461,008
                                                              ====================
Net Assets:
   Accumulation Units                                           $        461,008
   Contracts in payout (annuitization period)                   $              -
                                                              --------------------
         Total Net Assets                                       $        461,008
                                                              ====================
                                                              ====================
         Units Outstanding                                               757,413
                                                              ====================
   Investment shares held                                                 18,135
   Investments at cost                                          $        742,230

         Unit Value
             Asset Manager Option 1                             $              -
             Asset Manager Option 2                             $              -
             Freedom Edge(R)                                    $              -
             Phoenix Dimensions(R) Option 1                     $              -
             Phoenix Dimensions(R) Option 2                     $           0.61
             Phoenix Dimensions(R) Option 3                     $           0.61
             Phoenix Dimensions(R) Option 4                     $              -
             Phoenix Income Choice(R)                           $              -
             Phoenix Investor's Edge(R) Option 1                $           0.61
             Phoenix Investor's Edge(R) Option 2                $           0.60
             Phoenix Investor's Edge(R) Option 3                $              -
             Phoenix Investor's Edge(R) Option 4                $              -
             Phoenix Premium Edge(R)                            $           0.61
             Phoenix Spectrum Edge(R) Option 1                  $           0.62
             Phoenix Spectrum Edge(R) Option 2                  $           0.61
             Phoenix Spectrum Edge(R) Option 3                  $           0.61
             Phoenix Spectrum Edge(R) Option 4                  $              -
             Phoenix Spectrum Edge(R) + Option 1                $              -
             Phoenix Spectrum Edge(R) + Option 2                $           0.56
             Retirement Planner's Edge                          $           0.61
             The Big Edge Choice(R)                             $           0.62
             The Phoenix Edge(R)--VA Option 1                   $           0.62
             The Phoenix Edge(R)--VA Option 2                   $           0.61
             The Phoenix Edge(R)--VA Option 3                   $           0.61

                       See Notes to Financial Statements

                     STATEMENTS OF ASSETS AND LIABILITIES
                               December 31, 2008
                                  (Continued)

                                                                 Oppenheimer      Oppenheimer Main
                                                              Global Securities   Street Small Cap
                                                              Fund/VA - Service Fund(R)/VA - Service Phoenix Capital
                                                                   Shares              Shares         Growth Series
                                                              ----------------- -------------------- ----------------
Assets:
   Investments at fair value                                  $      2,163,690    $     28,558,668   $     40,764,248
                                                              ----------------- -------------------- ----------------
   Total Assets                                               $      2,163,690    $     28,558,668   $     40,764,248
Liabilities:
   Payable to PHL Variable Insurance Company                  $              -    $              3   $              -
                                                              ----------------- -------------------- ----------------
         Total Net Assets                                     $      2,163,690    $     28,558,665   $     40,764,248
                                                              ================= ==================== ================
Net Assets:
   Accumulation Units                                         $      2,163,690    $     28,554,458   $     40,699,453
   Contracts in payout (annuitization period)                 $              -    $          4,207   $         64,795
                                                              ----------------- -------------------- ----------------
         Total Net Assets                                     $      2,163,690    $     28,558,665   $     40,764,248
                                                              ================= ==================== ================
                                                              ================= ==================== ================
         Units Outstanding                                           3,341,594          50,134,761         48,532,733
                                                              ================= ==================== ================
   Investment shares held                                              108,078           2,709,549          4,097,071
   Investments at cost                                        $      3,278,443    $     44,293,766   $     82,054,213

         Unit Value
             Asset Manager Option 1                           $              -    $              -   $              -
             Asset Manager Option 2                           $              -    $              -   $              -
             Freedom Edge(R)                                  $              -    $           0.59   $           0.73
             Phoenix Dimensions(R) Option 1                   $           0.66    $           0.60   $           0.68
             Phoenix Dimensions(R) Option 2                   $           0.65    $           0.59   $           0.68
             Phoenix Dimensions(R) Option 3                   $           0.65    $           0.59   $              -
             Phoenix Dimensions(R) Option 4                   $           0.65    $           0.59   $              -
             Phoenix Income Choice(R)                         $              -    $           0.60   $           1.12
             Phoenix Investor's Edge(R) Option 1              $           0.65    $           0.59   $           1.26
             Phoenix Investor's Edge(R) Option 2              $           0.65    $           0.59   $           1.25
             Phoenix Investor's Edge(R) Option 3              $           0.64    $           0.58   $           1.23
             Phoenix Investor's Edge(R) Option 4              $              -    $              -   $           1.24
             Phoenix Premium Edge(R)                          $           0.65    $           0.59   $           0.65
             Phoenix Spectrum Edge(R) Option 1                $           0.66    $           0.60   $           1.31
             Phoenix Spectrum Edge(R) Option 2                $           0.66    $           0.60   $           1.30
             Phoenix Spectrum Edge(R) Option 3                $           0.65    $           0.59   $           1.28
             Phoenix Spectrum Edge(R) Option 4                $           0.66    $           0.59   $           1.29
             Phoenix Spectrum Edge(R) + Option 1              $           0.57    $           0.55   $           0.59
             Phoenix Spectrum Edge(R) + Option 2              $           0.57    $           0.55   $           0.59
             Retirement Planner's Edge                        $           0.65    $           0.59   $           0.83
             The Big Edge Choice(R)                           $           0.65    $           0.62   $           0.78
             The Phoenix Edge(R)--VA Option 1                 $           0.66    $           0.60   $           0.84
             The Phoenix Edge(R)--VA Option 2                 $           0.66    $           0.60   $           0.82
             The Phoenix Edge(R)--VA Option 3                 $           0.65    $           0.59   $           0.80

                                                               Phoenix Dynamic
                                                               Asset Allocation
                                                              Series: Aggressive
                                                                    Growth
                                                              ------------------
Assets:
   Investments at fair value                                   $     11,002,770
                                                              ------------------
   Total Assets                                                $     11,002,770
Liabilities:
   Payable to PHL Variable Insurance Company                   $              -
                                                              ------------------
         Total Net Assets                                      $     11,002,770
                                                              ==================
Net Assets:
   Accumulation Units                                          $     11,002,770
   Contracts in payout (annuitization period)                  $              -
                                                              ------------------
         Total Net Assets                                      $     11,002,770
                                                              ==================
                                                              ==================
         Units Outstanding                                           15,730,187
                                                              ==================
   Investment shares held                                             1,556,503
   Investments at cost                                         $     17,081,472

         Unit Value
             Asset Manager Option 1                            $              -
             Asset Manager Option 2                            $              -
             Freedom Edge(R)                                   $           0.72
             Phoenix Dimensions(R) Option 1                    $           0.73
             Phoenix Dimensions(R) Option 2                    $           0.72
             Phoenix Dimensions(R) Option 3                    $              -
             Phoenix Dimensions(R) Option 4                    $           0.72
             Phoenix Income Choice(R)                          $              -
             Phoenix Investor's Edge(R) Option 1               $           0.72
             Phoenix Investor's Edge(R) Option 2               $           0.72
             Phoenix Investor's Edge(R) Option 3               $              -
             Phoenix Investor's Edge(R) Option 4               $              -
             Phoenix Premium Edge(R)                           $           0.72
             Phoenix Spectrum Edge(R) Option 1                 $           0.73
             Phoenix Spectrum Edge(R) Option 2                 $           0.73
             Phoenix Spectrum Edge(R) Option 3                 $           0.72
             Phoenix Spectrum Edge(R) Option 4                 $           0.73
             Phoenix Spectrum Edge(R) + Option 1               $           0.60
             Phoenix Spectrum Edge(R) + Option 2               $           0.60
             Retirement Planner's Edge                         $           0.72
             The Big Edge Choice(R)                            $           0.68
             The Phoenix Edge(R)--VA Option 1                  $           0.73
             The Phoenix Edge(R)--VA Option 2                  $           0.73
             The Phoenix Edge(R)--VA Option 3                  $           0.72

                       See Notes to Financial Statements

                     STATEMENTS OF ASSETS AND LIABILITIES
                               December 31, 2008
                                  (Continued)

                                                                                                   Phoenix Dynamic
                                                              Phoenix Dynamic  Phoenix Dynamic     Asset Allocation
                                                              Asset Allocation Asset Allocation    Series: Moderate
                                                               Series: Growth  Series: Moderate         Growth
                                                              ---------------- ----------------    ----------------
Assets:
   Investments at fair value                                  $     19,722,224 $     17,197,399    $     16,785,946
                                                              ---------------- ----------------    ----------------
   Total Assets                                               $     19,722,224 $     17,197,399    $     16,785,946
Liabilities:
   Payable to PHL Variable Insurance Company                  $             62 $              -    $              -
                                                              ---------------- ----------------    ----------------
         Total Net Assets                                     $     19,722,162 $     17,197,399    $     16,785,946
                                                              ================ ================    ================
Net Assets:
   Accumulation Units                                         $     18,591,743 $     17,197,399    $     16,785,946
   Contracts in payout (annuitization period)                 $      1,130,419 $              -    $              -
                                                              ---------------- ----------------    ----------------
         Total Net Assets                                     $     19,722,162 $     17,197,399    $     16,785,946
                                                              ================ ================    ================
                                                              ================ ================    ================
         Units Outstanding                                          26,252,934       18,778,981          20,258,848
                                                              ================ ================    ================
   Investment shares held                                            2,623,453        1,946,799           2,115,943
   Investments at cost                                        $     28,403,843 $     18,993,210    $     21,418,918

         Unit Value
             Asset Manager Option 1                           $              - $              -    $              -
             Asset Manager Option 2                           $              - $              -    $              -
             Freedom Edge(R)                                  $           0.77 $           0.92    $           0.84
             Phoenix Dimensions(R) Option 1                   $           0.78 $           0.93    $           0.85
             Phoenix Dimensions(R) Option 2                   $           0.77 $           0.92    $           0.84
             Phoenix Dimensions(R) Option 3                   $              - $              -    $              -
             Phoenix Dimensions(R) Option 4                   $           0.77 $           0.91    $           0.83
             Phoenix Income Choice(R)                         $           0.78 $              -    $              -
             Phoenix Investor's Edge(R) Option 1              $           0.77 $           0.92    $           0.84
             Phoenix Investor's Edge(R) Option 2              $           0.77 $           0.91    $           0.83
             Phoenix Investor's Edge(R) Option 3              $              - $           0.91    $           0.83
             Phoenix Investor's Edge(R) Option 4              $              - $              -    $              -
             Phoenix Premium Edge(R)                          $           0.77 $           0.92    $           0.84
             Phoenix Spectrum Edge(R) Option 1                $           0.78 $           0.93    $           0.85
             Phoenix Spectrum Edge(R) Option 2                $           0.78 $           0.93    $           0.85
             Phoenix Spectrum Edge(R) Option 3                $           0.78 $           0.92    $           0.84
             Phoenix Spectrum Edge(R) Option 4                $              - $           0.93    $              -
             Phoenix Spectrum Edge(R) + Option 1              $           0.67 $           0.85    $           0.74
             Phoenix Spectrum Edge(R) + Option 2              $           0.67 $           0.85    $           0.74
             Retirement Planner's Edge                        $           0.78 $           0.92    $           0.84
             The Big Edge Choice(R)                           $           0.75 $           0.91    $           0.82
             The Phoenix Edge(R)--VA Option 1                 $           0.79 $           0.94    $           0.86
             The Phoenix Edge(R)--VA Option 2                 $           0.78 $           0.93    $           0.85
             The Phoenix Edge(R)--VA Option 3                 $           0.78 $           0.92    $           0.84


                                                              Phoenix Growth and
                                                                Income Series
                                                              ------------------
Assets:
   Investments at fair value                                   $     54,788,607
                                                              ------------------
   Total Assets                                                $     54,788,607
Liabilities:
   Payable to PHL Variable Insurance Company                   $             88
                                                              ------------------
         Total Net Assets                                      $     54,788,519
                                                              ==================
Net Assets:
   Accumulation Units                                          $     54,548,659
   Contracts in payout (annuitization period)                  $        239,860
                                                              ------------------
         Total Net Assets                                      $     54,788,519
                                                              ==================
                                                              ==================
         Units Outstanding                                           35,718,294
                                                              ==================
   Investment shares held                                             5,798,938
   Investments at cost                                         $     65,812,775

         Unit Value
             Asset Manager Option 1                            $              -
             Asset Manager Option 2                            $           2.23
             Freedom Edge(R)                                   $           0.97
             Phoenix Dimensions(R) Option 1                    $           0.81
             Phoenix Dimensions(R) Option 2                    $           0.80
             Phoenix Dimensions(R) Option 3                    $              -
             Phoenix Dimensions(R) Option 4                    $           0.80
             Phoenix Income Choice(R)                          $           1.62
             Phoenix Investor's Edge(R) Option 1               $           1.68
             Phoenix Investor's Edge(R) Option 2               $           1.67
             Phoenix Investor's Edge(R) Option 3               $           1.65
             Phoenix Investor's Edge(R) Option 4               $           1.66
             Phoenix Premium Edge(R)                           $           1.39
             Phoenix Spectrum Edge(R) Option 1                 $           1.75
             Phoenix Spectrum Edge(R) Option 2                 $           1.73
             Phoenix Spectrum Edge(R) Option 3                 $           1.71
             Phoenix Spectrum Edge(R) Option 4                 $           1.73
             Phoenix Spectrum Edge(R) + Option 1               $           0.63
             Phoenix Spectrum Edge(R) + Option 2               $           0.63
             Retirement Planner's Edge                         $           1.52
             The Big Edge Choice(R)                            $           0.97
             The Phoenix Edge(R)--VA Option 1                  $           1.60
             The Phoenix Edge(R)--VA Option 2                  $           1.53
             The Phoenix Edge(R)--VA Option 3                  $           1.57

                       See Notes to Financial Statements

                     STATEMENTS OF ASSETS AND LIABILITIES
                               December 31, 2008
                                  (Continued)

                                                                                                 Phoenix Multi-
                                                              Phoenix Mid-Cap   Phoenix Money     Sector Fixed
                                                               Growth Series    Market Series    Income Series
                                                              ---------------- ---------------- ----------------
Assets:
   Investments at fair value                                  $     13,898,314 $    108,806,343 $    109,435,492
                                                              ---------------- ---------------- ----------------
   Total Assets                                               $     13,898,314 $    108,806,343 $    109,435,492
Liabilities:
   Payable to PHL Variable Insurance Company                  $              - $            248 $             94
                                                              ---------------- ---------------- ----------------
         Total Net Assets                                     $     13,898,314 $    108,806,095 $    109,435,398
                                                              ================ ================ ================
Net Assets:
   Accumulation Units                                         $     13,885,659 $    108,382,878 $    109,192,717
   Contracts in payout (annuitization period)                 $         12,655 $        423,217 $        242,681
                                                              ---------------- ---------------- ----------------
         Total Net Assets                                     $     13,898,314 $    108,806,095 $    109,435,398
                                                              ================ ================ ================
                                                              ================ ================ ================
         Units Outstanding                                          12,897,569       60,147,770       72,898,602
                                                              ================ ================ ================
   Investment shares held                                            1,499,280       10,880,635       15,923,627
   Investments at cost                                        $     23,213,871 $    108,806,343 $    144,195,470

         Unit Value
             Asset Manager Option 1                           $              - $              - $           2.33
             Asset Manager Option 2                           $              - $           2.23 $           2.29
             Freedom Edge(R)                                  $           0.79 $           1.06 $           0.96
             Phoenix Dimensions(R) Option 1                   $           0.72 $           1.09 $           0.89
             Phoenix Dimensions(R) Option 2                   $              - $           1.08 $           0.88
             Phoenix Dimensions(R) Option 3                   $              - $              - $              -
             Phoenix Dimensions(R) Option 4                   $           0.71 $           1.07 $           0.87
             Phoenix Income Choice(R)                         $           1.07 $           2.19 $           2.33
             Phoenix Income Choice(R) with GPAF               $              - $              - $              -
             Phoenix Investor's Edge(R) Option 1              $           1.26 $           2.10 $           2.21
             Phoenix Investor's Edge(R) Option 2              $           1.25 $           2.08 $           2.19
             Phoenix Investor's Edge(R) Option 3              $           1.23 $           2.06 $           2.17
             Phoenix Investor's Edge(R) Option 4              $           1.24 $           2.07 $           2.18
             Phoenix Premium Edge(R)                          $           0.81 $           2.21 $           2.40
             Phoenix Spectrum Edge(R) Option 1                $           1.31 $           2.19 $           2.30
             Phoenix Spectrum Edge(R) Option 2                $           1.30 $           2.17 $           2.28
             Phoenix Spectrum Edge(R) Option 3                $           1.28 $           2.14 $           2.25
             Phoenix Spectrum Edge(R) Option 4                $           1.29 $           2.16 $           2.27
             Phoenix Spectrum Edge(R) + Option 1              $           0.61 $           1.03 $           0.81
             Phoenix Spectrum Edge(R) + Option 2              $           0.61 $           1.03 $           0.81
             Retirement Planner's Edge                        $           1.48 $           2.32 $           2.53
             The Big Edge Choice(R)                           $           0.90 $           1.34 $           1.56
             The Phoenix Edge(R)--VA Option 1                 $           1.50 $           2.44 $           2.67
             The Phoenix Edge(R)--VA Option 2                 $           1.45 $           2.36 $           2.58
             The Phoenix Edge(R)--VA Option 3                 $           1.17 $           2.33 $           2.43

                                                               Phoenix Multi-
                                                              Sector Short Term
                                                                 Bond Series
                                                              -----------------
Assets:
   Investments at fair value                                  $     19,297,719
                                                              -----------------
   Total Assets                                               $     19,297,719
Liabilities:
   Payable to PHL Variable Insurance Company                  $              3
                                                              -----------------
         Total Net Assets                                     $     19,297,716
                                                              =================
Net Assets:
   Accumulation Units                                         $     19,287,229
   Contracts in payout (annuitization period)                 $         10,487
                                                              -----------------
         Total Net Assets                                     $     19,297,716
                                                              =================
                                                              =================
         Units Outstanding                                          19,568,107
                                                              =================
   Investment shares held                                            2,344,978
   Investments at cost                                        $     23,405,027

         Unit Value
             Asset Manager Option 1                           $              -
             Asset Manager Option 2                           $              -
             Freedom Edge(R)                                  $           0.99
             Phoenix Dimensions(R) Option 1                   $           0.94
             Phoenix Dimensions(R) Option 2                   $           0.94
             Phoenix Dimensions(R) Option 3                   $           0.94
             Phoenix Dimensions(R) Option 4                   $              -
             Phoenix Income Choice(R)                         $           1.00
             Phoenix Income Choice(R) with GPAF               $              -
             Phoenix Investor's Edge(R) Option 1              $           0.98
             Phoenix Investor's Edge(R) Option 2              $           0.97
             Phoenix Investor's Edge(R) Option 3              $           0.96
             Phoenix Investor's Edge(R) Option 4              $           0.97
             Phoenix Premium Edge(R)                          $           0.98
             Phoenix Spectrum Edge(R) Option 1                $           1.01
             Phoenix Spectrum Edge(R) Option 2                $           1.00
             Phoenix Spectrum Edge(R) Option 3                $           0.99
             Phoenix Spectrum Edge(R) Option 4                $           1.00
             Phoenix Spectrum Edge(R) + Option 1              $           0.88
             Phoenix Spectrum Edge(R) + Option 2              $           0.88
             Retirement Planner's Edge                        $           0.99
             The Big Edge Choice(R)                           $           0.98
             The Phoenix Edge(R)--VA Option 1                 $           1.02
             The Phoenix Edge(R)--VA Option 2                 $           1.00
             The Phoenix Edge(R)--VA Option 3                 $           0.99

                       See Notes to Financial Statements

                     STATEMENTS OF ASSETS AND LIABILITIES
                               December 31, 2008
                                  (Continued)


                                                              Phoenix Small-Cap Phoenix Strategic   Phoenix-Aberdeen
                                                                Growth Series   Allocation Series International Series
                                                              ----------------- ----------------- --------------------
Assets:
   Investments at fair value                                  $     14,652,055  $     34,612,951    $    217,410,648
                                                              ----------------- ----------------- --------------------
   Total Assets                                               $     14,652,055  $     34,612,951    $    217,410,648
Liabilities:
   Payable to PHL Variable Insurance Company                  $              -  $              1    $              9
                                                              ----------------- ----------------- --------------------
         Total Net Assets                                     $     14,652,055  $     34,612,950    $    217,410,639
                                                              ================= ================= ====================
Net Assets:
   Accumulation Units                                         $     14,601,679  $     34,463,747    $    217,159,677
   Contracts in payout (annuitization period)                 $         50,376  $        149,203    $        250,962
                                                              ----------------- ----------------- --------------------
         Total Net Assets                                     $     14,652,055  $     34,612,950    $    217,410,639
                                                              ================= ================= ====================
                                                              ================= ================= ====================
         Units Outstanding                                           5,976,815        19,732,163         150,692,046
                                                              ================= ================= ====================
   Investment shares held                                            1,537,601         3,741,516          19,872,435
   Investments at cost                                        $     23,653,065  $     52,969,155    $    317,563,440

         Unit Value
             Asset Manager Option 1                           $              -  $              -    $           3.16
             Asset Manager Option 2                           $              -  $           2.24    $              -
             Freedom Edge(R)                                  $           0.95  $           0.97    $           1.39
             Phoenix Dimensions(R) Option 1                   $           0.85  $           0.87    $           1.03
             Phoenix Dimensions(R) Option 2                   $           0.85  $           0.86    $           1.02
             Phoenix Dimensions(R) Option 3                   $              -  $              -    $           1.02
             Phoenix Dimensions(R) Option 4                   $           0.84  $              -    $           1.01
             Phoenix Income Choice(R)                         $           2.58  $           1.90    $           2.41
             Phoenix Investor's Edge(R) Option 1              $           2.51  $           1.86    $           2.62
             Phoenix Investor's Edge(R) Option 2              $           2.49  $           1.84    $           2.59
             Phoenix Investor's Edge(R) Option 3              $           2.46  $           1.82    $           2.56
             Phoenix Investor's Edge(R) Option 4              $           2.48  $           1.83    $           2.58
             Phoenix Premium Edge(R)                          $           2.52  $           1.83    $           1.63
             Phoenix Spectrum Edge(R) Option 1                $           2.60  $           1.93    $           2.72
             Phoenix Spectrum Edge(R) Option 2                $           2.58  $           1.91    $           2.69
             Phoenix Spectrum Edge(R) Option 3                $           2.55  $           1.89    $           2.67
             Phoenix Spectrum Edge(R) Option 4                $           2.57  $           1.91    $           2.68
             Phoenix Spectrum Edge(R) + Option 1              $           0.57  $           0.74    $           0.64
             Phoenix Spectrum Edge(R) + Option 2              $           0.57  $           0.73    $           0.63
             Retirement Planner's Edge                        $           2.55  $           1.96    $           1.90
             The Big Edge Choice(R)                           $           2.55  $           1.63    $           1.71
             The Phoenix Edge(R)--VA Option 1                 $           2.63  $           2.14    $           2.00
             The Phoenix Edge(R)--VA Option 2                 $           2.58  $           2.03    $           1.90
             The Phoenix Edge(R)--VA Option 3                 $           2.56  $           1.99    $           1.78

                                                                Phoenix-Duff &
                                                              Phelps Real Estate
                                                              Securities Series
                                                              ------------------
Assets:
   Investments at fair value                                   $     56,526,501
                                                              ------------------
   Total Assets                                                $     56,526,501
Liabilities:
   Payable to PHL Variable Insurance Company                   $             62
                                                              ------------------
         Total Net Assets                                      $     56,526,439
                                                              ==================
Net Assets:
   Accumulation Units                                          $     56,448,177
   Contracts in payout (annuitization period)                  $         78,262
                                                              ------------------
         Total Net Assets                                      $     56,526,439
                                                              ==================
                                                              ==================
         Units Outstanding                                           38,419,503
                                                              ==================
   Investment shares held                                             3,477,169
   Investments at cost                                         $     81,796,773

         Unit Value
             Asset Manager Option 1                            $           3.09
             Asset Manager Option 2                            $              -
             Freedom Edge(R)                                   $           1.22
             Phoenix Dimensions(R) Option 1                    $           0.77
             Phoenix Dimensions(R) Option 2                    $           0.77
             Phoenix Dimensions(R) Option 3                    $           0.77
             Phoenix Dimensions(R) Option 4                    $           0.76
             Phoenix Income Choice(R)                          $           3.31
             Phoenix Investor's Edge(R) Option 1               $           3.19
             Phoenix Investor's Edge(R) Option 2               $           3.15
             Phoenix Investor's Edge(R) Option 3               $           3.12
             Phoenix Investor's Edge(R) Option 4               $           3.14
             Phoenix Premium Edge(R)                           $           3.75
             Phoenix Spectrum Edge(R) Option 1                 $           3.32
             Phoenix Spectrum Edge(R) Option 2                 $           3.28
             Phoenix Spectrum Edge(R) Option 3                 $           3.25
             Phoenix Spectrum Edge(R) Option 4                 $           3.27
             Phoenix Spectrum Edge(R) + Option 1               $           0.54
             Phoenix Spectrum Edge(R) + Option 2               $           0.54
             Retirement Planner's Edge                         $           4.65
             The Big Edge Choice(R)                            $           2.88
             The Phoenix Edge(R)--VA Option 1                  $           4.83
             The Phoenix Edge(R)--VA Option 2                  $           4.64
             The Phoenix Edge(R)--VA Option 3                  $           4.39

                       See Notes to Financial Statements

                     STATEMENTS OF ASSETS AND LIABILITIES
                               December 31, 2008
                                  (Continued)

                                                               Phoenix-Sanford    Phoenix-Sanford     Phoenix-Van
                                                              Bernstein Mid-Cap Bernstein Small-Cap Kampen Comstock
                                                                Value Series       Value Series         Series
                                                              ----------------- ------------------- ----------------
Assets:
   Investments at fair value                                  $     59,954,794   $     21,403,507   $     18,338,485
                                                              ----------------- ------------------- ----------------
   Total Assets                                               $     59,954,794   $     21,403,507   $     18,338,485
Liabilities:
   Payable to PHL Variable Insurance Company                  $             54   $              -   $              1
                                                              ----------------- ------------------- ----------------
         Total Net Assets                                     $     59,954,740   $     21,403,507   $     18,338,484
                                                              ================= =================== ================
Net Assets:
   Accumulation Units                                         $     59,923,085   $     21,391,520   $     18,290,280
   Contracts in payout (annuitization period)                 $         31,655   $         11,987   $         48,204
                                                              ----------------- ------------------- ----------------
         Total Net Assets                                     $     59,954,740   $     21,403,507   $     18,338,484
                                                              ================= =================== ================
                                                              ================= =================== ================
         Units Outstanding                                          48,439,180          9,182,158         11,646,463
                                                              ================= =================== ================
   Investment shares held                                            7,940,352          2,441,533          2,384,700
   Investments at cost                                        $     94,858,282   $     36,194,885   $     29,737,490

         Unit Value
             Asset Manager Option 1                           $           2.65   $              -   $           2.01
             Asset Manager Option 2                           $              -   $              -   $           1.98
             Freedom Edge(R)                                  $           1.09   $           1.06   $           0.90
             Phoenix Dimensions(R) Option 1                   $           0.78   $           0.73   $           0.77
             Phoenix Dimensions(R) Option 2                   $           0.77   $           0.73   $           0.76
             Phoenix Dimensions(R) Option 3                   $           0.77   $              -   $           0.76
             Phoenix Dimensions(R) Option 4                   $           0.76   $           0.72   $              -
             Phoenix Income Choice(R)                         $           2.60   $           2.38   $           1.45
             Phoenix Income Choice(R) with GPAF               $              -   $              -   $              -
             Phoenix Investor's Edge(R) Option 1              $           2.40   $           2.33   $           1.60
             Phoenix Investor's Edge(R) Option 2              $           2.37   $           2.31   $           1.59
             Phoenix Investor's Edge(R) Option 3              $           2.34   $           2.28   $           1.57
             Phoenix Investor's Edge(R) Option 4              $           2.36   $           2.30   $           1.58
             Phoenix Premium Edge(R)                          $           3.11   $           2.44   $           1.49
             Phoenix Spectrum Edge(R) Option 1                $           2.49   $           2.43   $           1.67
             Phoenix Spectrum Edge(R) Option 2                $           2.47   $           2.40   $           1.65
             Phoenix Spectrum Edge(R) Option 3                $           2.44   $           2.38   $           1.63
             Phoenix Spectrum Edge(R) Option 4                $           2.46   $           2.39   $           1.65
             Phoenix Spectrum Edge(R) + Option 1              $           0.56   $           0.54   $           0.57
             Phoenix Spectrum Edge(R) + Option 2              $           0.56   $           0.54   $           0.57
             Retirement Planner's Edge                        $           3.20   $           2.54   $           1.77
             The Big Edge Choice(R)                           $           1.25   $           2.74   $           1.12
             The Phoenix Edge(R)--VA Option 1                 $           3.39   $           2.87   $           2.15
             The Phoenix Edge(R)--VA Option 2                 $           3.55   $           2.58   $           2.03
             The Phoenix Edge(R)--VA Option 3                 $           3.07   $           2.72   $           1.81

                                                                 Phoenix-Van
                                                              Kampen Equity 500
                                                                Index Series
                                                              -----------------
Assets:
   Investments at fair value                                  $     27,729,689
                                                              -----------------
   Total Assets                                               $     27,729,689
Liabilities:
   Payable to PHL Variable Insurance Company                  $             17
                                                              -----------------
         Total Net Assets                                     $     27,729,672
                                                              =================
Net Assets:
   Accumulation Units                                         $     12,903,340
   Contracts in payout (annuitization period)                 $     14,826,332
                                                              -----------------
         Total Net Assets                                     $     27,729,672
                                                              =================
                                                              =================
         Units Outstanding                                          22,214,941
                                                              =================
   Investment shares held                                            3,419,875
   Investments at cost                                        $     37,651,717

         Unit Value
             Asset Manager Option 1                           $              -
             Asset Manager Option 2                           $              -
             Freedom Edge(R)                                  $           0.87
             Phoenix Dimensions(R) Option 1                   $           0.75
             Phoenix Dimensions(R) Option 2                   $           0.75
             Phoenix Dimensions(R) Option 3                   $              -
             Phoenix Dimensions(R) Option 4                   $           0.74
             Phoenix Income Choice(R)                         $           1.43
             Phoenix Income Choice(R) with GPAF               $           1.32
             Phoenix Investor's Edge(R) Option 1              $           1.49
             Phoenix Investor's Edge(R) Option 2              $           1.47
             Phoenix Investor's Edge(R) Option 3              $           1.46
             Phoenix Investor's Edge(R) Option 4              $           1.47
             Phoenix Premium Edge(R)                          $           1.15
             Phoenix Spectrum Edge(R) Option 1                $           1.55
             Phoenix Spectrum Edge(R) Option 2                $           1.53
             Phoenix Spectrum Edge(R) Option 3                $           1.52
             Phoenix Spectrum Edge(R) Option 4                $           1.53
             Phoenix Spectrum Edge(R) + Option 1              $           0.60
             Phoenix Spectrum Edge(R) + Option 2              $           0.60
             Retirement Planner's Edge                        $           1.22
             The Big Edge Choice(R)                           $           0.90
             The Phoenix Edge(R)--VA Option 1                 $           1.27
             The Phoenix Edge(R)--VA Option 2                 $           1.22
             The Phoenix Edge(R)--VA Option 3                 $           1.20

                       See Notes to Financial Statements

                     STATEMENTS OF ASSETS AND LIABILITIES
                               December 31, 2008
                                  (Continued)

                                                                     PIMCO
                                                                 CommodityReal
                                                              Return/TM /Strategy  PIMCO Real Return  PIMCO Total Return
                                                              Portfolio - Advisor Portfolio - Advisor Portfolio - Advisor
                                                                     Class               Class               Class
                                                              ------------------- ------------------- -------------------
Assets:
   Investments at fair value                                   $     20,954,957    $      5,259,066    $     12,367,490
                                                              ------------------- ------------------- -------------------
   Total Assets                                                $     20,954,957    $      5,259,066    $     12,367,490
Liabilities:
   Payable to PHL Variable Insurance Company                   $              2    $              -    $              -
                                                              ------------------- ------------------- -------------------
         Total Net Assets                                      $     20,954,955    $      5,259,066    $     12,367,490
                                                              =================== =================== ===================
Net Assets:
   Accumulation Units                                          $     20,951,996    $      5,259,066    $     12,367,490
   Contracts in payout (annuitization period)                  $          2,959    $              -    $              -
                                                              ------------------- ------------------- -------------------
         Total Net Assets                                      $     20,954,955    $      5,259,066    $     12,367,490
                                                              =================== =================== ===================
                                                              =================== =================== ===================
         Units Outstanding                                           32,642,702           5,200,124          10,862,939
                                                              =================== =================== ===================
   Investment shares held                                             2,989,293             467,056           1,199,564
   Investments at cost                                         $     35,964,941    $      5,921,857    $     12,408,840

         Unit Value
             Asset Manager Option 1                            $              -    $              -    $              -
             Asset Manager Option 2                            $              -    $              -                   -
             Freedom Edge(R)                                   $           0.64    $           1.01    $           1.14
             Phoenix Dimensions(R) Option 1                    $           0.64    $           1.02    $           1.15
             Phoenix Dimensions(R) Option 2                    $           0.64    $           1.01    $           1.14
             Phoenix Dimensions(R) Option 3                    $           0.64    $              -    $           1.14
             Phoenix Dimensions(R) Option 4                    $           0.63    $           1.00    $           1.13
             Phoenix Income Choice(R)                          $           0.64    $              -    $              -
             Phoenix Investor's Edge(R) Option 1               $           0.63    $           1.01    $           1.13
             Phoenix Investor's Edge(R) Option 2               $           0.63    $           1.00    $           1.13
             Phoenix Investor's Edge(R) Option 3               $           0.63    $              -    $              -
             Phoenix Investor's Edge(R) Option 4               $              -    $              -    $              -
             Phoenix Premium Edge(R)                           $           0.64    $           1.01    $           1.14
             Phoenix Spectrum Edge(R) Option 1                 $           0.64    $           1.02    $           1.15
             Phoenix Spectrum Edge(R) Option 2                 $           0.64    $           1.02    $           1.15
             Phoenix Spectrum Edge(R) Option 3                 $           0.64    $           1.01    $           1.14
             Phoenix Spectrum Edge(R) Option 4                 $           0.64    $              -    $              -
             Phoenix Spectrum Edge(R) + Option 1               $           0.64    $           0.99    $           1.10
             Phoenix Spectrum Edge(R) + Option 2               $           0.64    $           0.99    $           1.10
             Retirement Planner's Edge                         $           0.64    $           1.01    $           1.14
             The Big Edge Choice(R)                            $           0.67    $           1.00    $           1.12
             The Phoenix Edge(R)--VA Option 1                  $           0.65    $           1.03    $           1.16
             The Phoenix Edge(R)--VA Option 2                  $           0.64    $           1.02    $           1.15
             The Phoenix Edge(R)--VA Option 3                  $           0.64    $           1.01    $           1.14

                                                                Rydex Variable
                                                                Trust Inverse
                                                               Government Long
                                                              Bond Strategy Fund
                                                              ------------------
Assets:
   Investments at fair value                                   $      1,473,505
                                                              ------------------
   Total Assets                                                $      1,473,505
Liabilities:
   Payable to PHL Variable Insurance Company                   $              -
                                                              ------------------
         Total Net Assets                                      $      1,473,505
                                                              ==================
Net Assets:
   Accumulation Units                                          $      1,472,671
   Contracts in payout (annuitization period)                  $            834
                                                              ------------------
         Total Net Assets                                      $      1,473,505
                                                              ==================
                                                              ==================
         Units Outstanding                                            2,474,619
                                                              ==================
   Investment shares held                                               108,346
   Investments at cost                                         $      2,682,920

         Unit Value
             Asset Manager Option 1                            $              -
             Asset Manager Option 2                            $              -
             Freedom Edge(R)                                   $           0.53
             Phoenix Dimensions(R) Option 1                    $              -
             Phoenix Dimensions(R) Option 2                    $              -
             Phoenix Dimensions(R) Option 3                    $              -
             Phoenix Dimensions(R) Option 4                    $              -
             Phoenix Income Choice(R)                          $           0.60
             Phoenix Investor's Edge(R) Option 1               $           0.59
             Phoenix Investor's Edge(R) Option 2               $           0.58
             Phoenix Investor's Edge(R) Option 3               $           0.58
             Phoenix Investor's Edge(R) Option 4               $           0.58
             Phoenix Premium Edge(R)                           $           0.59
             Phoenix Spectrum Edge(R) Option 1                 $           0.61
             Phoenix Spectrum Edge(R) Option 2                 $           0.60
             Phoenix Spectrum Edge(R) Option 3                 $           0.60
             Phoenix Spectrum Edge(R) Option 4                 $           0.60
             Phoenix Spectrum Edge(R) + Option 1               $              -
             Phoenix Spectrum Edge(R) + Option 2               $              -
             Retirement Planner's Edge                         $              -
             The Big Edge Choice(R)                            $              -
             The Phoenix Edge(R)--VA Option 1                  $           0.61
             The Phoenix Edge(R)--VA Option 2                  $           0.60
             The Phoenix Edge(R)--VA Option 3                  $              -

                       See Notes to Financial Statements

                     STATEMENTS OF ASSETS AND LIABILITIES
                               December 31, 2008
                                  (Continued)

                                                                                Rydex Variable  Sentinel Variable
                                                              Rydex Variable     Trust Sector       Products
                                                              Trust Nova Fund   Rotation Fund     Balanced Fund
                                                              ---------------- ---------------- -----------------
Assets:
   Investments at fair value                                  $        769,278 $      1,479,534 $        611,992
                                                              ---------------- ---------------- -----------------
   Total Assets                                               $        769,278 $      1,479,534 $        611,992
Liabilities:
   Payable to PHL Variable Insurance Company                  $              - $              - $              -
                                                              ---------------- ---------------- -----------------
         Total Net Assets                                     $        769,278 $      1,479,534 $        611,992
                                                              ================ ================ =================
Net Assets:
   Accumulation Units                                         $        769,278 $      1,479,534 $        611,992
   Contracts in payout (annuitization period)                 $              - $              - $              -
                                                              ---------------- ---------------- -----------------
         Total Net Assets                                     $        769,278 $      1,479,534 $        611,992
                                                              ================ ================ =================
                                                              ================ ================ =================
         Units Outstanding                                           1,040,585        1,349,804          801,855
                                                              ================ ================ =================
   Investment shares held                                              169,073          163,485           67,031
   Investments at cost                                        $      1,126,222 $      1,691,283 $        778,343

         Unit Value
             Asset Manager Option 1                           $              - $              - $              -
             Asset Manager Option 2                           $              - $              - $              -
             Freedom Edge(R)                                  $              - $           1.04 $              -
             Phoenix Dimensions(R) Option 1                   $              - $              - $              -
             Phoenix Dimensions(R) Option 2                   $              - $              - $              -
             Phoenix Dimensions(R) Option 3                   $              - $              - $              -
             Phoenix Dimensions(R) Option 4                   $              - $              - $              -
             Phoenix Income Choice(R)                         $              - $              - $              -
             Phoenix Investor's Edge(R) Option 1              $           0.73 $           1.08 $              -
             Phoenix Investor's Edge(R) Option 2              $           0.72 $           1.07 $           0.76
             Phoenix Investor's Edge(R) Option 3              $           0.72 $           1.06 $              -
             Phoenix Investor's Edge(R) Option 4              $           0.72 $              - $              -
             Phoenix Premium Edge(R)                          $           0.73 $           1.08 $           0.76
             Phoenix Spectrum Edge(R) Option 1                $           0.75 $           1.11 $           0.77
             Phoenix Spectrum Edge(R) Option 2                $           0.75 $           1.10 $           0.76
             Phoenix Spectrum Edge(R) Option 3                $           0.74 $           1.10 $              -
             Phoenix Spectrum Edge(R) Option 4                $           0.74 $           1.10 $           0.76
             Phoenix Spectrum Edge(R) + Option 1              $              - $              - $           0.76
             Phoenix Spectrum Edge(R) + Option 2              $              - $              - $              -
             Retirement Planner's Edge                        $           0.74 $           1.10 $           0.76
             The Big Edge Choice(R)                           $              - $           1.10 $           0.76
             The Phoenix Edge(R)--VA Option 1                 $           0.76 $           1.13 $           0.77
             The Phoenix Edge(R)--VA Option 2                 $           0.75 $           1.10 $           0.76
             The Phoenix Edge(R)--VA Option 3                 $              - $           1.10 $              -

                                                              Sentinel Variable
                                                                Products Bond
                                                                    Fund
                                                              -----------------
Assets:
   Investments at fair value                                  $     32,264,327
                                                              -----------------
   Total Assets                                               $     32,264,327
Liabilities:
   Payable to PHL Variable Insurance Company                  $              -
                                                              -----------------
         Total Net Assets                                     $     32,264,327
                                                              =================
Net Assets:
   Accumulation Units                                         $     32,264,327
   Contracts in payout (annuitization period)                 $              -
                                                              -----------------
         Total Net Assets                                     $     32,264,327
                                                              =================
                                                              =================
         Units Outstanding                                          31,015,378
                                                              =================
   Investment shares held                                            3,252,452
   Investments at cost                                        $     32,994,143

         Unit Value
             Asset Manager Option 1                           $              -
             Asset Manager Option 2                           $              -
             Freedom Edge(R)                                  $           1.04
             Phoenix Dimensions(R) Option 1                   $           1.04
             Phoenix Dimensions(R) Option 2                   $           1.04
             Phoenix Dimensions(R) Option 3                   $              -
             Phoenix Dimensions(R) Option 4                   $           1.03
             Phoenix Income Choice(R)                         $              -
             Phoenix Investor's Edge(R) Option 1              $           1.04
             Phoenix Investor's Edge(R) Option 2              $           1.03
             Phoenix Investor's Edge(R) Option 3              $           1.03
             Phoenix Investor's Edge(R) Option 4              $              -
             Phoenix Premium Edge(R)                          $           1.04
             Phoenix Spectrum Edge(R) Option 1                $           1.04
             Phoenix Spectrum Edge(R) Option 2                $           1.04
             Phoenix Spectrum Edge(R) Option 3                $           1.04
             Phoenix Spectrum Edge(R) Option 4                $           1.04
             Phoenix Spectrum Edge(R) + Option 1              $           1.04
             Phoenix Spectrum Edge(R) + Option 2              $           1.04
             Retirement Planner's Edge                        $           1.04
             The Big Edge Choice(R)                           $           1.04
             The Phoenix Edge(R)--VA Option 1                 $           1.05
             The Phoenix Edge(R)--VA Option 2                 $           1.04
             The Phoenix Edge(R)--VA Option 3                 $           1.04

                       See Notes to Financial Statements

                     STATEMENTS OF ASSETS AND LIABILITIES
                               December 31, 2008
                                  (Continued)


                                                              Sentinel Variable Sentinel Variable Sentinel Variable
                                                               Products Common  Products Mid Cap   Products Small
                                                                 Stock Fund        Growth Fund      Company Fund
                                                              ----------------- ----------------- -----------------
Assets:
   Investments at fair value                                  $     84,130,463  $        484,997  $     12,014,168
                                                              ----------------- ----------------- -----------------
   Total Assets                                               $     84,130,463  $        484,997  $     12,014,168
Liabilities:
   Payable to PHL Variable Insurance Company                  $              -  $              -  $              -
                                                              ----------------- ----------------- -----------------
         Total Net Assets                                     $     84,130,463  $        484,997  $     12,014,168
                                                              ================= ================= =================
Net Assets:
   Accumulation Units                                         $     84,130,463  $        484,997  $     12,014,168
   Contracts in payout (annuitization period)                 $              -  $              -  $              -
                                                              ----------------- ----------------- -----------------
         Total Net Assets                                     $     84,130,463  $        484,997  $     12,014,168
                                                              ================= ================= =================
                                                              ================= ================= =================
         Units Outstanding                                         124,569,025           845,739        17,901,186
                                                              ================= ================= =================
   Investment shares held                                            8,912,125            72,387         1,291,848
   Investments at cost                                        $    113,755,237  $        822,182  $     16,280,201

         Unit Value
             Asset Manager Option 1                           $              -  $              -  $              -
             Asset Manager Option 2                           $              -  $              -  $              -
             Freedom Edge(R)                                  $           0.67  $           0.57  $           0.67
             Phoenix Dimensions(R) Option 1                   $           0.68  $              -  $           0.67
             Phoenix Dimensions(R) Option 2                   $           0.67  $              -  $           0.67
             Phoenix Dimensions(R) Option 3                   $           0.67  $              -  $           0.67
             Phoenix Dimensions(R) Option 4                   $           0.67  $           0.57  $           0.67
             Phoenix Income Choice(R)                         $              -  $              -  $              -
             Phoenix Investor's Edge(R) Option 1              $           0.67  $           0.57  $           0.67
             Phoenix Investor's Edge(R) Option 2              $           0.67  $           0.57  $           0.67
             Phoenix Investor's Edge(R) Option 3              $           0.67  $           0.57  $           0.67
             Phoenix Investor's Edge(R) Option 4              $              -  $              -  $              -
             Phoenix Premium Edge(R)                          $           0.67  $           0.57  $           0.67
             Phoenix Spectrum Edge(R) Option 1                $           0.68  $           0.58  $           0.67
             Phoenix Spectrum Edge(R) Option 2                $           0.68  $           0.57  $           0.67
             Phoenix Spectrum Edge(R) Option 3                $           0.67  $           0.57  $           0.67
             Phoenix Spectrum Edge(R) Option 4                $           0.68  $              -  $              -
             Phoenix Spectrum Edge(R) + Option 1              $           0.68  $           0.57  $           0.67
             Phoenix Spectrum Edge(R) + Option 2              $           0.68  $           0.57  $           0.67
             Retirement Planner's Edge                        $           0.67  $           0.57  $           0.67
             The Big Edge Choice(R)                           $           0.68  $           0.57  $           0.67
             The Phoenix Edge(R)--VA Option 1                 $           0.68  $           0.58  $           0.68
             The Phoenix Edge(R)--VA Option 2                 $           0.68  $           0.57  $           0.67
             The Phoenix Edge(R)--VA Option 3                 $           0.68  $              -  $              -

                                                                 Summit S&P
                                                                 MidCap 400
                                                              Index Portfolio -
                                                               Class I Shares
                                                              -----------------
Assets:
   Investments at fair value                                  $         91,139
                                                              -----------------
   Total Assets                                               $         91,139
Liabilities:
   Payable to PHL Variable Insurance Company                  $              -
                                                              -----------------
         Total Net Assets                                     $         91,139
                                                              =================
Net Assets:
   Accumulation Units                                         $         91,139
   Contracts in payout (annuitization period)                 $              -
                                                              -----------------
         Total Net Assets                                     $         91,139
                                                              =================
                                                              =================
         Units Outstanding                                             130,874
                                                              =================
   Investment shares held                                                2,256
   Investments at cost                                        $        103,231

         Unit Value
             Asset Manager Option 1                           $              -
             Asset Manager Option 2                           $              -
             Freedom Edge(R)                                  $              -
             Phoenix Dimensions(R) Option 1                   $              -
             Phoenix Dimensions(R) Option 2                   $           0.70
             Phoenix Dimensions(R) Option 3                   $              -
             Phoenix Dimensions(R) Option 4                   $              -
             Phoenix Income Choice(R)                         $              -
             Phoenix Investor's Edge(R) Option 1              $              -
             Phoenix Investor's Edge(R) Option 2              $              -
             Phoenix Investor's Edge(R) Option 3              $              -
             Phoenix Investor's Edge(R) Option 4              $              -
             Phoenix Premium Edge(R)                          $           0.70
             Phoenix Spectrum Edge(R) Option 1                $           0.70
             Phoenix Spectrum Edge(R) Option 2                $              -
             Phoenix Spectrum Edge(R) Option 3                $              -
             Phoenix Spectrum Edge(R) Option 4                $              -
             Phoenix Spectrum Edge(R) + Option 1              $              -
             Phoenix Spectrum Edge(R) + Option 2              $              -
             Retirement Planner's Edge                        $              -
             The Big Edge Choice(R)                           $           0.70
             The Phoenix Edge(R)--VA Option 1                 $              -
             The Phoenix Edge(R)--VA Option 2                 $              -
             The Phoenix Edge(R)--VA Option 3                 $              -

                       See Notes to Financial Statements

                     STATEMENTS OF ASSETS AND LIABILITIES
                               December 31, 2008
                                  (Continued)

                                                                  Templeton                           Templeton
                                                              Developing Markets Templeton Foreign  Global Asset
                                                              Securities Fund -  Securities Fund - Allocation Fund
                                                                   Class 2            Class 2         - Class 2
                                                              ------------------ ----------------- ----------------
Assets:
   Investments at fair value                                   $      4,298,424  $     17,637,753  $      3,108,772
                                                              ------------------ ----------------- ----------------
   Total Assets                                                $      4,298,424  $     17,637,753  $      3,108,772
Liabilities:
   Payable to PHL Variable Insurance Company                   $              -  $              1  $              -
                                                              ------------------ ----------------- ----------------
         Total Net Assets                                      $      4,298,424  $     17,637,752  $      3,108,772
                                                              ================== ================= ================
Net Assets:
   Accumulation Units                                          $      4,297,380  $     17,564,327  $      3,108,772
   Contracts in payout (annuitization period)                  $          1,044  $         73,425  $              -
                                                              ------------------ ----------------- ----------------
         Total Net Assets                                      $      4,298,424  $     17,637,752  $      3,108,772
                                                              ================== ================= ================
                                                              ================== ================= ================
         Units Outstanding                                            4,472,555        10,088,147         1,850,910
                                                              ================== ================= ================
   Investment shares held                                               711,660         1,639,196           367,034
   Investments at cost                                         $      7,944,664  $     23,047,319  $      6,846,135

         Unit Value
             Asset Manager Option 1                            $              -  $           2.62  $              -
             Asset Manager Option 2                            $              -  $              -  $              -
             Freedom Edge(R)                                   $           0.63  $           1.17  $              -
             Phoenix Dimensions(R) Option 1                    $           0.63  $           0.90  $              -
             Phoenix Dimensions(R) Option 2                    $           0.63  $           0.89  $              -
             Phoenix Dimensions(R) Option 3                    $           0.63  $           0.89  $              -
             Phoenix Dimensions(R) Option 4                    $           0.63  $           0.88  $              -
             Phoenix Income Choice(R)                          $           3.22  $           1.97  $              -
             Phoenix Investor's Edge(R) Option 1               $           0.63  $           2.13  $              -
             Phoenix Investor's Edge(R) Option 2               $           0.63  $           2.11  $              -
             Phoenix Investor's Edge(R) Option 3               $              -  $           2.09  $              -
             Phoenix Investor's Edge(R) Option 4               $              -  $           2.10  $              -
             Phoenix Premium Edge(R)                           $           2.53  $           1.66  $           2.30
             Phoenix Spectrum Edge(R) Option 1                 $           0.64  $           2.22  $              -
             Phoenix Spectrum Edge(R) Option 2                 $           0.63  $           2.20  $              -
             Phoenix Spectrum Edge(R) Option 3                 $           0.63  $           2.17  $              -
             Phoenix Spectrum Edge(R) Option 4                 $           0.63  $           2.19  $              -
             Phoenix Spectrum Edge(R) + Option 1               $           0.54  $           0.62  $              -
             Phoenix Spectrum Edge(R) + Option 2               $           0.54  $           0.62  $              -
             Retirement Planner's Edge                         $           2.19  $           1.90  $           2.61
             The Big Edge Choice(R)                            $           0.81  $           1.20  $           1.62
             The Phoenix Edge(R)--VA Option 1                  $           2.65  $           1.96  $           2.76
             The Phoenix Edge(R)--VA Option 2                  $           2.57  $           1.95  $           2.70
             The Phoenix Edge(R)--VA Option 3                  $           2.20  $           1.79  $           2.37

                                                                  Templeton
                                                                   Growth
                                                              Securities Fund -
                                                                   Class 2
                                                              -----------------
Assets:
   Investments at fair value                                  $     52,858,459
                                                              -----------------
   Total Assets                                               $     52,858,459
Liabilities:
   Payable to PHL Variable Insurance Company                  $              1
                                                              -----------------
         Total Net Assets                                     $     52,858,458
                                                              =================
Net Assets:
   Accumulation Units                                         $     52,817,788
   Contracts in payout (annuitization period)                 $         40,670
                                                              -----------------
         Total Net Assets                                     $     52,858,458
                                                              =================
                                                              =================
         Units Outstanding                                          55,486,143
                                                              =================
   Investment shares held                                            6,446,152
   Investments at cost                                        $     85,049,268

         Unit Value
             Asset Manager Option 1                           $              -
             Asset Manager Option 2                           $           2.15
             Freedom Edge(R)                                  $           0.97
             Phoenix Dimensions(R) Option 1                   $           0.75
             Phoenix Dimensions(R) Option 2                   $           0.74
             Phoenix Dimensions(R) Option 3                   $           0.74
             Phoenix Dimensions(R) Option 4                   $           0.74
             Phoenix Income Choice(R)                         $           1.76
             Phoenix Investor's Edge(R) Option 1              $           1.77
             Phoenix Investor's Edge(R) Option 2              $           1.75
             Phoenix Investor's Edge(R) Option 3              $           1.74
             Phoenix Investor's Edge(R) Option 4              $           1.75
             Phoenix Premium Edge(R)                          $           1.70
             Phoenix Spectrum Edge(R) Option 1                $           1.84
             Phoenix Spectrum Edge(R) Option 2                $           1.82
             Phoenix Spectrum Edge(R) Option 3                $           1.81
             Phoenix Spectrum Edge(R) Option 4                $              -
             Phoenix Spectrum Edge(R) + Option 1              $           0.54
             Phoenix Spectrum Edge(R) + Option 2              $           0.54
             Retirement Planner's Edge                        $           2.03
             The Big Edge Choice(R)                           $           1.21
             The Phoenix Edge(R)--VA Option 1                 $           2.18
             The Phoenix Edge(R)--VA Option 2                 $           2.16
             The Phoenix Edge(R)--VA Option 3                 $           1.89

                       See Notes to Financial Statements

                     STATEMENTS OF ASSETS AND LIABILITIES
                               December 31, 2008
                                  (Continued)


                                                                 Van Kampen UIF
                                                               Equity and Income        Wanger              Wanger
                                                              Portfolio - Class II   International   International Select
                                                              -------------------- ----------------- --------------------
Assets:
   Investments at fair value                                    $        694,452   $      75,698,035   $     10,006,445
                                                              -------------------- ----------------- --------------------
   Total Assets                                                 $        694,452   $      75,698,035   $     10,006,445
Liabilities:
   Payable to PHL Variable Insurance Company                    $              -   $              58   $              -
                                                              -------------------- ----------------- --------------------
         Total Net Assets                                       $        694,452   $      75,697,977   $     10,006,445
                                                              ==================== ================= ====================
Net Assets:
   Accumulation Units                                           $        694,452   $      75,619,267   $     10,002,097
   Contracts in payout (annuitization period)                   $              -   $          78,710   $          4,348
                                                              -------------------- ----------------- --------------------
         Total Net Assets                                       $        694,452   $      75,697,977   $     10,006,445
                                                              ==================== ================= ====================
                                                              ==================== ================= ====================
         Units Outstanding                                               856,966          41,941,260          4,583,672
                                                              ==================== ================= ====================
   Investment shares held                                                 64,480           3,658,679            833,174
   Investments at cost                                          $        898,708   $      88,843,203   $     14,159,446

         Unit Value
             Asset Manager Option 1                             $              -   $            3.74   $              -
             Asset Manager Option 2                             $              -   $               -   $              -
             Freedom Edge(R)                                    $              -   $            1.57   $           1.52
             Phoenix Dimensions(R) Option 1                     $           0.84   $            0.98   $           1.03
             Phoenix Dimensions(R) Option 2                     $              -   $            0.97   $           1.02
             Phoenix Dimensions(R) Option 3                     $              -   $            0.97   $              -
             Phoenix Dimensions(R) Option 4                     $              -   $            0.96   $           1.01
             Phoenix Income Choice(R)                           $              -   $            2.74   $              -
             Phoenix Investor's Edge(R) Option 1                $           0.83   $            3.19   $           2.94
             Phoenix Investor's Edge(R) Option 2                $           0.82   $            3.16   $           2.91
             Phoenix Investor's Edge(R) Option 3                $              -   $            3.13   $           2.88
             Phoenix Investor's Edge(R) Option 4                $              -   $            3.15   $           2.90
             Phoenix Premium Edge(R)                            $           0.83   $            1.81   $           1.84
             Phoenix Spectrum Edge(R) Option 1                  $           0.84   $            3.32   $           3.06
             Phoenix Spectrum Edge(R) Option 2                  $           0.84   $            3.29   $           3.03
             Phoenix Spectrum Edge(R) Option 3                  $              -   $            3.25   $           3.00
             Phoenix Spectrum Edge(R) Option 4                  $              -   $            3.27   $           3.02
             Phoenix Spectrum Edge(R) + Option 1                $           0.73   $            0.56   $           0.60
             Phoenix Spectrum Edge(R) + Option 2                $           0.73   $            0.55   $           0.60
             Retirement Planner's Edge                          $           0.83   $            2.79   $           3.12
             The Big Edge Choice(R)                             $           0.80   $            3.12   $           1.91
             The Phoenix Edge(R) --VA Option 1                  $           0.84   $            2.93   $           3.26
             The Phoenix Edge(R)--VA Option 2                   $           0.84   $            2.77   $           3.09
             The Phoenix Edge(R)--VA Option 3                   $           0.83   $            2.74   $           3.06


                                                                Wanger Select
                                                              ------------------
Assets:
   Investments at fair value                                  $       11,105,067
                                                              ------------------
   Total Assets                                               $       11,105,067
Liabilities:
   Payable to PHL Variable Insurance Company                  $                -
                                                              ------------------
         Total Net Assets                                     $       11,105,067
                                                              ==================
Net Assets:
   Accumulation Units                                         $       11,096,532
   Contracts in payout (annuitization period)                 $            8,535
                                                              ------------------
         Total Net Assets                                     $       11,105,067
                                                              ==================
                                                              ==================
         Units Outstanding                                             5,869,760
                                                              ==================
   Investment shares held                                                800,653
   Investments at cost                                        $       13,406,331

         Unit Value
             Asset Manager Option 1                           $                -
             Asset Manager Option 2                           $                -
             Freedom Edge(R)                                  $             0.86
             Phoenix Dimensions(R) Option 1                   $             0.73
             Phoenix Dimensions(R) Option 2                   $             0.72
             Phoenix Dimensions(R) Option 3                   $                -
             Phoenix Dimensions(R) Option 4                   $             0.71
             Phoenix Income Choice(R)                         $             2.10
             Phoenix Investor's Edge(R) Option 1              $             1.99
             Phoenix Investor's Edge(R) Option 2              $             1.97
             Phoenix Investor's Edge(R) Option 3              $             1.95
             Phoenix Investor's Edge(R) Option 4              $             1.96
             Phoenix Premium Edge(R)                          $             2.09
             Phoenix Spectrum Edge(R) Option 1                $             2.07
             Phoenix Spectrum Edge(R) Option 2                $             2.05
             Phoenix Spectrum Edge(R) Option 3                $             2.02
             Phoenix Spectrum Edge(R) Option 4                $             2.04
             Phoenix Spectrum Edge(R) + Option 1              $             0.48
             Phoenix Spectrum Edge(R) + Option 2              $             0.47
             Retirement Planner's Edge                        $             2.63
             The Big Edge Choice(R)                           $             1.53
             The Phoenix Edge(R) --VA Option 1                $             2.68
             The Phoenix Edge(R)--VA Option 2                 $             2.55
             The Phoenix Edge(R)--VA Option 3                 $             2.48

                       See Notes to Financial Statements

                     STATEMENTS OF ASSETS AND LIABILITIES
                               December 31, 2008
                                  (Continued)


                                                                  Wanger USA
                                                               ----------------
 Assets:
    Investments at fair value                                  $     44,006,137
                                                               ----------------
    Total Assets                                               $     44,006,137
 Liabilities:
    Payable to PHL Variable Insurance Company                  $              1
                                                               ----------------
          Total Net Assets                                     $     44,006,136
                                                               ================
 Net Assets:
    Accumulation Units                                         $     43,900,126
    Contracts in payout (annuitization period)                 $        106,010
                                                               ----------------
          Total Net Assets                                     $     44,006,136
                                                               ================
                                                               ================
          Units Outstanding                                          20,051,952
                                                               ================
    Investment shares held                                            2,280,109
    Investments at cost                                        $     43,321,496

          Unit Value
              Asset Manager Option 1                           $           2.61
              Asset Manager Option 2                           $              -
              Freedom Edge(R)                                  $           0.96
              Phoenix Dimensions(R) Option 1                   $           0.72
              Phoenix Dimensions(R) Option 2                   $           0.71
              Phoenix Dimensions(R) Option 3                   $           0.71
              Phoenix Dimensions(R) Option 4                   $           0.71
              Phoenix Income Choice(R)                         $           1.99
              Phoenix Investor's Edge(R) Option 1              $           2.04
              Phoenix Investor's Edge(R) Option 2              $           2.01
              Phoenix Investor's Edge(R) Option 3              $           1.99
              Phoenix Investor's Edge(R) Option 4              $           2.01
              Phoenix Premium Edge(R)                          $           2.28
              Phoenix Spectrum Edge(R) Option 1                $           2.12
              Phoenix Spectrum Edge(R) Option 2                $           2.10
              Phoenix Spectrum Edge(R) Option 3                $           2.07
              Phoenix Spectrum Edge(R) Option 4                $              -
              Phoenix Spectrum Edge(R) + Option 1              $           0.57
              Phoenix Spectrum Edge(R) + Option 2              $           0.57
              Retirement Planner's Edge                        $           2.25
              The Big Edge Choice(R)                           $           2.26
              The Phoenix Edge(R)--VA Option 1                 $           2.34
              The Phoenix Edge(R)--VA Option 2                 $           2.25
              The Phoenix Edge(R)--VA Option 3                 $           2.25

                       See Notes to Financial Statements

                           STATEMENTS OF OPERATIONS
                    For the period ended December 31, 2008


                                                        AIM V.I. Capital   AIM V.I. Core Equity  AIM V.I. Mid Cap
                                                       Appreciation Fund -   Fund - Series I    Core Equity Fund -
                                                         Series I Shares          Shares         Series I Shares
                                                       ------------------- -------------------- ------------------
Income:
   Dividends                                            $              -     $        233,058    $         76,865
Expenses:
   Mortality and expense fees                                    586,163              134,652              65,725
   Administrative fees                                            63,072               14,317               6,700
                                                       ------------------- -------------------- ------------------
Net investment income (loss)                                    (649,235)              84,089               4,440
                                                       ------------------- -------------------- ------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                    96,628               23,343             (56,248)
   Realized gain distributions                                         -                    -             558,986
                                                       ------------------- -------------------- ------------------
   Realized gain (loss)                                           96,628               23,343             502,738
                                                       ------------------- -------------------- ------------------

Change in unrealized appreciation (depreciation)
   during the year                                           (26,798,272)          (4,052,275)         (2,243,835)
                                                       ------------------- -------------------- ------------------
Net increase (decrease) in net assets from operations   $    (27,350,879)    $     (3,944,843)   $     (1,736,657)
                                                       =================== ==================== ==================

                                                                            AllianceBernstein
                                                        AllianceBernstein       VPS Wealth
                                                          VPS Balanced         Appreciation       DWS Equity 500
                                                         Wealth Strategy   Strategy Portfolio -  Index Fund VIP -
                                                       Portfolio - Class B       Class B             Class A
                                                       ------------------- -------------------- ------------------
Income:
   Dividends                                            $         27,306     $          6,182    $      1,631,062
Expenses:
   Mortality and expense fees                                     13,075                4,605             791,083
   Administrative fees                                             1,236                  584              81,234
                                                       ------------------- -------------------- ------------------
Net investment income (loss)                                      12,995                  993             758,745
                                                       ------------------- -------------------- ------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                   (37,327)             (82,156)           (257,139)
   Realized gain distributions                                     8,580               92,574                   -
                                                       ------------------- -------------------- ------------------
   Realized gain (loss)                                          (28,747)              10,418            (257,139)
                                                       ------------------- -------------------- ------------------

Change in unrealized appreciation (depreciation)
   during the year                                              (436,662)            (247,864)        (30,219,249)
                                                       ------------------- -------------------- ------------------
Net increase (decrease) in net assets from operations   $       (452,414)    $       (236,453)   $    (29,717,643)
                                                       =================== ==================== ==================

                                                          Alger American
                                                       Capital Appreciation
                                                       Portfolio - Class O
                                                              Shares
                                                       --------------------
Income:
   Dividends                                             $              -
Expenses:
   Mortality and expense fees                                     141,109
   Administrative fees                                             14,157
                                                       --------------------
Net investment income (loss)                                     (155,266)
                                                       --------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                  1,456,101
   Realized gain distributions                                          -
                                                       --------------------
   Realized gain (loss)                                         1,456,101
                                                       --------------------

Change in unrealized appreciation (depreciation)
   during the year                                             (7,907,374)
                                                       --------------------
Net increase (decrease) in net assets from operations    $     (6,606,539)
                                                       ====================




                                                          DWS Small Cap
                                                       Index VIP - Class A
                                                       --------------------
Income:
   Dividends                                             $              -
Expenses:
   Mortality and expense fees                                       1,181
   Administrative fees                                                104
                                                       --------------------
Net investment income (loss)                                       (1,285)
                                                       --------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                    (61,870)
   Realized gain distributions                                          -
                                                       --------------------
   Realized gain (loss)                                           (61,870)
                                                       --------------------

Change in unrealized appreciation (depreciation)
   during the year                                                (42,564)
                                                       --------------------
Net increase (decrease) in net assets from operations    $       (105,719)
                                                       ====================

                       See Notes to Financial Statements

                           STATEMENTS OF OPERATIONS
                    For the period ended December 31, 2008
                                  (Continued)


                                                                               Federated High     Fidelity(R) VIP
                                                         Federated Fund for      Income Bond       Contrafund(R)
                                                          U.S. Government     Fund II - Primary Portfolio - Service
                                                           Securities II           Shares              Class
                                                       ---------------------- ----------------- -------------------
Income:
   Dividends                                              $     10,207,947    $      1,717,131   $        633,154
Expenses:
   Mortality and expense fees                                    2,370,074             201,640            969,860
   Administrative fees                                             254,116              20,182             98,964
                                                       ---------------------- ----------------- -------------------
Net investment income (loss)                                     7,583,757           1,495,309           (435,670)
                                                       ---------------------- ----------------- -------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                      53,287          (1,054,956)        (6,770,504)
   Realized gain distributions                                           -                   -          2,553,519
                                                       ---------------------- ----------------- -------------------
   Realized gain (loss)                                             53,287          (1,054,956)        (4,216,985)
                                                       ---------------------- ----------------- -------------------

Change in unrealized appreciation (depreciation)
   during the year                                              (1,945,363)         (4,630,113)       (37,802,484)
                                                       ---------------------- ----------------- -------------------
Net increase (decrease) in net assets from operations     $      5,691,681    $     (4,189,760)  $    (42,455,139)
                                                       ====================== ================= ===================

                                                                               Fidelity(R) VIP
                                                       Fidelity(R) VIP Growth Investment Grade   Franklin Flex Cap
                                                        Portfolio - Service   Bond Portfolio -   Growth Securities
                                                               Class            Service Class     Fund - Class 2
                                                       ---------------------- ----------------- -------------------
Income:
   Dividends                                              $        202,674    $      1,202,333   $             37
Expenses:
   Mortality and expense fees                                      346,168             462,848                567
   Administrative fees                                              36,793              47,665                 53
                                                       ---------------------- ----------------- -------------------
Net investment income (loss)                                      (180,287)            691,820               (583)
                                                       ---------------------- ----------------- -------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                     601,448             (67,275)            (7,516)
   Realized gain distributions                                           -              23,762                  -
                                                       ---------------------- ----------------- -------------------
   Realized gain (loss)                                            601,448             (43,513)            (7,516)
                                                       ---------------------- ----------------- -------------------

Change in unrealized appreciation (depreciation)
   during the year                                             (17,964,808)         (2,699,398)           (10,877)
                                                       ---------------------- ----------------- -------------------
Net increase (decrease) in net assets from operations     $    (17,543,647)   $     (2,051,091)  $        (18,976)
                                                       ====================== ================= ===================

                                                       Fidelity(R) VIP Growth
                                                           Opportunities
                                                        Portfolio - Service
                                                               Class
                                                       ----------------------
Income:
   Dividends                                              $        445,062
Expenses:
   Mortality and expense fees                                    1,110,987
   Administrative fees                                             117,116
                                                       ----------------------
Net investment income (loss)                                      (783,041)
                                                       ----------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                    (300,108)
   Realized gain distributions                                           -
                                                       ----------------------
   Realized gain (loss)                                           (300,108)
                                                       ----------------------

Change in unrealized appreciation (depreciation)
   during the year                                             (71,122,822)
                                                       ----------------------
Net increase (decrease) in net assets from operations     $    (72,205,971)
                                                       ======================


                                                          Franklin Income
                                                         Securities Fund -
                                                              Class 2
                                                       ----------------------
Income:
   Dividends                                              $      2,913,192
Expenses:
   Mortality and expense fees                                      705,025
   Administrative fees                                              65,719
                                                       ----------------------
Net investment income (loss)                                     2,142,448
                                                       ----------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                  (1,665,181)
   Realized gain distributions                                   1,219,820
                                                       ----------------------
   Realized gain (loss)                                           (445,361)
                                                       ----------------------

Change in unrealized appreciation (depreciation)
   during the year                                             (21,064,772)
                                                       ----------------------
Net increase (decrease) in net assets from operations     $    (19,367,685)
                                                       ======================

                       See Notes to Financial Statements

                           STATEMENTS OF OPERATIONS
                    For the period ended December 31, 2008
                                  (Continued)


                                                       Lazard Retirement                     Lord Abbett Growth
                                                        U.S. Small Cap    Lord Abbett Bond       and Income
                                                       Equity Portfolio  Debenture Portfolio    Portfolio -
                                                        Service Shares    - Class VC Shares   Class VC Shares
                                                       ----------------- ------------------- ------------------
Income:
   Dividends                                           $              -   $        669,056    $      1,914,431
Expenses:
   Mortality and expense fees                                    27,017            160,645           1,506,578
   Administrative fees                                            2,757             15,765             161,508
                                                       ----------------- ------------------- ------------------
Net investment income (loss)                                    (29,774)           492,646             246,345
                                                       ----------------- ------------------- ------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                 (298,561)          (361,527)         (3,532,840)
   Realized gain distributions                                        -             25,415             448,182
                                                       ----------------- ------------------- ------------------
   Realized gain (loss)                                        (298,561)          (336,112)         (3,084,658)
                                                       ----------------- ------------------- ------------------

Change in unrealized appreciation (depreciation)
   during the year                                             (564,336)        (2,519,561)        (55,386,667)
                                                       ----------------- ------------------- ------------------
Net increase (decrease) in net assets from operations  $       (892,671)  $     (2,363,027)   $    (58,224,980)
                                                       ================= =================== ==================

                                                                                              Neuberger Berman
                                                         Mutual Shares    Neuberger Berman     AMT Small Cap
                                                       Securities Fund -    AMT Guardian     Growth Portfolio -
                                                            Class 2      Portfolio - S Class      S Class
                                                       ----------------- ------------------- ------------------
Income:
   Dividends                                           $      2,400,600   $        263,652    $              -
Expenses:
   Mortality and expense fees                                   985,988            481,713               1,192
   Administrative fees                                           94,732             49,938                 118
                                                       ----------------- ------------------- ------------------
Net investment income (loss)                                  1,319,880           (267,999)             (1,310)
                                                       ----------------- ------------------- ------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares               (2,250,167)           (52,047)            (18,009)
   Realized gain distributions                                3,414,457          2,015,962               3,576
                                                       ----------------- ------------------- ------------------
   Realized gain (loss)                                       1,164,290          1,963,915             (14,433)
                                                       ----------------- ------------------- ------------------

Change in unrealized appreciation (depreciation)
   during the year                                          (37,532,895)       (21,840,075)            (24,816)
                                                       ----------------- ------------------- ------------------
Net increase (decrease) in net assets from operations  $    (35,048,725)  $    (20,144,159)   $        (40,559)
                                                       ================= =================== ==================

                                                          Lord Abbett Mid
                                                       Cap Value Portfolio -
                                                          Class VC Shares
                                                       ---------------------
Income:
   Dividends                                             $        125,465
Expenses:
   Mortality and expense fees                                     140,735
   Administrative fees                                             14,171
                                                       ---------------------
Net investment income (loss)                                      (29,441)
                                                       ---------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                 (1,142,922)
   Realized gain distributions                                    419,252
                                                       ---------------------
   Realized gain (loss)                                          (723,670)
                                                       ---------------------

Change in unrealized appreciation (depreciation)
   during the year                                             (4,833,860)
                                                       ---------------------
Net increase (decrease) in net assets from operations    $     (5,586,971)
                                                       =====================

                                                            Oppenheimer
                                                       Capital Appreciation
                                                         Fund/VA - Service
                                                              Shares
                                                       ---------------------
Income:
   Dividends                                             $              -
Expenses:
   Mortality and expense fees                                       9,894
   Administrative fees                                                965
                                                       ---------------------
Net investment income (loss)                                      (10,859)
                                                       ---------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                    (68,589)
   Realized gain distributions                                          -
                                                       ---------------------
   Realized gain (loss)                                           (68,589)
                                                       ---------------------

Change in unrealized appreciation (depreciation)
   during the year                                               (351,459)
                                                       ---------------------
Net increase (decrease) in net assets from operations    $       (430,907)
                                                       =====================

                       See Notes to Financial Statements

                           STATEMENTS OF OPERATIONS
                    For the period ended December 31, 2008
                                  (Continued)


                                                          Oppenheimer        Oppenheimer Main
                                                       Global Securities     Street Small Cap
                                                       Fund/VA - Service   Fund(R)/VA - Service Phoenix Capital
                                                            Shares                Shares         Growth Series
                                                       -----------------   -------------------- ----------------
Income:
   Dividends                                           $         27,865      $         57,058   $         20,527
Expenses:
   Mortality and expense fees                                    29,673               327,828            745,042
   Administrative fees                                            2,821                33,964             78,428
                                                       -----------------   -------------------- ----------------
Net investment income (loss)                                     (4,629)             (304,734)          (802,943)
                                                       -----------------   -------------------- ----------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                  (97,437)              (77,727)        (3,804,812)
   Realized gain distributions                                  149,422             1,186,600                  -
                                                       -----------------   -------------------- ----------------
   Realized gain (loss)                                          51,985             1,108,873         (3,804,812)
                                                       -----------------   -------------------- ----------------

Change in unrealized appreciation (depreciation)
   during the year                                           (1,155,946)          (14,425,358)       (27,295,979)
                                                       -----------------   -------------------- ----------------
Net increase (decrease) in net assets from operations  $     (1,108,590)     $    (13,621,219)  $    (31,903,734)
                                                       =================   ==================== ================

                                                                                                Phoenix Dynamic
                                                        Phoenix Dynamic      Phoenix Dynamic    Asset Allocation
                                                       Asset Allocation      Asset Allocation   Series: Moderate
                                                        Series: Growth       Series: Moderate        Growth
                                                       -----------------   -------------------- ----------------
Income:
   Dividends                                           $        519,872      $        327,080   $        439,611
Expenses:
   Mortality and expense fees                                   321,633               126,884            210,839
   Administrative fees                                           29,604                12,357             20,555
                                                       -----------------   -------------------- ----------------
Net investment income (loss)                                    168,635               187,839            208,217
                                                       -----------------   -------------------- ----------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                 (423,763)             (160,249)          (502,955)
   Realized gain distributions                                  280,865               208,000            494,082
                                                       -----------------   -------------------- ----------------
   Realized gain (loss)                                        (142,898)               47,751             (8,873)
                                                       -----------------   -------------------- ----------------

Change in unrealized appreciation (depreciation)
   during the year                                           (9,645,089)           (2,016,576)        (5,314,359)
                                                       -----------------   -------------------- ----------------
Net increase (decrease) in net assets from operations  $     (9,619,352)     $     (1,780,986)  $     (5,115,015)
                                                       =================   ==================== ================

                                                        Phoenix Dynamic
                                                        Asset Allocation
                                                       Series: Aggressive
                                                             Growth
                                                       ------------------
Income:
   Dividends                                            $        248,661
Expenses:
   Mortality and expense fees                                    195,238
   Administrative fees                                            20,227
                                                       ------------------
Net investment income (loss)                                      33,196
                                                       ------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                  (603,402)
   Realized gain distributions                                   161,463
                                                       ------------------
   Realized gain (loss)                                         (441,939)
                                                       ------------------

Change in unrealized appreciation (depreciation)
   during the year                                            (7,071,960)
                                                       ------------------
Net increase (decrease) in net assets from operations   $     (7,480,703)
                                                       ==================



                                                       Phoenix Growth and
                                                         Income Series
                                                       ------------------
Income:
   Dividends                                            $      1,008,567
Expenses:
   Mortality and expense fees                                    913,698
   Administrative fees                                            97,315
                                                       ------------------
Net investment income (loss)                                      (2,446)
                                                       ------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                  (490,919)
   Realized gain distributions                                 1,005,132
                                                       ------------------
   Realized gain (loss)                                          514,213
                                                       ------------------

Change in unrealized appreciation (depreciation)
   during the year                                           (33,600,877)
                                                       ------------------
Net increase (decrease) in net assets from operations   $    (33,089,110)
                                                       ==================

                       See Notes to Financial Statements

                           STATEMENTS OF OPERATIONS
                    For the period ended December 31, 2008
                                  (Continued)


                                                                                              Phoenix Multi-
                                                        Phoenix Mid-Cap    Phoenix Money       Sector Fixed
                                                         Growth Series     Market Series      Income Series
                                                       ----------------- ----------------- --------------------
Income:
   Dividends                                           $              -  $      2,203,267    $      9,517,277
Expenses:
   Mortality and expense fees                                   276,726         1,266,358           1,492,603
   Administrative fees                                           29,066           126,675             153,494
                                                       ----------------- ----------------- --------------------
Net investment income (loss)                                   (305,792)          810,234           7,871,180
                                                       ----------------- ----------------- --------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                 (380,281)                -          (2,173,667)
   Realized gain distributions                                        -                 -                   -
                                                       ----------------- ----------------- --------------------
   Realized gain (loss)                                        (380,281)                -          (2,173,667)
                                                       ----------------- ----------------- --------------------

Change in unrealized appreciation (depreciation)
   during the year                                          (11,823,044)                -         (31,132,114)
                                                       ----------------- ----------------- --------------------
Net increase (decrease) in net assets from operations  $    (12,509,117) $        810,234    $    (25,434,601)
                                                       ================= ================= ====================


                                                       Phoenix Small-Cap Phoenix Strategic   Phoenix-Aberdeen
                                                         Growth Series   Allocation Series International Series
                                                       ----------------- ----------------- --------------------
Income:
   Dividends                                           $              -  $      1,404,668    $      5,754,745
Expenses:
   Mortality and expense fees                                   285,607           591,520           3,233,740
   Administrative fees                                           29,847            60,936             344,460
                                                       ----------------- ----------------- --------------------
Net investment income (loss)                                   (315,454)          752,212           2,176,545
                                                       ----------------- ----------------- --------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares               (1,839,355)       (2,869,569)         (1,918,518)
   Realized gain distributions                                  804,943           492,486          11,986,677
                                                       ----------------- ----------------- --------------------
   Realized gain (loss)                                      (1,034,412)       (2,377,083)         10,068,159
                                                       ----------------- ----------------- --------------------

Change in unrealized appreciation (depreciation)
   during the year                                          (12,520,884)      (12,554,092)       (144,926,580)
                                                       ----------------- ----------------- --------------------
Net increase (decrease) in net assets from operations  $    (13,870,750) $    (14,178,963)   $   (132,681,876)
                                                       ================= ================= ====================

                                                         Phoenix Multi-
                                                       Sector Short Term
                                                          Bond Series
                                                       ------------------
Income:
   Dividends                                            $      1,434,316
Expenses:
   Mortality and expense fees                                    343,763
   Administrative fees                                            32,840
                                                       ------------------
Net investment income (loss)                                   1,057,713
                                                       ------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                  (551,257)
   Realized gain distributions                                         -
                                                       ------------------
   Realized gain (loss)                                         (551,257)
                                                       ------------------

Change in unrealized appreciation (depreciation)
   during the year                                            (3,669,130)
                                                       ------------------
Net increase (decrease) in net assets from operations   $     (3,162,674)
                                                       ==================

                                                         Phoenix-Duff &
                                                       Phelps Real Estate
                                                       Securities Series
                                                       ------------------
Income:
   Dividends                                            $      1,214,613
Expenses:
   Mortality and expense fees                                    942,642
   Administrative fees                                            97,216
                                                       ------------------
Net investment income (loss)                                     174,755
                                                       ------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                   (24,149)
   Realized gain distributions                                 1,872,294
                                                       ------------------
   Realized gain (loss)                                        1,848,145
                                                       ------------------

Change in unrealized appreciation (depreciation)
   during the year                                           (35,273,474)
                                                       ------------------
Net increase (decrease) in net assets from operations   $    (33,250,574)
                                                       ==================

                       See Notes to Financial Statements

                           STATEMENTS OF OPERATIONS
                    For the period ended December 31, 2008
                                  (Continued)


                                                         Phoenix-Sanford     Phoenix-Sanford       Phoenix-Van
                                                        Bernstein Mid-Cap   Bernstein Small-     Kampen Comstock
                                                          Value Series      Cap Value Series         Series
                                                       ------------------- ------------------- -------------------
Income:
   Dividends                                            $        124,657    $         27,959    $        488,611
Expenses:
   Mortality and expense fees                                    916,175             408,274             351,387
   Administrative fees                                            94,333              42,578              36,207
                                                       ------------------- ------------------- -------------------
Net investment income (loss)                                    (885,851)           (422,893)            101,017
                                                       ------------------- ------------------- -------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                (1,283,020)         (1,666,913)         (2,050,638)
   Realized gain distributions                                 4,770,806             844,348             611,130
                                                       ------------------- ------------------- -------------------
   Realized gain (loss)                                        3,487,786            (822,565)         (1,439,508)
                                                       ------------------- ------------------- -------------------

Change in unrealized appreciation (depreciation)
   during the year                                           (35,031,632)        (14,028,297)        (10,950,248)
                                                       ------------------- ------------------- -------------------
Net increase (decrease) in net assets from operations   $    (32,429,697)   $    (15,273,755)   $    (12,288,739)
                                                       =================== =================== ===================

                                                              PIMCO
                                                          CommodityReal
                                                       Return/TM/ Strategy  PIMCO Real Return  PIMCO Total Return
                                                       Portfolio - Advisor Portfolio - Advisor Portfolio - Advisor
                                                              Class               Class               Class
                                                       ------------------- ------------------- -------------------
Income:
   Dividends                                            $      1,391,613    $        292,995    $        421,641
Expenses:
   Mortality and expense fees                                    377,481             111,282             118,289
   Administrative fees                                            38,365              10,850              12,098
                                                       ------------------- ------------------- -------------------
Net investment income (loss)                                     975,767             170,863             291,254
                                                       ------------------- ------------------- -------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                (3,704,607)           (642,904)            (16,241)
   Realized gain distributions                                   319,220               8,360             236,096
                                                       ------------------- ------------------- -------------------
   Realized gain (loss)                                       (3,385,387)           (634,544)            219,855
                                                       ------------------- ------------------- -------------------

Change in unrealized appreciation (depreciation)
   during the year                                           (16,852,826)           (708,266)           (242,660)
                                                       ------------------- ------------------- -------------------
Net increase (decrease) in net assets from operations   $    (19,262,446)   $     (1,171,947)   $        268,449
                                                       =================== =================== ===================

                                                          Phoenix-Van
                                                       Kampen Equity 500
                                                          Index Series
                                                       ------------------
Income:
   Dividends                                            $        670,113
Expenses:
   Mortality and expense fees                                    739,180
   Administrative fees                                            24,647
                                                       ------------------
Net investment income (loss)                                     (93,714)
                                                       ------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                   176,071
   Realized gain distributions                                         -
                                                       ------------------
   Realized gain (loss)                                          176,071
                                                       ------------------

Change in unrealized appreciation (depreciation)
   during the year                                           (18,951,108)
                                                       ------------------
Net increase (decrease) in net assets from operations   $    (18,868,751)
                                                       ==================


                                                         Rydex Variable
                                                         Trust Inverse
                                                        Government Long
                                                       Bond Strategy Fund
                                                       ------------------
Income:
   Dividends                                            $          9,488
Expenses:
   Mortality and expense fees                                     30,941
   Administrative fees                                             2,916
                                                       ------------------
Net investment income (loss)                                     (24,369)
                                                       ------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                  (200,331)
   Realized gain distributions                                         -
                                                       ------------------
   Realized gain (loss)                                         (200,331)
                                                       ------------------

Change in unrealized appreciation (depreciation)
   during the year                                              (472,827)
                                                       ------------------
Net increase (decrease) in net assets from operations   $       (697,527)
                                                       ==================

                       See Notes to Financial Statements

                           STATEMENTS OF OPERATIONS
                    For the period ended December 31, 2008
                                  (Continued)


                                                                          Rydex Variable   Sentinel Variable  Sentinel Variable
                                                        Rydex Variable     Trust Sector    Products Balanced    Products Bond
                                                        Trust Nova Fund    Rotation Fund         Fund               Fund
                                                       ----------------- ----------------- ----------------- -------------------
Income:
   Dividends                                           $          5,010  $              -  $         19,602   $      1,271,459
Expenses:
   Mortality and expense fees                                    19,145            34,277             7,906            270,632
   Administrative fees                                            1,816             3,406               852             27,796
                                                       ----------------- ----------------- ----------------- -------------------
Net investment income (loss)                                    (15,951)          (37,683)           10,844            973,031
                                                       ----------------- ----------------- ----------------- -------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                   20,211           170,860           (65,191)           (33,114)
   Realized gain distributions                                        -             6,083             2,320                  -
                                                       ----------------- ----------------- ----------------- -------------------
   Realized gain (loss)                                          20,211           176,943           (62,871)           (33,114)
                                                       ----------------- ----------------- ----------------- -------------------

Change in unrealized appreciation (depreciation)
   during the year                                           (1,060,228)       (1,551,831)         (135,390)          (626,257)
                                                       ----------------- ----------------- ----------------- -------------------
Net increase (decrease) in net assets from operations  $     (1,055,968) $     (1,412,571) $       (187,417)  $        313,660
                                                       ================= ================= ================= ===================

                                                                                                                 Summit S&P
                                                       Sentinel Variable Sentinel Variable Sentinel Variable  MidCap 400 Index
                                                        Products Common  Products Mid Cap   Products Small   Portfolio - Class I
                                                          Stock Fund        Growth Fund      Company Fund          Shares
                                                       ----------------- ----------------- ----------------- -------------------
Income:
   Dividends                                           $      1,281,794  $              -  $         39,102   $          1,237
Expenses:
   Mortality and expense fees                                   729,528            12,791           105,951              1,532
   Administrative fees                                           73,652             1,242            10,674                139
                                                       ----------------- ----------------- ----------------- -------------------
Net investment income (loss)                                    478,614           (14,033)          (77,523)              (434)
                                                       ----------------- ----------------- ----------------- -------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                 (166,593)         (493,450)          (69,731)           (32,085)
   Realized gain distributions                                        -                 -           164,949                 14
                                                       ----------------- ----------------- ----------------- -------------------
   Realized gain (loss)                                        (166,593)         (493,450)           95,218            (32,071)
                                                       ----------------- ----------------- ----------------- -------------------

Change in unrealized appreciation (depreciation)
   during the year                                          (28,943,329)         (337,869)       (3,907,835)           (12,093)
                                                       ----------------- ----------------- ----------------- -------------------
Net increase (decrease) in net assets from operations  $    (28,631,308) $       (845,352) $     (3,890,140)  $        (44,598)
                                                       ================= ================= ================= ===================

                       See Notes to Financial Statements

                           STATEMENTS OF OPERATIONS
                    For the period ended December 31, 2008
                                  (Continued)


                                                            Templeton
                                                        Developing Markets  Templeton Foreign   Templeton Global
                                                        Securities Fund -   Securities Fund -   Asset Allocation
                                                             Class 2             Class 2         Fund - Class 2
                                                       -------------------- ----------------- --------------------
Income:
   Dividends                                             $        229,842   $        663,801    $        428,782
Expenses:
   Mortality and expense fees                                     103,265            331,302              49,908
   Administrative fees                                             10,529             34,739               5,060
                                                       -------------------- ----------------- --------------------
Net investment income (loss)                                      116,048            297,760             373,814
                                                       -------------------- ----------------- --------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                 (1,090,379)            78,577             (81,967)
   Realized gain distributions                                  1,722,824          2,716,763             536,410
                                                       -------------------- ----------------- --------------------
   Realized gain (loss)                                           632,445          2,795,340             454,443
                                                       -------------------- ----------------- --------------------

Change in unrealized appreciation (depreciation)
   during the year                                             (6,552,970)       (17,066,689)         (2,027,693)
                                                       -------------------- ----------------- --------------------
Net increase (decrease) in net assets from operations    $     (5,804,477)  $    (13,973,589)   $     (1,199,436)
                                                       ==================== ================= ====================

                                                          Van Kampen UIF
                                                        Equity and Income        Wanger              Wanger
                                                       Portfolio - Class II   International   International Select
                                                       -------------------- ----------------- --------------------
Income:
   Dividends                                             $         16,560   $      1,091,803    $         79,021
Expenses:
   Mortality and expense fees                                       8,432          1,334,863             221,772
   Administrative fees                                                835            140,523              22,584
                                                       -------------------- ----------------- --------------------
Net investment income (loss)                                        7,293           (383,583)           (165,335)
                                                       -------------------- ----------------- --------------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                    (15,471)           (65,043)         (1,110,436)
   Realized gain distributions                                     22,288         16,514,320           5,301,468
                                                       -------------------- ----------------- --------------------
   Realized gain (loss)                                             6,817         16,449,277           4,191,032
                                                       -------------------- ----------------- --------------------

Change in unrealized appreciation (depreciation)
   during the year                                               (201,063)       (81,393,962)        (13,590,786)
                                                       -------------------- ----------------- --------------------
Net increase (decrease) in net assets from operations    $       (186,953)  $    (65,328,268)   $     (9,565,089)
                                                       ==================== ================= ====================

                                                       Templeton Growth
                                                       Securities Fund -
                                                            Class 2
                                                       -----------------
Income:
   Dividends                                           $      1,222,234
Expenses:
   Mortality and expense fees                                   889,768
   Administrative fees                                           85,316
                                                       -----------------
Net investment income (loss)                                    247,150
                                                       -----------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares               (1,514,136)
   Realized gain distributions                                4,816,354
                                                       -----------------
   Realized gain (loss)                                       3,302,218
                                                       -----------------

Change in unrealized appreciation (depreciation)
   during the year                                          (41,104,277)
                                                       -----------------
Net increase (decrease) in net assets from operations  $    (37,554,909)
                                                       =================



                                                         Wanger Select
                                                       -----------------
Income:
   Dividends                                           $              -
Expenses:
   Mortality and expense fees                                   239,825
   Administrative fees                                           25,341
                                                       -----------------
Net investment income (loss)                                   (265,166)
                                                       -----------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                  291,517
   Realized gain distributions                                  694,348
                                                       -----------------
   Realized gain (loss)                                         985,865
                                                       -----------------

Change in unrealized appreciation (depreciation)
   during the year                                          (12,939,661)
                                                       -----------------
Net increase (decrease) in net assets from operations  $    (12,218,962)
                                                       =================

                       See Notes to Financial Statements

                           STATEMENTS OF OPERATIONS
                    For the period ended December 31, 2008
                                  (Continued)


                                                                     Wanger USA
                                                                  ----------------
Income:
   Dividends                                                      $              -
Expenses:
   Mortality and expense fees                                              830,776
   Administrative fees                                                      86,871
                                                                  ----------------
Net investment income (loss)                                              (917,647)
                                                                  ----------------

Realized gains (losses) on investments
   Realized gain (loss) on sale of fund shares                           2,353,243
   Realized gain distributions                                           8,972,085
                                                                  ----------------
   Realized gain (loss)                                                 11,325,328
                                                                  ----------------

Change in unrealized appreciation (depreciation) during the year       (43,259,283)
                                                                  ----------------
Net increase (decrease) in net assets from operations             $    (32,851,602)
                                                                  ================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007

                                                             AIM V.I. Capital Appreciation Fund - Series I
                                                                              Shares
                                                             --------------------------------------------
                                                                     2008                   2007
                                                              -------------------    -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $          (649,235)   $          (876,303)
      Realized gains (losses)                                             96,628              1,054,758
      Unrealized appreciation (depreciation) during
       the year                                                      (26,798,272)             6,608,281
                                                             -------------------    -------------------
Net increase (decrease) in net assets from operations                (27,350,879)             6,786,736
                                                             -------------------    -------------------
Contract transactions:
      Payments received from contract owners                             479,303              3,037,695
      Transfers between investment options
       (including GIA/MVA), net                                          943,706              1,726,084
      Transfers for contract benefits and terminations                (4,800,965)            (5,589,684)
      Contract maintenance charges                                      (307,976)              (332,456)
      Net change to contracts in payout period                            (1,189)                   592
                                                             -------------------    -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              (3,687,121)            (1,157,769)
                                                             -------------------    -------------------
         Total increase (decrease) in net assets                     (31,038,000)             5,628,967
Net assets at beginning of period                                     66,229,578             60,600,611
                                                             -------------------    -------------------
Net assets at end of period                                  $        35,191,578    $        66,229,578
                                                             ===================    ===================

                                                             AIM V.I. Core Equity Fund - Series I Shares
                                                             ------------------------------------------
                                                                     2008                  2007
                                                             -------------------   -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $            84,089   $           (39,917)
      Realized gains (losses)                                             23,343               336,812
      Unrealized appreciation (depreciation) during
       the year                                                       (4,052,275)              714,917
                                                             -------------------   -------------------
Net increase (decrease) in net assets from operations                 (3,944,843)            1,011,812
                                                             -------------------   -------------------
Contract transactions:
      Payments received from contract owners                             115,240               190,455
      Transfers between investment options
       (including GIA/MVA), net                                         (572,629)           (1,013,235)
      Transfers for contract benefits and terminations                (1,460,065)           (1,525,545)
      Contract maintenance charges                                       (67,111)              (73,086)
      Net change to contracts in payout period                            (1,252)                  468
                                                             -------------------   -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              (1,985,817)           (2,420,943)
                                                             -------------------   -------------------
         Total increase (decrease) in net assets                      (5,930,660)           (1,409,131)
Net assets at beginning of period                                     14,048,369            15,457,500
                                                             -------------------   -------------------
Net assets at end of period                                  $         8,117,709   $        14,048,369
                                                             ===================   ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)


                                                             AIM V.I. Mid Cap Core Equity Fund - Series I
                                                                              Shares
                                                             -------------------------------------------
                                                                     2008                   2007
                                                              -------------------   -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $             4,440    $           (87,894)
      Realized gains (losses)                                            502,738                238,157
      Unrealized appreciation (depreciation) during
       the year                                                       (2,243,835)               476,554
                                                             -------------------    -------------------
Net increase (decrease) in net assets from operations                 (1,736,657)               626,817
                                                             -------------------    -------------------
Contract transactions:
      Payments received from contract owners                              44,458                106,096
      Transfers between investment options
       (including GIA/MVA), net                                         (804,106)              (773,961)
      Transfers for contract benefits and terminations                  (720,448)            (1,284,314)
      Contract maintenance charges                                       (13,151)               (23,408)
      Net change to contracts in payout period                               213                    179
                                                             -------------------    -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              (1,493,034)            (1,975,408)
                                                             -------------------    -------------------
         Total increase (decrease) in net assets                      (3,229,691)            (1,348,591)
Net assets at beginning of period                                      6,852,642              8,201,233
                                                             -------------------    -------------------
Net assets at end of period                                  $         3,622,951    $         6,852,642
                                                             ===================    ===================

                                                                Alger American Capital Appreciation
                                                                    Portfolio - Class O Shares
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $          (155,266) $          (228,551)
      Realized gains (losses)                                          1,456,101            2,028,807
      Unrealized appreciation (depreciation) during
       the year                                                       (7,907,374)           2,797,556
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                 (6,606,539)           4,597,812
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                             153,711              173,170
      Transfers between investment options
       (including GIA/MVA), net                                       (1,649,852)          (1,714,238)
      Transfers for contract benefits and terminations                (2,200,845)          (2,794,005)
      Contract maintenance charges                                       (33,758)             (40,021)
      Net change to contracts in payout period                               689                  315
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              (3,730,055)          (4,374,779)
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                     (10,336,594)             223,033
Net assets at beginning of period                                     16,675,921           16,452,888
                                                             -------------------  -------------------
Net assets at end of period                                  $         6,339,327  $        16,675,921
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)


                                                              AllianceBernstein VPS Balanced Wealth
                                                                   Strategy Portfolio - Class B
                                                             ----------------------------------------
                                                                     2008                2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $            12,995  $                 -
      Realized gains (losses)                                            (28,747)                   -
      Unrealized appreciation (depreciation) during
       the year                                                         (436,662)                   -
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                   (452,414)                   -
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                           1,805,717                    -
      Transfers between investment options
       (including GIA/MVA), net                                          981,421                    -
      Transfers for contract benefits and terminations                  (163,827)                   -
      Contract maintenance charges                                          (501)                   -
      Net change to contracts in payout period                                 -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                               2,622,810                    -
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                       2,170,396                    -
Net assets at beginning of period                                              -                    -
                                                             -------------------  -------------------
Net assets at end of period                                  $         2,170,396  $                 -
                                                             ===================  ===================

                                                             AllianceBernstein VPS Wealth Appreciation
                                                                   Strategy Portfolio - Class B
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------   -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $               993   $                 -
      Realized gains (losses)                                             10,418                     -
      Unrealized appreciation (depreciation) during
       the year                                                         (247,864)                    -
                                                             -------------------   -------------------
Net increase (decrease) in net assets from operations                   (236,453)                    -
                                                             -------------------   -------------------
Contract transactions:
      Payments received from contract owners                             592,216                     -
      Transfers between investment options
       (including GIA/MVA), net                                          517,397                     -
      Transfers for contract benefits and terminations                    (3,649)                    -
      Contract maintenance charges                                          (175)                    -
      Net change to contracts in payout period                                 -                     -
                                                             -------------------   -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                               1,105,789                     -
                                                             -------------------   -------------------
         Total increase (decrease) in net assets                         869,336                     -
Net assets at beginning of period                                              -                     -
                                                             -------------------   -------------------
Net assets at end of period                                  $           869,336   $                 -
                                                             ===================   ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)

                                                              DWS Equity 500 Index Fund VIP - Class A
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           758,745  $           159,013
      Realized gains (losses)                                           (257,139)           1,269,158
      Unrealized appreciation (depreciation) during
       the year                                                      (30,219,249)           1,885,818
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                (29,717,643)           3,313,989
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                             629,021            5,140,029
      Transfers between investment options
       (including GIA/MVA), net                                          462,750            3,273,298
      Transfers for contract benefits and terminations                (6,198,993)          (8,025,157)
      Contract maintenance charges                                      (375,665)            (391,023)
      Net change to contracts in payout period                             2,849               23,555
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              (5,480,038)              20,702
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                     (35,197,681)           3,334,691
Net assets at beginning of period                                     82,484,136           79,149,445
                                                             -------------------  -------------------
Net assets at end of period                                  $        47,286,455  $        82,484,136
                                                             ===================  ===================

                                                                DWS Small Cap Index VIP - Class A
                                                             ----------------------------------------
                                                                     2008                2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $            (1,285) $                 -
      Realized gains (losses)                                            (61,870)                   -
      Unrealized appreciation (depreciation) during
       the year                                                          (42,564)                   -
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                   (105,719)                   -
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                               7,143                    -
      Transfers between investment options
       (including GIA/MVA), net                                          258,919                    -
      Transfers for contract benefits and terminations                   (44,424)                   -
      Contract maintenance charges                                           (34)                   -
      Net change to contracts in payout period                                 -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                                 221,604                    -
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                         115,885                    -
Net assets at beginning of period                                              -                    -
                                                             -------------------  -------------------
Net assets at end of period                                  $           115,885  $                 -
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)


                                                                Federated Fund for U.S. Government
                                                                           Securities II
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $         7,583,757  $         6,745,759
      Realized gains (losses)                                             53,287              157,310
      Unrealized appreciation (depreciation) during
       the year                                                       (1,945,363)           3,643,417
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                  5,691,681           10,546,486
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                           1,845,881           10,370,101
      Transfers between investment options
       (including GIA/MVA), net                                      (18,736,173)          11,740,045
      Transfers for contract benefits and terminations               (24,380,493)         (19,816,729)
      Contract maintenance charges                                    (1,194,244)          (1,018,737)
      Net change to contracts in payout period                            (2,652)               9,856
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                             (42,467,681)           1,284,536
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                     (36,776,000)          11,831,022
Net assets at beginning of period                                    220,849,098          209,018,076
                                                             -------------------  -------------------
Net assets at end of period                                  $       184,073,098  $       220,849,098
                                                             ===================  ===================

                                                               Federated High Income Bond Fund II -
                                                                          Primary Shares
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $         1,495,309  $         1,622,015
      Realized gains (losses)                                         (1,054,956)              (2,579)
      Unrealized appreciation (depreciation) during
       the year                                                       (4,630,113)          (1,102,362)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                 (4,189,760)             517,074
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                             369,856              713,466
      Transfers between investment options
       (including GIA/MVA), net                                       (2,514,465)             (83,558)
      Transfers for contract benefits and terminations                (3,889,188)          (3,510,193)
      Contract maintenance charges                                       (50,656)             (49,608)
      Net change to contracts in payout period                               412                 (300)
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              (6,084,041)          (2,930,193)
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                     (10,273,801)          (2,413,119)
Net assets at beginning of period                                     21,296,118           23,709,237
                                                             -------------------  -------------------
Net assets at end of period                                  $        11,022,317  $        21,296,118
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)


                                                             Fidelity(R) VIP Contrafund(R) Portfolio - Service
                                                                               Class
                                                             ------------------------------------------------
                                                                     2008                     2007
                                                               -------------------      -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $          (435,670)     $          (585,496)
      Realized gains (losses)                                         (4,216,985)              28,910,047
      Unrealized appreciation (depreciation) during
       the year                                                      (37,802,484)             (11,990,435)
                                                             -------------------      -------------------
Net increase (decrease) in net assets from operations                (42,455,139)              16,334,116
                                                             -------------------      -------------------
Contract transactions:
      Payments received from contract owners                           2,296,548                2,980,576
      Transfers between investment options
       (including GIA/MVA), net                                      (11,236,394)              12,138,048
      Transfers for contract benefits and terminations               (14,014,769)             (17,663,833)
      Contract maintenance charges                                      (175,795)                (231,017)
      Net change to contracts in payout period                               929                    1,813
                                                             -------------------      -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                             (23,129,481)              (2,774,413)
                                                             -------------------      -------------------
         Total increase (decrease) in net assets                     (65,584,620)              13,559,703
Net assets at beginning of period                                    113,863,185              100,303,482
                                                             -------------------      -------------------
Net assets at end of period                                  $        48,278,565      $       113,863,185
                                                             ===================      ===================

                                                             Fidelity(R) VIP Growth Opportunities Portfolio -
                                                                           Service Class
                                                             -----------------------------------------------
                                                                     2008                     2007
                                                               -------------------     -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $          (783,041)     $          (933,715)
      Realized gains (losses)                                           (300,108)                 106,991
      Unrealized appreciation (depreciation) during
       the year                                                      (71,122,822)              14,136,266
                                                             -------------------      -------------------
Net increase (decrease) in net assets from operations                (72,205,971)              13,309,542
                                                             -------------------      -------------------
Contract transactions:
      Payments received from contract owners                          28,137,540               34,748,538
      Transfers between investment options
       (including GIA/MVA), net                                       24,487,135               15,342,255
      Transfers for contract benefits and terminations                (6,268,610)              (3,833,671)
      Contract maintenance charges                                      (591,474)                (285,944)
      Net change to contracts in payout period                            (1,796)                     782
                                                             -------------------      -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              45,762,795               45,971,960
                                                             -------------------      -------------------
         Total increase (decrease) in net assets                     (26,443,176)              59,281,502
Net assets at beginning of period                                    101,935,219               42,653,717
                                                             -------------------      -------------------
Net assets at end of period                                  $        75,492,043      $       101,935,219
                                                             ===================      ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)



                                                             Fidelity(R) VIP Growth Portfolio - Service Class
                                                             -----------------------------------------------
                                                                     2008                     2007
                                                               -------------------     -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $          (180,287)     $          (274,197)
      Realized gains (losses)                                            601,448                2,022,842
      Unrealized appreciation (depreciation) during
       the year                                                      (17,964,808)               6,964,608
                                                             -------------------      -------------------
Net increase (decrease) in net assets from operations                (17,543,647)               8,713,253
                                                             -------------------      -------------------
Contract transactions:
      Payments received from contract owners                             524,598                  661,614
      Transfers between investment options
       (including GIA/MVA), net                                       (2,032,324)                 903,044
      Transfers for contract benefits and terminations                (3,887,696)              (4,964,201)
      Contract maintenance charges                                      (125,250)                (141,556)
      Net change to contracts in payout period                            (3,104)                   3,006
                                                             -------------------      -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              (5,523,776)              (3,538,093)
                                                             -------------------      -------------------
         Total increase (decrease) in net assets                     (23,067,423)               5,175,160
Net assets at beginning of period                                     41,309,149               36,133,989
                                                             -------------------      -------------------
Net assets at end of period                                  $        18,241,726      $        41,309,149
                                                             ===================      ===================

                                                               Fidelity(R) VIP Investment Grade Bond
                                                                     Portfolio - Service Class
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           691,820  $          (131,422)
      Realized gains (losses)                                            (43,513)               1,326
      Unrealized appreciation (depreciation) during
       the year                                                       (2,699,398)             619,112
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                 (2,051,091)             489,016
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                          15,116,117           16,858,538
      Transfers between investment options
       (including GIA/MVA), net                                       10,638,789           10,257,947
      Transfers for contract benefits and terminations                (3,441,954)            (706,376)
      Contract maintenance charges                                      (228,981)              (8,862)
      Net change to contracts in payout period                            (1,414)                 339
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              22,082,557           26,401,586
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                      20,031,466           26,890,602
Net assets at beginning of period                                     26,890,602                    -
                                                             -------------------  -------------------
Net assets at end of period                                  $        46,922,068  $        26,890,602
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)


                                                             Franklin Flex Cap Growth Securities Fund -
                                                                             Class 2
                                                             ------------------------------------------
                                                                     2008                 2007
                                                             -------------------   -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $              (583)  $                 -
      Realized gains (losses)                                             (7,516)                    -
      Unrealized appreciation (depreciation) during
       the year                                                          (10,877)                    -
                                                             -------------------   -------------------
Net increase (decrease) in net assets from operations                    (18,976)                    -
                                                             -------------------   -------------------
Contract transactions:
      Payments received from contract owners                             174,321                     -
      Transfers between investment options
       (including GIA/MVA), net                                           90,911                     -
      Transfers for contract benefits and terminations                   (78,260)                    -
      Contract maintenance charges                                             -                     -
      Net change to contracts in payout period                                 -                     -
                                                             -------------------   -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                                 186,972                     -
                                                             -------------------   -------------------
         Total increase (decrease) in net assets                         167,996                     -
Net assets at beginning of period                                              -                     -
                                                             -------------------   -------------------
Net assets at end of period                                  $           167,996   $                 -
                                                             ===================   ===================

                                                             Franklin Income Securities Fund - Class 2
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $         2,142,448  $           454,199
      Realized gains (losses)                                           (445,361)             160,432
      Unrealized appreciation (depreciation) during
       the year                                                      (21,064,772)            (963,468)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                (19,367,685)            (348,837)
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                          13,959,456           26,972,888
      Transfers between investment options
       (including GIA/MVA), net                                        4,903,041           16,382,705
      Transfers for contract benefits and terminations                (4,318,287)          (2,705,209)
      Contract maintenance charges                                      (341,358)             (49,347)
      Net change to contracts in payout period                                 -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              14,202,852           40,601,037
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                      (5,164,833)          40,252,200
Net assets at beginning of period                                     49,235,101            8,982,901
                                                             -------------------  -------------------
Net assets at end of period                                  $        44,070,268  $        49,235,101
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)


                                                              Lazard Retirement U.S. Small Cap Equity
                                                                    Portfolio - Service Shares
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           (29,774) $           (52,263)
      Realized gains (losses)                                           (298,561)           1,451,076
      Unrealized appreciation (depreciation) during
       the year                                                         (564,336)          (1,669,666)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                   (892,671)            (270,853)
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                              17,249               20,641
      Transfers between investment options
       (including GIA/MVA), net                                         (457,076)            (434,383)
      Transfers for contract benefits and terminations                  (318,372)            (740,038)
      Contract maintenance charges                                        (6,228)             (17,413)
      Net change to contracts in payout period                              (241)                 (11)
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                                (764,668)          (1,171,204)
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                      (1,657,339)          (1,442,057)
Net assets at beginning of period                                      2,960,587            4,402,644
                                                             -------------------  -------------------
Net assets at end of period                                  $         1,303,248  $         2,960,587
                                                             ===================  ===================

                                                              Lord Abbett Bond Debenture Portfolio -
                                                                          Class VC Shares
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           492,646  $           716,941
      Realized gains (losses)                                           (336,112)             145,732
      Unrealized appreciation (depreciation) during
       the year                                                       (2,519,561)            (138,842)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                 (2,363,027)             723,831
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                             263,982              405,891
      Transfers between investment options
       (including GIA/MVA), net                                       (1,345,610)           1,474,799
      Transfers for contract benefits and terminations                (3,380,010)          (2,952,419)
      Contract maintenance charges                                       (54,914)             (56,578)
      Net change to contracts in payout period                               190                1,414
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              (4,516,362)          (1,126,893)
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                      (6,879,389)            (403,062)
Net assets at beginning of period                                     15,668,515           16,071,577
                                                             -------------------  -------------------
Net assets at end of period                                  $         8,789,126  $        15,668,515
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)


                                                             Lord Abbett Growth and Income Portfolio -
                                                                          Class VC Shares
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           246,345  $            31,790
      Realized gains (losses)                                         (3,084,658)          11,566,006
      Unrealized appreciation (depreciation) during
       the year                                                      (55,386,667)          (8,977,465)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                (58,224,980)           2,620,331
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                           1,688,795           28,313,056
      Transfers between investment options
       (including GIA/MVA), net                                        1,114,273           17,005,927
      Transfers for contract benefits and terminations               (13,318,035)         (13,601,464)
      Contract maintenance charges                                      (789,372)            (638,387)
      Net change to contracts in payout period                            (2,799)               3,190
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                             (11,307,138)          31,082,322
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                     (69,532,118)          33,702,653
Net assets at beginning of period                                    163,064,934          129,362,281
                                                             -------------------  -------------------
Net assets at end of period                                  $        93,532,816  $       163,064,934
                                                             ===================  ===================

                                                               Lord Abbett Mid Cap Value Portfolio -
                                                                          Class VC Shares
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           (29,441) $          (182,029)
      Realized gains (losses)                                           (723,670)           2,501,589
      Unrealized appreciation (depreciation) during
       the year                                                       (4,833,860)          (2,331,822)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                 (5,586,971)             (12,262)
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                             244,611              590,486
      Transfers between investment options
       (including GIA/MVA), net                                       (1,635,712)            (647,542)
      Transfers for contract benefits and terminations                (2,167,779)          (3,019,593)
      Contract maintenance charges                                       (39,856)             (51,918)
      Net change to contracts in payout period                              (191)                 122
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              (3,598,927)          (3,128,445)
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                      (9,185,898)          (3,140,707)
Net assets at beginning of period                                     16,171,501           19,312,208
                                                             -------------------  -------------------
Net assets at end of period                                  $         6,985,603  $        16,171,501
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)



                                                              Mutual Shares Securities Fund - Class 2
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $         1,319,880  $           (33,583)
      Realized gains (losses)                                          1,164,290            2,409,222
      Unrealized appreciation (depreciation) during
       the year                                                      (37,532,895)          (2,148,037)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                (35,048,725)             227,602
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                          14,058,115           26,895,339
      Transfers between investment options
       (including GIA/MVA), net                                        5,031,882           11,313,572
      Transfers for contract benefits and terminations                (8,838,526)          (8,602,037)
      Contract maintenance charges                                      (389,569)            (128,826)
      Net change to contracts in payout period                              (312)                  47
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                               9,861,590           29,478,095
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                     (25,187,135)          29,705,697
Net assets at beginning of period                                     83,298,091           53,592,394
                                                             -------------------  -------------------
Net assets at end of period                                  $        58,110,956  $        83,298,091
                                                             ===================  ===================

                                                                   Neuberger Berman AMT Guardian
                                                                        Portfolio - S Class
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $          (267,999) $           (97,883)
      Realized gains (losses)                                          1,963,915                 (753)
      Unrealized appreciation (depreciation) during
       the year                                                      (21,840,075)             118,494
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                (20,144,159)              19,858
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                          23,279,664           19,766,407
      Transfers between investment options
       (including GIA/MVA), net                                       13,737,452            8,482,896
      Transfers for contract benefits and terminations                (2,316,158)            (480,481)
      Contract maintenance charges                                      (229,545)              (8,360)
      Net change to contracts in payout period                            (1,006)                 (64)
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              34,470,407           27,760,398
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                      14,326,248           27,780,256
Net assets at beginning of period                                     28,314,063              533,807
                                                             -------------------  -------------------
Net assets at end of period                                  $        42,640,311  $        28,314,063
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)


                                                               Neuberger Berman AMT Small Cap Growth
                                                                        Portfolio - S Class
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $            (1,310) $              (676)
      Realized gains (losses)                                            (14,433)                 559
      Unrealized appreciation (depreciation) during
       the year                                                          (24,816)              (1,548)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                    (40,559)              (1,665)
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                               2,088                1,436
      Transfers between investment options
       (including GIA/MVA), net                                           93,386               23,027
      Transfers for contract benefits and terminations                   (52,857)              (2,081)
      Contract maintenance charges                                        (1,653)                 (10)
      Net change to contracts in payout period                                 -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                                  40,964               22,372
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                             405               20,707
Net assets at beginning of period                                         57,456               36,749
                                                             -------------------  -------------------
Net assets at end of period                                  $            57,861  $            57,456
                                                             ===================  ===================

                                                                 Oppenheimer Capital Appreciation
                                                                     Fund/VA - Service Shares
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           (10,859) $            (8,148)
      Realized gains (losses)                                            (68,589)               5,923
      Unrealized appreciation (depreciation) during
       the year                                                         (351,459)              52,562
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                   (430,907)              50,337
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                              38,729              132,483
      Transfers between investment options
       (including GIA/MVA), net                                          103,705              513,656
      Transfers for contract benefits and terminations                  (125,248)            (194,422)
      Contract maintenance charges                                        (1,961)                (398)
      Net change to contracts in payout period                                 -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                                  15,225              451,319
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                        (415,682)             501,656
Net assets at beginning of period                                        876,690              375,034
                                                             -------------------  -------------------
Net assets at end of period                                  $           461,008  $           876,690
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)


                                                              Oppenheimer Global Securities Fund/VA -
                                                                          Service Shares
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $            (4,629) $            (8,357)
      Realized gains (losses)                                             51,985               83,551
      Unrealized appreciation (depreciation) during
       the year                                                       (1,155,946)             (26,926)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                 (1,108,590)              48,268
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                             213,493              214,996
      Transfers between investment options
       (including GIA/MVA), net                                        1,329,408            1,310,392
      Transfers for contract benefits and terminations                  (546,649)            (449,716)
      Contract maintenance charges                                        (7,597)              (2,812)
      Net change to contracts in payout period                                 -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                                 988,655            1,072,860
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                        (119,935)           1,121,128
Net assets at beginning of period                                      2,283,625            1,162,497
                                                             -------------------  -------------------
Net assets at end of period                                  $         2,163,690  $         2,283,625
                                                             ===================  ===================

                                                                 Oppenheimer Main Street Small Cap
                                                                    Fund(R)/VA - Service Shares
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $          (304,734) $          (118,838)
      Realized gains (losses)                                          1,108,873               59,106
      Unrealized appreciation (depreciation) during
       the year                                                      (14,425,358)          (1,326,868)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                (13,621,219)          (1,386,600)
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                          13,785,259           14,478,693
      Transfers between investment options
       (including GIA/MVA), net                                        9,872,524            7,462,019
      Transfers for contract benefits and terminations                (1,778,449)            (504,332)
      Contract maintenance charges                                      (163,485)              (7,848)
      Net change to contracts in payout period                              (889)                 (24)
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              21,714,960           21,428,508
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                       8,093,741           20,041,908
Net assets at beginning of period                                     20,464,924              423,016
                                                             -------------------  -------------------
Net assets at end of period                                  $        28,558,665  $        20,464,924
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)



                                                                   Phoenix Capital Growth Series
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $          (802,943) $          (992,947)
      Realized gains (losses)                                         (3,804,812)          (1,340,476)
      Unrealized appreciation (depreciation) during
       the year                                                      (27,295,979)          10,786,510
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                (31,903,734)           8,453,087
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                           1,685,920            1,795,609
      Transfers between investment options
       (including GIA/MVA), net                                       (3,972,939)          (6,688,698)
      Transfers for contract benefits and terminations               (10,419,124)         (15,509,159)
      Contract maintenance charges                                      (186,834)            (230,932)
      Net change to contracts in payout period                             4,231               (1,207)
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                             (12,888,746)         (20,634,387)
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                     (44,792,480)         (12,181,300)
Net assets at beginning of period                                     85,556,728           97,738,028
                                                             -------------------  -------------------
Net assets at end of period                                  $        40,764,248  $        85,556,728
                                                             ===================  ===================

                                                             Phoenix Dynamic Asset Allocation Series:
                                                                         Aggressive Growth
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $            33,196  $             9,009
      Realized gains (losses)                                           (441,939)             238,541
      Unrealized appreciation (depreciation) during
       the year                                                       (7,071,960)             400,249
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                 (7,480,703)             647,799
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                           1,519,772            6,716,153
      Transfers between investment options
       (including GIA/MVA), net                                         (410,482)           2,984,571
      Transfers for contract benefits and terminations                  (875,251)            (921,354)
      Contract maintenance charges                                       (95,458)             (79,647)
      Net change to contracts in payout period                                 -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                                 138,581            8,699,723
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                      (7,342,122)           9,347,522
Net assets at beginning of period                                     18,344,892            8,997,370
                                                             -------------------  -------------------
Net assets at end of period                                  $        11,002,770  $        18,344,892
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)

                                                                 Phoenix Dynamic Asset Allocation
                                                                          Series: Growth
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           168,635  $            93,081
      Realized gains (losses)                                           (142,898)             201,771
      Unrealized appreciation (depreciation) during
       the year                                                       (9,645,089)             492,629
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                 (9,619,352)             787,481
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                           5,497,325           10,322,379
      Transfers between investment options
       (including GIA/MVA), net                                          667,158            7,138,181
      Transfers for contract benefits and terminations                (2,380,018)          (1,107,479)
      Contract maintenance charges                                      (149,251)             (44,416)
      Net change to contracts in payout period                            (4,508)              (1,767)
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                               3,630,706           16,306,898
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                      (5,988,646)          17,094,379
Net assets at beginning of period                                     25,710,808            8,616,429
                                                             -------------------  -------------------
Net assets at end of period                                  $        19,722,162  $        25,710,808
                                                             ===================  ===================

                                                                 Phoenix Dynamic Asset Allocation
                                                                         Series: Moderate
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           187,839  $            61,557
      Realized gains (losses)                                             47,751               96,556
      Unrealized appreciation (depreciation) during
       the year                                                       (2,016,576)             126,402
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                 (1,780,986)             284,515
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                           3,336,245              777,126
      Transfers between investment options
       (including GIA/MVA), net                                       11,590,101            2,834,294
      Transfers for contract benefits and terminations                (1,995,787)            (860,970)
      Contract maintenance charges                                       (41,644)             (20,963)
      Net change to contracts in payout period                                 -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              12,888,915            2,729,487
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                      11,107,929            3,014,002
Net assets at beginning of period                                      6,089,470            3,075,468
                                                             -------------------  -------------------
Net assets at end of period                                  $        17,197,399  $         6,089,470
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)

                                                             Phoenix Dynamic Asset Allocation Series:
                                                                          Moderate Growth
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           208,217  $            79,828
      Realized gains (losses)                                             (8,873)             237,559
      Unrealized appreciation (depreciation) during
       the year                                                       (5,314,359)             370,054
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                 (5,115,015)             687,441
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                           6,126,096            4,926,269
      Transfers between investment options
       (including GIA/MVA), net                                        3,143,906            3,605,042
      Transfers for contract benefits and terminations                (1,709,587)          (1,642,043)
      Contract maintenance charges                                       (88,540)             (33,482)
      Net change to contracts in payout period                                 -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                               7,471,875            6,855,786
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                       2,356,860            7,543,227
Net assets at beginning of period                                     14,429,086            6,885,859
                                                             -------------------  -------------------
Net assets at end of period                                  $        16,785,946  $        14,429,086
                                                             ===================  ===================

                                                                 Phoenix Growth and Income Series
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $            (2,446) $          (409,151)
      Realized gains (losses)                                            514,213            5,001,589
      Unrealized appreciation (depreciation) during
       the year                                                      (33,600,877)           1,038,637
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                (33,089,110)           5,631,075
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                             809,941            3,016,580
      Transfers between investment options
       (including GIA/MVA), net                                       (4,469,421)            (928,674)
      Transfers for contract benefits and terminations               (10,270,445)         (13,458,768)
      Contract maintenance charges                                      (389,076)            (464,328)
      Net change to contracts in payout period                              (965)                 762
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                             (14,319,966)         (11,834,428)
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                     (47,409,076)          (6,203,353)
Net assets at beginning of period                                    102,197,595          108,400,948
                                                             -------------------  -------------------
Net assets at end of period                                  $        54,788,519  $       102,197,595
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)

                                                                   Phoenix Mid-Cap Growth Series
                                                             ----------------------------------------
                                                                     2008                   2007
                                                             -------------------    -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $          (305,792)   $          (449,041)
      Realized gains (losses)                                           (380,281)               608,123
      Unrealized appreciation (depreciation) during
       the year                                                      (11,823,044)             5,688,396
                                                             -------------------    -------------------
Net increase (decrease) in net assets from operations                (12,509,117)             5,847,478
                                                             -------------------    -------------------
Contract transactions:
      Payments received from contract owners                             396,883                593,271
      Transfers between investment options
       (including GIA/MVA), net                                       (2,326,930)            (3,991,447)
      Transfers for contract benefits and terminations                (4,303,346)            (5,745,358)
      Contract maintenance charges                                       (58,163)               (82,681)
      Net change to contracts in payout period                             1,648                     53
                                                             -------------------    -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              (6,289,908)            (9,226,162)
                                                             -------------------    -------------------
         Total increase (decrease) in net assets                     (18,799,025)            (3,378,684)
Net assets at beginning of period                                     32,697,339             36,076,023
                                                             -------------------    -------------------
Net assets at end of period                                  $        13,898,314    $        32,697,339
                                                             ===================    ===================

                                                                    Phoenix Money Market Series
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           810,234  $         2,560,280
      Realized gains (losses)                                                  -                    -
      Unrealized appreciation (depreciation) during
       the year                                                                -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                    810,234            2,560,280
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                          12,983,110           10,196,579
      Transfers between investment options
       (including GIA/MVA), net                                       62,523,116           32,935,604
      Transfers for contract benefits and terminations               (47,939,697)         (33,431,245)
      Contract maintenance charges                                      (633,543)            (516,121)
      Net change to contracts in payout period                            (1,091)               2,204
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              26,931,895            9,187,021
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                      27,742,129           11,747,301
Net assets at beginning of period                                     81,063,966           69,316,665
                                                             -------------------  -------------------
Net assets at end of period                                  $       108,806,095  $        81,063,966
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)

                                                             Phoenix Multi-Sector Fixed Income Series
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $         7,871,180  $         4,905,013
      Realized gains (losses)                                         (2,173,667)            (181,540)
      Unrealized appreciation (depreciation) during
       the year                                                      (31,132,114)          (2,065,005)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                (25,434,601)           2,658,468
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                          21,989,028           16,963,460
      Transfers between investment options
       (including GIA/MVA), net                                        9,250,018           12,510,203
      Transfers for contract benefits and terminations               (20,690,594)         (18,462,799)
      Contract maintenance charges                                      (483,305)            (332,601)
      Net change to contracts in payout period                            (1,842)               5,698
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              10,063,305           10,683,961
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                     (15,371,296)          13,342,429
Net assets at beginning of period                                    124,806,694          111,464,265
                                                             -------------------  -------------------
Net assets at end of period                                  $       109,435,398  $       124,806,694
                                                             ===================  ===================

                                                             Phoenix Multi-Sector Short Term Bond Series
                                                             ------------------------------------------
                                                                     2008                  2007
                                                             -------------------   -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $         1,057,713   $         1,103,716
      Realized gains (losses)                                           (551,257)               75,852
      Unrealized appreciation (depreciation) during
       the year                                                       (3,669,130)             (414,917)
                                                             -------------------   -------------------
Net increase (decrease) in net assets from operations                 (3,162,674)              764,651
                                                             -------------------   -------------------
Contract transactions:
      Payments received from contract owners                             497,257             1,267,605
      Transfers between investment options
       (including GIA/MVA), net                                       (1,966,916)            1,553,639
      Transfers for contract benefits and terminations                (5,332,364)           (6,835,370)
      Contract maintenance charges                                       (61,402)              (62,956)
      Net change to contracts in payout period                               407                (1,122)
                                                             -------------------   -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              (6,863,018)           (4,078,204)
                                                             -------------------   -------------------
         Total increase (decrease) in net assets                     (10,025,692)           (3,313,553)
Net assets at beginning of period                                     29,323,408            32,636,961
                                                             -------------------   -------------------
Net assets at end of period                                  $        19,297,716   $        29,323,408
                                                             ===================   ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)

                                                                  Phoenix Small-Cap Growth Series
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $          (315,454) $          (470,079)
      Realized gains (losses)                                         (1,034,412)           6,876,767
      Unrealized appreciation (depreciation) during
       the year                                                      (12,520,884)          (1,560,162)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                (13,870,750)           4,846,526
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                             469,867              667,476
      Transfers between investment options
       (including GIA/MVA), net                                       (1,123,095)          (3,448,589)
      Transfers for contract benefits and terminations                (4,143,434)          (4,363,633)
      Contract maintenance charges                                       (86,268)            (107,675)
      Net change to contracts in payout period                              (877)               1,331
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              (4,883,807)          (7,251,090)
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                     (18,754,557)          (2,404,564)
Net assets at beginning of period                                     33,406,612           35,811,176
                                                             -------------------  -------------------
Net assets at end of period                                  $        14,652,055  $        33,406,612
                                                             ===================  ===================

                                                                Phoenix Strategic Allocation Series
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           752,212  $           817,006
      Realized gains (losses)                                         (2,377,083)           3,498,588
      Unrealized appreciation (depreciation) during
       the year                                                      (12,554,092)          (1,093,303)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                (14,178,963)           3,222,291
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                           1,618,105            1,549,425
      Transfers between investment options
       (including GIA/MVA), net                                       (5,149,843)          (4,008,033)
      Transfers for contract benefits and terminations               (10,618,089)         (13,688,290)
      Contract maintenance charges                                      (101,901)            (121,607)
      Net change to contracts in payout period                            12,231                  749
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                             (14,239,497)         (16,267,756)
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                     (28,418,460)         (13,045,465)
Net assets at beginning of period                                     63,031,410           76,076,875
                                                             -------------------  -------------------
Net assets at end of period                                  $        34,612,950  $        63,031,410
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)



                                                               Phoenix-Aberdeen International Series
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $         2,176,545  $           951,902
      Realized gains (losses)                                         10,068,159           17,225,048
      Unrealized appreciation (depreciation) during
       the year                                                     (144,926,580)          17,070,849
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations               (132,681,876)          35,247,799
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                          48,153,413           48,854,926
      Transfers between investment options
       (including GIA/MVA), net                                       13,794,666           11,626,927
      Transfers for contract benefits and terminations               (27,215,482)         (23,209,073)
      Contract maintenance charges                                    (1,509,764)          (1,130,725)
      Net change to contracts in payout period                            (1,363)               4,938
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              33,221,470           36,146,993
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                     (99,460,406)          71,394,792
Net assets at beginning of period                                    316,871,045          245,476,253
                                                             -------------------  -------------------
Net assets at end of period                                  $       217,410,639  $       316,871,045
                                                             ===================  ===================

                                                                 Phoenix-Duff & Phelps Real Estate
                                                                         Securities Series
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           174,755  $          (101,922)
      Realized gains (losses)                                          1,848,145           14,367,079
      Unrealized appreciation (depreciation) during
       the year                                                      (35,273,474)         (31,132,694)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                (33,250,574)         (16,867,537)
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                          13,246,236           14,853,130
      Transfers between investment options
       (including GIA/MVA), net                                        2,994,150          (12,164,616)
      Transfers for contract benefits and terminations                (8,858,405)         (13,072,525)
      Contract maintenance charges                                      (355,320)            (311,732)
      Net change to contracts in payout period                            (3,985)              (2,838)
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                               7,022,676          (10,698,581)
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                     (26,227,898)         (27,566,118)
Net assets at beginning of period                                     82,754,337          110,320,455
                                                             -------------------  -------------------
Net assets at end of period                                  $        56,526,439  $        82,754,337
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)


                                                              Phoenix-Sanford Bernstein Mid-Cap Value
                                                                              Series
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $          (885,851) $          (993,083)
      Realized gains (losses)                                          3,487,786           11,636,330
      Unrealized appreciation (depreciation) during
       the year                                                      (35,031,632)         (10,260,629)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                (32,429,697)             382,618
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                          15,506,126           15,384,873
      Transfers between investment options
       (including GIA/MVA), net                                        5,479,867            4,122,153
      Transfers for contract benefits and terminations                (9,640,857)          (9,427,238)
      Contract maintenance charges                                      (351,586)            (231,893)
      Net change to contracts in payout period                              (908)               2,817
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              10,992,642            9,850,712
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                     (21,437,055)          10,233,330
Net assets at beginning of period                                     81,391,795           71,158,465
                                                             -------------------  -------------------
Net assets at end of period                                  $        59,954,740  $        81,391,795
                                                             ===================  ===================

                                                             Phoenix-Sanford Bernstein Small-Cap Value
                                                                              Series
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $          (422,893) $          (625,182)
      Realized gains (losses)                                           (822,565)           6,483,521
      Unrealized appreciation (depreciation) during
       the year                                                      (14,028,297)          (7,134,736)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                (15,273,755)          (1,276,397)
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                             503,428            2,403,128
      Transfers between investment options
       (including GIA/MVA), net                                         (908,949)             143,462
      Transfers for contract benefits and terminations                (4,192,963)          (5,599,388)
      Contract maintenance charges                                      (144,136)            (162,402)
      Net change to contracts in payout period                            (1,984)                 216
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              (4,744,604)          (3,214,984)
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                     (20,018,359)          (4,491,381)
Net assets at beginning of period                                     41,421,866           45,913,247
                                                             -------------------  -------------------
Net assets at end of period                                  $        21,403,507  $        41,421,866
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)


                                                                Phoenix-Van Kampen Comstock Series
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           101,017  $            76,622
      Realized gains (losses)                                         (1,439,508)           2,534,112
      Unrealized appreciation (depreciation) during
       the year                                                      (10,950,248)          (3,853,673)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                (12,288,739)          (1,242,939)
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                             432,431            1,113,419
      Transfers between investment options
       (including GIA/MVA), net                                       (3,827,488)          (3,262,630)
      Transfers for contract benefits and terminations                (6,381,785)          (7,706,541)
      Contract maintenance charges                                       (71,433)            (114,140)
      Net change to contracts in payout period                             3,272                   50
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              (9,845,003)          (9,969,842)
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                     (22,133,742)         (11,212,781)
Net assets at beginning of period                                     40,472,226           51,685,007
                                                             -------------------  -------------------
Net assets at end of period                                  $        18,338,484  $        40,472,226
                                                             ===================  ===================

                                                             Phoenix-Van Kampen Equity 500 Index Series
                                                             ----------------------------------------
                                                                     2008                  2007
                                                             -------------------   -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           (93,714)  $          (345,031)
      Realized gains (losses)                                            176,071             3,132,204
      Unrealized appreciation (depreciation) during
       the year                                                      (18,951,108)             (811,995)
                                                             -------------------   -------------------
Net increase (decrease) in net assets from operations                (18,868,751)            1,975,178
                                                             -------------------   -------------------
Contract transactions:
      Payments received from contract owners                             791,198             5,506,838
      Transfers between investment options
       (including GIA/MVA), net                                       (1,595,709)           (2,675,833)
      Transfers for contract benefits and terminations                (7,661,008)          (13,844,266)
      Contract maintenance charges                                       (61,290)              (78,248)
      Net change to contracts in payout period                          (181,525)               10,871
                                                             -------------------   -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              (8,708,334)          (11,080,638)
                                                             -------------------   -------------------
         Total increase (decrease) in net assets                     (27,577,085)           (9,105,460)
Net assets at beginning of period                                     55,306,757            64,412,217
                                                             -------------------   -------------------
Net assets at end of period                                  $        27,729,672   $        55,306,757
                                                             ===================   ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)


                                                              PIMCO CommodityRealReturn/TM/ Strategy
                                                                     Portfolio - Advisor Class
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           975,767  $           403,950
      Realized gains (losses)                                         (3,385,387)                 949
      Unrealized appreciation (depreciation) during
       the year                                                      (16,852,826)           1,875,191
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                (19,262,446)           2,280,090
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                          12,810,331           10,273,205
      Transfers between investment options
       (including GIA/MVA), net                                        9,262,359            7,826,072
      Transfers for contract benefits and terminations                (2,186,121)            (345,038)
      Contract maintenance charges                                      (157,008)              (7,084)
      Net change to contracts in payout period                              (705)                  (6)
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              19,728,856           17,747,149
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                         466,410           20,027,239
Net assets at beginning of period                                     20,488,545              461,306
                                                             -------------------  -------------------
Net assets at end of period                                  $        20,954,955  $        20,488,545
                                                             ===================  ===================

                                                                         PIMCO Real Return
                                                                     Portfolio - Advisor Class
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           170,863  $            32,034
      Realized gains (losses)                                           (634,544)             (45,577)
      Unrealized appreciation (depreciation) during
       the year                                                         (708,266)              67,597
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                 (1,171,947)              54,054
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                             369,204               95,585
      Transfers between investment options
       (including GIA/MVA), net                                        5,537,144            1,238,127
      Transfers for contract benefits and terminations                (1,321,695)             (48,561)
      Contract maintenance charges                                       (21,355)              (1,254)
      Net change to contracts in payout period                                 -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                               4,563,298            1,283,897
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                       3,391,351            1,337,951
Net assets at beginning of period                                      1,867,715              529,764
                                                             -------------------  -------------------
Net assets at end of period                                  $         5,259,066  $         1,867,715
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)


                                                                        PIMCO Total Return
                                                                     Portfolio - Advisor Class
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           291,254  $           173,086
      Realized gains (losses)                                            219,855              (35,841)
      Unrealized appreciation (depreciation) during
       the year                                                         (242,660)             216,660
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                    268,449              353,905
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                             449,191              169,847
      Transfers between investment options
       (including GIA/MVA), net                                        7,890,211              433,463
      Transfers for contract benefits and terminations                (1,901,937)            (778,917)
      Contract maintenance charges                                       (22,888)             (19,392)
      Net change to contracts in payout period                                 -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                               6,414,577             (194,999)
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                       6,683,026              158,906
Net assets at beginning of period                                      5,684,464            5,525,558
                                                             -------------------  -------------------
Net assets at end of period                                  $        12,367,490  $         5,684,464
                                                             ===================  ===================

                                                              Rydex Variable Trust Inverse Government
                                                                      Long Bond Strategy Fund
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           (24,369) $            88,009
      Realized gains (losses)                                           (200,331)            (200,380)
      Unrealized appreciation (depreciation) during
       the year                                                         (472,827)             (55,243)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                   (697,527)            (167,614)
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                               8,944               32,335
      Transfers between investment options
       (including GIA/MVA), net                                         (313,825)            (765,067)
      Transfers for contract benefits and terminations                  (386,028)            (816,353)
      Contract maintenance charges                                        (8,636)              (9,923)
      Net change to contracts in payout period                               147                  143
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                                (699,398)          (1,558,865)
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                      (1,396,925)          (1,726,479)
Net assets at beginning of period                                      2,870,430            4,596,909
                                                             -------------------  -------------------
Net assets at end of period                                  $         1,473,505  $         2,870,430
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)


                                                                  Rydex Variable Trust Nova Fund
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           (15,951) $            (8,533)
      Realized gains (losses)                                             20,211              389,115
      Unrealized appreciation (depreciation) during
       the year                                                       (1,060,228)            (327,452)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                 (1,055,968)              53,130
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                               6,089               49,894
      Transfers between investment options
       (including GIA/MVA), net                                         (184,338)            (538,439)
      Transfers for contract benefits and terminations                  (131,203)            (471,467)
      Contract maintenance charges                                        (5,742)              (8,453)
      Net change to contracts in payout period                                 -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                                (315,194)            (968,465)
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                      (1,371,162)            (915,335)
Net assets at beginning of period                                      2,140,440            3,055,775
                                                             -------------------  -------------------
Net assets at end of period                                  $           769,278  $         2,140,440
                                                             ===================  ===================

                                                             Rydex Variable Trust Sector Rotation Fund
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           (37,683) $           (63,573)
      Realized gains (losses)                                            176,943              668,870
      Unrealized appreciation (depreciation) during
       the year                                                       (1,551,831)             289,718
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                 (1,412,571)             895,015
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                              28,751               65,833
      Transfers between investment options
       (including GIA/MVA), net                                       (1,063,481)          (1,578,115)
      Transfers for contract benefits and terminations                  (455,944)            (466,245)
      Contract maintenance charges                                        (8,886)             (14,760)
      Net change to contracts in payout period                                 -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              (1,499,560)          (1,993,287)
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                      (2,912,131)          (1,098,272)
Net assets at beginning of period                                      4,391,665            5,489,937
                                                             -------------------  -------------------
Net assets at end of period                                  $         1,479,534  $         4,391,665
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)


                                                             Sentinel Variable Products Balanced Fund
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $            10,844  $             6,170
      Realized gains (losses)                                            (62,871)              16,902
      Unrealized appreciation (depreciation) during
       the year                                                         (135,390)             (30,961)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                   (187,417)              (7,889)
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                              22,285                    -
      Transfers between investment options
       (including GIA/MVA), net                                          551,107              311,449
      Transfers for contract benefits and terminations                   (72,840)              (2,988)
      Contract maintenance charges                                        (1,715)                   -
      Net change to contracts in payout period                                 -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                                 498,837              308,461
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                         311,420              300,572
Net assets at beginning of period                                        300,572                    -
                                                             -------------------  -------------------
Net assets at end of period                                  $           611,992  $           300,572
                                                             ===================  ===================

                                                               Sentinel Variable Products Bond Fund
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           973,031  $           165,304
      Realized gains (losses)                                            (33,114)                 307
      Unrealized appreciation (depreciation) during
       the year                                                         (626,257)            (103,559)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                    313,660               62,052
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                          14,516,860            3,214,649
      Transfers between investment options
       (including GIA/MVA), net                                       14,747,770            1,391,849
      Transfers for contract benefits and terminations                (1,808,289)             (81,025)
      Contract maintenance charges                                       (92,797)                (402)
      Net change to contracts in payout period                                 -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              27,363,544            4,525,071
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                      27,677,204            4,587,123
Net assets at beginning of period                                      4,587,123                    -
                                                             -------------------  -------------------
Net assets at end of period                                  $        32,264,327  $         4,587,123
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)


                                                              Sentinel Variable Products Common Stock
                                                                               Fund
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           478,614  $           167,739
      Realized gains (losses)                                           (166,593)             343,642
      Unrealized appreciation (depreciation) during
       the year                                                      (28,943,329)            (681,445)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                (28,631,308)            (170,064)
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                          58,218,672           15,230,677
      Transfers between investment options
       (including GIA/MVA), net                                       39,430,990            4,594,291
      Transfers for contract benefits and terminations                (4,043,999)            (252,857)
      Contract maintenance charges                                      (244,414)              (1,525)
      Net change to contracts in payout period                                 -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              93,361,249           19,570,586
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                      64,729,941           19,400,522
Net assets at beginning of period                                     19,400,522                    -
                                                             -------------------  -------------------
Net assets at end of period                                  $        84,130,463  $        19,400,522
                                                             ===================  ===================

                                                             Sentinel Variable Products Mid Cap Growth
                                                                               Fund
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           (14,033) $            (1,297)
      Realized gains (losses)                                           (493,450)                (441)
      Unrealized appreciation (depreciation) during
       the year                                                         (337,869)                 684
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                   (845,352)              (1,054)
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                              50,532               10,146
      Transfers between investment options
       (including GIA/MVA), net                                          877,527              473,620
      Transfers for contract benefits and terminations                   (73,989)              (5,675)
      Contract maintenance charges                                          (749)                  (9)
      Net change to contracts in payout period                                 -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                                 853,321              478,082
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                           7,969              477,028
Net assets at beginning of period                                        477,028                    -
                                                             -------------------  -------------------
Net assets at end of period                                  $           484,997  $           477,028
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)


                                                             Sentinel Variable Products Small Company
                                                                               Fund
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           (77,523) $            11,648
      Realized gains (losses)                                             95,218              283,874
      Unrealized appreciation (depreciation) during
       the year                                                       (3,907,835)            (358,198)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                 (3,890,140)             (62,676)
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                           8,071,738            2,246,847
      Transfers between investment options
       (including GIA/MVA), net                                        5,298,138              947,065
      Transfers for contract benefits and terminations                  (526,638)             (35,459)
      Contract maintenance charges                                       (34,447)                (260)
      Net change to contracts in payout period                                 -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              12,808,791            3,158,193
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                       8,918,651            3,095,517
Net assets at beginning of period                                      3,095,517                    -
                                                             -------------------  -------------------
Net assets at end of period                                  $        12,014,168  $         3,095,517
                                                             ===================  ===================

                                                             Summit S&P MidCap 400 Index Portfolio -
                                                                          Class I Shares
                                                             ----------------------------------------
                                                                     2008                2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $              (434) $                 -
      Realized gains (losses)                                            (32,071)                   -
      Unrealized appreciation (depreciation) during
       the year                                                          (12,093)                   -
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                    (44,598)                   -
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                               4,955                    -
      Transfers between investment options
       (including GIA/MVA), net                                          144,750                    -
      Transfers for contract benefits and terminations                   (13,844)                   -
      Contract maintenance charges                                          (124)                   -
      Net change to contracts in payout period                                 -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                                 135,737                    -
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                          91,139                    -
Net assets at beginning of period                                              -                    -
                                                             -------------------  -------------------
Net assets at end of period                                  $            91,139  $                 -
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)


                                                              Templeton Developing Markets Securities
                                                                          Fund - Class 2
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           116,048  $            67,396
      Realized gains (losses)                                            632,445              332,415
      Unrealized appreciation (depreciation) during
       the year                                                       (6,552,970)           1,209,862
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                 (5,804,477)           1,609,673
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                             395,381              437,208
      Transfers between investment options
       (including GIA/MVA), net                                       (5,664,426)          10,973,203
      Transfers for contract benefits and terminations                (1,269,443)          (2,072,337)
      Contract maintenance charges                                       (16,034)             (14,067)
      Net change to contracts in payout period                                19                   (6)
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              (6,554,503)           9,324,001
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                     (12,358,980)          10,933,674
Net assets at beginning of period                                     16,657,404            5,723,730
                                                             -------------------  -------------------
Net assets at end of period                                  $         4,298,424  $        16,657,404
                                                             ===================  ===================

                                                             Templeton Foreign Securities Fund - Class 2
                                                             ------------------------------------------
                                                                     2008                  2007
                                                             -------------------   -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           297,760   $           289,231
      Realized gains (losses)                                          2,795,340             2,675,136
      Unrealized appreciation (depreciation) during
       the year                                                      (17,066,689)            2,178,100
                                                             -------------------   -------------------
Net increase (decrease) in net assets from operations                (13,973,589)            5,142,467
                                                             -------------------   -------------------
Contract transactions:
      Payments received from contract owners                             469,110             1,094,262
      Transfers between investment options
       (including GIA/MVA), net                                       (5,497,115)           (1,477,097)
      Transfers for contract benefits and terminations                (3,909,722)           (5,899,356)
      Contract maintenance charges                                       (83,093)             (120,835)
      Net change to contracts in payout period                              (535)                  605
                                                             -------------------   -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              (9,021,355)           (6,402,421)
                                                             -------------------   -------------------
         Total increase (decrease) in net assets                     (22,994,944)           (1,259,954)
Net assets at beginning of period                                     40,632,696            41,892,650
                                                             -------------------   -------------------
Net assets at end of period                                  $        17,637,752   $        40,632,696
                                                             ===================   ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)

                                                                 Templeton Global Asset Allocation
                                                                          Fund - Class 2
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           373,814  $           810,747
      Realized gains (losses)                                            454,443            1,196,087
      Unrealized appreciation (depreciation) during
       the year                                                       (2,027,693)          (1,598,892)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                 (1,199,436)             407,942
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                              26,033               31,094
      Transfers between investment options
       (including GIA/MVA), net                                         (257,047)             (48,592)
      Transfers for contract benefits and terminations                  (302,350)            (598,803)
      Contract maintenance charges                                        (2,801)              (3,369)
      Net change to contracts in payout period                                 -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                                (536,165)            (619,670)
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                      (1,735,601)            (211,728)
Net assets at beginning of period                                      4,844,373            5,056,101
                                                             -------------------  -------------------
Net assets at end of period                                  $         3,108,772  $         4,844,373
                                                             ===================  ===================

                                                                    Templeton Growth Securities
                                                                          Fund - Class 2
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $           247,150  $           (87,320)
      Realized gains (losses)                                          3,302,218            3,069,855
      Unrealized appreciation (depreciation) during
       the year                                                      (41,104,277)          (3,106,805)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                (37,554,909)            (124,270)
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                          13,783,691           26,147,035
      Transfers between investment options
       (including GIA/MVA), net                                        9,033,645            8,398,706
      Transfers for contract benefits and terminations                (6,640,356)          (8,203,444)
      Contract maintenance charges                                      (366,908)            (120,652)
      Net change to contracts in payout period                            (1,415)                 947
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              15,808,657           26,222,592
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                     (21,746,252)          26,098,322
Net assets at beginning of period                                     74,604,710           48,506,388
                                                             -------------------  -------------------
Net assets at end of period                                  $        52,858,458  $        74,604,710
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)

                                                                 Van Kampen UIF Equity and Income
                                                                       Portfolio - Class II
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $             7,293  $               805
      Realized gains (losses)                                              6,817                8,600
      Unrealized appreciation (depreciation) during
       the year                                                         (201,063)             (10,371)
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                   (186,953)                (966)
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                              95,411               44,277
      Transfers between investment options
       (including GIA/MVA), net                                          278,839              362,833
      Transfers for contract benefits and terminations                   (51,844)             (42,561)
      Contract maintenance charges                                        (1,071)                (203)
      Net change to contracts in payout period                                 -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                                 321,335              364,346
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                         134,382              363,380
Net assets at beginning of period                                        560,070              196,690
                                                             -------------------  -------------------
Net assets at end of period                                  $           694,452  $           560,070
                                                             ===================  ===================

                                                                       Wanger International
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $          (383,583) $          (658,069)
      Realized gains (losses)                                         16,449,277           18,672,576
      Unrealized appreciation (depreciation) during
       the year                                                      (81,393,962)           1,999,381
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                (65,328,268)          20,013,888
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                          11,418,924           12,752,570
      Transfers between investment options
       (including GIA/MVA), net                                       (1,020,667)          (5,429,331)
      Transfers for contract benefits and terminations               (14,748,725)         (18,999,505)
      Contract maintenance charges                                      (389,916)            (343,812)
      Net change to contracts in payout period                              (841)                (441)
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              (4,741,225)         (12,020,519)
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                     (70,069,493)           7,993,369
Net assets at beginning of period                                    145,767,470          137,774,101
                                                             -------------------  -------------------
Net assets at end of period                                  $        75,697,977  $       145,767,470
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)

                                                                    Wanger International Select
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $          (165,335) $          (163,698)
      Realized gains (losses)                                          4,191,032            3,403,621
      Unrealized appreciation (depreciation) during
       the year                                                      (13,590,786)           1,209,191
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                 (9,565,089)           4,449,114
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                             751,856            1,369,518
      Transfers between investment options
       (including GIA/MVA), net                                       (4,378,105)           1,738,760
      Transfers for contract benefits and terminations                (3,075,189)          (3,754,960)
      Contract maintenance charges                                       (45,324)             (60,246)
      Net change to contracts in payout period                                 -                    -
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              (6,746,762)            (706,928)
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                     (16,311,851)           3,742,186
Net assets at beginning of period                                     26,318,296           22,576,110
                                                             -------------------  -------------------
Net assets at end of period                                  $        10,006,445  $        26,318,296
                                                             ===================  ===================

                                                                           Wanger Select
                                                             ----------------------------------------
                                                                     2008                 2007
                                                             -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                           $          (265,166) $          (402,165)
      Realized gains (losses)                                            985,865            1,276,537
      Unrealized appreciation (depreciation) during
       the year                                                      (12,939,661)           1,303,691
                                                             -------------------  -------------------
Net increase (decrease) in net assets from operations                (12,218,962)           2,178,063
                                                             -------------------  -------------------
Contract transactions:
      Payments received from contract owners                             578,954            1,495,184
      Transfers between investment options
       (including GIA/MVA), net                                       (2,011,136)           1,906,345
      Transfers for contract benefits and terminations                (4,274,081)          (4,259,483)
      Contract maintenance charges                                       (61,718)             (61,948)
      Net change to contracts in payout period                                98                  589
                                                             -------------------  -------------------
Net increase (decrease) in net assets resulting from
   contract transactions                                              (5,767,883)            (919,313)
                                                             -------------------  -------------------
         Total increase (decrease) in net assets                     (17,986,845)           1,258,750
Net assets at beginning of period                                     29,091,912           27,833,162
                                                             -------------------  -------------------
Net assets at end of period                                  $        11,105,067  $        29,091,912
                                                             ===================  ===================

                       See Notes to Financial Statements

                      STATEMENTS OF CHANGES IN NET ASSETS
               For the periods ended December 31, 2008 and 2007
                                  (Continued)

                                                                                           Wanger USA
                                                                            ----------------------------------------
                                                                                    2008                 2007
                                                                            -------------------  -------------------
Increase (decrease) in net assets from operations:
      Net investment income (loss)                                          $          (917,647) $        (1,391,350)
      Realized gains (losses)                                                        11,325,328           15,243,056
      Unrealized appreciation (depreciation) during the year                        (43,259,283)          (9,105,744)
                                                                            -------------------  -------------------
Net increase (decrease) in net assets from operations                               (32,851,602)           4,745,962
                                                                            -------------------  -------------------
Contract transactions:
      Payments received from contract owners                                          1,210,186            2,208,656
      Transfers between investment options (including GIA/MVA), net                  (5,826,698)          (6,315,939)
      Transfers for contract benefits and terminations                              (11,216,722)         (18,302,606)
      Contract maintenance charges                                                     (135,238)            (190,423)
      Net change to contracts in payout period                                            1,544               (1,529)
                                                                            -------------------  -------------------
Net increase (decrease) in net assets resulting from contract transactions          (15,966,928)         (22,601,841)
                                                                            -------------------  -------------------
         Total increase (decrease) in net assets                                    (48,818,530)         (17,855,879)
Net assets at beginning of period                                                    92,824,666          110,680,545
                                                                            -------------------  -------------------
Net assets at end of period                                                 $        44,006,136  $        92,824,666
                                                                            ===================  ===================

                       See Notes to Financial Statements

                       PHL VARIABLE ACCUMULATION ACCOUNT
                         NOTES TO FINANCIAL STATEMENTS

Note 1--Organization
The PHL Variable Accumulation Account (the "Separate Account"), is a separate investment account of PHL Variable Insurance Company ("PHL Variable"). PHL Variable is a Connecticut stock life insurance company and is an indirect wholly-owned subsidiary of Phoenix Life Insurance Company ("Phoenix"). Phoenix is a wholly-owned subsidiary of The Phoenix Companies, Inc. The Separate Account is registered as a unit investment trust under the Investment Company Act of 1940, as amended, and was established December 7, 1994. The Separate Account currently consists of 65 investment options that invest in shares of underlying funds. The underlying funds include The Phoenix Edge Series Fund, AIM Variable Insurance Funds, The Alger American Fund, AllianceBernstein(R) Variable Products Series (VPS) Fund, Inc., DWS Investments VIT Funds (formerly Scudder Investments VIT Funds), Federated Insurance Series, Fidelity Variable Insurance Products, Franklin Templeton Variable Insurance Products Trust, Lazard Retirement Series, Lord Abbett Series Fund, Inc., Neuberger Berman Advisers Management Trust, Oppenheimer Variable Account Funds, PIMCO Variable Insurance Trust, The Rydex Variable Trust, The Sentinel Variable Products Trust, Summit Mutual Funds, Inc., The Universal Institutional Funds, Inc. and Wanger Advisors Trust (collectively, the "Funds").

The Separate Account invests in the following investment options:

AIM V.I. Capital Appreciation Fund - Series I Shares
-------------------------------------------------------------------------------------------
AIM V.I. Core Equity Fund - Series I Shares
-------------------------------------------------------------------------------------------
AIM V.I. Mid Cap Core Equity Fund - Series I Shares
-------------------------------------------------------------------------------------------
Alger American Capital Appreciation Portfolio - Class O Shares
-------------------------------------------------------------------------------------------
AllianceBernstein VPS Balanced Wealth Strategy Portfolio - Class B
-------------------------------------------------------------------------------------------
AllianceBernstein VPS Wealth Appreciation Strategy Portfolio - Class B
-------------------------------------------------------------------------------------------
DWS Equity 500 Index Fund VIP - Class A
-------------------------------------------------------------------------------------------
DWS Small Cap Index VIP - Class A
-------------------------------------------------------------------------------------------
Federated Fund for U.S. Government Securities II
-------------------------------------------------------------------------------------------
Federated High Income Bond Fund II - Primary Shares
-------------------------------------------------------------------------------------------
Fidelity(R) VIP Contrafund(R) Portfolio - Service Class
-------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Opportunities Portfolio - Service Class
-------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Portfolio - Service Class
-------------------------------------------------------------------------------------------
Fidelity(R) VIP Investment Grade Bond Portfolio - Service Class
-------------------------------------------------------------------------------------------
Franklin Flex Cap Growth Securities Fund - Class 2
-------------------------------------------------------------------------------------------
Franklin Income Securities Fund - Class 2
-------------------------------------------------------------------------------------------
Lazard Retirement U.S. Small Cap Equity Portfolio - Service Shares
-------------------------------------------------------------------------------------------
Lord Abbett Bond Debenture Portfolio - Class VC Shares
-------------------------------------------------------------------------------------------
Lord Abbett Growth and Income Portfolio - Class VC Shares
-------------------------------------------------------------------------------------------
Lord Abbett Mid Cap Value Portfolio - Class VC Shares
-------------------------------------------------------------------------------------------
Mutual Shares Securities Fund - Class 2 (included in Franklin Templeton Variable Insurance
Products Trust)
-------------------------------------------------------------------------------------------
Neuberger Berman AMT Guardian Portfolio - Class S
-------------------------------------------------------------------------------------------
Neuberger Berman AMT Small Cap Growth Portfolio - S Class
-------------------------------------------------------------------------------------------
Oppenheimer Capital Appreciation Fund/VA - Service Shares
-------------------------------------------------------------------------------------------
Oppenheimer Global Securities Fund/VA - Service Shares
-------------------------------------------------------------------------------------------
Oppenheimer Main Street Small Cap Fund(R)/VA - Service Shares
-------------------------------------------------------------------------------------------
Phoenix Capital Growth Series
-------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Aggressive Growth
-------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Growth
-------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Moderate
-------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Moderate Growth
-------------------------------------------------------------------------------------------
Phoenix Growth and Income Series
-------------------------------------------------------------------------------------------
Phoenix Mid-Cap Growth Series
-------------------------------------------------------------------------------------------
Phoenix Money Market Series
-------------------------------------------------------------------------------------------
Phoenix Multi-Sector Fixed Income Series
-------------------------------------------------------------------------------------------
Phoenix Multi-Sector Short Term Bond Series
-------------------------------------------------------------------------------------------
Phoenix Small-Cap Growth Series
-------------------------------------------------------------------------------------------
Phoenix Strategic Allocation Series
-------------------------------------------------------------------------------------------
Phoenix-Aberdeen International Series
-------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate Securities Series
-------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap Value Series
-------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Small-Cap Value Series
-------------------------------------------------------------------------------------------
Phoenix-Van Kampen Comstock Series
-------------------------------------------------------------------------------------------

                       PHL VARIABLE ACCUMULATION ACCOUNT
                         NOTES TO FINANCIAL STATEMENTS


Note 1--Organization (Continued)

Phoenix-Van Kampen Equity 500 Index Series
-----------------------------------------------------------------
PIMCO CommodityRealReturn(TM) Strategy Portfolio - Advisor Class
-----------------------------------------------------------------
PIMCO Real Return Portfolio - Advisor Class
-----------------------------------------------------------------
PIMCO Total Return Portfolio - Advisor Class
-----------------------------------------------------------------
Rydex Variable Trust Inverse Government Long Bond Strategy Fund
-----------------------------------------------------------------
Rydex Variable Trust Nova Fund
-----------------------------------------------------------------
Rydex Variable Trust Sector Rotation Fund
-----------------------------------------------------------------
Sentinel Variable Products Balanced Fund
-----------------------------------------------------------------
Sentinel Variable Products Bond Fund
-----------------------------------------------------------------
Sentinel Variable Products Common Stock Fund
-----------------------------------------------------------------
Sentinel Variable Products Mid Cap Growth Fund
-----------------------------------------------------------------
Sentinel Variable Products Small Company Fund
-----------------------------------------------------------------
Summit S&P MidCap 400 Index Portfolio - Class I Shares
-----------------------------------------------------------------
Templeton Developing Markets Securities Fund - Class 2
-----------------------------------------------------------------
Templeton Foreign Securities Fund - Class 2
-----------------------------------------------------------------
Templeton Global Asset Allocation Fund - Class 2
-----------------------------------------------------------------
Templeton Growth Securities Fund - Class 2
-----------------------------------------------------------------
Van Kampen UIF Equity and Income Portfolio - Class II
-----------------------------------------------------------------
Wanger International
-----------------------------------------------------------------
Wanger International Select
-----------------------------------------------------------------
Wanger Select
-----------------------------------------------------------------
Wanger USA
-----------------------------------------------------------------

Additionally, policy owners may direct the allocation of their investments between the Separate Account, the Guaranteed Interest Account ("GIA") and/or the Market Valuation Account ("MVA").

Comparative year information for the year ended December 31, 2004 has been reformatted to be consistent with the 2005, 2006, 2007 and 2008 disclosures.

Under applicable insurance law, the assets and liabilities of the Separate Account are clearly identified and distinguished from PHL Variable s other asset and liabilities. The portion of the Separate Account's assets applicable to the variable annuity contracts is not chargeable with liabilities arising out of any other business PHL Variable may conduct.

Note 2--Significant Accounting Policies
The following is a summary of significant accounting policies of the Separate Account, which are in accordance with accounting principles generally accepted in the United States of America in the investment company industry:

A. Valuation of investments: Investments are made exclusively in the Funds and are valued at the reported net asset values per share of the respective investment options.

B. Investment transactions and related income: Investment transactions are recorded on the trade date. Realized gains and losses on the sales of shares of the Funds are computed on the basis of the identified cost of the share sold. Dividend income and gains from investments are recorded on the ex-distribution date.

C. Income taxes: The Separate Account is not a separate entity from Phoenix, and under current federal income tax law, income arising from the Separate Account is not taxed since reserves are established equivalent to such income. Therefore, no provision for related federal taxes is required.

D. Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, disclosure of contingent assets and liabilities, revenues and expenses. Actual results could differ from those estimates.

E. Distributions: Distributions from the Funds are recorded by each investment option on the ex-dividend date.

                       PHL VARIABLE ACCUMULATION ACCOUNT
                         NOTES TO FINANCIAL STATEMENTS


Note 2--Significant Accounting Policies (Continued)
F. Fair Value Measurements: On January 1, 2008, The PHL Variable Accumulation Account adopted the provisions of Statement of Financial Accounting Standards No. 157 ("SFAS 157"). This standard clarifies the definition of fair value for financial reporting, establishes a framework for measuring fair value and requires additional disclosures about the use of fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, PHL Variable Accumulation utilizes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.

.. Level 1--quoted prices in active markets for identical securities

.. Level 2--prices determined using other significant observable inputs
  (including quoted prices for similar securities, interest rates, prepayment speeds, credit risk, etc.)

.. Level 3--prices determined using significant unobservable inputs (including the series' own assumptions in determining the fair value of investments)

A financial instrument's level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Investments in portfolio shares are valued using the net asset value of the respective portfolios at the end of each New York Stock Exchange business day, as determined by the respective fund manager. Investments held by PHL Variable Accumulation Account are Level 1 of the hierarchy.

                       PHL VARIABLE ACCUMULATION ACCOUNT
                         NOTES TO FINANCIAL STATEMENTS


Note 3--Purchases and Proceeds from Sales of Investments
The cost of purchases and proceeds from sales of investments for the period ended December 31, 2008 were as follows:

Investment Option                                                               Purchases         Sales
-----------------                                                               ---------         -----
   AIM V.I. Capital Appreciation Fund - Series I Shares                      $     3,983,485 $     8,319,839
   AIM V.I. Core Equity Fund - Series I Shares                                       588,100       2,489,828
   AIM V.I. Mid Cap Core Equity Fund - Series I Shares                               718,759       1,648,366
   Alger American Capital Appreciation Portfolio - Class O Shares                    266,272       4,151,595
   AllianceBernstein VPS Balanced Wealth Strategy Portfolio - Class B              2,976,679         332,349
   AllianceBernstein VPS Wealth Appreciation Strategy Portfolio - Class B          1,672,210         472,854
   DWS Equity 500 Index Fund VIP - Class A                                         7,669,995      12,391,284
   DWS Small Cap Index VIP - Class A                                                 505,740         285,418
   Federated Fund for U.S. Government Securities II                               28,298,210      63,182,126
   Federated High Income Bond Fund II - Primary Shares                             6,556,545      11,145,276
   Fidelity(R) VIP Contrafund(R) Portfolio - Service Class                        13,178,568      34,190,205
   Fidelity(R) VIP Growth Opportunities Portfolio - Service Class                 59,133,568      14,153,813
   Fidelity(R) VIP Growth Portfolio - Service Class                                4,730,636      10,434,700
   Fidelity(R) VIP Investment Grade Bond Portfolio - Service Class                31,320,137       8,521,996
   Franklin Flex Cap Growth Securities Fund - Class 2                                288,298         101,908
   Franklin Income Securities Fund - Class 2                                      35,741,821      18,176,701
   Lazard Retirement U.S. Small Cap Equity Portfolio - Service Shares                161,778         956,218
   Lord Abbett Bond Debenture Portfolio - Class VC Shares                          2,547,271       6,545,570
   Lord Abbett Growth and Income Portfolio - Class VC Shares                      13,801,209      24,413,818
   Lord Abbett Mid Cap Value Portfolio - Class VC Shares                           1,645,752       4,854,866
   Mutual Shares Securities Fund - Class 2                                        38,040,649      23,444,721
   Neuberger Berman AMT Guardian Portfolio - S Class                              41,635,468       5,417,096
   Neuberger Berman AMT Small Cap Growth Portfolio - S Class                         189,587         146,358
   Oppenheimer Capital Appreciation Fund/VA - Service Shares                         333,053         328,687
   Oppenheimer Global Securities Fund/VA - Service Shares                          2,424,137       1,290,690
   Oppenheimer Main Street Small Cap Fund(R)/VA - Service Shares                  25,822,917       3,226,093
   Phoenix Capital Growth Series                                                   2,739,237      16,430,924
   Phoenix Dynamic Asset Allocation Series: Aggressive Growth                      4,257,057       3,923,817
   Phoenix Dynamic Asset Allocation Series: Growth                                 9,504,501       5,424,293
   Phoenix Dynamic Asset Allocation Series: Moderate                              19,113,809       5,829,056
   Phoenix Dynamic Asset Allocation Series: Moderate Growth                       12,682,666       4,508,494
   Phoenix Growth and Income Series                                                5,843,199      19,160,478
   Phoenix Mid-Cap Growth Series                                                   2,623,610       9,219,309
   Phoenix Money Market Series                                                   121,683,472      93,941,339
   Phoenix Multi-Sector Fixed Income Series                                       54,596,039      36,661,553
   Phoenix Multi-Sector Short Term Bond Series                                     7,880,216      13,685,522
   Phoenix Small-Cap Growth Series                                                 3,702,078       8,096,396
   Phoenix Strategic Allocation Series                                             3,896,608      16,891,406
   Phoenix-Aberdeen International Series                                         104,134,662      56,749,969
   Phoenix-Duff & Phelps Real Estate Securities Series                            34,598,246      25,528,520
   Phoenix-Sanford Bernstein Mid-Cap Value Series                                 34,156,395      19,278,797
   Phoenix-Sanford Bernstein Small-Cap Value Series                               10,427,586      14,750,735
   Phoenix-Van Kampen Comstock Series                                              2,907,531      12,040,386
   Phoenix-Van Kampen Equity 500 Index Series                                      1,968,328      10,770,375
   PIMCO CommodityRealReturn/TM/ Strategy Portfolio - Advisor Class               43,762,154      22,738,309
   PIMCO Real Return Portfolio - Advisor Class                                    20,308,331      15,565,814
   PIMCO Total Return Portfolio - Advisor Class                                   12,297,493       5,355,563
   Rydex Variable Trust Inverse Government Long Bond Strategy Fund                    79,582         803,347
   Rydex Variable Trust Nova Fund                                                     34,320         365,465
   Rydex Variable Trust Sector Rotation Fund                                          77,883       1,609,042
   Sentinel Variable Products Balanced Fund                                        1,036,865         524,861

                       PHL VARIABLE ACCUMULATION ACCOUNT
                         NOTES TO FINANCIAL STATEMENTS


Note 3--Purchases and Proceeds from Sales of Investments (Continued)

Investment Option                                                Purchases          Sales
-----------------                                                ---------          -----
   Sentinel Variable Products Bond Fund                      $      38,485,188 $    10,148,615
   Sentinel Variable Products Common Stock Fund                    100,945,328       7,105,464
   Sentinel Variable Products Mid Cap Growth Fund                    4,518,055       3,678,766
   Sentinel Variable Products Small Company Fund                    14,083,673       1,187,456
   Summit S&P MidCap 400 Index Portfolio - Class I Shares              528,907         393,590
   Templeton Developing Markets Securities Fund - Class 2            5,775,195      10,490,828
   Templeton Foreign Securities Fund - Class 2                       5,819,489      11,826,321
   Templeton Global Asset Allocation Fund - Class 2                    997,363         623,304
   Templeton Growth Securities Fund - Class 2                       38,661,553      17,789,393
   Van Kampen UIF Equity and Income Portfolio - Class II               487,585         136,666
   Wanger International                                             39,917,588      28,528,075
   Wanger International Select                                       9,826,226      11,436,852
   Wanger Select                                                     3,646,975       8,985,675
   Wanger USA                                                       11,869,219      19,781,710
                                                             ----------------- ---------------
                                                             $   1,114,105,056 $   812,588,860
                                                             ----------------- ---------------

                       PHL VARIABLE ACCUMULATION ACCOUNT
                         NOTES TO FINANCIAL STATEMENTS


Note 4--Changes in Units Outstanding
The changes in units outstanding were as follows:

                                                                        -------------------------------------
                                                                        For period ended December 31, 2008
                                                                          Units       Units     Net Increase
Investment Option                                                         Issued     Redeemed    (Decrease)
                                                                        -------------------------------------
-------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund - Series I Shares                     2,397,957  (4,205,157)  (1,807,200)
-------------------------------------------------------------------------------------------------------------
AIM V.I. Core Equity Fund - Series I Shares                                376,952  (2,343,393)  (1,966,441)
-------------------------------------------------------------------------------------------------------------
AIM V.I. Mid Cap Core Equity Fund - Series I Shares                         77,714  (1,418,063)  (1,340,349)
-------------------------------------------------------------------------------------------------------------
Alger American Capital Appreciation Portfolio - Class O Shares             156,322  (2,398,566)  (2,242,244)
-------------------------------------------------------------------------------------------------------------
AllianceBernstein VPS Balanced Wealth Strategy Portfolio - Class B       3,292,403    (382,660)   2,909,743
-------------------------------------------------------------------------------------------------------------
AllianceBernstein VPS Wealth Appreciation Strategy Portfolio - Class B   1,839,799    (479,079)   1,360,720
-------------------------------------------------------------------------------------------------------------
DWS Equity 500 Index Fund VIP - Class A                                  3,194,711  (5,636,130)  (2,441,419)
-------------------------------------------------------------------------------------------------------------
DWS Small Cap Index VIP - Class A                                          508,169    (349,861)     158,308
-------------------------------------------------------------------------------------------------------------
Federated Fund for U.S. Government Securities II                         7,255,627 (25,140,144) (17,884,517)
-------------------------------------------------------------------------------------------------------------
Federated High Income Bond Fund II - Primary Shares                      2,061,634  (4,258,748)  (2,197,114)
-------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Contrafund(R) Portfolio - Service Class                  4,810,916 (12,796,833)  (7,985,917)
-------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Opportunities Portfolio - Service Class          61,705,133  (8,330,721)  53,374,412
-------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Portfolio - Service Class                         3,073,665  (6,425,041)  (3,351,376)
-------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Investment Grade Bond Portfolio - Service Class         29,830,608  (8,020,229)  21,810,379
-------------------------------------------------------------------------------------------------------------
Franklin Flex Cap Growth Securities Fund - Class 2                         374,091    (142,663)     231,428
-------------------------------------------------------------------------------------------------------------
Franklin Income Securities Fund - Class 2                               33,933,688 (18,547,110)  15,386,578
-------------------------------------------------------------------------------------------------------------
Lazard Retirement U.S. Small Cap Equity Portfolio - Service Shares         181,796    (950,532)    (768,736)
-------------------------------------------------------------------------------------------------------------
Lord Abbett Bond Debenture Portfolio - Class VC Shares                   1,742,401  (5,955,054)  (4,212,653)
-------------------------------------------------------------------------------------------------------------
Lord Abbett Growth and Income Portfolio - Class VC Shares               11,662,612 (22,919,022) (11,256,410)
-------------------------------------------------------------------------------------------------------------
Lord Abbett Mid Cap Value Portfolio - Class VC Shares                    1,182,628  (4,918,102)  (3,735,474)
-------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund - Class 2                                 29,295,362 (11,673,337)  17,622,025
-------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Guardian Portfolio - S Class                       46,160,946  (5,781,491)  40,379,455
-------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Small Cap Growth Portfolio - S Class                  224,968    (183,380)      41,588
-------------------------------------------------------------------------------------------------------------
Oppenheimer Capital Appreciation Fund/VA - Service Shares                  382,061    (392,522)     (10,461)
-------------------------------------------------------------------------------------------------------------
Oppenheimer Global Securities Fund/VA - Service Shares                   2,768,512  (1,495,019)   1,273,493
-------------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Small Cap Fund(R)/VA - Service Shares           32,437,402  (3,722,618)  28,714,784
-------------------------------------------------------------------------------------------------------------
Phoenix Capital Growth Series                                            2,257,598 (13,670,436) (11,412,838)
-------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Aggressive Growth               3,821,760  (3,788,522)      33,238
-------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Growth                          8,825,340  (5,128,297)   3,697,043
-------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Moderate                       19,243,519  (5,972,784)  13,270,735
-------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Moderate Growth                12,146,140  (4,589,395)   7,556,745
-------------------------------------------------------------------------------------------------------------
Phoenix Growth and Income Series                                         2,042,254  (9,584,918)  (7,542,664)
-------------------------------------------------------------------------------------------------------------
Phoenix Mid-Cap Growth Series                                            1,888,217  (6,039,181)  (4,150,964)
-------------------------------------------------------------------------------------------------------------
Phoenix Money Market Series                                             67,170,852 (48,935,664)  18,235,188
-------------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Fixed Income Series                                36,489,102 (15,428,353)  21,060,749
-------------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Short Term Bond Series                              5,820,367 (12,206,189)  (6,385,822)
-------------------------------------------------------------------------------------------------------------
Phoenix Small-Cap Growth Series                                          1,020,394  (2,238,609)  (1,218,215)
-------------------------------------------------------------------------------------------------------------
Phoenix Strategic Allocation Series                                      1,014,406  (7,433,921)  (6,419,515)
-------------------------------------------------------------------------------------------------------------
Phoenix-Aberdeen International Series                                   77,856,514 (19,699,829)  58,156,685
-------------------------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate Securities Series                     24,526,537  (5,721,304)  18,805,233
-------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap Value Series                          28,485,682  (6,464,209)  22,021,473
-------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Small-Cap Value Series                         2,887,835  (4,295,415)  (1,407,580)
-------------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Comstock Series                                         970,764  (5,418,834)  (4,448,070)
-------------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Equity 500 Index Series                                 783,654  (5,843,652)  (5,059,998)
-------------------------------------------------------------------------------------------------------------
PIMCO CommodityRealReturn/TM/ Strategy Portfolio - Advisor Class        34,542,683 (19,589,486)  14,953,197
-------------------------------------------------------------------------------------------------------------

                                                                        ------------------------------------
                                                                        For period ended December 31, 2007
                                                                          Units       Units     Net Increase
Investment Option                                                         Issued     Redeemed    (Decrease)
                                                                        ------------------------------------
------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund - Series I Shares                     3,835,127  (4,110,175)    (275,048)
------------------------------------------------------------------------------------------------------------
AIM V.I. Core Equity Fund - Series I Shares                                287,397  (2,398,164)  (2,110,767)
------------------------------------------------------------------------------------------------------------
AIM V.I. Mid Cap Core Equity Fund - Series I Shares                        174,372  (1,748,627)  (1,574,255)
------------------------------------------------------------------------------------------------------------
Alger American Capital Appreciation Portfolio - Class O Shares             122,262  (2,318,232)  (2,195,970)
------------------------------------------------------------------------------------------------------------
AllianceBernstein VPS Balanced Wealth Strategy Portfolio - Class B               -           -            -
------------------------------------------------------------------------------------------------------------
AllianceBernstein VPS Wealth Appreciation Strategy Portfolio - Class B           -           -            -
------------------------------------------------------------------------------------------------------------
DWS Equity 500 Index Fund VIP - Class A                                  5,481,238  (5,344,953)     136,285
------------------------------------------------------------------------------------------------------------
DWS Small Cap Index VIP - Class A                                                -           -            -
------------------------------------------------------------------------------------------------------------
Federated Fund for U.S. Government Securities II                        13,688,344 (12,237,968)   1,450,376
------------------------------------------------------------------------------------------------------------
Federated High Income Bond Fund II - Primary Shares                      2,488,631  (3,469,715)    (981,084)
------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Contrafund(R) Portfolio - Service Class                  9,493,446  (9,329,160)     164,286
------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Opportunities Portfolio - Service Class          27,209,302  (2,947,291)  24,262,011
------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Growth Portfolio - Service Class                         5,382,381  (6,776,133)  (1,393,752)
------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Investment Grade Bond Portfolio - Service Class         27,436,411  (1,338,254)  26,098,157
------------------------------------------------------------------------------------------------------------
Franklin Flex Cap Growth Securities Fund - Class 2                               -           -            -
------------------------------------------------------------------------------------------------------------
Franklin Income Securities Fund - Class 2                               40,808,593  (4,283,036)  36,525,557
------------------------------------------------------------------------------------------------------------
Lazard Retirement U.S. Small Cap Equity Portfolio - Service Shares         128,549  (1,064,531)    (935,982)
------------------------------------------------------------------------------------------------------------
Lord Abbett Bond Debenture Portfolio - Class VC Shares                   2,960,140  (3,963,408)  (1,003,268)
------------------------------------------------------------------------------------------------------------
Lord Abbett Growth and Income Portfolio - Class VC Shares               41,692,253 (16,079,742)  25,612,511
------------------------------------------------------------------------------------------------------------
Lord Abbett Mid Cap Value Portfolio - Class VC Shares                    2,183,231  (4,690,117)  (2,506,886)
------------------------------------------------------------------------------------------------------------
Mutual Shares Securities Fund - Class 2                                 22,985,923  (6,087,803)  16,898,120
------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Guardian Portfolio - S Class                       26,512,228    (827,391)  25,684,837
------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Small Cap Growth Portfolio - S Class                   75,481     (53,665)      21,816
------------------------------------------------------------------------------------------------------------
Oppenheimer Capital Appreciation Fund/VA - Service Shares                  708,740    (309,523)     399,217
------------------------------------------------------------------------------------------------------------
Oppenheimer Global Securities Fund/VA - Service Shares                   1,838,036    (864,383)     973,653
------------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Small Cap Fund(R)/VA - Service Shares           21,906,896    (909,446)  20,997,450
------------------------------------------------------------------------------------------------------------
Phoenix Capital Growth Series                                            2,101,732 (17,120,534) (15,018,802)
------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Aggressive Growth               9,107,702  (1,497,049)   7,610,653
------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Growth                         16,385,523  (1,766,639)  14,618,884
------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Moderate                        3,886,876  (1,327,518)   2,559,358
------------------------------------------------------------------------------------------------------------
Phoenix Dynamic Asset Allocation Series: Moderate Growth                 8,750,921  (2,466,236)   6,284,685
------------------------------------------------------------------------------------------------------------
Phoenix Growth and Income Series                                         4,744,205 (10,635,188)  (5,890,983)
------------------------------------------------------------------------------------------------------------
Phoenix Mid-Cap Growth Series                                            4,568,923  (9,842,927)  (5,274,004)
------------------------------------------------------------------------------------------------------------
Phoenix Money Market Series                                             55,667,034 (51,341,609)   4,325,425
------------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Fixed Income Series                                17,705,737  (9,772,923)   7,932,814
------------------------------------------------------------------------------------------------------------
Phoenix Multi-Sector Short Term Bond Series                              5,910,603  (9,577,551)  (3,666,948)
------------------------------------------------------------------------------------------------------------
Phoenix Small-Cap Growth Series                                            562,230  (2,201,341)  (1,639,111)
------------------------------------------------------------------------------------------------------------
Phoenix Strategic Allocation Series                                        878,708  (7,706,744)  (6,828,036)
------------------------------------------------------------------------------------------------------------
Phoenix-Aberdeen International Series                                   34,387,409 (16,033,121)  18,354,288
------------------------------------------------------------------------------------------------------------
Phoenix-Duff & Phelps Real Estate Securities Series                      8,417,045  (5,903,612)   2,513,433
------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Mid-Cap Value Series                          12,460,839  (5,931,072)   6,529,767
------------------------------------------------------------------------------------------------------------
Phoenix-Sanford Bernstein Small-Cap Value Series                         1,871,082  (2,393,300)    (522,218)
------------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Comstock Series                                       2,066,636  (5,826,921)  (3,760,285)
------------------------------------------------------------------------------------------------------------
Phoenix-Van Kampen Equity 500 Index Series                               5,395,495 (10,995,257)  (5,599,762)
------------------------------------------------------------------------------------------------------------
PIMCO CommodityRealReturn/TM/ Strategy Portfolio - Advisor Class        18,111,061    (902,918)  17,208,143
------------------------------------------------------------------------------------------------------------

                       PHL VARIABLE ACCUMULATION ACCOUNT
                         NOTES TO FINANCIAL STATEMENTS


Note 4--Changes in Units Outstanding (Continued)

                                                                 --------------------------------------
                                                                 For period ended December 31, 2008
                                                                   Units        Units     Net Increase
Investment Option                                                  Issued      Redeemed    (Decrease)
                                                                 --------------------------------------
-------------------------------------------------------------------------------------------------------
PIMCO Real Return Portfolio - Advisor Class                       17,573,578 (14,068,239)   3,505,339
-------------------------------------------------------------------------------------------------------
PIMCO Total Return Portfolio - Advisor Class                      10,391,392  (4,674,901)   5,716,491
-------------------------------------------------------------------------------------------------------
Rydex Variable Trust Inverse Government Long Bond Strategy Fund       90,316    (930,929)   (840,613)
-------------------------------------------------------------------------------------------------------
Rydex Variable Trust Nova Fund                                        27,152    (285,344)   (258,192)
-------------------------------------------------------------------------------------------------------
Rydex Variable Trust Sector Rotation Fund                             50,296  (1,039,194)   (988,898)
-------------------------------------------------------------------------------------------------------
Sentinel Variable Products Balanced Fund                           1,078,735    (572,384)     506,351
-------------------------------------------------------------------------------------------------------
Sentinel Variable Products Bond Fund                              36,143,531  (9,626,534)  26,516,997
-------------------------------------------------------------------------------------------------------
Sentinel Variable Products Common Stock Fund                     113,445,609  (7,850,660) 105,594,949
-------------------------------------------------------------------------------------------------------
Sentinel Variable Products Mid Cap Growth Fund                     4,450,843  (4,047,943)     402,900
-------------------------------------------------------------------------------------------------------
Sentinel Variable Products Small Company Fund                     16,180,820  (1,360,062)  14,820,758
-------------------------------------------------------------------------------------------------------
Summit S&P MidCap 400 Index Portfolio - Class I Shares               521,013    (390,139)     130,874
-------------------------------------------------------------------------------------------------------
Templeton Developing Markets Securities Fund - Class 2             2,773,138  (5,587,425) (2,814,287)
-------------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund - Class 2                        1,179,414  (4,649,548) (3,470,134)
-------------------------------------------------------------------------------------------------------
Templeton Global Asset Allocation Fund - Class 2                      14,385    (290,927)   (276,542)
-------------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund - Class 2                        31,429,897  (9,735,868)  21,694,029
-------------------------------------------------------------------------------------------------------
Van Kampen UIF Equity and Income Portfolio - Class II                475,937    (139,493)     336,444
-------------------------------------------------------------------------------------------------------
Wanger International                                              19,085,299  (7,156,588)  11,928,711
-------------------------------------------------------------------------------------------------------
Wanger International Select                                        1,581,425  (3,222,951) (1,641,526)
-------------------------------------------------------------------------------------------------------
Wanger Select                                                      1,275,680  (2,609,353) (1,333,673)
-------------------------------------------------------------------------------------------------------
Wanger USA                                                         1,193,296  (6,072,846) (4,879,550)
-------------------------------------------------------------------------------------------------------

                                                                 -----------------------------------
                                                                 For period ended December 31, 2007
                                                                   Units      Units     Net Increase
Investment Option                                                  Issued    Redeemed    (Decrease)
                                                                 -----------------------------------
----------------------------------------------------------------------------------------------------
PIMCO Real Return Portfolio - Advisor Class                       3,423,413 (2,250,972)   1,172,441
----------------------------------------------------------------------------------------------------
PIMCO Total Return Portfolio - Advisor Class                      2,884,779 (3,093,450)   (208,671)
----------------------------------------------------------------------------------------------------
Rydex Variable Trust Inverse Government Long Bond Strategy Fund     266,875 (1,958,255) (1,691,380)
----------------------------------------------------------------------------------------------------
Rydex Variable Trust Nova Fund                                       63,853   (617,994)   (554,141)
----------------------------------------------------------------------------------------------------
Rydex Variable Trust Sector Rotation Fund                            52,158 (1,254,909) (1,202,751)
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Balanced Fund                            298,435     (2,931)     295,504
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Bond Fund                              4,624,597   (126,216)   4,498,381
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Common Stock Fund                     19,303,866   (329,790)  18,974,076
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Mid Cap Growth Fund                      457,232    (14,393)     442,839
----------------------------------------------------------------------------------------------------
Sentinel Variable Products Small Company Fund                     3,124,825    (44,397)   3,080,428
----------------------------------------------------------------------------------------------------
Summit S&P MidCap 400 Index Portfolio - Class I Shares                    -           -           -
----------------------------------------------------------------------------------------------------
Templeton Developing Markets Securities Fund - Class 2            9,638,565 (5,568,900)   4,069,665
----------------------------------------------------------------------------------------------------
Templeton Foreign Securities Fund - Class 2                       6,153,639 (8,349,755) (2,196,116)
----------------------------------------------------------------------------------------------------
Templeton Global Asset Allocation Fund - Class 2                     15,742   (296,045)   (280,303)
----------------------------------------------------------------------------------------------------
Templeton Growth Securities Fund - Class 2                       22,253,748 (6,642,879)  15,610,869
----------------------------------------------------------------------------------------------------
Van Kampen UIF Equity and Income Portfolio - Class II               403,970    (67,513)     336,457
----------------------------------------------------------------------------------------------------
Wanger International                                              8,028,001 (7,998,841)      29,160
----------------------------------------------------------------------------------------------------
Wanger International Select                                       2,174,600 (2,154,587)      20,013
----------------------------------------------------------------------------------------------------
Wanger Select                                                     2,075,570 (2,182,584)   (107,014)
----------------------------------------------------------------------------------------------------
Wanger USA                                                        1,338,489 (7,076,575) (5,738,086)
----------------------------------------------------------------------------------------------------

                       PHL VARIABLE ACCUMULATION ACCOUNT
                         NOTES TO FINANCIAL STATEMENTS


Note 5--Financial Highlights
A summary of units outstanding, unit values, net assets, investment income ratios, expense ratios (excluding expenses of the underlying fund) and total return ratios for each of the five years in the periods ended December 31, 2008, 2007, 2006, 2005, and 2004 follows:

                             At December 31,                             For the periods ended December 31,
                       ---------------------------------------     ---------------------------------------------------
                                     Unit               Net        Investment    Expense                  Total
                        Units     Fair Value          Assets         Income     Ratio /2/               Return /3/
                       (000's)   (Lowest to Highest)  (000's)      Ratio /1/  (Lowest to Highest)  (Lowest to Highest)
                       --------- -------------------  ---------    ---------- -------------------  --------------------

AIM V.I. Capital Appreciation Fund - Series I Shares
   2008                25,067    0.58    to    1.48   35,192             -    0.90%   to    1.95%  (43.62%) to  (35.51%)
   2007                26,874    1.01    to    2.60   66,230             -    0.90%   to    1.95%   (2.38%) to    11.00%
   2006                27,149    1.15    to    2.35   60,601         0.07%    0.90%   to    1.95%     3.31% to     5.35%
   2005                20,907    1.10    to    2.24   44,483         0.08%    0.90%   to    1.95%     4.23% to     7.86%
   2004                14,510    1.17    to    2.08   28,566             -    0.75%   to    1.95%     2.28% to     5.67%
AIM V.I. Core Equity Fund - Series I Shares
   2008                10,155    0.78    to    0.81    8,118         2.04%    0.90%   to    1.95%  (31.50%) to  (30.77%)
   2007                12,122    1.15    to    1.17   14,048         1.05%    0.90%   to    1.95%     6.00% to     7.14%
   2006/12/            14,232    1.08    to    1.09   15,458         0.81%    0.90%   to    1.95%     7.73% to     8.50%
   2005                     -       -    to       -        -             -        -   to        -         - to         -
   2004                     -       -    to       -        -             -        -   to        -         - to         -
AIM V.I. Mid Cap Core Equity Fund - Series I Shares
   2008                 4,010    0.88    to    0.93    3,623         1.41%    0.50%   to    1.95%  (29.91%) to   (5.16%)
   2007                 5,350    1.26    to    1.31    6,853         0.20%    0.50%   to    1.95%     7.40% to    11.30%
   2006                 6,924    1.17    to    1.21    8,201         0.88%    0.50%   to    1.95%     9.08% to    10.69%
   2005                 8,548    1.07    to    1.09    9,222         0.52%    0.50%   to    1.95%     5.53% to     7.08%
   2004/4/              7,864    1.02    to    1.02    7,992         2.09%    0.50%   to    1.95%     1.83% to     1.94%
Alger American Capital Appreciation Portfolio - Class O Shares
   2008                 5,202    1.08    to    1.83    6,339             -    0.90%   to    1.95%  (46.21%) to  (45.63%)
   2007                 7,444    1.99    to    3.37   16,676             -    0.90%   to    1.95%    30.92% to    32.33%
   2006                 9,640    1.51    to    2.55   16,453             -    0.90%   to    1.95%    12.55% to    18.19%
   2005                12,124    1.29    to    2.16   17,219             -    0.90%   to    1.95%     0.18% to    13.42%
   2004                14,690    1.14    to    1.91   19,272             -    0.90%   to    1.95%     6.08% to     7.21%
AllianceBernstein VPS Balanced Wealth Strategy Portfolio - Class B
   2008/24/             2,910    0.75    to    0.75    2,170         2.77%    0.90%   to    1.80%  (29.46%) to   (5.03%)
   2007                     -       -    to       -        -             -        -   to        -         - to         -
   2006                     -       -    to       -        -             -        -   to        -         - to         -
   2005                     -       -    to       -        -             -        -   to        -         - to         -
   2004                     -       -    to       -        -             -        -   to        -         - to         -
AllianceBernstein VPS Wealth Appreciation Strategy Portfolio - Class B
   2008/23/             1,361    0.64    to    0.64      869         0.86%    0.90%   to    1.75%  (40.38%) to   (1.21%)
   2007                     -       -    to       -        -             -        -   to        -         - to         -
   2006                     -       -    to       -        -             -        -   to        -         - to         -
   2005                     -       -    to       -        -             -        -   to        -         - to         -
   2004                     -       -    to       -        -             -        -   to        -         - to         -
DWS Equity 500 Index Fund VIP - Class A
   2008                30,057    0.60    to    1.76   47,286         2.47%    0.90%   to    2.25%  (38.57%) to  (29.73%)
   2007                32,498    0.97    to    2.83   82,484         1.52%    0.90%   to    2.25%   (0.14%) to     4.34%
   2006                32,362    1.18    to    2.71   79,149         1.17%    0.90%   to    2.25%   (2.51%) to    14.49%
   2005                25,950    1.04    to    2.37   56,171         1.42%    0.90%   to    2.25%     0.27% to     5.20%
   2004                20,589    1.08    to    2.28   43,545         1.02%    0.50%   to    2.25%   (0.16%) to     9.60%

                       PHL VARIABLE ACCUMULATION ACCOUNT
                         NOTES TO FINANCIAL STATEMENTS


Note 5--Financial Highlights (Continued)

                         At December 31,                             For the periods ended December 31,
                   ---------------------------------------     ---------------------------------------------------
                                 Unit               Net        Investment    Expense                  Total
                    Units     Fair Value          Assets         Income     Ratio /2/               Return /3/
                   (000's)   (Lowest to Highest)  (000's)      Ratio /1/  (Lowest to Highest)  (Lowest to Highest)
                   --------- -------------------  ---------    ---------- -------------------  --------------------

DWS Small Cap Index VIP - Class A
   2008/26/           158    0.73    to    0.73       116             -   1.10%   to    1.60%  (46.58%) to   (3.63%)
   2007                 -       -    to       -         -             -       -   to        -         - to         -
   2006                 -       -    to       -         -             -       -   to        -         - to         -
   2005                 -       -    to       -         -             -       -   to        -         - to         -
   2004                 -       -    to       -         -             -       -   to        -         - to         -
Federated Fund for U.S. Government Securities II
   2008            74,790    1.07    to    3.02   184,073         5.02%   0.50%   to    1.95%     2.25% to     3.76%
   2007            92,674    1.04    to    2.92   220,849         4.38%   0.50%   to    1.95%     0.33% to     5.75%
   2006            91,224    1.02    to    2.77   209,018         3.86%   0.50%   to    1.95%     0.14% to     3.62%
   2005            72,223    0.99    to    2.69   165,069         3.68%   0.50%   to    1.95%   (0.93%) to     1.52%
   2004            55,859    1.03    to    2.66   129,138         4.18%   0.50%   to    1.95%     1.59% to     3.09%
Federated High Income Bond Fund II - Primary Shares
   2008             5,659    0.72    to    2.37    11,022        10.63%   0.75%   to    1.95%  (27.44%) to  (15.62%)
   2007             7,857    0.98    to    3.23    21,296         8.30%   0.75%   to    1.95%   (1.09%) to     2.65%
   2006             8,838    1.12    to    3.14    23,709         8.64%   0.75%   to    1.95%     0.13% to     9.98%
   2005             9,388    1.03    to    2.86    23,182         8.58%   0.75%   to    1.95%     0.66% to     1.89%
   2004            12,797    1.16    to    2.81    31,179         7.96%   0.50%   to    1.95%     8.31% to     9.63%
Fidelity(R) VIP Contrafund(R) Portfolio - Service Class
   2008            27,724    0.61    to    2.24    48,279         0.80%   0.90%   to    1.95%  (43.73%) to  (36.87%)
   2007            35,710    1.08    to    3.95   113,863         0.83%   0.90%   to    1.95%   (0.67%) to    16.45%
   2006            35,546    1.24    to    3.40   100,303         1.13%   0.90%   to    1.95%     0.31% to    10.59%
   2005            33,122    1.13    to    3.08    84,975         0.17%   0.90%   to    1.95%     8.64% to    15.80%
   2004            22,931    1.28    to    2.66    51,567         0.21%   0.75%   to    1.95%    10.09% to    14.30%
Fidelity(R) VIP Growth Opportunities Portfolio - Service Class
   2008            97,266    0.49    to    1.29    75,492         0.48%   0.90%   to    1.95%  (55.94%) to  (52.58%)
   2007            43,891    1.10    to    2.91   101,935             -   0.90%   to    1.95%    10.35% to    21.93%
   2006            19,629    1.12    to    2.39    42,654         0.39%   0.90%   to    1.95%   (0.42%) to     4.36%
   2005             8,065    1.08    to    2.30    16,245         0.52%   0.90%   to    1.95%     4.93% to     8.77%
   2004             3,263    1.17    to    2.13     5,432         0.44%   0.90%   to    1.95%     4.97% to     6.10%
Fidelity(R) VIP Growth Portfolio - Service Class
   2008            15,858    0.60    to    1.94    18,242         0.69%   0.50%   to    1.95%  (48.26%) to   (6.52%)
   2007            19,209    1.16    to    3.70    41,309         0.62%   0.50%   to    1.95%   (2.64%) to    26.23%
   2006            20,603    1.12    to    2.93    36,134         0.29%   0.50%   to    1.95%     3.75% to     6.20%
   2005            24,590    1.07    to    2.76    40,518         0.38%   0.50%   to    1.95%     2.56% to     5.34%
   2004            26,041    1.14    to    2.62    39,498         0.15%   0.50%   to    1.95%   (2.21%) to     2.75%
Fidelity(R) VIP Investment Grade Bond Portfolio - Service Class
   2008            47,909    0.97    to    0.99    46,922         3.15%   0.90%   to    1.95%   (5.08%) to   (3.33%)
   2007/19/        26,098    1.02    to    1.04    26,891         0.20%   0.90%   to    1.80%     0.71% to     3.67%
   2006                 -       -    to       -         -             -       -   to        -         - to         -
   2005                 -       -    to       -         -             -       -   to        -         - to         -
   2004                 -       -    to       -         -             -       -   to        -         - to         -

                       PHL VARIABLE ACCUMULATION ACCOUNT
                         NOTES TO FINANCIAL STATEMENTS


Note 5--Financial Highlights (Continued)

                            At December 31,                              For the periods ended December 31,
                      ---------------------------------------      ---------------------------------------------------
                                    Unit               Net         Investment    Expense                  Total
                       Units     Fair Value          Assets          Income     Ratio /2/               Return /3/
                      (000's)   (Lowest to Highest)  (000's)       Ratio /1/  (Lowest to Highest)  (Lowest to Highest)
                      --------- -------------------  ---------     ---------- -------------------  --------------------

Franklin Flex Cap Growth Securities Fund - Class 2
   2008/25/               231   0.73    to    0.73       168         0.07%    1.10%   to    1.65%  (32.37%) to    10.65%
   2007                     -      -    to       -         -             -        -   to        -         - to         -
   2006                     -      -    to       -         -             -        -   to        -         - to         -
   2005                     -      -    to       -         -             -        -   to        -         - to         -
   2004                     -      -    to       -         -             -        -   to        -         - to         -
Franklin Income Securities Fund - Class 2
   2008                60,032   0.66    to    0.80    44,070         5.55%    0.90%   to    1.95%  (31.03%) to  (30.29%)
   2007                44,645   0.96    to    1.14    49,235         2.99%    0.90%   to    1.95%     0.17% to     2.82%
   2006/17/             8,119   1.04    to    1.11     8,983         0.68%    0.90%   to    1.95%     3.11% to    12.87%
   2005                     -      -    to       -         -             -        -   to                  - to         -
   2004                     -      -    to       -         -             -        -   to                  - to         -
Lazard Retirement U.S. Small Cap Equity Portfolio - Service Shares
   2008                 1,817   0.70    to    0.73     1,303             -    0.90%   to    1.95%  (37.71%) to  (10.10%)
   2007                 2,585   1.13    to    1.16     2,961             -    0.90%   to    1.95%   (9.02%) to   (8.04%)
   2006                 3,521   1.24    to    1.26     4,403             -    0.90%   to    1.95%    13.81% to    15.03%
   2005/6/              5,103   1.09    to    1.10     5,571             -    0.90%   to    1.95%     1.74% to    12.13%
   2004                     -      -    to       -         -             -        -   to        -         - to         -
Lord Abbett Bond Debenture Portfolio - Class VC Shares
   2008                 9,395   0.82    to    0.95     8,789         5.30%    0.90%   to    1.95%  (19.14%) to  (11.57%)
   2007                13,608   1.00    to    1.17    15,669         5.95%    0.90%   to    1.95%   (0.44%) to     5.23%
   2006                14,611   1.09    to    1.11    16,072         6.00%    0.90%   to    1.95%     0.62% to     8.35%
   2005/7/             15,079   1.02    to    1.02    15,385         7.32%    0.90%   to    1.95%   (0.01%) to     4.69%
   2004                     -      -    to       -         -             -        -   to        -         - to         -
Lord Abbett Growth and Income Portfolio - Class VC Shares
   2008               120,927   0.61    to    0.79    93,533         1.48%    0.90%   to    1.95%  (37.66%) to  (13.11%)
   2007               132,183   0.97    to    1.25   163,065         1.35%    0.90%   to    1.95%     1.13% to     3.47%
   2006               106,571   1.20    to    1.22   129,362         1.36%    0.90%   to    1.95%     4.41% to    16.22%
   2005/5/             91,874   1.04    to    1.05    96,321         1.57%    0.90%   to    1.95%     2.04% to     8.58%
   2004                     -      -    to       -         -             -        -   to        -         - to         -
Lord Abbett Mid Cap Value Portfolio - Class VC Shares
   2008                 9,889   0.53    to    0.72     6,986         1.11%    0.90%   to    1.95%  (40.54%) to  (27.12%)
   2007                13,625   0.89    to    1.20    16,172         0.40%    0.90%   to    1.95%   (7.61%) to   (0.33%)
   2006                16,132   1.18    to    1.21    19,312         0.46%    0.90%   to    1.95%   (0.35%) to    11.22%
   2005/5/             19,997   1.07    to    1.09    21,620         0.67%    0.90%   to    1.95%   (0.79%) to    13.48%
   2004                     -      -    to       -         -             -        -   to        -         - to         -
Mutual Shares Securities Fund - Class 2
   2008                53,629   0.59    to    2.37    58,111         3.17%    0.90%   to    1.95%  (38.34%) to  (37.67%)
   2007                36,007   0.94    to    3.81    83,298         1.35%    0.90%   to    1.95%   (1.65%) to     2.54%
   2006                19,109   1.25    to    3.71    53,592         1.24%    0.90%   to    1.95%     0.44% to    17.32%
   2005                13,894   1.08    to    3.16    35,252         0.84%    0.90%   to    1.95%     5.11% to     9.56%
   2004                11,370   1.24    to    2.89    26,137         0.80%    0.75%   to    1.95%     2.50% to    11.62%

                       PHL VARIABLE ACCUMULATION ACCOUNT
                         NOTES TO FINANCIAL STATEMENTS


Note 5--Financial Highlights (Continued)

                         At December 31,                            For the periods ended December 31,
                   --------------------------------------     ---------------------------------------------------
                                 Unit               Net       Investment    Expense                  Total
                    Units     Fair Value          Assets        Income     Ratio /2/               Return /3/
                   (000's)   (Lowest to Highest)  (000's)     Ratio /1/  (Lowest to Highest)  (Lowest to Highest)
                   --------- -------------------  --------    ---------- -------------------  --------------------

Neuberger Berman AMT Guardian Portfolio - S Class
   2008            66,570    0.61    to    0.70    42,640       0.66%    0.90%   to    1.95%  (38.49%) to  (25.99%)
   2007            26,191    0.98    to    1.12    28,314       0.46%    0.90%   to    1.80%     0.12% to     7.33%
   2006/17/           506    1.04    to    1.06       534       1.29%    0.90%   to    1.65%     4.35% to    15.67%
   2005                 -       -    to       -         -           -        -   to        -         - to         -
   2004                 -       -    to       -         -           -        -   to        -         - to         -
Neuberger Berman AMT Small Cap Growth Portfolio - S Class
   2008               102    0.56    to    0.60        58           -    0.90%   to    1.80%  (40.56%) to     0.73%
   2007                60    0.95    to    1.01        57           -    0.90%   to    1.80%   (7.36%) to   (0.39%)
   2006/17/            38    0.96    to    0.97        37           -    0.90%   to    1.80%   (4.34%) to     3.54%
   2005                 -       -    to       -         -           -        -   to        -         - to         -
   2004                 -       -    to       -         -           -        -   to        -         - to         -
Oppenheimer Capital Appreciation Fund/VA - Service Shares
   2008               757    0.56    to    0.62       461           -    0.90%   to    1.80%  (46.64%) to  (17.30%)
   2007               768    1.13    to    1.16       877       0.01%    0.90%   to    1.80%     8.47% to    12.83%
   2006/18/           369    1.01    to    1.03       375           -    0.90%   to    1.80%     1.62% to    12.46%
   2005                 -       -    to       -         -           -        -   to        -         - to         -
   2004                 -       -    to       -         -           -        -   to        -         - to         -
Oppenheimer Global Securities Fund/VA - Service Shares
   2008             3,342    0.57    to    0.66     2,164       1.23%    0.90%   to    1.95%  (41.50%) to  (11.77%)
   2007             2,068    0.97    to    1.12     2,284       0.94%    0.90%   to    1.95%   (4.89%) to     5.12%
   2006/13/         1,094    1.06    to    1.07     1,162           -    0.90%   to    1.95%     4.31% to    14.51%
   2005                 -       -    to       -         -           -        -   to        -         - to         -
   2004                 -       -    to       -         -           -        -   to        -         - to         -
Oppenheimer Main Street Small Cap Fund(R)/VA - Service Shares
   2008            50,135    0.55    to    0.62    28,559       0.21%    0.90%   to    1.95%  (39.12%) to  (28.17%)
   2007            21,420    0.89    to    1.01    20,465       0.03%    0.90%   to    1.80%   (7.27%) to   (2.28%)
   2006/16/           423    0.99    to    1.04       423           -    0.90%   to    1.80%   (2.92%) to    12.11%
   2005                 -       -    to       -         -           -        -   to        -         - to         -
   2004                 -       -    to       -         -           -        -   to        -         - to         -
Phoenix Capital Growth Series
   2008            48,533    0.59    to    1.31    40,764       0.03%    0.90%   to    1.95%  (41.94%) to    10.12%
   2007            59,946    1.11    to    2.24    85,557       0.25%    0.90%   to    1.95%     8.58% to     9.75%
   2006            74,964    1.02    to    2.04    97,738       0.24%    0.90%   to    1.95%     1.21% to     8.04%
   2005            70,294    1.01    to    2.00    86,963       0.06%    0.90%   to    1.95%     1.70% to     2.78%
   2004            93,245    0.99    to    1.95   112,519       0.81%    0.90%   to    1.95%     2.92% to     4.03%
Phoenix Dynamic Asset Allocation Series: Aggressive Growth
   2008            15,730    0.60    to    0.73    11,003       1.54%    0.90%   to    1.80%  (39.37%) to  (31.94%)
   2007            15,697    0.99    to    1.20    18,345       1.58%    0.90%   to    1.80%   (1.91%) to     7.47%
   2006/9/          8,086    1.11    to    1.12     8,997       2.36%    0.90%   to    1.80%     1.29% to    14.96%
   2005                 -       -    to       -         -           -        -   to        -         - to         -
   2004                 -       -    to       -         -           -        -   to        -         - to         -

                       PHL VARIABLE ACCUMULATION ACCOUNT
                         NOTES TO FINANCIAL STATEMENTS


Note 5--Financial Highlights (Continued)

                        At December 31,                        For the periods ended December 31,
                  -----------------------------------    ---------------------------------------------------
                              Unit               Net     Investment    Expense                  Total
                   Units   Fair Value          Assets      Income     Ratio /2/               Return /3/
                  (000's) (Lowest to Highest)  (000's)   Ratio /1/  (Lowest to Highest)  (Lowest to Highest)
                  ------- -------------------  -------   ---------- -------------------  --------------------

Phoenix Dynamic Asset Allocation Series: Growth
   2008           26,253  0.67    to    0.79    19,722     2.07%    0.90%   to    1.80%  (33.40%) to  (32.79%)
   2007           22,556  1.00    to    1.17    25,711     2.22%    0.90%   to    1.80%     4.03% to     7.68%
   2006/11/        7,937  1.04    to    1.09     8,616     1.94%    0.90%   to    1.80%     0.83% to    10.56%
   2005                -     -    to       -         -         -        -   to        -         - to         -
   2004                -     -    to       -         -         -        -   to        -         - to         -
Phoenix Dynamic Asset Allocation Series: Moderate
   2008           18,779  0.85    to    0.94    17,197     3.24%    0.90%   to    1.95%  (17.44%) to   (1.23%)
   2007            5,508  1.03    to    1.12     6,089     3.47%    0.90%   to    1.95%   (0.43%) to     7.00%
   2006/10/        2,949  1.03    to    1.05     3,075     4.46%    0.90%   to    1.95%     0.05% to     6.87%
   2005                -     -    to       -         -         -        -   to        -         - to         -
   2004                -     -    to       -         -         -        -   to        -         - to         -
Phoenix Dynamic Asset Allocation Series: Moderate Growth
   2008           20,259  0.74    to    0.86    16,786     2.68%    0.90%   to    1.95%  (26.94%) to   (5.10%)
   2007           12,702  1.01    to    1.16    14,429     2.54%    0.90%   to    1.95%   (2.09%) to     7.52%
   2006/8/         6,417  1.04    to    1.08     6,886     3.72%    0.90%   to    1.95%     2.55% to    10.27%
   2005                -     -    to       -         -         -        -   to                  - to         -
   2004                -     -    to       -         -         -        -   to                  - to         -
Phoenix Growth and Income Series
   2008           35,718  0.63    to    2.23    54,789     1.30%    0.75%   to    1.95%  (36.20%) to  (27.72%)
   2007           43,261  0.98    to    3.45   102,198     0.94%    0.75%   to    1.95%   (2.83%) to     5.85%
   2006           49,152  1.19    to    3.26   108,401     1.15%    0.75%   to    1.95%     2.98% to    16.31%
   2005           48,900  1.03    to    2.80    90,058     1.08%    0.75%   to    1.95%   (0.36%) to     4.55%
   2004           52,223  1.20    to    2.69    87,702     1.31%    0.75%   to    1.95%     8.32% to     9.65%
Phoenix Mid-Cap Growth Series
   2008           12,898  0.61    to    1.50    13,898         -    0.90%   to    1.95%  (44.57%) to  (43.98%)
   2007           17,049  1.09    to    2.69    32,697         -    0.90%   to    1.95%   (3.16%) to    20.70%
   2006           22,323  1.07    to    2.23    36,076         -    0.90%   to    1.95%   (1.37%) to     3.20%
   2005           12,410  1.05    to    2.16    20,151         -    0.90%   to    1.95%   (0.87%) to     3.24%
   2004           18,284  1.12    to    2.10    29,040         -    0.90%   to    1.95%     4.64% to     5.76%
Phoenix Money Market Series
   2008           60,148  1.03    to    2.44   108,806     2.17%    0.75%   to    1.95%     0.01% to     1.48%
   2007           41,913  1.02    to    2.41    81,064     4.77%    0.75%   to    1.95%     0.11% to     4.09%
   2006           37,587  1.02    to    2.32    69,317     4.35%    0.75%   to    1.95%    0.00%* to     3.63%
   2005           31,115  1.00    to    2.24    56,230     2.53%    0.75%   to    1.95%    0.00%* to     1.81%
   2004           36,553  0.99    to    2.20    61,979     0.77%    0.75%   to    2.25%   (1.47%) to     0.04%
Phoenix Multi-Sector Fixed Income Series
   2008           72,899  0.81    to    2.67   109,435     7.75%    0.50%   to    1.95%  (19.53%) to  (18.34%)
   2007           51,838  1.00    to    3.29   124,807     5.71%    0.50%   to    1.95%     1.68% to     3.19%
   2006           43,905  1.06    to    3.20   111,464     5.34%    0.50%   to    1.95%   (0.42%) to     6.31%
   2005           46,104  1.01    to    3.02   109,741     4.82%    0.50%   to    1.95%   (0.40%) to     1.28%
   2004           48,826  1.11    to    2.99   112,833     6.18%    0.50%   to    1.95%     3.49% to     6.17%

                       PHL VARIABLE ACCUMULATION ACCOUNT
                         NOTES TO FINANCIAL STATEMENTS


Note 5--Financial Highlights (Continued)

                   At December 31,                        For the periods ended December 31,
             -----------------------------------    ---------------------------------------------------
                         Unit               Net     Investment    Expense                  Total
              Units   Fair Value          Assets      Income     Ratio /2/               Return /3/
             (000's) (Lowest to Highest)  (000's)   Ratio /1/  (Lowest to Highest)  (Lowest to Highest)
             ------- -------------------  -------   ---------- -------------------  --------------------

Phoenix Multi-Sector Short Term Bond Series
   2008       19,568 0.88    to    1.02    19,298     5.47%    0.90%   to    1.95%  (13.08%) to   (7.30%)
   2007       25,954 1.01    to    1.16    29,323     5.08%    0.90%   to    1.95%   (0.16%) to     3.05%
   2006       29,621 1.05    to    1.13    32,637     4.51%    0.90%   to    1.95%     3.66% to     4.77%
   2005       32,571 1.01    to    1.07    34,440     3.73%    0.90%   to    1.95%   (0.87%) to     0.45%
   2004       28,678 1.04    to    1.07    30,379     4.41%    0.75%   to    1.95%     2.04% to     4.39%
Phoenix Small-Cap Growth Series
   2008        5,977 0.57    to    2.63    14,652         -    0.90%   to    1.95%  (46.00%) to  (45.42%)
   2007        7,195 1.06    to    4.83    33,407         -    0.75%   to    1.95%   (4.53%) to    15.05%
   2006        8,834 1.36    to    4.22    35,811     0.02%    0.75%   to    1.95%    10.22% to    18.56%
   2005        4,478 1.16    to    3.56    15,539         -    0.75%   to    1.95%   (2.25%) to    16.43%
   2004        4,344 1.15    to    3.10    13,185         -    0.75%   to    1.95%   (9.64%) to     1.36%
Phoenix Strategic Allocation Series
   2008       19,732 0.73    to    2.24    34,613     2.88%    0.75%   to    1.95%  (26.90%) to  (18.60%)
   2007       26,152 1.00    to    3.03    63,031     2.53%    0.75%   to    1.95%   (1.25%) to     5.19%
   2006       32,980 1.27    to    2.88    76,077     2.50%    0.75%   to    1.95%    10.50% to    11.85%
   2005       44,235 1.14    to    2.58    91,736     2.28%    0.75%   to    1.95%   (1.80%) to     1.03%
   2004       56,804 1.14    to    2.55   116,772     2.58%    0.75%   to    1.95%     5.36% to     6.65%
Phoenix-Aberdeen International Series
   2008      150,692 0.63    to    3.16   217,411     2.09%    0.50%   to    1.95%  (40.36%) to  (39.29%)
   2007       92,535 1.05    to    5.21   316,871     1.68%    0.50%   to    1.95%     5.66% to    14.37%
   2006       74,181 1.49    to    4.56   245,476     2.59%    0.50%   to    1.95%     0.55% to    26.74%
   2005       28,619 1.19    to    3.59    63,545     4.47%    0.50%   to    1.95%     6.72% to    17.98%
   2004       29,312 1.40    to    3.05    53,620     2.92%    0.50%   to    1.95%    15.17% to    20.18%
Phoenix-Duff & Phelps Real Estate Securities Series
   2008       38,420 0.54    to    4.83    56,526     1.56%    0.50%   to    1.95%  (43.55%) to  (37.20%)
   2007       19,614 0.87    to    7.73    82,754     1.27%    0.50%   to    1.95%  (17.36%) to   (1.65%)
   2006       17,101 1.48    to    9.25   110,320     1.34%    0.50%   to    1.95%     9.68% to    36.38%
   2005       15,797 1.10    to    6.81    76,155     1.74%    0.50%   to    1.95%     0.03% to    14.52%
   2004       15,493 1.55    to    5.97    66,800     2.50%    0.50%   to    1.95%    27.28% to    34.02%
Phoenix-Sanford Bernstein Mid-Cap Value Series
   2008       48,439 0.56    to    3.55    59,955     0.17%    0.50%   to    1.95%  (38.75%) to  (35.77%)
   2007       26,418 0.88    to    5.57    81,392     0.14%    0.50%   to    1.95%   (5.76%) to     2.51%
   2006       19,888 1.20    to    5.53    71,158     0.42%    0.50%   to    1.95%     6.75% to    14.34%
   2005       20,477 1.06    to    4.87    65,289     0.11%    0.50%   to    1.95%   (1.55%) to     7.19%
   2004       20,613 1.42    to    4.58    61,042     0.18%    0.50%   to    1.95%    18.06% to    19.80%
Phoenix-Sanford Bernstein Small-Cap Value Series
   2008        9,182 0.54    to    2.87    21,404     0.08%    0.90%   to    1.95%  (39.12%) to  (38.47%)
   2007       10,590 0.88    to    4.66    41,422         -    0.90%   to    1.95%   (9.58%) to     1.07%
   2006       11,112 1.23    to    4.80    45,913     0.23%    0.90%   to    1.95%     9.44% to    15.70%
   2005       10,407 1.07    to    4.15    38,467         -    0.90%   to    1.95%     0.56% to     6.50%
   2004       10,631 1.48    to    3.90    37,411         -    0.75%   to    1.95%    10.85% to    21.57%

                       PHL VARIABLE ACCUMULATION ACCOUNT
                         NOTES TO FINANCIAL STATEMENTS


Note 5--Financial Highlights (Continued)

                          At December 31,                              For the periods ended December 31,
                    ---------------------------------------      ---------------------------------------------------
                                  Unit               Net         Investment    Expense                  Total
                     Units     Fair Value          Assets          Income     Ratio /2/               Return /3/
                    (000's)   (Lowest to Highest)  (000's)       Ratio /1/  (Lowest to Highest)  (Lowest to Highest)
                    --------- -------------------  ---------     ---------- -------------------  --------------------

Phoenix-Van Kampen Comstock Series
   2008             11,646    0.57    to    2.15   18,338           1.69%   0.50%   to    1.95%  (36.98%) to  (15.29%)
   2007             16,095    0.89    to    3.38   40,472           1.50%   0.50%   to    1.95%   (6.46%) to     7.62%
   2006             19,855    1.25    to    3.49   51,685           1.64%   0.50%   to    1.95%    10.13% to    20.30%
   2005             24,577    1.24    to    2.91   53,686           1.10%   0.50%   to    1.95%   (1.86%) to     4.90%
   2004             34,361    1.20    to    2.79   70,474           0.97%   0.50%   to    1.95%    10.71% to    11.90%
Phoenix-Van Kampen Equity 500 Index Series
   2008             22,215    0.60    to    1.55   27,730           1.61%   0.90%   to    2.25%  (38.72%) to  (27.57%)
   2007             27,275    0.96    to    2.50   55,307           1.27%   0.90%   to    2.25%   (3.16%) to     5.71%
   2006             32,875    1.17    to    2.41   64,412           1.34%   0.90%   to    2.25%     3.06% to    13.19%
   2005             28,548    1.22    to    2.13   49,041           1.22%   0.90%   to    2.25%   (4.47%) to     2.76%
   2004             35,053    1.20    to    2.08   58,129           1.47%   0.90%   to    2.25%     3.40% to     8.85%
PIMCO CommodityRealReturn/TM/ Strategy Portfolio - Advisor Class
   2008             32,643    0.63    to    0.67   20,955           4.53%   0.90%   to    1.95%  (53.91%) to  (44.36%)
   2007             17,690    1.14    to    1.21   20,489           7.30%   0.90%   to    1.95%     8.44% to    22.03%
   2006/13/            481    0.95    to    1.00      461          15.20%   0.90%   to    1.80%   (7.64%) to   (3.51%)
   2005                  -       -    to       -        -               -       -   to        -         - to         -
   2004                  -       -    to       -        -               -       -   to        -         - to         -
PIMCO Real Return Portfolio - Advisor Class
   2008              5,200    0.99    to    1.03    5,259           3.38%   0.90%   to    1.95%  (14.79%) to   (6.07%)
   2007              1,695    1.08    to    1.11    1,868           4.53%   0.90%   to    1.80%   (0.17%) to    10.49%
   2006/16/            522    1.00    to    1.02      530           4.51%   1.10%   to    1.80%   (1.72%) to     2.65%
   2005                  -       -    to       -        -               -       -   to        -         - to         -
   2004                  -       -    to       -        -               -       -   to        -         - to         -
PIMCO Total Return Portfolio - Advisor Class
   2008             10,863    1.10    to    1.16   12,367           4.35%   0.90%   to    1.80%   (0.08%) to     3.75%
   2007              5,146    1.07    to    1.11    5,684           4.71%   0.90%   to    1.85%   (0.72%) to     7.65%
   2006/14/          5,355    1.01    to    1.04    5,526           4.56%   0.90%   to    1.85%   (1.22%) to     4.15%
   2005                  -       -    to       -        -               -       -   to        -         - to         -
   2004                  -       -    to       -        -               -       -   to        -         - to         -
Rydex Variable Trust Inverse Government Long Bond Strategy Fund
   2008              2,475    0.53    to    0.61    1,474           0.41%   0.90%   to    1.95%  (31.57%) to  (30.84%)
   2007              3,315    0.77    to    0.89    2,870           3.77%   0.90%   to    1.95%   (6.38%) to     3.57%
   2006              5,007    0.82    to    0.94    4,597           3.12%   0.90%   to    1.95%     6.01% to     7.14%
   2005              8,410    0.77    to    0.88    7,228               -   0.90%   to    1.95%   (7.08%) to   (6.09%)
   2004              9,679    0.83    to    0.93    8,918               -   0.90%   to    1.95%  (12.41%) to   (7.00%)
Rydex Variable Trust Nova Fund
   2008              1,041    0.72    to    0.76      769           0.34%   0.90%   to    1.95%  (55.36%) to  (31.34%)
   2007              1,299    1.61    to    1.69    2,140           1.16%   0.90%   to    1.95%   (0.85%) to     0.21%
   2006              1,853    1.62    to    1.68    3,056           0.93%   0.90%   to    1.95%     0.95% to    18.20%
   2005              3,727    1.35    to    1.43    5,223           0.37%   0.90%   to    1.95%     1.95% to     6.03%
   2004              3,860    1.32    to    1.38    5,278           0.05%   0.90%   to    1.95%    10.83% to    13.59%

                       PHL VARIABLE ACCUMULATION ACCOUNT
                         NOTES TO FINANCIAL STATEMENTS


Note 5--Financial Highlights (Continued)

                      At December 31,                        For the periods ended December 31,
                -----------------------------------    ---------------------------------------------------
                            Unit               Net     Investment    Expense                  Total
                 Units   Fair Value          Assets      Income     Ratio /2/               Return /3/
                (000's) (Lowest to Highest)  (000's)   Ratio /1/  (Lowest to Highest)  (Lowest to Highest)
                ------- -------------------  -------   ---------- -------------------  --------------------

Rydex Variable Trust Sector Rotation Fund
   2008           1,350 1.04    to    1.13    1,480           -   0.90%   to    1.95%  (47.83%) to  (41.27%)
   2007           2,339 1.78    to    1.92    4,392           -   0.90%   to    1.95%     4.16% to    21.64%
   2006           3,541 1.22    to    1.58    5,490           -   0.90%   to    1.95%   (0.47%) to    10.39%
   2005           5,931 1.35    to    1.43    8,350           -   0.90%   to    1.95%    11.50% to    12.69%
   2004           2,414 1.20    to    1.27    3,034           -   0.90%   to    1.95%     5.09% to    12.91%
Sentinel Variable Products Balanced Fund
   2008             802 0.76    to    0.77      612       3.03%   0.90%   to    1.80%  (25.00%) to     1.87%
   2007/22/         296 1.02    to    1.02      301      11.05%   1.10%   to    1.38%   (2.99%) to   (1.98%)
   2006               -    -    to       -        -           -       -   to        -         - to         -
   2005               -    -    to       -        -           -       -   to        -         - to         -
   2004               -    -    to       -        -           -       -   to        -         - to         -
Sentinel Variable Products Bond Fund
   2008          31,015 1.03    to    1.05   32,264       5.70%   0.90%   to    1.95%     0.23% to     2.47%
   2007/20/       4,498 1.02    to    1.02    4,587      28.15%   0.90%   to    1.80%     1.33% to     3.07%
   2006               -    -    to       -        -           -       -   to        -         - to         -
   2005               -    -    to       -        -           -       -   to        -         - to         -
   2004               -    -    to       -        -           -       -   to        -         - to         -
Sentinel Variable Products Common Stock Fund
   2008         124,569 0.67    to    0.68   84,130       2.17%   0.90%   to    1.95%  (34.25%) to  (26.73%)
   2007/20/      18,974 1.02    to    1.02   19,401       7.76%   0.90%   to    1.80%   (4.21%) to     0.87%
   2006               -    -    to       -        -           -       -   to        -         - to         -
   2005               -    -    to       -        -           -       -   to        -         - to         -
   2004               -    -    to       -        -           -       -   to        -         - to         -
Sentinel Variable Products Mid Cap Growth Fund
   2008             846 0.57    to    0.58      485           -   0.90%   to    1.95%  (47.03%) to   (1.00%)
   2007/21/         443 1.08    to    1.08      477           -   0.90%   to    1.80%   (2.66%) to     1.53%
   2006               -    -    to       -        -           -       -   to                  - to         -
   2005               -    -    to       -        -           -       -   to                  - to         -
   2004               -    -    to       -        -           -       -   to                  - to         -
Sentinel Variable Products Small Company Fund
   2008          17,901 0.67    to    0.68   12,014       0.46%   0.90%   to    1.95%  (33.51%) to  (25.00%)
   2007/20/       3,080 1.00    to    1.01    3,096       4.01%   0.90%   to    1.80%   (6.63%) to     0.07%
   2006               -    -    to       -        -           -       -   to                  - to         -
   2005               -    -    to       -        -           -       -   to                  - to         -
   2004               -    -    to       -        -           -       -   to                  - to         -
Summit S&P MidCap 400 Index Portfolio - Class I Shares
   2008/26/         131 0.70    to    0.70       91       0.84%   1.10%   to    1.60%  (43.72%) to  (11.18%)
   2007               -    -    to       -        -           -       -   to        -         - to         -
   2006               -    -    to       -        -           -       -   to        -         - to         -
   2005               -    -    to       -        -           -       -   to        -         - to         -
   2004               -    -    to       -        -           -       -   to        -         - to         -

                       PHL VARIABLE ACCUMULATION ACCOUNT
                         NOTES TO FINANCIAL STATEMENTS


Note 5--Financial Highlights (Continued)

                      At December 31,                        For the periods ended December 31,
                -----------------------------------    ---------------------------------------------------
                            Unit               Net     Investment    Expense                  Total
                 Units   Fair Value          Assets      Income     Ratio /2/               Return /3/
                (000's) (Lowest to Highest)  (000's)   Ratio /1/  (Lowest to Highest)  (Lowest to Highest)
                ------- -------------------  -------   ---------- -------------------  --------------------

Templeton Developing Markets Securities Fund - Class 2
   2008          4,473  0.54    to    3.22     4,298      2.26%   0.90%   to    1.95%  (53.56%) to   (0.76%)
   2007          7,287  1.15    to    6.90    16,657      2.03%   0.90%   to    1.95%   (3.62%) to    28.59%
   2006          3,217  1.06    to    5.43     5,724      1.07%   0.90%   to    1.80%     0.88% to    26.94%
   2005          2,588  1.09    to    3.50     3,634      1.30%   0.90%   to    1.60%    25.40% to    26.28%
   2004          3,214  0.87    to    2.77     3,557      1.81%   0.90%   to    1.60%     5.78% to    23.59%
Templeton Foreign Securities Fund - Class 2
   2008         10,088  0.62    to    2.62    17,638      2.39%   0.50%   to    1.95%  (41.54%) to  (12.12%)
   2007         13,558  1.05    to    4.42    40,633      2.06%   0.50%   to    1.95%     1.02% to    14.88%
   2006         15,754  1.32    to    3.85    41,893      1.24%   0.50%   to    1.95%     3.00% to    20.84%
   2005         16,296  1.11    to    3.19    35,750      1.19%   0.50%   to    1.95%     4.77% to     9.62%
   2004         16,494  1.36    to    2.91    31,997      1.06%   0.50%   to    1.95%    11.51% to    17.94%
Templeton Global Asset Allocation Fund - Class 2
   2008          1,851  1.62    to    2.76     3,109     10.61%   0.90%   to    1.60%  (26.30%) to  (25.77%)
   2007          2,127  2.19    to    3.72     4,844     17.59%   0.90%   to    1.60%     8.24% to     9.02%
   2006          2,408  2.02    to    3.41     5,056      7.06%   0.90%   to    1.60%    19.18% to    20.03%
   2005          2,840  1.69    to    2.84     4,982      3.68%   0.90%   to    1.60%     1.90% to     2.63%
   2004          3,504  1.65    to    2.77     6,030      2.82%   0.90%   to    1.60%    13.87% to    14.68%
Templeton Growth Securities Fund - Class 2
   2008         55,486  0.54    to    2.18    52,858      1.79%   0.75%   to    1.95%  (43.45%) to   (3.20%)
   2007         33,792  0.95    to    3.81    74,605      1.25%   0.75%   to    1.95%   (0.78%) to     1.80%
   2006         18,181  1.30    to    3.76    48,506      1.28%   0.75%   to    1.95%    10.08% to    20.90%
   2005         17,788  1.41    to    3.12    40,604      1.15%   0.75%   to    1.95%     2.80% to     8.05%
   2004         19,028  1.32    to    2.90    39,699      1.22%   0.75%   to    1.95%    13.76% to    15.16%
Van Kampen UIF Equity and Income Portfolio - Class II
   2008            857  0.73    to    0.84       694      2.48%   0.90%   to    1.80%  (24.07%) to  (23.22%)
   2007            521  0.96    to    1.10       560      1.49%   0.90%   to    1.80%   (3.28%) to     2.43%
   2006/15/        184  1.03    to    1.07       197      0.25%   0.90%   to    1.80%     0.63% to    11.06%
   2005              -     -    to       -         -          -       -   to        -         - to         -
   2004              -     -    to       -         -          -       -   to        -         - to         -
Wanger International
   2008         41,941  0.55    to    3.74    75,698      0.97%   0.50%   to    1.95%  (46.66%) to  (40.84%)
   2007         30,013  1.03    to    6.91   145,767      0.87%   0.50%   to    1.95%     1.77% to    15.73%
   2006         29,983  1.57    to    5.97   137,774      0.57%   0.50%   to    1.95%    15.04% to    36.48%
   2005         32,777  1.17    to    4.38   111,676      1.04%   0.50%   to    1.95%     4.90% to    20.92%
   2004         35,956  1.59    to    3.62   103,180      0.70%   0.50%   to    1.95%    19.04% to    29.62%
Wanger International Select
   2008          4,584  0.60    to    3.26    10,006      0.44%   0.90%   to    1.95%  (45.43%) to  (39.84%)
   2007          6,225  1.09    to    5.90    26,318      0.70%   0.90%   to    1.95%   (4.28%) to    20.68%
   2006          6,205  1.55    to    4.89    22,576      0.30%   0.90%   to    1.95%     7.84% to    34.78%
   2005          5,340  1.16    to    3.63    14,782      1.97%   0.90%   to    1.95%     8.99% to    16.12%
   2004          5,295  1.83    to    3.15    12,223      0.33%   0.90%   to    1.95%     2.86% to    24.94%

                       PHL VARIABLE ACCUMULATION ACCOUNT
                         NOTES TO FINANCIAL STATEMENTS


Note 5--Financial Highlights (Continued)

                 At December 31,                        For the periods ended December 31,
           -----------------------------------    ---------------------------------------------------
                       Unit               Net     Investment    Expense                  Total
            Units   Fair Value          Assets      Income     Ratio /2/               Return /3/
           (000's) (Lowest to Highest)  (000's)   Ratio /1/  (Lowest to Highest)  (Lowest to Highest)
           ------- -------------------  -------   ---------- -------------------  --------------------

Wanger Select
   2008     5,870  0.47    to    2.68    11,105         -    0.90%   to    1.95%  (50.06%) to  (41.31%)
   2007     7,203  0.94    to    5.31    29,092         -    0.90%   to    1.95%   (6.43%) to     8.40%
   2006     7,310  1.33    to    4.90    27,833     0.36%    0.90%   to    1.95%    12.14% to    18.63%
   2005     6,650  1.13    to    4.13    20,910         -    0.90%   to    1.95%     8.34% to    10.01%
   2004     6,883  1.25    to    3.78    19,854         -    0.75%   to    1.95%     7.50% to    18.23%
Wanger USA
   2008    20,052  0.57    to    2.61    44,006         -    0.50%   to    1.95%  (40.86%) to   (6.95%)
   2007    24,932  0.95    to    4.35    92,825         -    0.50%   to    1.95%   (5.79%) to     4.86%
   2006    30,670  1.16    to    4.15   110,681     0.24%    0.50%   to    1.95%     0.11% to     7.34%
   2005    38,624  1.09    to    3.86   131,368         -    0.50%   to    1.95%     4.99% to    10.70%
   2004    46,105  1.34    to    3.49   143,130         -    0.50%   to    1.95%    12.12% to    17.74%

* Amount is less than 0.005%

/1/ The investment income ratios represent the annualized dividends, excluding distributions of capital gains, received by the Investment Option from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the daily average net assets. These ratios exclude those expenses, such as mortality and expense charges that are assessed against contract owner accounts either through reductions in the unit values or the redemption of units. The recognition of investment income by the Investment Option is affected by the timing of the declaration of dividends by the underlying fund in which the Investment Option invests.

/2/ The expense ratios represent the annualized contract expenses of the Separate Account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction of unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund have been excluded.

/3/ The total returns are for the periods indicated, including changes in the value of the underlying fund, and the expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the variable account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. Total return is presented as the minimum and maximum return for the units invested in the Investment Option. While the Investment Option may be active in a given year, certain units may be initiated during the year. The corresponding return on those units, which is for the partial year, may cause the minimum and maximum total return for all the units in that Investment Option to deviate outside the range of the expense ratios presented.

 /4/ From inception December 3, 2004    /16/ From inception May 9, 2006 to
 to December 31, 2004.                  December 31, 2006.
 /5/ From inception April 22, 2005 to   /17/ From inception May 10, 2006 to
 December 31, 2005.                     December 31, 2006.
 /6/ From inception April 28, 2005 to   /18/ From inception May 18, 2006 to
 December 31, 2005.                     December 31, 2006.
 /7/ From inception April 29, 2005 to   /19/ From inception January 29, 2007
 December 31, 2005.                     to December 31, 2007.
 /8/ From inception February 9, 2006    /20/ From inception September 11,
 to December 31, 2006.                  2007 to December 31, 2007
 /9/ From inception February 14, 2006   /21/ From inception October 1, 2007
 to December 31, 2006.                  to December 31, 2007.
 /10/ From inception February 17, 2006  /22/ From inception October 10, 2007
 to December 31, 2006.                  to December 31, 2007.
 /11/ From inception March 10, 2006 to  /23/ From inception March 28, 2008 to
 December 31, 2006.                     December 31, 2008.
 /12/ From inception April 28, 2006 to  /24/ From inception April 4, 2008 to
 December 31, 2006.                     December 31, 2008.
 /13/ From inception May 3, 2006 to     /25/ From inception April 8, 2008 to
 December 31, 2006.                     December 31, 2008.
 /14/ From inception May 4, 2006 to     /26/ From inception April 30, 2008 to
 December 31, 2006.                     December 31, 2008.
 /15/ From inception May 8, 2006 to
 December 31, 2006.

                       PHL VARIABLE ACCUMULATION ACCOUNT
                         NOTES TO FINANCIAL STATEMENTS


Note 6--Fees and Related Party Transactions
Phoenix and its affiliate, Phoenix Equity Planning Corporation ("PEPCO"), a registered broker/dealer in securities, provide all services to the Separate Account. PEPCO is the principal underwriter and distributor for the Separate Account (see note 12).

Certain fees are deducted from the Contracts. To understand all of the charges that are assessed for your individual policy you should refer to your policy contract provided to you at issue or the most recent product prospectus provided to you annually. Those fees are described below:

A) Contract Maintenance Charges

The Separate Account is assessed periodic Contract Maintenance Charges which are designed to compensate PHL Variable for certain costs associated with maintenance. These expenses are included in a separate line item entitled "Contract Maintenance Charges" in the accompanying statements of changes in net assets. The total aggregate expense for the periods ended December 31, 2008 and 2007 were $11,760,087 and $8,662,781, respectively. The charges assessed the Separate Account for Contract Maintenance Charges are outlined as follows:

      Administration Charge - Phoenix will make deductions to cover administrative expenses at a maximum annual rate of $35.

      Policy Surrender Charge - In accordance with terms of the contracts, Phoenix makes deductions for surrender charges. Because a policy's account value and policy duration may vary, the surrender charge may also vary.

      Other Charges - Phoenix may deduct other costs depending on the policy terms.

All of the above expenses are taken out as a redemption of units.

B) Optional Rider and Benefit Charges

Phoenix may deduct other charges and fees based on the selection of Other Optional Policy Benefits and Riders. These expenses are included in a separate line item entitled "Transfers for contract benefits and terminations" in the accompanying statements of changes in net assets. This expense is taken out as a redemption of units.

C) Mortality and Expense Fee and Administration Fee Charges

Phoenix will make deductions at a maximum rate of 2.25% of the contracts value for the mortality and expense risks and 0.125% for administration fees, which the company undertakes. These expenses are included in separate line items "Mortality and Expense Fees" and "Administration Fees" in the accompanying statements of operations. The total aggregate expense for the periods ended December 31, 2008 and 2007 were $33,892,140 and $35,805,385 respectively. This expense is taken out as a reduction of unit values.

Note 7--Distribution of Net Income
The Separate Account does not declare distributions to participants from accumulated net income. The accumulated net income is distributed to participants as part of withdrawals of amounts in the form of surrenders, death benefits, transfers or annuity payments in excess of net purchase payments.

Note 8--Diversification Requirements
Under the provisions of Section 817(h) of the Internal Revenue Code of 1986 (the "Code") as amended, a variable contract, other than a contract issued in connection with certain types of employee benefit plans, will not be treated as a variable contract for federal tax purposes for any period for which the investments of the segregated asset account on which the contract is based are not adequately diversified. Each investment option is required to satisfy the requirements of Section 817(h). The Code provides that the "adequately diversified" requirement may be met if the underlying investments satisfy either the statutory safe harbor test or diversification requirements set forth in regulations issued by the Secretary of the Treasury.

PHL Variable intends that each of the investment options shall comply with the diversification requirements and, in the event of any failure to comply, will take immediate corrective action to assure compliance.

                       PHL VARIABLE ACCUMULATION ACCOUNT
                         NOTES TO FINANCIAL STATEMENTS


Note 9--Manager of Managers Exemptive Order
The Phoenix Edge Series Fund ("PESF") and Phoenix Variable Advisors, Inc. ("PVA") have received an exemptive order from the Securities and Exchange Commission ("SEC") granting exemptions from certain provisions of the Investment Company Act of 1940, as amended, pursuant to which PVA will, subject to supervision and approval of the PESF's Board of Trustees, be permitted to enter into and materially amend subadvisory agreements without such agreements being approved by the shareholders of the applicable series of the PESF. The PESF and PVA will therefore have the right to hire, terminate, or replace subadvisors without shareholder approval, including, without limitation, the replacement or reinstatement of any subadvisor with respect to which a subadvisory agreement has automatically terminated as a result of an assignment. PVA will continue to have the ultimate responsibility to oversee the subadvisors and recommend their hiring, termination and replacement.

Note 10--Mixed and Shared Funding
Shares of the PESF are not directly offered to the public. Shares of the PESF are currently offered through separate accounts to fund variable accumulation annuity contracts and variable universal life insurance policies issued by Phoenix Life Insurance Company, PHL Variable Insurance Company, and Phoenix Life and Annuity Company. Shares of the PESF may be offered to separate accounts of other insurance companies in the future.

The interests of variable annuity contract owners and variable life policy owners could diverge based on differences in federal and state regulatory requirements, tax laws, investment management or other unanticipated developments. The PESF's Trustees currently do not foresee any such differences or disadvantages at this time. However, the PESF's Trustees intend to monitor for any material conflicts and will determine what action, if any, should be taken in response to such conflicts. If such a conflict should occur, one or more separate accounts may be required to withdraw its investment in the PESF or shares of another fund may be substituted.

Note 11--Other
The insurance company affiliates of the Separate Account distribute our products through non-affiliated advisors, broker-dealers and other financial intermediaries. There is substantial competition for business within most of these distributors. The insurance company affiliates of the Separate Account believe that our sales through these distributors depend on a variety of factors, such as the financial strength, the quality and pricing of the products and the support services we provide. In 2008, the largest individual distributor of life insurance was a subsidiary of State Farm Mutual Automobile Company ("State Farm"). The largest distributors of annuities in 2008 were State Farm and National Life Group. In 2008, State Farm accounted for approximately 27% of the total life insurance premiums. In 2008, State Farm accounted for approximately 68% and National Life Group accounted for approximately 14% of the annuity deposits. Since the relationship with State Farm began in mid-2001, it has generated $260 million in cumulative new total life premiums and $1.6 billion in annuity deposits. The distributors are generally free to sell products from a variety of providers. On March 3, 2009, State Farm informed the insurance company affiliates of the Separate Account that it intends to suspend the sale of the products pending a re-evaluation of the relationship between the companies. On March 4, 2009, National Life Group informed the insurance company affiliates of the Separate Account that it intends to suspend the sale of the products.

The insurance company affiliates of the Separate Account may not be able to establish or maintain satisfactory relationships with State Farm, National Life Group or other distributors if the ratings, products or services are not competitive. Further, in light of the recent adverse economic and market developments, the access to, the reliability of, and service levels provided by the non-affiliated distribution intermediaries may be adversely affected. Accordingly, the business, sales, redemptions, revenues and profitability may be materially affected.

Effective May 1, 2008, the Board of Trustees of the Fund approved changes in subadvisor for the Capital Growth Series and the Small-Cap Growth Series. Effective September 15, 2008, Neuberger Berman Management, Inc. is the subadvisor for the Capital Growth Series, replacing Harris Investment Management, Inc. and the Small-Cap Growth Series (formerly Phoenix-Alger Small-Cap Growth Series), replacing Fred Alger Management, Inc.

Note 12--Spin-Off of Asset Management
At end of business December 31, 2008, Phoenix spun off the asset management segment of its business, Virtus Investment Partners, Inc. ("Virtus") and its subsidiaries, to Phoenix's shareholders. Virtus is now an independent publicly traded company. Virtus is the holding company for various asset management subsidiaries, including the Virtus Investment Advisers, Inc. (formerly Phoenix Investment Counsel, Inc.), the subadvisor to the Phoenix Growth & Income Series and Phoenix Strategic Allocation Series, and Duff & Phelps Investment Management Company, the subadvisor to the Phoenix-Duff & Phelps Real Estate Securities Series.

                       PHL VARIABLE ACCUMULATION ACCOUNT
                         NOTES TO FINANCIAL STATEMENTS


Note 12--Spin-Off of Asset Management (Continued)
As a result of this spin-off, PEPCO, a registered broker/dealer in securities, is no longer an affiliate of Phoenix. PEPCO operated as the principal underwriter and distributor for the Separate Account under a separate interim service agreement for the period January 1, 2009 to February 4, 2009. Effective February 5, 2009 the principal underwriter and distributor for the Separate Account became PFG Distribution Company, a subsidiary of Philadelphia Financial Group, Inc. (an affiliate of Phoenix). On February 5, 2009 PEPCO, under Virtus, changed its name to VP Distributors, Inc. and PFG Distribution Company changed its name to PEPCO.

Goodwin Capital Advisors, Inc., subadvisor to Phoenix Money Market Series, Phoenix Multi-Sector Fixed Income Series, Phoenix Multi-Sector Short Term Bond Series, and the Phoenix Strategic Allocation Series, remained a subsidiary of Phoenix.

Note 13--Subsequent Events
On March 4, 2009, Fitch downgraded the financial strength rating of the insurance company affiliates of the Separate Account to BBB+ from A and placed the rating on Rating Watch Negative.

On March 10, 2009, A.M. Best Company, Inc. downgraded the financial strength rating of the insurance company affiliates of the Separate Account to B++ from A and maintained its negative outlook. On January 15, 2009, A.M Best Company, Inc. affirmed the financial strength rating of A and changed the rating outlook to negative from stable.

On March 10, 2009, Moody's Investor Services downgraded the financial strength rating of the insurance company affiliates of the Separate Account to Baa2 from Baa1. The outlook is negative. On February 19, 2009, Moody's Investor Service downgraded the financial strength rating to Baa1 from A3. The ratings remain on review for possible further downgrade as was previously announced on December 9, 2008.

On March 10, 2009, Standard & Poor's downgraded the financial strength rating of the insurance company affiliates of the Separate Account to BBB- from BBB and maintained it negative outlook. On March 2, 2009, Standard and Poor's downgraded the financial strength rating to BBB from BBB+. At the same time, Standard and Poor's removed the ratings from Credit Watch, where they had been placed with negative implications on February 10, 2009. The outlook is negative.

The actions by these rating agencies will likely have a material adverse effect on the future results. The insurance company affiliates are currently assessing the impact of these recent developments on their business prospects, operations and strategy.

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PriceWaterhouseCoopers
______________________________________________________________________

                                           PricewaterhouseCoopers LLP
                                           Suite 2400
                                           185 Asylum St.
                                           Hartford CT 06103-3404
                                           Telephone (860)241 7000
                                           Facsimile (860)241 7590
                                           www.pwc.com


            Report of Independent Registered Public Accounting Firm

To the Board of Directors of PHL Variable Insurance Company and
Participants of PHL Variable Accumulation Account:

In our opinion, the accompanying statements of assets and liabilities and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of the subaccounts of the PHL Variable Accumulation Account (as listed in the statements of assets and liabilities) at December 31, 2008, and the results of each of their operations for the year then ended, and the changes in each of their net assets for each of the two years in the period ended December 31, 2008, and the financial highlights for the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of PHL Variable Insurance Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2008 by correspondence with the mutual funds' advisors, provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Hartford, CT
March 27, 2009

PHL VARIABLE ACCUMULATION ACCOUNT
PHL Variable Insurance Company
One American Row
Hartford, Connecticut 06103-2899

Phoenix Equity Planning Corporation
56 Prospect Street
Hartford, Connecticut 06115-0480
Underwriter

Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP
185 Asylum Street
Hartford, Connecticut 06103

[LOGO]

PHL Variable Insurance Company
PO Box 22012
Albany, NY 12201-2012



--------------------------------------------------------------------------------

Not insured by FDIC/NCUSIF or any federal government agency.
No bank guarantee. Not a deposit. May lose value.

Phoenix Life Insurance Company
A member of The Phoenix Companies, Inc.
phoenixwm.com

OL4258 (C) 2009 The Phoenix Companies, Inc.  2-09






         PHL VARIABLE
         INSURANCE COMPANY
         (A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
         FINANCIAL STATEMENTS
         DECEMBER 31, 2008 AND 2007

                                TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                              -----------------
Report of Independent Registered Public Accounting Firm...................................................          F-3

Balance Sheet as of December 31, 2008 and 2007............................................................          F-4

Statement of Income, Comprehensive Income and Changes in Stockholder's Equity
  for the years ended December 31, 2008, 2007 and 2006....................................................          F-5

Statement of Cash Flows for the years ended December 31, 2008, 2007 and 2006..............................          F-6

Notes to Financial Statements.............................................................................       F-7 - F-33

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of PHL Variable Insurance Company:


In our opinion, the accompanying balance sheets and the related statements of income, comprehensive income and changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of PHL Variable Insurance Company at December 31, 2008, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 16 to the financial statements, two significant distributors suspended sales of the Company's products and the Company had downgrades from four rating agencies.

As discussed in Note 2 to the financial statements, the Company changed the manner in which it accounts for reinsurance of long duration insurance contracts effective April 1, 2008.


/s/ PricewaterhouseCoopers, LLP
Hartford, Connecticut
March 30, 2009

                         PHL VARIABLE INSURANCE COMPANY
                                  BALANCE SHEET
                       ($ in thousands, except share data)
                           DECEMBER 31, 2008 AND 2007

                                                                                                  2008            2007
                                                                                             -------------   -------------
ASSETS:
Available-for-sale debt securities, at fair value.........................................   $   1,287,409   $   1,709,586
Policy loans, at unpaid principal balances................................................          34,917          22,819
Other investments.........................................................................         102,681           1,251
Fair value option investments.............................................................           4,091              --
                                                                                             --------------  --------------
TOTAL INVESTMENTS.........................................................................       1,429,098       1,733,656
Cash and cash equivalents.................................................................         152,185         108,200
Accrued investment income.................................................................          14,804          17,518
Receivables...............................................................................         325,996         158,808
Deferred policy acquisition costs.........................................................       1,065,128       1,009,612
Receivable from related parties...........................................................          20,513             527
Other assets..............................................................................          37,089          20,214
Separate account assets...................................................................       2,449,141       3,389,356
                                                                                             --------------  --------------
TOTAL ASSETS..............................................................................   $   5,493,954   $   6,437,891
                                                                                             ==============  ==============

LIABILITIES:
Policyholder deposit funds................................................................   $     969,270   $   1,134,635
Policy liabilities and accruals...........................................................       1,386,611       1,103,139
Deferred income taxes.....................................................................          33,291         135,648
Payable to related parties................................................................           6,271          28,969
Other liabilities.........................................................................         116,929          48,304
Separate account liabilities..............................................................       2,449,141       3,389,356
                                                                                             --------------  --------------
TOTAL LIABILITIES.........................................................................       4,961,513       5,840,051
                                                                                             --------------  --------------

CONTINGENT LIABILITIES (NOTE 14)

STOCKHOLDER'S EQUITY:
Common stock, $5,000 par value: 1,000 shares authorized; 500 shares issued................           2,500           2,500
Additional paid-in capital................................................................         723,152         553,218
Retained earnings (accumulated deficit)...................................................        (141,288)         53,906
Accumulated other comprehensive loss......................................................         (51,923)        (11,784)
                                                                                             --------------  --------------
TOTAL STOCKHOLDER'S EQUITY................................................................         532,441         597,840
                                                                                             --------------  --------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY................................................   $   5,493,954   $   6,437,891
                                                                                             ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                         PHL VARIABLE INSURANCE COMPANY
  STATEMENT OF INCOME, COMPREHENSIVE INCOME AND CHANGES IN STOCKHOLDER'S EQUITY
                                ($ in thousands)
                  YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

                                                                                 2008             2007             2006
                                                                            -------------    -------------    ------------
 REVENUES:
 Premiums.................................................................  $      15,098    $      18,602    $     13,575
 Insurance and investment product fees....................................        361,354          263,298         180,779
 Investment income, net of expenses.......................................         90,963          109,607         129,325
 Net realized investment losses...........................................       (172,055)          (7,043)         (2,460)
                                                                            --------------   --------------   -------------
 TOTAL REVENUES...........................................................        295,360          384,464         321,219
                                                                            --------------   --------------   -------------

 BENEFITS AND EXPENSES:
 Policy benefits..........................................................        218,415          168,395         154,951
 Policy acquisition cost amortization.....................................        262,132          120,041          93,342
 Other operating expenses.................................................         97,504           83,601          65,388
                                                                            --------------   --------------   -------------
 TOTAL BENEFITS AND EXPENSES..............................................        578,051          372,037         313,681
                                                                            --------------   --------------   -------------
 Income (loss) before income taxes........................................       (282,691)          12,427           7,538
 Income tax (expense) benefit.............................................         87,497           (1,122)         (1,070)
                                                                            --------------   --------------   -------------
 NET INCOME (LOSS)........................................................  $    (195,194)   $      11,305    $      6,468
                                                                            ==============   ==============   =============

 FEES PAID TO RELATED PARTIES (NOTE 11)

 COMPREHENSIVE INCOME (LOSS):
 NET INCOME (LOSS)........................................................  $   (195,194)    $      11,305    $      6,468
                                                                            --------------   --------------   -------------
 Net unrealized investment losses.........................................       (40,139)           (9,095)         (1,277)
 Net unrealized derivative instruments losses.............................            --                --            (807)
                                                                            --------------   --------------   -------------
 OTHER COMPREHENSIVE LOSS.................................................       (40,139)           (9,095)         (2,084)
                                                                            --------------   --------------   -------------
 COMPREHENSIVE INCOME (LOSS)..............................................  $   (235,333)    $       2,210    $      4,384
                                                                            ==============   ==============   =============

 ADDITIONAL PAID-IN  CAPITAL:
 Capital contributions from parent........................................  $    169,934     $      49,984    $         --

 RETAINED EARNINGS (ACCUMULATED DEFICIT):
 Net income (loss)........................................................      (195,194)           11,305           6,468
 Adjustment for initial application of FIN 48 (Note 2)....................            --            (1,000)             --

 ACCUMULATED OTHER COMPREHENSIVE INCOME:
 Other comprehensive loss.................................................       (40,139)           (9,095)         (2,084)
                                                                            --------------   -------------    -------------
 CHANGE IN STOCKHOLDER'S EQUITY...........................................       (65,399)           51,194            4,384
 Stockholder's equity, beginning of year..................................       597,840           546,646          542,262
                                                                            --------------   -------------    -------------
 STOCKHOLDER'S EQUITY, END OF YEAR........................................  $     532,441    $     597,840    $     546,646
                                                                            ==============   =============    =============

   The accompanying notes are an integral part of these financial statements.

                         PHL VARIABLE INSURANCE COMPANY
                             STATEMENT OF CASH FLOWS
                                ($ in thousands)
                  YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

                                                                               2008              2007              2006
                                                                          ---------------   --------------    -------------
 OPERATING ACTIVITIES:
 Net income (loss)......................................................  $      (195,194)  $       11,305    $       6,468
 Net realized investment losses.........................................          172,055            7,043            2,460
 Investment (gains) losses..............................................            1,931            1,473            4,206
 Deferred income taxes (benefit)........................................         (85,666)           45,837           22,473
 Increase in receivables................................................        (281,490)         (126,150)          (6,939)
 Increase in deferred policy acquisition costs..........................          138,030         (280,566)        (177,237)
 Increase in policy liabilities and accruals............................          401,684          410,942          213,754
 Other assets and other liabilities change..............................          (32,703)           7,867           (1,224)
                                                                          ----------------  ---------------   --------------
 CASH FROM OPERATING ACTIVITIES.........................................          118,647           77,751           63,961
                                                                          ----------------  ---------------   --------------

 INVESTING ACTIVITIES:
 Investment purchases...................................................       (1,455,006)        (890,909)      (1,007,973)
 Investment sales, repayments and maturities............................        1,501,339        1,207,988        1,728,360
                                                                          ----------------  ---------------   --------------
 CASH FROM INVESTING ACTIVITIES.........................................           46,333          317,079          720,387
                                                                          ----------------  ---------------   --------------

 FINANCING ACTIVITIES:
 Policyholder deposit fund deposits.....................................          172,657          266,750          223,309
 Policyholder deposit fund withdrawals..................................         (454,371)        (625,507)        (986,348)
 Capital contributions from parent......................................          160,719           25,000               --
                                                                          ----------------  ---------------   --------------
 CASH FOR FINANCING ACTIVITIES..........................................         (120,995)        (333,757)        (763,039)
                                                                          ----------------  ---------------   --------------
 CHANGE IN CASH AND CASH EQUIVALENTS....................................           43,985           61,073           21,309
 Cash and cash equivalents, beginning of year...........................          108,200           47,127           25,818
                                                                          ----------------  ---------------   --------------
 CASH AND CASH EQUIVALENTS, END OF YEAR.................................  $       152,185   $      108,200    $      47,127
                                                                          ================  ===============   ==============

During the year ended December 31, 2008, we received $169,934 thousand in capital contributions, of which $83,785 thousand was in cash and $86,149 was in securities.

   The accompanying notes are an integral part of these financial statements.

                         PHL VARIABLE INSURANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006



1.   ORGANIZATION AND OPERATIONS

PHL Variable Insurance Company ("PHL Variable") is a life insurance company offering variable and fixed annuity and non-participating life insurance products. It is a wholly-owned subsidiary of PM Holdings, Inc. PM Holdings, Inc. is a wholly-owned subsidiary of Phoenix Life Insurance Company ("Phoenix Life"), which is a wholly-owned subsidiary of The Phoenix Companies, Inc. ("PNX"), a New York Stock Exchange listed company. Phoenix Home Life Mutual Insurance Company demutualized on June 25, 2001 by converting from a mutual life insurance company to a stock life insurance company, became a wholly-owned subsidiary of PNX and changed its name to Phoenix Life Insurance Company.


2.   BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

We have prepared these financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP"), which differ materially from the accounting practices prescribed by various insurance regulatory authorities.

USE OF ESTIMATES

In preparing these financial statements in conformity with GAAP, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. We employ significant estimates and assumptions in the determination of deferred policy acquisition costs; policyholder liabilities and accruals; the valuation of investments in debt and equity securities; and accruals for deferred income taxes and contingent liabilities.

RISKS ASSOCIATED WITH CURRENT ECONOMIC ENVIRONMENT

Over the past year, the U.S. economy has experienced unprecedented credit and liquidity issues and entered into recession. Following several years of rapid credit expansion, a sharp contraction in mortgage lending coupled with dramatic declines in home prices, rising mortgage defaults and increasing home foreclosures, resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to most sectors of the credit markets, and to credit default swaps and other derivative securities, have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions, to be subsidized by the U.S. government and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers, including other financial institutions. These factors, combined with declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and fears of a prolonged recession.

Even under more favorable market conditions, general factors such as the availability of credit, consumer spending, business investment, capital market conditions and inflation affect our business. For example, in an economic downturn, higher unemployment, lower family income, lower corporate earnings, lower business investment and lower consumer spending may depress the demand for life insurance, annuities and investment products. In addition, this type of economic environment may result in higher lapses or surrenders of policies. Accordingly, the risks we face related to general economic and business conditions are more pronounced given the severity and magnitude of recent adverse economic and market conditions experienced.

More specifically, our business is exposed to the performance of the debt and equity markets, which have been materially and adversely affected by recent economic developments. Adverse conditions, including but not limited to, a lack of buyers in the marketplace, volatility, credit spread changes, and benchmark interest rate changes, have affected and will continue to impact the liquidity and value of our investments. In addition to other ways set forth in additional risk factors below, the ways that poor debt and equity market performance and changes in interest rates have adversely affected, and will continue to adversely affect, our business, financial condition, growth and profitability include, but are not limited to, the following:

     o The value of our investment portfolio has declined which has resulted in, and may continue to result in, higher realized and/or unrealized losses. For example, in 2008 the value of our general account investments decreased by $250,374 thousand, before offsets, due to net unrealized losses on investments. A widening of credit spreads, such as the market has experienced recently, increases the net unrealized loss position of our investment portfolio and may ultimately result in increased realized losses. The value of our investment portfolio can also be affected by illiquidity and by changes in assumptions or inputs we use in estimating fair value. Further, certain types of securities in our investment portfolio, such as asset-backed securities supported by residential and commercial mortgages, have been disproportionately affected. Continued adverse capital market conditions could result in further realized and/or unrealized losses.

     o Changes in interest rates also have other effects related to our investment portfolio. In periods of increasing interest rates, life insurance policy loans, surrenders and withdrawals could increase as policyholders seek investments with higher returns. This could require us to sell invested assets at a time when their prices are depressed by the increase in interest rates, which could cause us to realize investment losses. Conversely, during periods of declining interest rates, we could experience increased premium payments on products with flexible premium features, repayment of policy loans and increased percentages of policies remaining in force. We would obtain lower returns on investments made with these cash flows. In addition, borrowers may prepay or redeem bonds in our investment portfolio so that we might have to reinvest those proceeds in lower yielding investments. As a consequence of these factors, we could experience a decrease in the spread between the returns on our investment portfolio and amounts credited to policyholders and contract owners, which could adversely affect our profitability.

     o Asset-based fee revenues related to our variable life and annuity products have declined and may continue to decline.

     o The attractiveness of certain of our products may decrease because they are linked to the equity markets and assessments of our financial strength, resulting in lower profits. Increasing consumer concerns about the returns and features of our products or our financial strength may cause existing clients to surrender policies or withdraw assets, and diminish our ability to sell policies and attract assets from new and existing clients, which would result in lower sales and fee revenues.

These extraordinary economic and market conditions have materially and adversely affected us. In 2008 we had a net loss of $195,194 thousand. It is difficult to predict how long the current economic and market conditions will continue, whether the financial markets will continue to deteriorate and which aspects of our products and/or business will be adversely affected. However, the lack of credit, lack of confidence in the financial sector, increased volatility in the financial markets and reduced business activity are likely to continue to materially and adversely affect our business, financial condition and results of operations.

ACCOUNTING CHANGE

Effective April 1, 2008, we changed our method of accounting for the cost of certain of our long duration reinsurance contracts accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 113, ACCOUNTING AND REPORTING FOR REINSURANCE OF SHORT-DURATION AND LONG-DURATION CONTRACTS ("SFAS 113"). In conjunction with this change, we also changed our method of accounting for the impact of reinsurance costs on deferred acquisition costs. SFAS 113 requires us to amortize the estimated cost of reinsurance over the life of the underlying reinsured contracts. Under our previous method, we recognized reinsurance recoveries as part of the net cost of reinsurance and amortized this balance over the estimated lives of the underlying reinsured contracts in proportion to estimated gross profits ("EGPs") consistent with the method used for amortizing deferred policy acquisition costs. Under the new method, reinsurance recoveries are recognized in the same period as the related reinsured claim. In conjunction with this change, we also changed our policy for determining EGPs relating to these contracts to include the effects of reinsurance, where previously these effects had not been included.

ADOPTION OF NEW ACCOUNTING STANDARDS

In January 2009, the Financial Accounting Standards Board ("FASB") issued FSP No. EITF 99-20-1, which amends the impairment guidance in EITF Issue No. 99-20, RECOGNITION OF INTEREST INCOME AND IMPAIRMENT ON PURCHASED BENEFICIAL INTERESTS AND BENEFICIAL INTERESTS THAT CONTINUE TO BE HELD BY A TRANSFEROR IN SECURITIZED FINANCIAL ASSETS ("EITF 99-20-1"). The FSP revises EITF 99-20's impairment guidance to make it consistent with the requirements of SFAS No. 115 for determining whether an other-than-temporary impairment has occurred. The FSP is effective for these financial statements. Our adoption of the FSP had no material effect on our financial statements.

In December 2008, the FASB issued FASB Staff Position No. FAS 140-4 and FIN 46(R)-8, DISCLOSURES BY PUBLIC ENTITIES (ENTERPRISES) ABOUT TRANSFERS OF FINANCIAL ASSETS AND INTERESTS IN VARIABLE INTEREST ENTITIES, which requires public entities to provide additional disclosures about transfers of financial assets. It also requires sponsors that have a variable interest in a variable interest entity to provide additional disclosures about their involvement with variable interest entities. The FSP is effective for these financial statements. Our adoption of the FSP had no material effect on our financial statements.

On October 10, 2008, the FASB issued FSP No. FAS 157-3 ("FSP FAS 157-3"), which clarifies the application of SFAS No. 157, FAIR VALUE MEASUREMENT ("SFAS 157") in an inactive market. The FSP addresses application issues such as how management's internal assumptions should be considered when measuring fair value when relevant observable data do not exist; how observable market information in a market that is not active should be considered when measuring fair value and how the use of market quotes should be considered when assessing the relevance of observable and unobservable data available to measure fair value. FSP FAS 157-3 was effective upon issuance. Our adoption of FSP FAS 157-3 had no material effect on our financial condition or results of operations.

In September 2008, the FASB issued FSP No. FAS 133-1 and FIN 45-4, DISCLOSURES ABOUT CREDIT DERIVATIVES AND CERTAIN GUARANTEES: AN AMENDMENT OF FASB STATEMENT NO. 133 AND FASB INTERPRETATION NO. 45; AND CLARIFICATION OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 161. The FSP introduces new disclosure requirements for credit derivatives and certain guarantees. The FSP is effective for these financial statements. Our adoption of the FSP had no material effect on our financial statements.

On February 15, 2007, the FASB issued SFAS No. 159, THE FAIR VALUE OPTION FOR FINANCIAL ASSETS AND FINANCIAL LIABILITIES ("SFAS 159"), which gives entities the option to measure eligible financial assets, financial liabilities and firm commitments at fair value (i.e., the fair value option), on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a firm commitment. Subsequent changes in fair value must be recorded in earnings. Additionally, SFAS 159 allows for a one-time election for existing positions upon adoption, with the transition adjustment recorded to beginning retained earnings. We adopted SFAS 159 as of January 1, 2008 with no effect on our financial statements.

In September 2006, the FASB issued SFAS No. 157, FAIR VALUE MEASUREMENTS ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 provides guidance on how to measure fair value when required under existing accounting standards. The statement establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels ("Level 1, 2 and 3"). Level 1 inputs are observable inputs that reflect quoted prices for identical assets or liabilities in active markets that we have the ability to access at the measurement date. Level 2 inputs are observable inputs, other than quoted prices included in Level 1, for the asset or liability. Level 3 inputs are unobservable inputs reflecting our estimates of the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk). Quantitative and qualitative disclosures will focus on the inputs used to measure fair value for both recurring and non-recurring fair value measurements and the effects of the measurements in the financial statements. We adopted SFAS 157 effective January 1, 2008 with no material impact on our financial position and results of operations.

We adopted the provisions of the FASB Interpretation No. 48, ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES ("FIN 48"), on January 1, 2007. As a result of the implementation of FIN 48, we recognized an increase in reserves for uncertain tax benefits through a cumulative effect adjustment of approximately $1,000 thousand, which was accounted for as a reduction to the January 1, 2007 balance of retained earnings. Including the cumulative effect adjustment, we had $1,840 thousand of total gross unrecognized tax benefits as of January 1, 2007. See
Note 10 to these financial statements for more information.

In September 2006, the Securities and Exchange Commission ("SEC") staff issued Staff Accounting Bulletin No. 108, CONSIDERING THE EFFECTS OF PRIOR YEAR MISSTATEMENTS WHEN QUANTIFYING MISSTATEMENTS IN CURRENT YEAR FINANCIAL STATEMENTS ("SAB 108"). SAB 108 provides guidance for how errors should be evaluated to assess materiality from a quantitative perspective. SAB 108 permits companies to initially apply its provisions by either restating prior financial statements or recording the cumulative effect of initially applying the approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment to retained earnings. We adopted SAB 108 on December 31, 2006 with no effect on our financial statements.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, ACCOUNTING FOR SERVICING OF FINANCIAL ASSETS, AN AMENDMENT OF FASB STATEMENT NO. 140 ("SFAS 156"). SFAS 156 provides guidance on recognition and disclosure of servicing assets and liabilities and was effective beginning January 1, 2007. We adopted this standard effective January 1, 2007 with no material impact on our financial position and results of operations.

ACCOUNTING STANDARDS NOT YET ADOPTED

In May 2008, the FASB issued SFAS No. 162, THE HIERARCHY OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of GAAP-basis financial statements. The Standard is effective 60 days following SEC approval of the Public Company Accounting Oversight Board amendments to remove the hierarchy of generally accepted accounting principles from the auditing standards. SFAS 162 is not expected to have an impact on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141(R), ACCOUNTING FOR BUSINESS COMBINATIONS ("SFAS 141(R)"). SFAS 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed and requires the acquirer to disclose all information needed to evaluate and understand the nature and financial effect of the combination and is effective beginning for fiscal years beginning after December 15, 2008. We will adopt this standard effective January 1, 2009 and do not expect it to have a material impact on our financial position and results of operations.

In December 2007, the FASB issued SFAS 160, NONCONTROLLING INTERESTS IN CONSOLIDATED FINANCIAL STATEMENTS ("SFAS 160"). SFAS 160 requires all entities to report noncontrolling interests in subsidiaries in the same way--as equity in the consolidated financial statements and requires that associated transactions be treated as equity transactions--and is effective beginning for fiscal years beginning after December 15, 2008. We will adopt this standard effective January 1, 2009 and do not expect it to have a material impact on our financial position and results of operations.

SIGNIFICANT ACCOUNTING POLICIES

INVESTMENTS

DEBT AND EQUITY SECURITIES

Our debt and equity securities classified as available-for-sale are reported on our balance sheet at fair value. Fair value is based on quoted market price, where available. When quoted market prices are not available, we estimate fair value by discounting debt security cash flows to reflect interest rates currently being offered on similar terms to borrowers of similar credit quality (private placement debt securities), by quoted market prices of comparable instruments (untraded public debt securities) and by independent pricing sources or internally developed pricing models (equity securities). We recognize unrealized investment gains and losses on investments in debt and equity securities that we classify as available-for-sale. We report these unrealized investment gains and losses as a component of other comprehensive income, net of applicable deferred policy acquisition costs and applicable deferred income taxes.

For mortgage-backed and other asset-backed debt securities, we recognize income using a constant effective yield based on anticipated prepayments and the estimated economic lives of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and any resulting adjustment is included in net investment income. For certain asset-backed securities, changes in estimated yield are recorded on a prospective basis and specific valuation methods are applied to these securities to determine if there has been an other-than-temporary decline in value.

POLICY LOANS

Policy loans are carried at their unpaid principal balances and are collateralized by the cash values of the related policies. We estimate the fair value of fixed rate policy loans by discounting loan interest and loan repayments. We base the discount rate on the 10-year U.S. Treasury rate. We assume that loan interest payments are made at the fixed rate less 17.5 basis points and that loan repayments only occur as a result of anticipated policy lapses. For variable rate policy loans, we consider the unpaid loan balance as fair value, as interest rates on these loans are reset annually based on market rates.

OTHER INVESTMENTS

Other investments primarily include derivative instruments. We use derivative instruments to economically hedge our exposure on living benefits offered on certain of our variable products. We recognize derivative instruments on the balance sheet at fair value. The derivative contracts are reported as assets or liabilities in other investments and other liabilities, respectively, on the balance sheet, excluding embedded derivatives. Embedded derivatives are recorded on the balance sheet with the associated host contract.

We do not designate the purchased derivatives related to living benefits as hedges for accounting purposes. Changes in the fair value of derivative instruments are recognized in net realized investment gains (losses) in the period incurred.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand, amounts due from banks, money market instruments and other debt instruments with maturities of three months or less when purchased.

DEFERRED POLICY ACQUISITION COSTS

The costs of acquiring new business, principally commissions, underwriting, distribution and policy issue expenses, all of which vary with and are primarily related to production of new business, are deferred.

We amortize deferred policy acquisition costs based on the related policy's classification. For individual life insurance policies, deferred policy acquisition costs are amortized in proportion to estimated gross margins. For universal life, variable universal life and accumulation annuities, deferred policy acquisition costs are amortized in proportion to EGPs. Policies may be surrendered for value or exchanged for a different one of our products (internal replacement). The deferred policy acquisition costs balance associated with the replaced or surrendered policies is amortized to reflect these surrenders.

Each year, we develop future EGPs for the products sold during that year. The EGPs for products sold in a particular year are aggregated into cohorts. Future EGPs are projected for the estimated lives of the contracts. The amortization of deferred policy acquisition costs requires the use of various assumptions, estimates and judgments about the future. The assumptions, in the aggregate, are considered important in the projections of EGPs. The assumptions developed as part of our annual process are based on our current best estimates of future events, which are likely to be different for each year's cohort. Assumptions considered to be significant in the development of EGPs include separate account fund performance, surrender and lapse rates, interest margin, mortality, premium persistency, funding patterns, and expenses and reinsurance costs and recoveries. These assumptions are reviewed on a regular basis and are based on our past experience, industry studies, regulatory requirements and estimates about the future.

To determine the reasonableness of the prior assumptions used and their impact on previously projected account values and the related EGPs, we evaluate, on a quarterly basis, our previously projected EGPs. Our process to assess the reasonableness of our EGPs involves the use of internally developed models, together with studies and actual experience. Incorporated in each scenario are our current best estimate assumptions with respect to separate account returns, surrender and lapse rates, interest margin, mortality, premium persistency, funding patterns, and expenses and reinsurance costs and recoveries.

In addition to our quarterly reviews, we complete a comprehensive assumption study during the fourth quarter of each year. Upon completion of an assumption study, we revise our assumptions to reflect our current best estimate, thereby changing our estimate of projected account values and the related EGPs in the deferred policy acquisition cost and unearned revenue amortization models as well as AICPA Statement of Position No. 03-1, ACCOUNTING AND REPORTING BY INSURANCE ENTERPRISES FOR CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS FOR SEPARATE ACCOUNTS ("SOP 03-1"), reserving models. The deferred policy acquisition cost asset, as well as the unearned revenue reserves and SOP 03-1 reserves are then adjusted with an offsetting benefit or charge to income to reflect such changes in the period of the revision, a process known as "unlocking."

Underlying assumptions for future periods of EGPs are not altered unless experience deviates significantly from original assumptions. For example, when lapses of our insurance products meaningfully exceed levels assumed in determining the amortization of deferred policy acquisition costs, we adjust amortization to reflect the change in future premiums or EGPs resulting from the unexpected lapses. In the event that we were to revise assumptions used for prior year cohorts, our estimate of projected account values would change and the related EGPs in the deferred policy acquisition cost amortization model would be unlocked, or adjusted, to reflect such change. Continued unfavorable experience on key assumptions, which could include decreasing separate account fund return performance, increasing lapses or increasing mortality could result in an unlocking which would result in an increase to deferred policy acquisition cost amortization and a decrease in the deferred policy acquisition costs asset. Finally, an analysis is performed periodically to assess whether there are sufficient gross margins or gross profits to amortize the remaining deferred policy acquisition costs balances.

SEPARATE ACCOUNT ASSETS AND LIABILITIES

Separate account assets and liabilities related to policyholder funds are carried at fair value. Deposits, net investment income and realized investment gains and losses for these accounts are excluded from revenues, and the related liability increases are excluded from benefits and expenses. Fees assessed to the contract owners for management services are included in revenues when services are rendered.

POLICY LIABILITIES AND ACCRUALS

Policy liabilities and accruals includes future benefit liabilities for certain life and annuity products. We establish liabilities in amounts adequate to meet the estimated future obligations of policies in force. Future benefit liabilities for traditional life insurance are computed using the net level premium method on the basis of actuarial assumptions as to contractual guaranteed rates of interest, mortality rates guaranteed in calculating the cash surrender values described in such contracts and morbidity. Future benefit liabilities for term and annuities in the payout phase that have significant mortality risk are computed using the net premium method on the basis of actuarial assumptions at the issue date of these contracts for rates of interest, contract administrative expenses, mortality and surrenders. We establish liabilities for outstanding claims, losses and loss adjustment expenses based on individual case estimates for reported losses and estimates of unreported losses based on past experience.

Certain contracts may also include additional death or other insurance benefit features, such as guaranteed minimum death or income benefits offered with variable annuity contracts or no-lapse guarantees offered with universal life insurance contracts. An additional liability is established for these benefits by estimating the expected present value of the excess benefits and recognizing the excess ratably over the accumulation period based on total expected assessments.

POLICYHOLDER DEPOSIT FUNDS

Amounts received as payment for certain universal life contracts, deferred annuities and other contracts without life contingencies are reported as deposits to policyholder deposit funds. The liability for universal life-type contracts is equal to the balance that accrues to the benefit of the policyholders as of the financial statement date, including interest credited, amounts that have been assessed to compensate us for services to be performed over future periods, and any amounts previously assessed against the policyholder that is refundable. The liability for deferred annuities and other contracts without life contingencies is equal to the balance that accrues to the benefit of the contract holder as of the financial statement date which includes the accumulation of deposits plus interest credited, less withdrawals and amounts assessed through the financial statement date.

CONTINGENT LIABILITIES

Amounts related to contingent liabilities are accrued if it is probable that a liability has been incurred and an amount is reasonably estimable.

REVENUE RECOGNITION

We recognize premiums for long-duration life insurance products as revenue when due from policyholders. We recognize life insurance premiums for short-duration life insurance products as premium revenue pro rata over the related contract periods. We match benefits, losses and related expenses with premiums over the related contract periods.

Amounts received as payment for interest sensitive life contracts, deferred annuities and other contracts without life contingencies are considered deposits and are not included in revenue. Revenues from these products consist primarily of fees assessed during the period against the policyholders' account balances for mortality charges, policy administration charges and surrender charges. Fees assessed that represent compensation for services to be provided in the future are deferred and amortized into revenue over the life of the related contracts. Related benefit expenses include universal life benefit claims in excess of fund values, net investment income credited to policyholders' account balances and amortization of deferred policy acquisition costs.

NET INVESTMENT INCOME AND NET REALIZED INVESTMENT GAINS (LOSSES)

We recognize realized investment gains (losses) on asset dispositions on a first-in, first-out basis. We recognize realized investment losses when declines in fair value of debt and equity securities are considered to be other-than-temporarily impaired. We adjust the cost basis of these written down investments to fair value at the date the determination of impairment is made and do not change the new cost basis for subsequent recoveries in value. For fixed maturities, we accrue the new cost basis to par or the estimated future cash flows over the expected remaining life of the security. In evaluating whether a decline in value is other than temporary, we consider several factors including, but not limited to the following:

     o    the extent and the duration of the decline;

     o the reasons for the decline in value (credit event, interest related or market fluctuations);

     o our ability and intent to hold the investment for a period of time to allow for a recovery of value; and

     o    the financial condition of and near term prospects of the issuer.

A debt security impairment is deemed other-than-temporary if:

     o we do not have the ability and intent to hold an investment until a forecasted recovery of fair value up to (or beyond) the cost of the investment which, in certain cases, may mean until maturity; or

     o it is probable that we will be unable to collect all amounts due according to the contractual terms of the debt security.

Impairments due to deterioration in credit that result in a conclusion that non-collection is probable are considered other-than-temporary. Other declines in fair value (for example, due to interest rate changes, sector credit rating changes or company-specific rating changes that do not result in a conclusion that non-collection of contractual principal and interest is probable) may also result in a conclusion that an other-than-temporary impairment has occurred.

Further, in situations where we have asserted our ability and intent to hold a security to a forecasted recovery, but now no longer have the ability and intent to hold until recovery, an impairment should be considered other-than-temporary, even if collection of cash flows is probable. The determination of the impairment is made when the assertion to hold to recovery changes, not when the decision to sell is made.

INCOME TAXES

We account for income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS 109"). Accordingly, income tax expense or benefit is recognized based upon amounts reported in the financial statements and the provisions of currently enacted tax laws. We allocate income taxes to income, other comprehensive income and additional paid-in capital, as applicable.

We recognize current income tax assets and liabilities for estimated income taxes refundable or payable based on the current year's income tax returns. We recognize deferred income tax assets and liabilities for the estimated future income tax effects of temporary differences and carryovers. Temporary differences are the differences between the financial statement carrying amounts of assets and liabilities and their tax bases, as well as the timing of income or expense recognized for financial reporting and tax purposes of items not related to assets or liabilities. If necessary, we establish valuation allowances to reduce the carrying amount of deferred income tax assets to amounts that are more likely than not to be realized. We periodically review the adequacy of these valuation allowances and record any reduction in allowances in accordance with SFAS 109's intraperiod allocation rules. We recognize interest and penalties related to amounts accrued on uncertain tax positions and amounts paid or refunded from federal and state income tax authorities in tax expense.

We are included in the consolidated federal income tax return filed by PNX and are party to a tax sharing agreement by and among PNX and its subsidiaries. In accordance with this agreement, federal income taxes are allocated as if they had been calculated on a separate company basis, except that benefits for any net operating losses or other tax credits used to offset a tax liability of the consolidated group will be provided to the extent such loss or credit is utilized in the consolidated federal tax return.

Within the consolidated tax return, we are required by regulations of the Internal Revenue Service ("IRS") to segregate the entities into two groups: life insurance companies and non-life insurance companies. We are limited as to the amount of any operating losses from the non-life group that can be offset against taxable income of the life group. These limitations may affect the amount of any operating loss carryovers that we have now or in the future.


3.   REINSURANCE

We use reinsurance agreements to provide for greater diversification of business, control exposure to potential losses arising from large risks and provide additional capacity for growth.

We remain liable to the extent that reinsuring companies may not be able to meet their obligations under reinsurance agreements in effect. Failure of the reinsurers to honor their obligations could result in losses to us; consequently, we establish reserves for amounts deemed or estimated to be uncollectible. To minimize our exposure to significant losses from reinsurance insolvencies, we evaluate the financial condition of our reinsurers and monitor concentration of credit risk arising from similar geographic regions, activities or economic characteristics of the reinsurers. Due to the recent downgrade of Scottish Re, we will continue to closely monitor the situation and will reassess the recoverability of the reinsurance recoverable during the interim reporting periods of 2009.

Our reinsurance program varies based on the type of risk. Listed below are some examples and our most significant recent reinsurance agreements:

     o On all direct life insurance policies, the maximum of individual life insurance retained by us on any one life is $10 million on single life and joint first-to-die policies and $12 million for joint last-to-die policies, with excess amounts ceded to reinsurers.

     o We cede 70% to 90% of the mortality risk on most new issues of term insurance.

     o Effective January 1, 2008, we entered into an agreement to cede 50% to 75% of the risk in between $6.0 million to $10.0 million on universal life and variable universal life policies issued from January 1, 2006 through December 31, 2007, inclusive.

     o Effective September 30, 2008, we entered into an agreement to cede 90% of all the benefit risks on Phoenix Accumulator Universal Life III and IV policies issued on January 1, 2008 or later.

     o Effective November 30, 2008, we ceded all the benefit risks, net of existing reinsurance, on all the term life business inforce as of December 31, 2008, excluding the term plans introduced in 2008.

DIRECT BUSINESS AND REINSURANCE:                                                        YEAR ENDED DECEMBER 31,
($ IN THOUSANDS)                                                            -----------------------------------------------

                                                                                 2008           2007             2006
                                                                            --------------  --------------   --------------
Direct premiums..........................................................   $      91,872   $      87,132    $      71,350
Premiums ceded to reinsurers.............................................         (76,774)        (68,530)         (57,775)
                                                                            --------------  --------------   --------------
PREMIUMS.................................................................   $      15,098   $      18,602    $      13,575
                                                                            ==============  ==============   ==============

Direct policy benefits incurred..........................................   $     151,636   $      85,898    $      54,055
Policy benefits assumed from reinsureds..................................             140             505              965
Policy benefits ceded to reinsurers......................................        (113,207)        (44,707)         (26,398)
                                                                            --------------  --------------   --------------
POLICY BENEFITS..........................................................   $      38,569   $      41,696    $      28,622
                                                                            ==============  ==============   ==============

Direct life insurance in-force...........................................   $  84,226,234   $  70,502,325    $  55,175,351
Life insurance in-force assumed from reinsureds..........................          94,595         121,673          104,826
Life insurance in-force ceded to reinsurers..............................     (64,400,218)    (48,687,754)     (40,820,818)
                                                                            --------------  --------------   --------------
LIFE INSURANCE IN-FORCE..................................................   $  19,920,611   $  21,936,244    $  14,459,359
                                                                            ==============  ==============   ==============
Percentage of amount assumed to net insurance in-force...................        0.47%            0.55%           0.72%
                                                                            ==============  ==============   ==============

The policy benefit amounts above exclude changes in reserves, interest credited to policyholders and withdrawals, which total $179,846 thousand, $126,699 thousand and $126,329 thousand, net of reinsurance, for the years ended December 31, 2008, 2007 and 2006, respectively.

Irrevocable letters of credit aggregating $27,712 thousand at December 31, 2008 have been arranged with commercial banks in our favor to collateralize the ceded reserves.


4.   DEFERRED POLICY ACQUISITION COSTS

ACTIVITY IN DEFERRED POLICY ACQUISITION COSTS:                                          YEAR ENDED DECEMBER 31,
($ IN THOUSANDS)                                                            ----------------------------------------------
                                                                                 2008              2007             2006
                                                                            -------------     ------------    --------------
Policy acquisition costs deferred........................................   $     284,659    $     400,607    $      270,577
Costs amortized to expenses:
  Recurring costs........................................................        (281,333)        (122,189)          (94,429)
  Realized investment gains (losses).....................................          19,201            2,148             1,087
Deferred policy acquisition cost offset - ceded reserve
  and expense allowance                                                         (160,556)               --                --
Offsets to net unrealized investment gains or losses
  included in other comprehensive income (loss) (Note 12)................         193,545           27,426            (4,930)
                                                                            --------------   --------------   ---------------
Change in deferred policy acquisition costs..............................          55,516          307,992           172,305
Deferred policy acquisition costs, beginning of year.....................       1,009,612          701,620           529,315
                                                                            --------------   --------------   ---------------
DEFERRED POLICY ACQUISITION COSTS, END OF YEAR...........................   $   1,065,128    $   1,009,612    $      701,620
                                                                            ==============   ==============   ===============

Upon completion of a study during the fourth quarter of 2008, we updated our best estimate assumptions used to project expected gross profits and margins in the deferred policy acquisition cost amortization schedules. Major projection assumptions updated include mortality, lapse experience, expense, net investment income, and separate account investment return. In our review to develop the best estimate for these assumptions, we examined our own experience and market conditions. We updated our maintenance expenses and reallocated them among various lines of business. We also updated our projected separate account investment return assumption to the long term investment return as of January 1, 2009. The impact was to fully absorb the actual investment performance through December 31, 2008 into the amortization of deferred policy acquisition cost amortization and the projection of benefits under SOP 03-1 for the guaranteed minimum death benefit ("GMDB") and guaranteed minimum income benefit ("GMIB") riders. The greatest impact of the unlocking was on the annuity block, where the effects of these adjustments resulted in an overall increase in deferred policy acquisition cost amortization for the annuity block of $100,318 thousand and an increase in the GMIB and GMDB reserves of $10,899 thousand and $3,760 thousand, respectively. The UL/VUL lines had an increase of $924 thousand to pre-tax net income due to unlocking.

During 2007, we updated our system for calculating the SOP 03-1 reserves for guaranteed minimum death benefits, resulting in a release in the benefit reserve and a corresponding increase in deferred policy acquisition cost amortization for the year. The effects of these adjustments resulted in an overall $1,649 thousand pre-tax benefit to net income.

During 2006, we benefited from an unlocking of assumptions primarily related to deferred policy acquisition costs. The unlocking was driven by revised assumptions for expected mortality, lapse experience, investment margins and expenses. The effects of the unlocking resulted in an overall $6.7 million pre-tax charge to net income, as well as increased unearned revenue liabilities by $1.3 million, increased benefit reserves by $4.5 million, increased reinsurance liability by $1.2 million and decreased amortization by $0.4 million.


5.   POLICY LIABILITIES AND ACCRUALS

Policyholder liabilities are primarily for universal life products and include deposits received from customers and investment earnings on their fund balances which range from 3.00% to 5.25% as of December 31, 2008, less administrative and mortality charges.

6.   INVESTING ACTIVITIES

DEBT AND EQUITY SECURITIES

FAIR VALUE AND COST OF DEBT SECURITIES:                                           AS OF DECEMBER 31,
($ IN THOUSANDS)                                           ---------------------------------------------------------------
                                                                        2008                              2007
                                                           ------------------------------    -----------------------------
                                                             FAIR VALUE          COST          FAIR VALUE         COST
                                                           -------------    -------------    -------------   -------------
U.S. government and agency...............................  $      42,708    $      43,689    $      65,774   $      64,884
State and political subdivision..........................          5,715            6,536           11,029          11,134
Foreign government.......................................         31,087           30,130           30,423          27,716
Corporate................................................        775,982          923,313          975,058         998,982
Mortgage-backed..........................................        286,837          354,953          358,479         372,733
Other asset-backed.......................................        145,080          233,607          268,823         288,927
                                                           -------------    -------------    -------------   -------------
AVAILABLE-FOR-SALE DEBT SECURITIES.......................  $   1,287,409    $   1,592,228    $   1,709,586   $   1,764,376
                                                           =============    =============    =============   =============

UNREALIZED GAINS (LOSSES) FROM                                                    AS OF DECEMBER 31,
DEBT SECURITIES:                                           ---------------------------------------------------------------
($ IN THOUSANDS)                                                        2008                              2007
                                                           ------------------------------    -----------------------------
                                                               GAINS            LOSSES           GAINS           LOSSES
                                                           -------------    -------------    -------------   -------------
U.S. government and agency...............................  $       1,189    $      (2,170)   $       1,193   $       (303)
State and political subdivision..........................             --             (821)              11           (116)
Foreign government.......................................          1,206             (249)           2,732            (25)
Corporate................................................          2,632         (149,963)           8,774        (32,698)
Mortgage-backed..........................................          1,691          (69,807)           2,654        (16,908)
Other asset-backed.......................................            259          (88,786)             875        (20,979)
                                                           -------------    --------------   -------------   -------------
DEBT SECURITIES GAINS AND LOSSES.........................  $       6,977    $    (311,796)   $      16,239   $    (71,029)
                                                           =============    ==============   =============   =============
DEBT SECURITIES NET LOSSES...............................                   $    (304,819)                   $    (54,790)
                                                                            ==============                   =============

AGING OF TEMPORARILY IMPAIRED                                           AS OF DECEMBER 31, 2008
DEBT SECURITIES:                            --------------------------------------------------------------------------------
($ IN THOUSANDS)                               LESS THAN 12 MONTHS       GREATER THAN 12 MONTHS              TOTAL
                                            --------------------------  -------------------------  -------------------------
                                                FAIR       UNREALIZED       FAIR      UNREALIZED       FAIR      UNREALIZED
                                                VALUE        LOSSES        VALUE        LOSSES        VALUE        LOSSES
                                            ------------  ------------  -----------  ------------  -----------  ------------
DEBT SECURITIES
U.S. government and agency................  $      2,753  $       (84)  $     1,856  $    (2,086)  $     4,609  $    (2,170)
State and political subdivision...........         2,395         (137)        3,319         (684)        5,714         (821)
Foreign government........................        15,891         (248)          499           (1)       16,390         (249)
Corporate.................................       322,514      (37,561)      259,454     (112,402)      581,968     (149,963)
Mortgage-backed...........................        57,731      (14,981)      138,408      (54,826)      196,139      (69,807)
Other asset-backed........................        40,215      (16,623)       97,761      (72,163)      137,976      (88,786)
                                            ------------  ------------  -----------  ------------  -----------  ------------
TOTAL TEMPORARILY IMPAIRED SECURITIES.....  $    441,499  $   (69,634)  $   501,297  $  (242,162)  $   942,796  $  (311,796)
                                            ============  ============  ===========  ============  ===========  ============

BELOW INVESTMENT GRADE....................  $     48,201  $   (16,379)  $    55,610  $   (28,721)  $   103,811  $   (45,100)
                                            ============  ============  ===========  ============  ===========  ============
BELOW INVESTMENT GRADE AFTER OFFSETS
  FOR DEFERRED POLICY ACQUISITION COST
  ADJUSTMENT AND TAXES....................                $    (2,258)               $    (4,665)               $    (6,923)
                                                          ============               ============               ============
NUMBER OF SECURITIES......................                        332                        402                        734
                                                          ============               ============               ============

Unrealized losses of below investment grade debt securities with a fair value of less than 80% of the securities amortized cost totaled $39,705 thousand at December 31, 2008 ($5,942 thousand after offsets for taxes and deferred policy acquisition cost amortization), of which $943 thousand is greater than 20% and over 12 months.

These securities are considered to be temporarily impaired at December 31, 2008 as each of these securities has performed, and is expected to continue to perform, in accordance with their original contractual terms, and we have the ability and intent to hold these securities until they recover their value.

AGING OF TEMPORARILY IMPAIRED                                           AS OF DECEMBER 31, 2007
DEBT SECURITIES:                            --------------------------------------------------------------------------------
($ IN THOUSANDS)                               LESS THAN 12 MONTHS       GREATER THAN 12 MONTHS              TOTAL
                                            --------------------------  -------------------------  -------------------------
                                                FAIR       UNREALIZED       FAIR      UNREALIZED       FAIR      UNREALIZED
                                                VALUE        LOSSES        VALUE        LOSSES        VALUE        LOSSES
                                            ------------  ------------  -----------  ------------  -----------  ------------
DEBT SECURITIES
U.S. government and agency................  $         --  $         --  $    15,629  $      (303)  $    15,629  $      (303)
State and political subdivision...........            --            --       10,516         (116)       10,516         (116)
Foreign government........................            --            --        2,464          (25)        2,464          (25)
Corporate.................................       134,427       (9,598)      478,287      (23,100)      612,714      (32,698)
Mortgage-backed...........................       105,599       (9,822)      162,554       (7,086)      268,153      (16,908)
Other asset-backed........................       137,632      (15,661)       81,534       (5,318)      219,166      (20,979)
                                            ------------  ------------  -----------  ------------  -----------  ------------
TOTAL TEMPORARILY IMPAIRED SECURITIES.....  $    377,658  $   (35,081)  $   750,984  $   (35,948)  $ 1,128,642  $   (71,029)
                                            ============  ============  ===========  ============  ===========  ============

BELOW INVESTMENT GRADE....................  $     39,024  $    (1,797)  $    67,088  $    (7,484)  $   106,112  $    (9,281)
                                            ============  ============  ===========  ============  ===========  ============
BELOW INVESTMENT GRADE AFTER OFFSETS
  FOR DEFERRED POLICY ACQUISITION COST
  ADJUSTMENT AND TAXES....................                $      (292)               $    (1,306)               $    (1,598)
                                                          ============               ============               ============
NUMBER OF SECURITIES......................                        243                        411                        654
                                                          ============               ============               ============

Unrealized losses of below investment grade debt securities with a fair value of less than 80% of the security's amortized costs totaled $3,933 thousand at December 31, 2007, of which none have been in a significant loss position for greater than 12 months.

These securities are considered to be temporarily impaired at December 31, 2007 as each of these securities has performed, and is expected to continue to perform, in accordance with their original contractual terms, and we have the ability and intent to hold these securities until they recover their value.

UNREALIZED INVESTMENT GAINS (LOSSES)

SOURCES OF CHANGES IN NET UNREALIZED INVESTMENT GAINS (LOSSES):                         YEAR ENDED DECEMBER 31,
($ IN THOUSANDS)                                                            ------------------------------------------------
                                                                                 2008             2007            2006
                                                                            --------------   --------------   --------------
Debt securities..........................................................   $    (250,029)   $     (41,468)   $       2,956
Other investments........................................................            (345)              50               10
                                                                            --------------   --------------   --------------
NET UNREALIZED INVESTMENT GAINS (LOSSES).................................   $    (250,374)   $     (41,418)   $       2,966
                                                                            ==============   ==============   ==============

Net unrealized investment gains (losses).................................   $    (250,374)   $     (41,418)   $       2,966
                                                                            --------------   --------------   --------------
Applicable deferred policy acquisition costs (Note 4)....................        (193,545)         (27,425)           4,930
Applicable deferred income tax benefit...................................         (16,690)          (4,898)            (687)
                                                                            --------------   --------------   --------------
Offsets to net unrealized investment losses..............................        (210,235)         (32,323)           4,243
                                                                            --------------   --------------   --------------
NET UNREALIZED INVESTMENT LOSSES INCLUDED IN
  OTHER COMPREHENSIVE INCOME.............................................   $     (40,139)   $      (9,095)   $      (1,277)
                                                                            ==============   ==============   ==============

STATUTORY DEPOSITS

Pursuant to certain statutory requirements, as of December 31, 2008 and 2007, we had on deposit securities with a fair value of $7,774 thousand and $7,370 thousand, respectively, in insurance department special deposit accounts. We are not permitted to remove the securities from these accounts without approval of the regulatory authority.

NET INVESTMENT INCOME

SOURCES OF NET INVESTMENT INCOME:                                                       YEAR ENDED DECEMBER 31,
($ IN THOUSANDS)                                                            -----------------------------------------------
                                                                                 2008             2007            2006
                                                                            --------------   ---------------  --------------
Debt securities..........................................................   $      89,141    $      105,342   $     127,977
Other investments........................................................               2               162             148
Other income.............................................................             113               421              --
Policy loans.............................................................           1,677             1,472             581
Cash and cash equivalents................................................           2,018             4,395           3,089
                                                                            --------------   ---------------  --------------
Total investment income..................................................          92,951           111,792         131,795
Investment expenses......................................................          (1,988)           (2,185)         (2,470)
                                                                            --------------   ---------------  --------------
NET INVESTMENT INCOME....................................................   $      90,963    $      109,607   $     129,325
                                                                            ==============   ===============  ==============

NET REALIZED INVESTMENT GAINS (LOSSES)
TYPES OF REALIZED INVESTMENT GAINS (LOSSES):                                            YEAR ENDED DECEMBER 31,
($ IN THOUSANDS                                                             -----------------------------------------------
                                                                                 2008             2007            2006
                                                                            --------------   ---------------  --------------
DEBT SECURITY IMPAIRMENTS................................................   $     (52,057)   $       (3,287)  $        (411)
                                                                            --------------   ---------------  --------------
Debt security transaction gains..........................................           1,550             1,465           2,955
Debt security transaction losses.........................................          (2,952)           (2,827)         (7,253)
Other investment transaction gains (losses)..............................             (85)              (51)            526
                                                                            --------------   ---------------  --------------
NET TRANSACTION LOSSES...................................................          (1,487)           (1,413)         (3,772)
                                                                            --------------   ---------------  --------------
REALIZED GAINS (LOSSES) ON DERIVATIVE ASSETS AND LIABILITIES.............        (118,511)           (2,343)          1,723
                                                                            --------------   ---------------  --------------
NET REALIZED INVESTMENT LOSSES...........................................   $    (172,055)   $       (7,043)  $      (2,460)
                                                                            ==============   ===============  ==============

INVESTING CASH FLOWS

INVESTMENT PURCHASES, SALES, REPAYMENTS AND MATURITIES:                                  YEAR ENDED DECEMBER 31,
($ IN THOUSANDS)                                                            ------------------------------------------------
                                                                                 2008             2007             2006
                                                                            --------------   ---------------  --------------
Debt security purchases..................................................   $  (1,339,880)   $     (883,282)  $    (999,542)
Other investment purchases...............................................        (103,028)             (350)         (1,060)
Policy loan advances, net................................................         (12,098)           (7,277)         (7,371)
                                                                            --------------   ---------------  --------------
INVESTMENT PURCHASES.....................................................   $  (1,455,006)   $     (890,909)  $  (1,007,973)
                                                                            ==============   ===============  ==============

Debt securities sales....................................................   $   1,196,688    $      816,170   $   1,178,127
Debt securities maturities and repayments................................         268,509           390,297         549,483
Other investment sales...................................................          36,142             1,521             750
                                                                            --------------   ---------------  --------------
INVESTMENT SALES, REPAYMENTS AND MATURITIES..............................   $   1,501,339    $    1,207,988   $   1,728,360
                                                                            ==============   ===============  ==============

The maturities of debt securities, by contractual sinking fund payment and maturity are summarized in the following table. Actual maturities may differ from contractual maturities as certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties, and we may have the right to put or sell the obligations back to the issuers.

MATURITIES OF DEBT SECURITIES:                                                                  AS OF DECEMBER 31, 2008
($ IN THOUSANDS)                                                                             ------------------------------
                                                                                                  COST         FAIR VALUE
                                                                                             --------------   -------------
Due in one year or less...................................................................   $      209,796   $     207,422
Due after one year through five years.....................................................          361,007         318,870
Due after five years through ten years....................................................          363,159         281,186
Due after ten years.......................................................................          658,266         479,931
                                                                                             --------------   -------------
TOTAL.....................................................................................   $    1,592,228   $   1,287,409
                                                                                             ==============   =============

7.   SEPARATE ACCOUNTS, DEATH BENEFITS AND OTHER INSURANCE BENEFIT FEATURES

Separate account products are those for which a separate investment and liability account is maintained on behalf of the policyholder. Investment objectives for these separate accounts vary by fund account type, as outlined in the applicable fund prospectus or separate account plan of operations. Our separate account products include variable annuities and variable life insurance contracts. The assets supporting these contracts are carried at fair value and reported as Separate account assets with an equivalent amount reported as Separate account liabilities. Amounts assessed against the policyholder for mortality, administration, and other services are included within revenue in Insurance and investment product fees. In 2008 and 2007 there were no gains or losses on transfers of assets from the general account to a separate account.

Many of our variable contracts offer various guaranteed minimum death, accumulation, withdrawal and income benefits. These benefits are offered in various forms as described below. We currently reinsure a significant portion of the death benefit guarantees associated with our in-force block of business. We establish policy benefit liabilities for minimum death and income benefit guarantees relating to certain annuity policies as follows:

o Liabilities associated with the guaranteed minimum death benefit ("GMDB") are determined by estimating the expected value of death benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. The assumptions used for calculating the liabilities are generally consistent with those used for amortizing deferred policy acquisition costs.
o Liabilities associated with the guaranteed minimum income benefit ("GMIB") are determined by estimating the expected value of the income benefits in excess of the projected account balance at the date of annuitization and recognizing the excess ratably over the accumulation period based on total expected assessments. The assumptions used for calculating such guaranteed income benefit liabilities are generally consistent with those used for amortizing deferred policy acquisition costs.

For annuities with GMDB and GMIB, 200 stochastically generated scenarios were used.

SEPARATE ACCOUNT INVESTMENTS OF ACCOUNT BALANCES OF CONTRACTS WITH GUARANTEES:                      AS OF DECEMBER 31,
($ IN THOUSANDS)                                                                               ----------------------------
                                                                                                   2008           2007
                                                                                               ------------   -------------
Debt securities.............................................................................   $    460,610   $    494,660
Equity funds................................................................................      1,459,448      2,213,164
Other.......................................................................................        108,383         80,657
                                                                                               -------------  -------------
TOTAL.......................................................................................   $  2,028,441   $  2,788,481
                                                                                               =============  =============

CHANGES IN GUARANTEED LIABILITY BALANCES:                                                               YEAR ENDED
($ IN THOUSANDS)                                                                                    DECEMBER 31, 2008
                                                                                               ---------------------------
                                                                                                  ANNUITY        ANNUITY
                                                                                                  GMDB(1)         GMIB
                                                                                               ------------   ------------
Liability balance as of January 1, 2008.....................................................   $      3,109   $      5,706
Incurred....................................................................................         10,281         15,659
Paid........................................................................................         (3,809)            --
                                                                                               -------------  ------------
LIABILITY BALANCE AS OF DECEMBER 31, 2008...................................................   $      9,581   $     21,365
                                                                                               =============  ============

CHANGES IN GUARANTEED LIABILITY BALANCES:                                                               YEAR ENDED
($ IN THOUSANDS)                                                                                    DECEMBER 31, 2007
                                                                                               ----------------------------
                                                                                                  ANNUITY        ANNUITY
                                                                                                  GMDB(1)         GMIB
                                                                                               ------------   -------------
Liability balance as of January 1, 2007.....................................................   $     26,979   $      3,568
Incurred....................................................................................        (21,813)         2,137
Paid........................................................................................         (2,057)            --
                                                                                               -------------  -------------
LIABILITY BALANCE AS OF DECEMBER 31, 2007...................................................   $      3,109   $      5,705
                                                                                               =============  =============

--------------
(1) The reinsurance recoverable asset related to the GMDB was $0 thousand and $1,335 thousand as of December 31, 2008 and 2007, respectively.

7. SEPARATE ACCOUNTS, DEATH BENEFITS AND OTHER INSURANCE BENEFIT FEATURES (CONTINUED)

The GMDB and GMIB guarantees are recorded in policy liabilities and accruals on our balance sheet. Changes in the liability are recorded in policy benefits on our statement of operations. In a manner consistent with our policy for deferred policy acquisition costs, we regularly evaluate estimates used and adjust the additional liability balances, with a related charge or credit to benefit expense if actual experience or other evidence suggests that earlier assumptions should be revised.

We also offer certain variable products with a guaranteed minimum withdrawal benefit ("GMWB"), a guaranteed minimum accumulation benefit ("GMAB") and a guaranteed pay-out annuity floor ("GPAF").

The GMWB guarantees the policyholder a minimum amount of withdrawals and benefit payments over time, regardless of the investment performance of the contract, subject to an annual limit. Optional resets are available. In addition, these contracts have a feature that allows the policyholder to receive the guaranteed annual withdrawal amount for as long as they are alive.

The GMAB rider provides the contract holder with a minimum accumulation of their purchase payments deposited within a specific time period, adjusted for withdrawals, after a specified amount of time determined at the time of issuance of the variable annuity contract.

The GPAF rider provides the policyholder with a minimum payment amount if the variable annuity payment falls below this amount on the payment calculation date.

The Combination rider includes the GMAB and GMWB riders as well as the GMDB rider at the policyholder's option.

The GMWB, GMAB and GPAF represent embedded derivatives in the variable annuity contracts that are required to be reported separately from the host variable annuity contract. They are carried at fair value and reported in policyholder deposit funds. The fair value of the GMWB, GMAB and GPAF obligation is calculated based on actuarial and capital market assumptions related to the projected cash flows, including benefits and related contract charges, over the lives of the contracts, incorporating expectations concerning policyholder behavior. As markets change, mature and evolve and actual policyholder behavior emerges, management continually evaluates the appropriateness of its assumptions.

In order to minimize the volatility associated with the GMWB and GMAB liabilities, we previously entered into a contract with Phoenix Life whereby we cede 100% of any claims for these guarantees. However, as of December 31, 2008, we recaptured the GMAB for policies issued up to December 31, 2008 and the GMWB for policies issued up to December 31, 2007. The contract remains in place for future issues. Because this contract does not transfer sufficient risk to be accounted for as reinsurance, we use deposit accounting for the contract. As of December 31, 2008 and 2007, the embedded derivative liabilities for GMWB, GMAB, and GPAF are listed in the table below. There were no benefit payments made for GMWB or GMAB during 2008 or 2007. For GPAF, there were $322 thousand benefit payments made for 2008 and an immaterial amount paid for 2007. See Note 11 to these financial statements for more information.

In order to minimize the volatility associated with the unreinsured liabilities, we have established an alternative risk management strategy. As of recapture, we have begun to hedge the GMAB and GMWB exposure using equity options, equity futures, swaps and swaptions. These investments are included in other investments on our balance sheet.

EMBEDDED DERIVATIVE LIABILITIES:                              DECEMBER 31,
($ IN THOUSANDS)                                      ---------------------------
                                                          2008           2007
                                                      ------------   ------------
GMWB................................................. $     63,663   $    (1,512)
GMAB.................................................       52,768         1,814
GPAF.................................................        1,597         1,373
                                                      ------------   ------------
TOTAL EMBEDDED DERIVATIVES........................... $    118,028   $     1,675
                                                      ============   ============

7. SEPARATE ACCOUNTS, DEATH BENEFITS AND OTHER INSURANCE BENEFIT FEATURES (CONTINUED)

For those guarantees of benefits that are payable in the event of death, the net amount at risk is generally defined as the current guaranteed minimum death benefit in excess of the current account balance at the balance sheet date. For guarantees of benefits that are payable upon annuitization, the net amount at risk is generally defined as the present value of the minimum guaranteed annuity payments available to the policyholder determined in accordance with the terms of the contract in excess of the current account balance. For guarantees of accumulation balances, the net amount at risk is generally defined as the guaranteed minimum accumulation balance minus the current account balance.

ADDITIONAL INSURANCE BENEFITS:                                                              NET AMOUNT          AVERAGE
($ IN THOUSANDS)                                                            ACCOUNT       AT RISK AFTER      ATTAINED AGE
                                                                             VALUE         REINSURANCE       OF ANNUITANT
                                                                        --------------  ----------------    --------------
GMDB return of premium................................................  $    1,022,891   $       175,465           60
GMDB step up..........................................................       1,334,746           476,867           60
GMDB earnings enhancement benefit ("EEB").............................          49,978             7,291           60
GMDB greater of annual step up and roll up............................          28,080            15,165           63
                                                                        --------------   ---------------
TOTAL GMDB AT DECEMBER 31, 2008.......................................  $    2,435,695   $       674,788
                                                                        ==============   ===============

Combination...........................................................  $        5,105                             59
GMAB..................................................................         326,719                             55
GMIB..................................................................         449,877                             60
GMWB..................................................................         391,077                             60
GPAF..................................................................          15,071                             75
                                                                        --------------
TOTAL AT DECEMBER 31, 2008............................................  $    1,187,849
                                                                        ==============

With the return of premium, the death benefit is the greater of current account value or premiums paid (less any adjusted partial withdrawals).

With the step up, the death benefit is the greater of current account value, premiums paid (less any adjusted partial withdrawals) or the annual step up amount prior of the eldest original owner attaining a certain age. On and after the eldest original owner attains that age, the death benefit is the greater of current account value or the death benefit at the end of the contract year prior to the eldest original owner's attaining that age plus premium payments (less any adjusted partial withdrawals) made since that date.

With EEB, the death benefit is the greater of the premiums paid (less any adjusted partial withdrawals) or the current account value plus the EEB. The EEB is an additional amount designed to reduce the impact of taxes associated with distributing contract gains upon death.

With greater of annual step up and annual roll up, the death benefit is the greater of premium payments (less any adjusted partial withdrawals), the annual step up amount, the annual roll up amount or the current account value prior to the eldest original owner attaining age 81. On and after the eldest original owner attained age 81, the death benefit is the greater of current account value or the death benefit at the end of the contract year prior to the eldest original owner's attained age of 81 plus premium payments (less any adjusted partial withdrawals) made since that date.

Liabilities for universal life are generally determined by estimating the expected value of losses when death benefits exceed revenues and recognizing those benefits ratably over the accumulation period based on total expected assessments. The assumptions used in estimating these liabilities are consistent with those used for amortizing deferred policy acquisition costs. A single set of best estimate assumptions is used since these insurance benefits do not vary significantly with capital markets volatility. At December 31, 2008 and 2007, we held additional universal life benefit reserves of $56,051 thousand and $25,930 thousand, respectively.

8.   DERIVATIVE INSTRUMENTS

DERIVATIVE INSTRUMENTS

We maintain an overall interest rate risk-management strategy that primarily incorporates the use of interest rate swaps as hedges of our exposure to changes in interest rates. Our exposure to changes in interest rates primarily results from our commitments to fund interest-sensitive insurance liabilities, as well as from our significant holdings of fixed rate financial instruments.

We had no after-tax gains for the years ended December 31, 2008 and 2007 and recognized an after-tax gain of $1,241 thousand for the year ended December 31, 2006 (reported as other comprehensive income in Statement of Income, Comprehensive Income and Changes in Stockholder's Equity), which represented the change in fair value of interest rate forward swaps which had been designated as cash flow hedges of the forecasted purchase of assets. For changes in the fair value of derivatives that are designated as cash flow hedges of a forecasted transaction, we recognize the change in fair value of the derivative in other comprehensive income. Amounts related to cash flow hedges that are accumulated in other comprehensive income are reclassified into earnings in the same period or periods during which the hedged forecasted transaction (the acquired asset) affects earnings. For the years 2008 and 2007, we had no reclassified after-tax gains and for the year 2006 we reclassified an after-tax gain of $1,241 thousand into earnings related to these derivatives.

We use derivatives to manage certain risks in our general account portfolio as well as our insurance liabilities. Our derivatives generally do not qualify for hedge accounting treatment and are stated at fair value (market value) with changes in valuation reported in net realized capital gains/losses.

DERIVATIVE INSTRUMENTS HELD IN GENERAL ACCOUNT:                                                     AS OF DECEMBER 31,
($ IN THOUSANDS)                                                                               ---------------------------
                                                                                                           2008
                                                                                               ---------------------------
                                                                    NOTIONAL
                                                                     AMOUNT        MATURITY        ASSET        LIABILITY
                                                                  ------------   ------------  ------------    -----------
INTEREST RATE SWAPS                                               $    100,000       2018       $    15,839    $        --
SWAPTIONS                                                              190,000       2009            10,928             --
PUT OPTIONS                                                            175,000       2018            56,265             --
FUTURES CONTRACTS                                                      129,019       2009            18,551             --
                                                                  ------------                 ------------    -----------
TOTAL GENERAL ACCOUNT DERIVATIVE INSTRUMENT POSITIONS             $    594,019                 $    101,583    $        --
                                                                  ============                 ============    ===========

We held no derivative assets at December 31, 2007. See Note 7 to these financial statements for more information on our embedded derivatives related to our variable annuity guarantees.

INTEREST RATE SWAPS

We maintain an overall interest rate risk-management strategy that primarily incorporates the use of interest rate swaps as hedges of our exposure to changes in interest rates. Our exposure to changes in interest rates primarily results from our commitments to fund interest-sensitive insurance liabilities, as well as from our significant holdings of fixed rate financial instruments. We use interest rate swaps that effectively convert variable rate cash flows to fixed cash flows in order to hedge the interest rate risks associated with guaranteed minimum living benefit (GMAB/GMWB) rider liabilities.

INTEREST RATE OPTIONS

We use interest rate options, such as swaptions, to hedge against market risks to assets or liabilities from substantial changes in interest rates. An interest rate swaption gives us the right but not the obligation to enter into an underlying swap. Swaptions are options on interest rate swaps. All of our swaption contracts are receiver swaptions, which give us the right to enter into a swap where we will receive the agreed-upon fixed rate and pay the floating rate. If the market conditions are favorable and the swap is needed to continue hedging our inforce liability business, we will exercise the swaption and enter into a fixed rate swap. If a swaption contract is not exercised by its option maturity date, it expires with no value.

EXCHANGE TRADED FUTURE CONTRACTS

We use equity index futures to hedge the market risks from changes in the value of equity indices, such as S&P 500, associated with guaranteed minimum living benefit (GMAB/GMWB) rider liabilities. Positions are short-dated, exchange-traded futures with maturities of three months.

EQUITY INDEX OPTIONS

The Company uses the following derivative contracts to hedge against market risks from changes in volatility, interest rates and equity indices associated with our Life and Annuity products:

     o Equity index options, such as S&P 500 puts for the variable annuity guaranteed minimum living benefit (GMAB/GMWB) rider liabilities;

     o Equity index options, such as S&P 500 European calls for the Equity Index Universal Life (EIUL); and

     o Equity index options, such as S&P European, Asian and Binary calls for the Equity Index Annuity (EIA).

An equity index put option affords the Company the right to sell a specified equity index at the established price determined at the time the instrument was purchased. The Company may use short-dated options, which are traded on exchanges or use long-dated over-the-counter options, which require entering into an agreement with another party (referred to as the counterparty).

An equity index call option affords the Company the right to buy a specified equity index at the established price determined at the time the instrument was purchased. The Company used exact-dated options, which are traded over-the-counter with another party (referred to as the counterparty) to closely replicate the option payoff profile embedded in EIA and EIUL liabilities.


9.   FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 157 ("SFAS 157") defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

SFAS 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels, from highest to lowest, are defined as follows:

     o Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets. Level 1 securities include highly liquid government bonds, mortgage products, exchange-traded equities and exchange-traded corporate debt.

     o Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. Examples of such instruments include certain high-yield debt securities.

     o Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement. Securities classified within Level 3 include broker quoted investments, certain residual interests in securitizations and other less liquid securities. Most valuations that are based on brokers' prices are classified as Level 3 due to a lack of transparency in the process they use to develop prices.

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

CARRYING AMOUNTS AND ESTIMATED FAIR VALUES                                        AS OF DECEMBER 31,
OF FINANCIAL INSTRUMENTS:                                  ---------------------------------------------------------------
($ IN THOUSANDS)                                                        2008                              2007
                                                           ------------------------------    -----------------------------
                                                              CARRYING           FAIR           CARRYING          FAIR
                                                               VALUE            VALUE            VALUE           VALUE
                                                           -------------    -------------    -------------   -------------
Cash and cash equivalents................................  $     152,185    $     152,185    $     108,200   $     108,200
Debt securities..........................................      1,287,409        1,287,409        1,709,586       1,709,586
Policy loans.............................................         34,917           34,917           22,819          22,819
                                                           -------------    -------------    -------------   -------------
FINANCIAL ASSETS.........................................  $   1,474,511    $   1,474,511    $   1,840,605   $   1,840,605
                                                           =============    =============    =============   =============

Investment contracts.....................................  $     969,270    $     986,908    $   1,134,635   $   1,139,325
                                                           -------------    -------------    -------------   -------------
FINANCIAL LIABILITIES....................................  $     969,270    $     986,908    $   1,134,635   $   1,139,325
                                                           =============    =============    =============   =============

The following table presents the financial instruments carried at fair value as of December 31, 2008, by SFAS 157 valuation hierarchy (as described above).

ASSETS AND LIABILITIES AT FAIR VALUE:                                             AS OF DECEMBER 31, 2008
($ IN THOUSANDS)                                           --------------------------------------------------------------
                                                              LEVEL 1          LEVEL 2          LEVEL 3          TOTAL
                                                           -------------    -------------    -------------   ------------
ASSETS
Available-for-sale debt securities.......................  $       8,459    $   1,127,679    $     151,271   $  1,287,409
Derivative assets........................................             --          101,583               --        101,583
Separate account assets..................................      2,360,656           87,884              601      2,449,141
Fair value option investments............................             --            4,091               --          4,091
                                                           -------------    -------------    -------------   ------------
TOTAL ASSETS.............................................  $   2,369,115    $   1,321,237    $     151,872   $  3,842,224
                                                           =============    =============    =============   ============
LIABILITIES
Embedded derivative liabilities..........................  $          --    $          --    $     118,028   $    118,028
                                                           -------------    -------------    -------------   ------------
TOTAL LIABILITIES........................................  $          --    $          --    $     118,028   $    118,028
                                                           =============    =============    =============   ============

Fair value option investments include a structured loan asset valued at $4,091 thousand as of December 31, 2008. We elected to apply the fair value option to this note at the time of its acquisition. We purchased the note to obtain principal protection without sacrificing earnings potential. Election of the fair value option allows current earnings recognition and is more consistent with management's view of the security's underlying economics.

We have an established process for determining fair values. Fair value is based upon quoted market prices, where available. If listed prices or quotes are not available, fair value is based upon internally developed models that use primarily market-based or independently-sourced market parameters, including interest rate yield curves, option volatilities and currency rates. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, our own creditworthiness, liquidity and unobservable parameters that are applied consistently over time. The majority of the valuations of Level 3 assets were internally calculated or obtained from independent third-party broker quotes.

FAIR VALUE OF INVESTMENT CONTRACTS

We determine the fair value of deferred annuities with an interest guarantee of one year or less at the amount of the policy reserve. In determining the fair value of deferred annuities with interest guarantees greater than one year, we use a discount rate equal to the appropriate U.S. Treasury rate plus 100 basis points to determine the present value of the projected account value of the policy at the end of the current guarantee period.

SEPARATE ACCOUNTS

Separate account assets are primarily invested in mutual funds but also have investments in fixed maturity and equity securities. The separate account investments are valued in the same manner, and using the same pricing sources and inputs, as the fixed maturity, equity security and short-term investments of the Company. Mutual funds are included in Level 1. Most debt securities and short-term investments are included in Level 2.

VALUATION OF EMBEDDED DERIVATIVES

Embedded derivatives are guarantees that we make on certain variable annuity contracts, including GMAB and GMWB. These embedded derivatives are fair valued using a risk neutral stochastic valuation methodology. The inputs to our fair value methodology include information derived from the asset derivatives market, including the volatility surface and the swap curve. Several additional inputs are not obtained from independent sources, but instead reflect our own assumptions about what market participants would use in pricing the contracts. These inputs are therefore considered "unobservable" and fall into Level 3 of the fair value hierarchy. These inputs include mortality rates, lapse rates and policyholder behavior assumptions. Because there are significant Level 3 inputs included in our fair value methodology for these embedded derivative liabilities, we consider the above-described methodology as a whole to be Level 3.

SFAS 157 requires a credit standing adjustment. The credit standing adjustment reflects the adjustment that market participants would make to reflect the risk that guaranteed benefit obligations may not be fulfilled ("nonperformance risk"). SFAS 157 explicitly requires nonperformance risk to be reflected in fair value. The Company calculates the credit standing adjustment by applying an average credit spread for companies similar to Phoenix when discounting the rider cash flows for calculation of the liability. This average credit spread is recalculated every quarter and so the fair value will change with the passage of time even in the absence of any other changes that affect the valuation.

LEVEL 3 FINANCIAL ASSETS AND LIABILITIES

The following table sets forth a summary of changes in the fair value of our Level 3 financial assets and liabilities. As required by SFAS 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. For example, a hypothetical derivative contract with Level 1, Level 2 and significant Level 3 inputs would be classified as a Level 3 financial instrument in its entirety. Subsequently, even if only Level 1 and Level 2 inputs are adjusted, the resulting gain or loss is classified as Level 3. Further, Level 3 instruments are frequently hedged with instruments that are classified as Level 1 or Level 2 and, accordingly, gains or losses reported as Level 3 in the table below may be offset by gains or losses attributable to instruments classified in Level 1 or 2 of the fair value hierarchy.

LEVEL 3 FINANCIAL ASSETS AND LIABILITIES:                                                        YEAR ENDED DECEMBER 31,
($ IN THOUSANDS)                                                                                           2008
                                                                                               -----------------------------
                                                                                                  ASSETS       LIABILITIES
                                                                                               ------------   --------------
Balance, beginning of year..................................................................   $    267,185   $      (1,675)
Purchases/(sales), net......................................................................        (17,555)             --
Net transfers in and out of Level 3.........................................................        (13,973)             --
Realized gains (losses).....................................................................        (19,911)       (116,353)
Unrealized gains (losses) included in other comprehensive income (loss).....................        (63,942)             --
Amortization/accretion......................................................................             68              --
                                                                                               -------------  --------------
BALANCE, END OF YEAR........................................................................   $    151,872   $    (118,028)
                                                                                               ============   ==============
PORTION OF GAIN (LOSS) INCLUDED IN NET INCOME RELATING TO THOSE ASSETS/LIABILITIES STILL HELD  $    (34,655)  $    (116,353)
                                                                                               ============   ==============


10.  INCOME TAXES

ALLOCATION OF INCOME TAXES:                                                              YEAR ENDED DECEMBER 31,
($ IN THOUSANDS)                                                            -------------------------------------------------
                                                                                 2008             2007              2006
                                                                            -------------    --------------    --------------
Income tax expense (benefit) attributable to:
  Current................................................................   $      (1,831)   $     (44,715)    $     (21,403)
  Deferred...............................................................         (85,666)          45,837            22,473
                                                                            --------------   --------------    --------------
INCOME TAXES APPLICABLE TO NET INCOME (LOSS).............................         (87,497)           1,122             1,070
Other comprehensive loss.................................................         (16,690)          (4,898)           (1,121)
                                                                            --------------   --------------    --------------
INCOME TAXES APPLICABLE TO COMPREHENSIVE LOSS............................   $    (104,187)   $      (3,776)    $         (51)
                                                                            ==============   ==============    ==============
INCOME TAXES RECOVERED...................................................   $     (13,262)   $     (30,557)    $     (24,094)
                                                                            ==============   ==============    ==============

EFFECTIVE INCOME TAX RATE:                                                              YEAR ENDED DECEMBER 31,
($ IN THOUSANDS)                                                            -------------------------------------------------
                                                                                 2008             2007             2006
                                                                            -------------    --------------    --------------
Income before income taxes...............................................   $    (282,691)   $       12,427    $       7,538
                                                                            -------------    --------------    --------------
Income taxes at statutory rate of 35.0%..................................         (98,942)            4,350            2,638
Dividend received deduction..............................................          (2,584)           (1,803)          (1,572)
FIN 48 increase (decrease)...............................................           1,242              (975)              --
Tax interest.............................................................              (2)                1                1
Valuation allowance increase.............................................          12,800                --               --
Other, net...............................................................             (11)             (451)               3
                                                                            --------------   --------------    --------------
APPLICABLE INCOME TAXES (BENEFIT)........................................   $     (87,497)   $        1,122    $       1,070
                                                                            ==============   ==============    ==============
Effective income tax rates...............................................        31.0%            9.0%             14.2%
                                                                            ==============   ==============    ==============
DEFERRED INCOME TAX BALANCES ATTRIBUTABLE TO TEMPORARY DIFFERENCES:                                AS OF DECEMBER 31,
($ IN THOUSANDS)                                                                             --------------------------------
                                                                                                  2008            2007
                                                                                             --------------    --------------
DEFERRED INCOME TAX ASSETS:
Future policyholder benefits..............................................................   $      156,424    $     145,582
Unearned premiums / deferred revenues.....................................................           28,603           15,164
Investments...............................................................................           37,595            5,948
Net operating loss carryover benefits.....................................................            1,491               --
Valuation allowance.......................................................................          (16,000)              --
                                                                                             --------------    --------------
GROSS DEFERRED INCOME TAX ASSETS..........................................................          208,113          166,694
                                                                                             ---------------   --------------

DEFERRED INCOME TAX LIABILITIES:
Deferred policy acquisition costs.........................................................          237,947          296,687
Other.....................................................................................            3,457            5,655
                                                                                             --------------    --------------
GROSS DEFERRED INCOME TAX LIABILITIES.....................................................          241,404          302,342
                                                                                             --------------    --------------
DEFERRED INCOME TAX LIABILITY.............................................................   $       33,291   $      135,648
                                                                                             ==============   ===============

We are included in the consolidated federal income tax return filed by PNX and are party to a tax sharing agreement by and among PNX and its subsidiaries. In accordance with this agreement, federal income taxes are allocated as if they had been calculated on a separate company basis, except that benefits for any net operating losses or other tax credits used to offset a tax liability of the consolidated group will be provided to the extent such loss or credit is utilized in the consolidated federal tax return.

Within the consolidated tax return, we are required by regulations of the Internal Revenue Service ("IRS") to segregate the entities into two groups: life insurance companies and non-life insurance companies. We are limited as to the amount of any operating losses from the non-life group that can be offset against taxable income of the life group. These limitations may affect the amount of any operating loss carryovers that we have now or in the future.

Significant management judgment is required in determining the provision for income taxes and, in particular, any valuation allowance recorded against our deferred tax assets. We carried a valuation allowance of $16,000 thousand on $224,113 thousand of deferred tax assets at December 31, 2008, due to uncertainties related to our ability to utilize some of the deferred tax assets that are expected to reverse as capital losses. The amount of the valuation allowance has been determined based on our estimates of taxable income over the periods in which the deferred tax assets will be recoverable.

We concluded that a valuation allowance on the remaining $208,113 thousand of deferred tax assets at December 31, 2008, was not required. Our methodology for determining the realizability of deferred tax assets involves estimates of future taxable income from our operations and consideration of available tax planning strategies and actions that could be implemented, if necessary. These estimates are projected through the life of the related deferred tax assets based on assumptions that we believe to be reasonable and consistent with current operating results. Changes in future operating results not currently forecasted may have a significant impact on the realization of deferred tax assets. In concluding that a valuation allowance was not required on the remaining deferred tax assets, we considered the more likely than not criteria pursuant to SFAS 109.

As of December 31, 2008, we had $1,491 thousand related to federal net operating losses which are scheduled to expire in 2028.

As of December 31, 2008, we had current taxes payable of $1,247 thousand.

We adopted the provisions of FASB Interpretation No. 48, ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES ("FIN 48") on January 1, 2007. As a result of the implementation of FIN 48, we recognized a decrease in reserves for uncertain tax benefits through a cumulative effect adjustment of approximately $1,000 thousand, which was accounted for as a reduction to the January 1, 2007 balance of retained earnings. Including the cumulative effect adjustment, we had approximately $1,840 thousand of total gross unrecognized tax benefits as of January 1, 2007.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

RECONCILIATION OF THE BEGINNING AND ENDING AMOUNT OF UNRECOGNIZED TAX BENEFITS:                    2008            2007
($ IN THOUSANDS)                                                                               ------------    ------------
Balance, beginning of year..................................................................   $        525    $      1,840
Additions (reductions) for tax positions of prior years.....................................          1,242           (975)
Settlements with taxing authorities.........................................................         (1,715)           (340)
                                                                                               -------------   -------------
BALANCE, END OF YEAR........................................................................   $         52    $        525
                                                                                               =============   =============

The amount of unrecognized tax benefits at December 31, 2008 that would, if recognized, impact the annual effective tax rate upon recognition was $52 thousand.

Based upon the timing and status of our current examinations by taxing authorities, we do not believe that it is reasonably possible that any changes to the balance of unrecognized tax benefits occurring in the next 12 months will result in a significant change to the results of operations, financial condition or liquidity. In addition, we do not anticipate that there will be additional payments made or refunds received within the next 12 months with respect to the years under audit. We do not anticipate any increases to the unrecognized tax benefits that would have a material impact on the financial position of the company.

Our federal income tax returns are routinely audited by the IRS. During 2008, the IRS completed its examination of the 2004 and 2005 federal income tax returns. There is one issue, in the 2004 tax year, within the life insurance company tax group, which will proceed to the appeals level. The timing for resolution of this matter remains uncertain due to the nature of the appeals process. We do not believe that the appeals outcome will result in a material change in our financial position. Examinations have not commenced for tax years 2006 through 2007. We do not believe that the examination will result in a material change in our financial position. We are not currently under audit with any state taxing authorities.

We recognize interest and penalties related to amounts accrued on uncertain tax positions and amounts paid or refunded from federal and state income tax authorities in tax expense. The interest and penalties recorded during the twelve month periods ending December 31, 2008 and 2007 were not material. We did not have an accrual for the payment of interest and penalties as of December 31, 2008.


11.  RELATED PARTY TRANSACTIONS

CAPITAL CONTRIBUTIONS

During the year ended December 31, 2008, we received $169,934 thousand in capital contributions from Phoenix Life, of which $83,785 thousand was in cash and $86,149 was in securities.

RELATED PARTY TRANSACTIONS

The amounts included in the following discussion are gross expenses, before deferrals for policy acquisition costs.

Phoenix Life provides services and facilities to us and is reimbursed through a cost allocation process. The expenses allocated to us were $221,925 thousand, $270,394 thousand and $203,521 thousand for the years ended December 31, 2008, 2007 and 2006, respectively. Amounts payable to Phoenix Life were $2,662 thousand and $27,263 thousand as of December 31, 2008 and 2007, respectively.

We have a contract with Phoenix Life whereby we cede to Phoenix Life certain of the liabilities related to guarantees on our annuity products. Because this contract does not transfer sufficient risk to qualify for reinsurance accounting, we account for ceded liabilities as a deposit asset. The asset on deposit with Phoenix Life was $2,150 thousand and $3,051 thousand at December 31, 2008 and 2007, respectively. This amount is included in our balance sheet in other general account assets. At December 31, 2008, the amount due from Phoenix Life under this contract was $4,808 thousand. At December 31, 2007, the amount due to Phoenix Life under this contract was $336 thousand.

Goodwin Capital Advisers, Inc. ("Goodwin"), an indirect wholly-owned subsidiary of PNX, provides investment advisory services to us for a fee. Investment advisory fees incurred by us for management of general account assets under this arrangement were $1,982 thousand, $2,172 thousand and $2,439 thousand for the years ended December 31, 2008, 2007 and 2006, respectively. Amounts payable to Goodwin were $1 thousand and $15 thousand, as of December 31, 2008 and 2007, respectively.

Effective August 2007, Phoenix Variable Advisors, Inc ("PVA"), an indirect wholly-owned subsidiary of Phoenix Life, became the investment advisor for the variable product separate accounts. They receive variable product separate account fees on our behalf and forward them to us, net of sub-advisory fees they paid. Amounts receivable from PVA for those fees were $170 thousand and $276 thousand as of December 31, 2008 and 2007, respectively.

Effective in 2009, Phoenix Equity Planning Corporation ("PEPCO"), an indirect wholly-owned subsidiary of PNX, is the principal underwriter of our annuity contracts. Outside broker-dealers are licensed to sell our annuity contracts as well. Prior to December 31, 2008, a subsidiary of Virtus Investment Partners, Inc., a former affiliate, served as the principal underwriter of our annuity contracts. We incurred commissions for contracts underwritten by the former affiliate of $47,810 thousand, $48,331 thousand and $38,062 thousand for the years ended December 31, 2008, 2007 and 2006, respectively.

Phoenix Life pays commissions to producers who sell our non-registered life and annuity products. Commissions paid by Phoenix Life on our behalf were $186,112 thousand, $159,847 thousand and $105,993 thousand for the years ended December 31, 2008, 2007 and 2006, respectively. Amounts payable to Phoenix Life were $3,501 thousand and $13,684 thousand as of December 31, 2008 and 2007, respectively.

PREMIUM PROCESSING SERVICES

We provide payment processing services for Phoenix Life, wherein we receive deposits on Phoenix Life annuity contracts, and forward those payments to Phoenix Life. During 2006, we began including life insurance premiums in this service. In connection with this service, at December 31, 2008 and 2007, we had amounts due to Phoenix Life of $2,766 thousand and $416 thousand, respectively. We do not charge any fees for this service.

We also provide payment processing services for Phoenix Life and Annuity, a wholly-owned indirect subsidiary of Phoenix Life, wherein we receive deposits on certain Phoenix Life and Annuity annuity contracts, and forward those payments to Phoenix Life and Annuity. During 2006, we began including life insurance premiums in this service. In connection with this service, at December 31, 2008 and 2007, we had amounts due to Phoenix Life and Annuity of $27 thousand and $482 thousand, respectively. We do not charge any fees for this service.

In certain instances Phoenix Life and Phoenix Life and Annuity may receive premiums on behalf of PHL Variable. Amounts due from Phoenix Life were $591 thousand and $237 thousand as of December 31, 2008 and 2007, respectively. Amounts due from Phoenix Life and Annuity were $2,562 thousand and $15 thousand as of December 31, 2008 and 2007, respectively.

12.  EMPLOYEE BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

PNX has a non-contributory, defined benefit pension plan covering substantially all of its employees and those of its subsidiaries. Retirement benefits are a function of both years of service and level of compensation. PNX also sponsors a non-qualified supplemental defined benefit plan to provide benefits in excess of amounts allowed pursuant to the Internal Revenue Code. PNX's funding policy is to contribute annually an amount equal to at least the minimum required contribution in accordance with minimum funding standards established by the Employee Retirement Income Security Act of 1974 (ERISA). Contributions are intended to provide for benefits attributable not only to service to date, but to service expected to be conferred in the future.

PNX sponsors pension and savings plans for its employees, and employees and agents of its subsidiaries. The qualified plans comply with requirements established by ERISA and excess benefit plans provide for that portion of pension obligations, which is in excess of amounts permitted by ERISA. PNX also provides certain health care and life insurance benefits for active and retired employees. We incur applicable employee benefit expenses through the process of cost allocation by PNX.

In addition to its pension plans, PNX currently provides certain health care and life insurance benefits to retired employees, spouses and other eligible dependents through various plans which it sponsors. A substantial portion of PNX's affiliate employees may become eligible for these benefits upon retirement. The health care plans have varying co-payments and deductibles, depending on the plan. These plans are unfunded.

Applicable information regarding the actuarial present value of vested and non-vested accumulated plan benefits, and the net assets of the plans available for benefits is omitted, as the information is not separately calculated for our participation in the plans. PNX, the plan sponsor, established an accrued liability and amounts attributable to us have been allocated. The amount of such allocated benefits is not significant to the financial statements.


13.  OTHER COMPREHENSIVE INCOME

SOURCES OF                                                              YEAR ENDED DECEMBER 31,
OTHER COMPREHENSIVE INCOME:                  -------------------------------------------------------------------------------
($ IN THOUSANDS)                                        2008                      2007                      2006
                                             -------------------------------------------------------------------------------
                                                 GROSS         NET         GROSS         NET         GROSS         NET
                                              ----------   ----------   ----------   ----------   ----------   ----------
Unrealized losses on investments .......      $(303,833)   $ (71,010)   $  46,067)   $ (11,195)   $  (1,332)   $  (4,070)
Net realized investment losses on
  available-for-sale securities included
  in net income ........................         53,459       30,871        4,649        2,100        4,298        2,793
                                              ----------   ----------   ----------   ----------   ----------   ----------
Net unrealized investment gains (losses)       (250,374)     (40,139)     (41,418)      (9,095)       2,966       (1,277)
Net unrealized losses on derivative
  instruments ..........................             --           --           --           --       (1,241)        (807)
                                              ----------   ----------   ----------   ----------   ----------   ----------
Other comprehensive income (loss) ......       (250,374)   $ (40,139)     (41,418)   $  (9,095)       1,725    $  (2,084)
                                              ----------   ----------   ----------   ----------   ----------   ----------
Applicable deferred policy acquisition
  cost amortization........................    (193,545)                  (27,425)                    4,930
Applicable deferred income tax benefit.....     (16,690)                   (4,898)                   (1,121)
                                              ----------                ----------                ----------
Offsets to other comprehensive income......    (210,235)                  (32,323)                    3,809
                                              ----------                ----------                ----------
OTHER COMPREHENSIVE LOSS...................   $ (40,139)                $  (9,095)                $  (2,084)
                                              ==========                ==========                ==========

COMPONENTS OF ACCUMULATED                                              AS OF DECEMBER 31,
OTHER COMPREHENSIVE INCOME:                             ------------------------------------------------
($ IN THOUSANDS)                                                 2008                      2007
                                                        -----------------------   ----------------------
                                                           GROSS         NET         GROSS        NET
                                                        ----------   ----------   ----------  ----------
Unrealized losses on investments ...................   $(306,376)   $ (51,923)   $ (56,002)   $ (11,784)
Unrealized gains on derivative instruments .........          --           --           --           --
                                                       ----------   ----------   ----------   ----------
Accumulated other comprehensive loss ...............    (306,376)   $ (51,923)     (56,002)   $ (11,784)
                                                       ----------   ==========   ----------   ==========
Applicable deferred policy acquisition costs .......    (231,418)                  (37,873)
Applicable deferred income taxes ...................     (23,035)                   (6,345)
                                                       ----------                ----------
Offsets to other comprehensive income ..............    (254,453)                  (44,218)
                                                                                 ----------
ACCUMULATED OTHER COMPREHENSIVE LOSS ...............   $ (51,923)                $ (11,784)
                                                       =========                 ==========

                                      F-30

14.  STATUTORY FINANCIAL INFORMATION AND REGULATORY MATTERS

We are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities. The
State of Connecticut Insurance Department (the "Department") has adopted the
National Association of Insurance Commissioners' (the "NAIC's") Accounting
Practices and Procedures manual effective January 1, 2001 ("NAIC SAP") as a component of its prescribed or permitted statutory accounting practices. As of December 31, 2008, 2007 and 2006, the Department has not prescribed or permitted us to use any accounting practices that would materially deviate from NAIC SAP.
Statutory surplus differs from equity reported in accordance with GAAP primarily because policy acquisition costs are expensed when incurred, investment reserves are based on different assumptions, life insurance reserves are based on different assumptions and income taxes are recorded in accordance with the Statement of Statutory Accounting Principles No. 10, INCOME TAXES, which limits deferred income tax assets based on admissibility tests.

Connecticut Insurance Law requires that Connecticut life insurers report their risk-based capital. Risk-based capital is based on a formula calculated by applying factors to various assets, premium and statutory reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. Connecticut
Insurance Law gives the Connecticut Commissioner of Insurance explicit regulatory authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not exceed certain risk-based capital levels. Our risk-based capital was in excess of 325% of Company Action Level (the level where a life insurance enterprise must submit a comprehensive plan to state insurance regulators) as of December 31, 2008 and 2007.

STATUTORY FINANCIAL DATA:                                 AS OF OR FOR THE YEAR ENDED DECEMBER 31,
($ IN THOUSANDS)                                         ----------------------------------------
                                                            2008           2007            2006
                                                         ----------     ---------      ----------
Statutory capital and surplus ........................   $ 273,028      $ 167,436      $ 220,342
Asset valuation reserve ..............................         343         14,774         14,320
                                                         ----------     ---------      ----------
STATUTORY CAPITAL, SURPLUS AND ASSET VALUATION RESERVE   $ 273,371      $ 182,210      $ 234,662
                                                         ==========     ==========     ==========
STATUTORY GAIN (LOSS) FROM OPERATIONS ................   $(138,012)     $ (98,589)     $ (33,094)
                                                         ==========     ==========     ==========
STATUTORY NET INCOME (LOSS) ..........................   $(187,032)     $(102,297)     $ (33,994)
                                                         ==========     ==========     ==========

The Connecticut Insurance Holding Company Act limits the maximum amount of annual dividends and other distributions in any 12-month period to stockholders of Connecticut domiciled insurance companies without prior approval of the Insurance Commissioner. Under current law, we cannot make any dividend distribution during 2009 without prior approval.


15.  CONTINGENT LIABILITIES

LITIGATION AND ARBITRATION

We are regularly involved in litigation and arbitration, both as a defendant and as a plaintiff. The litigation and arbitration naming us as a defendant ordinarily involves our activities as an insurer, investor or investment advisor.

It is not feasible to predict or determine the ultimate outcome of all legal or arbitration proceedings or to provide reasonable ranges of potential losses. Based on current information, we believe that the outcomes of our litigation and arbitration matters are not likely, either individually or in the aggregate, to have a material adverse effect on our consolidated financial condition. However, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation and arbitration, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operations or cash flows in particular quarterly or annual periods.

REGULATORY MATTERS

State regulatory bodies, the SEC, the Financial Industry Regulatory Authority ("FINRA"), the IRS and other regulatory bodies regularly make inquiries of us and, from time to time, conduct examinations or investigations concerning our compliance with laws and regulations related to, among other things, our insurance and broker-dealer subsidiaries, securities offerings and registered products. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted.

For example, in the fourth quarter of 2008, the State of Connecticut Insurance Department initiated the on-site portion of a routine financial examination of PHL Variable for the five year period ending December 31, 2008.

Regulatory actions may be difficult to assess or quantify, may seek recovery of indeterminate amounts, including punitive and treble damages, and the nature and magnitude of their outcomes may remain unknown for substantial periods of time. It is not feasible to predict or determine the ultimate outcome of all pending inquiries, investigations, legal proceedings and other regulatory actions, or to provide reasonable ranges of potential losses. Based on current information, we believe that the outcomes of our regulatory matters are not likely, either individually or in the aggregate, to have a material adverse effect on our consolidated financial condition. However, given the large or indeterminate amounts sought in certain of these actions and the inherent unpredictability of regulatory matters, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operation or cash flows in particular quarterly or annual periods.


16.  SUBSEQUENT EVENTS

On March 3, 2009, State Farm informed us that it intends to suspend the sale of Phoenix products pending a re-evaluation of the relationship between the two companies. During 2008, State Farm was our largest distributor of annuity and life insurance products accounting for approximately 25% of our total life insurance premiums and approximately 72% of our annuity deposits.

On March 4, 2009, National Life Group also informed us that it intends to suspend the sale of Phoenix products. In 2008, National Life was our second largest distributor of annuity products accounting for approximately 13% of our annuity deposits.

On March 4, 2009, Fitch downgraded our financial strength rating to BBB+ from A and placed the rating on Rating Watch Negative.

On March 10, 2009, A.M. Best Company, Inc. downgraded our financial strength rating to B++ from A and maintained its negative outlook. On January 15, 2009, A.M Best Company, Inc. affirmed our financial strength rating of A and changed our outlook to negative from stable.

On March 10, 2009, Moody's Investor Services downgraded our financial strength rating to Baa2 from Baa1. The outlook is negative. On February 19, 2009, Moody's Investor Service downgraded our financial strength rating to Baa1 from A3. The ratings remain on review for possible further downgrade as was previously announced on December 9, 2008.

On March 10, 2009, Standard & Poor's downgraded our financial strength rating to BBB- from BBB and maintained it negative outlook. On March 2, 2009, Standard and Poor's downgraded our financial strength rating to BBB from BBB+. At the same time, Standard and Poor's removed the ratings from CreditWatch, where they had been placed with negative implications on February 10, 2009. The outlook is negative.

Effective March 12, 2009, National Financial Partners ("NFP") suspended sales of Phoenix products. In 2008, NFP accounted for approximately 11% of our total life insurance premiums.

The actions by these key distribution partners and rating agencies will likely have a material adverse effect on our future results. We are currently assessing the impact of these recent developments on our business prospects, operations and strategy.

On March 23, 2009, Dona D. Young announced her retirement from PNX. James D. Wehr, Senior Executive Vice President and Chief Investment Officer will replace her as President and Chief Executive Officer.

                                    PART C

                               OTHER INFORMATION

Item 24.  Financial Statements and Exhibits.

     (a) Financial Statements


         (1) The financial statements of the Registrant and the Report of Independent Registered Public Accounting Firm thereto are contained in the Registrant's Annual Report and are included in the Statement of Additional Information. The financial statements of the Registrant include: Statement of Assets and Liabilities as of December 31, 2008; Statement of Operations for the year ended December 31, 2008; Statement of Changes in Net Assets for the years ended December 31, 2008 and 2007; and Notes to Financial Statements are filed herewith.

         (2) The financial statements of PHL Variable Insurance Company and the report of Independent Registered Public Accounting Firm thereto are contained in the Statement of Additional Information. The financial statements of PHL Variable Insurance Company include:
             Balance Sheet as of December 31, 2008 and 2007; Statement of Income, Comprehensive Income and Changes in Stockholder's Equity for the years ended December 31, 2008, 2007 and 2006; Statement of Cash Flows for the years ended December 31, 2008, 2007 and 2006; and Notes to Financial Statements are filed herewith.


     (b) Exhibits


         (1) Resolution of the Board of Directors of PHL Variable Insurance Company establishing the PHL Variable Accumulation Account is incorporated by reference to Initial Registration Statement on Form N-4 (File No. 333-68164), filed via EDGAR on August 22, 2001.


         (2) Not Applicable.

         (3) Distribution of Contracts


             a) Master Service and Distribution Compliance Agreement between Depositor and Phoenix Equity Planning Corporation dated November 1, 2000 is incorporated by reference to Post-Effective Amendment No. 17 on Form N-4 (File
                 No. 033-87376), filed via EDGAR on April 30, 2002.

             b) Form of Broker Dealer Supervisory and Service Agreement between Phoenix Equity Planning Corporation and Independent Brokers with respect to the sale of contracts is incorporated by reference to Post-Effective Amendment No. 23 on Form N-4 (File No. 033-87376), filed via EDGAR, on April 25, 2005.


         (4) Contracts


             a) Form of Flexible Premium Deferred Variable Annuity Contract (Form 08VA)*

             b)  Form of Annual Step-Up Death Benefit Endorsement Form (08ASUE)*

             c) Form of Earnings Enhancement Death Benefit Endorsement (Form 08EEBE)*

             d) Form of Greater of Annual Step-Up or Annual Roll-Up Death Benefit Endorsement (Form 08SURUE)*

             e)  Form of Guaranteed Minimum Withdrawal Benefit Rider (Form
                 08GMWB)*

             f) Form of Guaranteed Minimum Withdrawal Benefit Rider with Extended Care Enhancement (Form 08GMWBCE)*

             g)  Form of Flexible Combination Benefit Rider (Form 08PRP)*

             h)  Form of GMAB Rider (Form DR83)*

* Filed herewith


         (5) Application


             Form of Application (Form OL4317) is filed herewith.

         (6) (a) Amended and Restated Certificate of Incorporation of PHL Variable Insurance Company is incorporated by reference to Initial Registration Statement on Form N-4 (File
                 No. 333-68164), filed via EDGAR on August 22, 2001.

             (b) Amended and Restated Bylaws of PHL Variable Insurance Company,
                 effective May 16, 2002, is incorporated by reference to Post-Effective Amendment No. 21 on Form N-4 (File
                 No. 033-87376), filed via EDGAR on April 30, 2004.


         (7) Not Applicable.

         (8) (a) Participation Agreements


                 (1) Amended and Restated Participation Agreement dated
                     April 4, 2008 among PHL Variable Insurance Company, Wanger Advisors Trust, Columbia Wanger Asset Management, LLP and Columbia Management Distributors, Inc. is incorporated by reference to Post-Effective Amendment No. 8 on Form N-4 (File No. 333-123040), filed via EDGAR on April 30, 2008.

                 (2  (a) Participation Agreement as of May 1, 2000 among
                         Franklin Templeton Variable Insurance Products Trust, Franklin Templeton Distributors, Inc., Phoenix Home Life Mutual Insurance Company, and PHL Variable Insurance Company ("PHLVIC") is incorporated by reference to Post-Effective Amendment No. 5 on Form N-6 (File No. 333-81458), filed via EDGAR on April 30, 2004.

                     (b) Amendment to Participation Agreement as of May 1, 2000
                         among Franklin Templeton Variable Insurance Products Trust, Franklin Templeton Distributors, Inc., Phoenix Home Life Mutual Insurance Company and PHLVIC is incorporated by reference to Post-Effective Amendment No. 5 on Form N-6 (File No. 333-81458), filed via EDGAR on April 30, 2004.

                     (c) Amendment to Participation Agreement as of May 3, 2004
                         by and among Franklin Templeton Variable Insurance Products Trust, Franklin/Templeton Distributors, Inc., Phoenix Life Insurance Company and PHLVIC is incorporated by reference to Post-Effective Amendment No. 9 on Form N-6 (File No. 333-76778,) filed via EDGAR on April 27, 2006.


                     (d) Amendment No. 3 to Participation Agreement as of
                         May 1, 2006 by and among Franklin Templeton Variable Insurance Products Trust, Franklin/Templeton Distributors, Inc., Phoenix Life Insurance Company and PHLVIC is incorporated by reference to Post Effective Amendment No. 9 on Form N-6 (File No. 333-119916), filed via EDGAR on August 14, 2006.


                     (e) Amendment No.4 to Participation Agreement as of May 1,
                         2007, by and among Franklin Templeton Variable Insurance Products Trust, Franklin/Templeton Distributors, Inc., PHL Variable Insurance Company, Phoenix Life Insurance Company, and Phoenix Equity Planning Corporation is incorporated by reference to Pre-Effective Amendment No.1 to Initial Registration Statement on Form N-6 (File No. 333-146301), filed via EDGAR on December 21, 2007.

                     (f) Amendment No. 5 dated March 1, 2008 to the
                         Participation Agreement dated May 1, 2000 among Franklin Templeton Variable Insurance Products Trust, Franklin/Templeton Distributors, Inc., Phoenix Home Mutual Life Insurance Company, and PHL Variable Insurance Company is incorporated by reference to Pre-Effective Amendment No. 1 to Initial Registration Statement on Form N-4 (File No. 333-147565), filed via EDGAR on April 4, 2008.


                 (3) Fund Participation Agreement dated July 15, 1999, among
                     PHL Variable Insurance Company, Insurance Series, and Federated Securities Corp. is incorporated by reference to Post-Effective Amendment No. 2 on Form S-6 (File
                     No. 333-65823), filed via EDGAR on April 30, 2002.


                 (4) (a) Fund Participation Agreement dated July 19, 1999 among
                         BT Insurance Funds Trust, Bankers Trust Company, and PHL Variable Insurance Company ("PHLVIC") is incorporated by reference to Post-Effective Amendment No. 2 on Form S-6 (File No. 333-65823), filed via EDGAR on April 30, 2002.


                     (b) Amendment No. 1 to the Fund Participation Agreement
                         dated April 20, 2001 among Deutsche Asset Management VIT Funds (formerly, BT Insurance Funds Trust), Bankers Trust Company and PHLVIC is incorporated by reference to the Post-Effective Amendment No. 2 on Form S-6 (File No. 333-65823), filed via EDGAR on April 30, 2002.

                     (c) Amendment No. 2 to the Fund Participation Agreement
                         dated October 29, 2001 among Deutsche Asset Management VIT Funds, Deutsche Asset Management, Inc. and PHLVIC is incorporated by reference to Post-Effective Amendment No. 2 on Form S-6 (File No. 333-65823), filed via EDGAR on April 30, 2002.


                     (d) Amendment No. 3 dated February 1, 2008 to the Fund
                         Participation Agreement dated July 19, 1999 among PHL Variable Insurance Company, DWS Investments VIT Funds (formerly, Deutsche Asset Management VIT Funds and BT Insurance Funds Trust) and Deutsche Investment Management Americas Inc. (successor by merger to Deutsche Asset Management, Inc.) is incorporated by reference to Post-Effective Amendment No. 8 on Form N-4 (File No. 333-123040), filed via EDGAR on
                         April 30, 2008.

                 (5) Participation Agreement dated May 1, 2006 among PHL
                     Variable Insurance Company, The Universal Institutional Funds, Inc., Morgan Stanley Distribution, Inc. and Morgan Stanley Investment Management, Inc. is incorporated by reference to Post-Effective Amendment No. 9 on Form N-6 (File No. 333-119916), filed via EDGAR on August 14, 2006.

                 (6) Amended and Restated Participation Agreement dated
                     April 1, 2008 by and among PHL Variable Insurance Company, Fidelity Distributors Corporation, and each of Variable Insurance Products Fund, Variable Insurance Products Fund II, Variable Insurance Products Fund III, Variable Insurance Products Fund IV and Variable Insurance Products Fund V is incorporated by reference to Pre-Effective Amendment No. 1 to Initial Registration Statement on Form N-4 (File No. 333-147565), filed via EDGAR on April 4, 2008.

                 (7) (a) Participation Agreement dated March 29, 2001 among PHL
                         Variable Insurance Company, AIM Variable Insurance Funds, Phoenix Equity Planning Corporation and AIM Distributors, Inc. is incorporated by reference to Post-Effective Amendment No. 2 on Form S-6 (File
                         No. 333-65823), filed via EDGAR on April 30, 2002.


                     (b) Amendment No. 1 to Participation Agreement dated
                         February 1, 2008 by and among AIM Variable Insurance Funds, AIM Distributors, Inc., PHL Variable Insurance Company and Phoenix Equity Planning Corporation is incorporated by reference to Pre-Effective Amendment No. 1 to Initial Registration Statement on Form N-4 (File No. 333-147565), filed via EDGAR on April 4, 2008.

                 (8) Fund Participation Agreement dated April 14, 2005 among
                     PHL Variable Insurance Company, Lord Abbett Series Fund, Inc., and Lord Abbett Distributor LLC, is incorporated by reference to Post-Effective Amendment No. 3 on Form N-4 (File No. 333-123040), filed via EDGAR on April 27, 2006.

                 (9) (a) Participation Agreement dated May 1, 2006 among PHL
                         Variable Insurance Company, Oppenheimer Variable Account Funds and OppenheimerFunds, Inc. is incorporated by reference to Post-Effective Amendment No. 9 on Form N-6 (File No. 333-119916), filed via EDGAR on August 14, 2006.

                     (b) Amendment No. 1 to Participation Agreement dated
                         February 1, 2008 among Oppenheimer Variable Accounts Funds, OppenheimerFunds, Inc. and PHL Variable Insurance Company is incorporated by reference to Pre-Effective Amendment No. 1 to Initial Registration Statement on Form N-4 (File No. 333-147565), filed via EDGAR on April 4, 2008.


                (10) (a) Participation Agreement dated May 1, 2006 among PHL
                         Variable Insurance Company and Phoenix Life and Annuity Company, PIMCO Variable Insurance Trust and Allianz Global Investors Distributors LLC is incorporated by reference to Post-Effective Amendment No. 9 on Form N-6 (File No. 333-119916), filed via EDGAR on August 14, 2006.


                     (b) Amendment No. 1 to Participation Agreement dated
                         February 1, 2008 by and among PHL Variable Insurance Company, Phoenix Life and Annuity Company, PIMCO Variable Insurance Trust, and Allianz Global Investors Distributors LLC is incorporated by reference to Pre-Effective Amendment No. 1 to Initial Registration Statement on Form N-4 (File No. 333-147565), filed via EDGAR on April 4, 2008.


                (11) Participation Agreement dated May 1, 2006 among PHL
                     Variable Insurance Company and Phoenix Life and Annuity Company, Neuberger Berman Advisers Management Trust and Neuberger Berman Management, Inc. is incorporated by reference to Post-Effective Amendment No. 9 on Form N-6 (File No. 333-119916), filed via EDGAR on August 14, 2006.


                (12) (a) Amended and Restated Participation Agreement dated
                         January 1, 2007, among The Phoenix Edge Series Fund, Phoenix Life Insurance Company, PHL Variable Insurance Company, and Phoenix Life and Annuity Company is incorporated by reference to Post-Effective No. 27 on Form N-4 (File No. 033-87376), filed via EDGAR on February 20, 2007.

                     (b) Amendment No. 1 to Amended and Restated Participation
                         Agreement dated March 1, 2008 by and among the Phoenix Edge Series Fund, Phoenix Life Insurance Company, PHL Variable Insurance Company, and Phoenix Life and Annuity Company is incorporated by reference to Pre-Effective Amendment No. 1 to Initial Registration Statement on Form N-4 (File No. 333-147565), filed via EDGAR on April 4, 2008.


                (13) Participation Agreement dated September 7, 2007 among PHL
                     Variable Insurance Company, Sentinel Variable Products Trust and Sentinel Financial Services Company is incorporated by reference to Post-Effective Amendment
                     No. 7 on Form N-4 (File No. 333-123040), filed via EDGAR on September 7, 2007.

                (14) Participation Agreement dated April 1, 2008, among PHL
                     Variable Insurance Company, Phoenix Equity Planning Corporation, AllianceBernstein LP and AllianceBernstein Investments, Inc. is incorporated by reference to Post-Effective Amendment No. 8 on Form N-4 (File
                     No. 333-123040), filed via EDGAR on April 30, 2008.


                (15) Participation Agreement dated February 1, 2008, among PHL
                     Variable Insurance Company, Phoenix Equity Planning Corporation, Summit Mutual Funds, Inc., and Ameritas Investment Corporation is incorporated by reference to Post-Effective Amendment No. 8 on Form N-4 (File
                     No. 333-123040), filed via EDGAR on April 30, 2008.


                     (b) Other Material Contracts.

                         (1) Amended and Restated Administration and Accounting
                             Services Agreement dated March 1, 2003 by and between PHL Variable Insurance Company and PFPC, INC. is incorporated by reference to Post-Effective Amendment No. 7 on Form N-4 (File No. 333-123040), filed via EDGAR on September 7, 2007.

                         (2) Amendment dated January 1, 2005 to Amended and
                             Restated Administration and Accounting Services Agreement between PHL Variable Insurance Company and PFPC, INC. is incorporated by reference to Post-Effective Amendment No. 7 on Form N-4 (File No. 333-123040), filed via EDGAR on September 7, 2007.


                         (3) Information Sharing Agreements pursuant to Rule
                             22c-2 for the following funds: AIM Variable
                             Insurance Funds, AllianceBernstein LP, DWS Funds, Federated Insurance Series, Franklin Templeton Variable Insurance Products Trust, Lord Abbett Series Fund, Inc., Neuberger Berman Advisers Management Trust, Oppenheimer Variable Account Funds, Wanger Advisors Trust, and, The Universal Institutional Funds are incorporated by reference to Post-Effective Amendment No. 29 on Form N-4 (File No. 033-87376), filed via EDGAR on May 1, 2007.

                         (4) Information Sharing Agreement dated as of
                             September 7, 2007, pursuant to Rule 22c-2 between Phoenix Life Insurance Company, PHL Variable Insurance Company, and Phoenix Life and Annuity Company and the Sentinel Variable Products Trust is incorporated by reference to Post-Effective Amendment No. 6 on Form N-4 (File No.333-123035), filed via EDGAR on September 28, 2007.

                         (5) Information Sharing Agreement dated February 1,
                             2008 by and between PHL Variable Insurance
                             Company, Phoenix Life and Annuity Company, Phoenix Life Insurance Company and Summit Mutual Funds, Inc. is incorporated by reference to Post-Effective Amendment No. 8 on Form N-4 (File No. 333-123040), filed via EDGAR on April 30, 2008.

         (9) Written Opinion and Consent of Michele Drummey, Esq., is filed herewith.

        (10) (a) Consent of Registered Independent Public Accounting Firm is filed herewith.

             (b) Powers of Attorney are filed herewith.


        (11) Not Applicable.

        (12) Not Applicable

Item 25.  Directors and Executive Officers of the Depositor.


Name                    Position
----                    ------------------------------------------------------
Philip K. Polkinghorn*  Director and President
James D. Wehr*          Director, Executive Vice President and Chief
                        Investment Officer
John H. Beers*          Vice President, Secretary and Chief Compliance Officer
Peter A. Hofmann*       Senior Executive Vice President and Chief Financial
                        Officer and Treasurer
David R. Pellerin*      Senior Vice President and Chief Accounting Officer
Tracy L. Rich*          Executive Vice President and Assistant Secretary
Christopher M. Wilkos*  Director, Senior Vice President and Corporate
                        Portfolio Manager

--------

* The business address of this individual is One American Row, Hartford, CT 06102-5056.


Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant.


   The Phoenix Companies, Inc. (100%) Delaware
      Phoenix Distribution Holding Company (100%) Connecticut
      Phoenix Investment Management Company (100%) Connecticut
      Goodwin Capital Advisers, Inc. (100%) New York
      Phoenix Life Insurance Company (100%) New York
          Phoenix Foundation (0%) Connecticut
          Next Generation Ventures LLC (50%) Connecticut
          Phoenix Life Separate Account B (100%) New York
          Phoenix Life Separate Account C (100%) New York
          Phoenix Life Separate Account D (100%) New York
          Phoenix Life Variable Accumulation Account (100%) New York Phoenix Life Variable Universal Life Account (100%) New York PM Holdings, Inc. (100%) Connecticut

             American Phoenix Life and Reassurance Company (100%) Connecticut Phoenix Life and Reassurance Company of New York (100%) New York PFG Holdings, Inc. (100%) Pennsylvania
                 AGL Life Assurance Company (100%) Pennsylvania
                 Phoenix Equity Planning Corporation (100%) Delaware Philadelphia Financial Group, Inc. (100%) Delaware
             PHL Variable Insurance Company (100%) Connecticut
                 PHL Variable Accumulation Account (100%) Connecticut
                 PHL Variable Accumulation Account II (100%) Connecticut
                 PHL Variable Accumulation Account III (100%) Connecticut PHLVIC Variable Universal Life Account (100%) Connecticut PHL Variable Separate Account MVA1
             Phoenix Founders, Inc. (100%) Connecticut
             Phoenix International Capital Corporation (100%) Connecticut
                 Practicare, Inc. (100%) Delaware
             Phoenix Life and Annuity Company (100%) Connecticut
                 Phoenix Life and Annuity Variable Universal Life Account
              (100%) Connecticut
             Phoenix New England Trust Holding Company (100%) Connecticut Phoenix Variable Advisors, Inc. (100%) Delaware
             PML International Insurance Limited (100%) Bermuda
          The Phoenix Edge Series Fund (0%) Massachusetts business trust Phoenix National Trust Holding Company (100%) Connecticut
      Phoenix Life Solutions, Inc (100%) Delaware

   The only companies that file consolidated financial statements with the Securities and Exchange Commission ("SEC") are The Phoenix Companies Inc. and Phoenix Life Insurance Company. In addition, PHL Variable Insurance Company and Phoenix Life and Annuity Company file individual financial statements with the SEC. For the remainder, except the separate accounts (defined as Phoenix Life Separate Account B, Phoenix Life Separate Account C, Phoenix Life Separate Account D, Phoenix Life Variable Accumulation Account, Phoenix Life Variable Universal Life Account, PHL Variable Accumulation Account, PHL Variable Accumulation Account II, PHL Variable Accumulation Account III, PHLVIC Variable Universal Life Account, Phoenix Life and Annuity Variable Universal Life Account, and PHL Variable Separate Account MVA1) all other entities are included in the consolidated financial statement for The Phoenix Companies, Inc., but none file individual financial statements with the SEC.


Item 27.  Number of Contract Owners.


   On February 23, 2009, there were 31,052 qualified and 17,150 nonqualified contracts.


Item 28.  Indemnification.

   Section 33-776 of the Connecticut General Statutes states that: "a corporation may provide indemnification of, or advance expenses to, a director, officer, employee or agent only as permitted by sections 33-770 to 33-779, inclusive."

   Article VI, Section 6.01. of the Bylaws of the Depositor (as amended and restated effective May 16, 2002) provides that: "Each director, officer or employee of the company, and his heirs, executors, or administrators, shall be indemnified or reimbursed by the company for all expenses necessarily incurred by him in connection with the defense or reasonable settlement of any action, suit or proceeding in which he is made a party by reason of his being or having been a director, officer or employee of the company, or of any other company which he was serving as a director or officer at the request of the company, except in relation to matters as to which such director, officer or employee is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such director, officer or employee. The foregoing right of indemnification or reimbursement shall not be exclusive of any other rights to which he may be entitled under any statute, bylaw, agreement, vote of shareholders or otherwise."

   Insofar as indemnification for liability arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.  Principal Underwriter.

1.  Phoenix Equity Planning Corporation ("PEPCO")

   (a) PEPCO serves as the principal underwriter for the following entities:


   The Phoenix Edge Series Fund, Phoenix Life Variable Accumulation Account, Phoenix Life Variable Universal Life Account, Phoenix Life Separate Account B, Phoenix Life Separate Account C, Phoenix Life Separate Account D, Phoenix Life and Annuity Variable Universal Life Account, PHL Variable Accumulation Account, PHL Variable Accumulation Account II, PHLVIC Variable Universal Life Account and PHL Variable Separate Account MVA1.


   (b) Directors and Executive Officers of PEPCO.


Name                     Position
----                     ---------------------------------------------------
Joseph A. Fillip, Jr. *  Vice President, General Counsel and Assistant
                         Secretary
John K. Hillman *        Director, Vice President
Kent C. Keim *           Vice President and Treasurer
Todd R. Miller *         Vice President, Controller and Chief Financial
                         Officer
Susan M. Oberlies *      Director, President, Corporate Counsel, Co-Chief
                         Compliance Officer and Secretary
Philip K. Polkinghorn**  Director
Katherine E. Storch**    Co-Chief Compliance Officer



* The business address of this individual is 610 West Germantown Pike, Suite 460, Plymouth Meeting, PA 19462.

** The business address of this individual is One American Row, Hartford, CT 06102-5056.


   (c) PEPCO received no compensation from the Registrant during the last fiscal year for sales of the contract.

 (1)                          (2)
 Name of                Net Underwriting      (3)          (4)
 Principal               Discounts and   Compensation   Brokerage      (5)
 Underwriter              Commissions    on Redemption Commissions Compensation
 -----------            ---------------- ------------- ----------- ------------
 PEPCO.................        $0             $0           $0           $0

Item 30.  Location of Accounts and Records.


   The accounts, books and other documents required to be maintained by
Section 31(a) of the Investment Company Act of 1940 and the Rules under it are maintained at the administrative offices of PHL Variable Insurance Company located at One American Row, Hartford, Connecticut 06102-5056.


Item 31.  Management Services


   Under a contract with Phoenix Life Insurance Company ("PLIC"), Ibbotson Associates provides certain asset allocation services, including a risk tolerance questionnaire to assist the contract owner, for use in conjunction with the contract. For these services, PLIC pays Ibbotson an annual flat fee. The fees paid for the last three fiscal years follow:



               Year                                     Fee Paid
               ----                                     --------
               2008.................................... $ 70,000
               2007.................................... $ 95,000
               2006.................................... $101,000

Item 32.  Undertakings.


   (a) Registrant hereby undertakes to file a Post-Effective Amendment to this Registration Statement as frequently as is necessary to ensure that the audited financial statements contained therein are never more than 16 months old for so long as payments under the Contracts may be accepted;


   (b) Registrant hereby undertakes to include as part of any application to purchase a Contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information;

   (c) Registrant hereby undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request; and


   (d) Representation Required by Section 26(f)(2)(A) of the Investment Company Act of 1940:

   PHL Variable Insurance Company represents that the fees and charges deducted under the Contract are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by PHL Variable Insurance Company.

                                  SIGNATURES


Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, as amended, the Registrant, PHL Variable Accumulation Account causes this Pre-Effective Amendment No. 1 to Registration Statement 333-152905 on Form N-4 to be signed on its behalf by the undersigned thereunto duly authorized, all in the City of Hartford and the State of Connecticut, on this 3rd day of April, 2009.


                                         PHL VARIABLE ACCUMULATION ACCOUNT
                                         (Registrant)

                                             By:
                                                  ------------------------------
                                                  Philip K. Polkinghorn*
                                                  Director and President of PHL
                                                  Variable Insurance Company

                                         PHL VARIABLE INSURANCE COMPANY

                                             By:
                                                  ------------------------------
                                                  Philip K. Polkinghorn*
                                                  Director and President

                                             By:  /s/ Kathleen A. McGah
                                                  ------------------------------
                                                  *Kathleen A. McGah

* As Attorney-in-Fact pursuant to power of attorney


As required by the Securities Act of 1933, the following persons in the capacities stated have signed this Pre-Effective Amendment No. 1 to Registration Statement on April 3, 2009.



            Signature                                 Title
----------------------------------  ------------------------------------------

----------------------------------  Chief Financial Officer
Peter A. Hofmann*

----------------------------------  Chief Accounting Officer
David R. Pellerin*

----------------------------------  Director, President
Philip K. Polkinghorn*

----------------------------------  Director, Executive Vice President and
James D. Wehr*                      Chief Investment Officer

----------------------------------  Director, Senior Vice President and
Christopher M. Wilkos*              Corporate Portfolio Manager


By:  /s/ Kathleen A. McGah
     --------------------------
     * Kathleen A. McGah

* As Attorney-in-Fact pursuant to Powers of Attorney

                                  EXHIBIT INDEX




Exhibit 24(b)(4)  (a)  Form of Flexible Premium Deferred Variable Annuity
                       Contract (Form 08VA)

                  (b) Form of Annual Step-Up Death Benefit Endorsement Form (08ASUE)

                  (c) Form of Earnings Enhancement Death Benefit Endorsement (Form 08EEBE)

                  (d) Form of Greater of Annual Step-Up or Annual Roll-Up Death Benefit Endorsement (Form 08SURUE)

                  (e) Form of Guaranteed Minimum Withdrawal Benefit Rider (Form 08GMWB)

                  (f) Form of Guaranteed Minimum Withdrawal Benefit Rider with Extended Care Enhancement (Form 08GMWBCE)

                  (g)  Form of Flexible Combination Benefit Rider (Form 08PRP)

                  (h)  Form of GMAB Rider (Form DR83)


Exhibit 24(b)(5)  Form of Application (Form OL4317)

Exhibit 24(b)(9)  Written Opinion and Consent of Counsel

Exhibit 24(b)(10) (a)  Consent of Registered Independent Public Accounting Firm

Exhibit 24(b)(10) (b)  Powers of Attorney